                                                                    EXHIBIT 99.2

                        AMERICAN HEALTH PROPERTIES, INC.
                       6400 South Fiddler's Green Circle
                           Englewood, Colorado 80111

                            ------------------------

Dear Shareholder:

     As previously announced, the Company believes that investor uncertainty over the expected cash flows from our five remaining psychiatric hospitals has disproportionately depressed the value of our stock and drawn attention away from our core portfolio of health care facilities. Management and the Board of Directors have carefully reviewed a variety of alternatives designed to address this uncertainty and to maximize economic value over time for the psychiatric assets. Following this review the Board has declared a distribution to all common shareholders of record at the close of business on July 14, 1995 of depositary shares representing interests in a new series of preferred stock designated as "Psychiatric Group Preferred Stock". Shareholders will receive one depositary share for every ten shares of common stock held on the record date.

     In making the distribution, the Company is seeking to separate the economic attributes of its five remaining psychiatric hospitals from its existing core investments in acute care and rehabilitation hospitals, skilled nursing and long term care facilities and medical office buildings. The result will be two distinct classes of publicly traded shares intended to represent those portfolios. The Company anticipates that the distribution will enhance shareholder value by allowing investors to make separate investment decisions with respect to each portfolio. The attached Information Statement provides more detailed information with respect to the distribution and the terms of the Psychiatric Group Preferred Stock as well as separate financial and other information for each of the two portfolios.

     The Company is continuing to focus on additional investments for our core portfolio. During May and June the Company completed the purchase of two skilled nursing facilities and two additional acute care hospitals and made an investment (including construction financing) in an Alzheimer's care facility. These investments reflect the Company's expansion of its investment strategy into other health care sectors such as assisted living and skilled nursing facilities. We believe that the issuance of the Psychiatric Group Preferred Stock will enable management to further focus on making additional investments in our core portfolio.

                                            Sincerely,

                                            Joseph P. Sullivan
                                            President and Chief Executive
                                            Officer

                        AMERICAN HEALTH PROPERTIES, INC.
                             INFORMATION STATEMENT
                            ------------------------

                                                                   June 29, 1995

     American Health Properties, Inc. (the "Company," which term refers to the Company and its subsidiaries unless the context otherwise requires) is a self-administered real estate investment trust ("REIT") that commenced operations in 1987. The Company has investments in health care facilities, including 13 acute care hospitals, three rehabilitation hospitals and five psychiatric hospitals, all of which are operated by qualified third party health care providers, and a medical office building at March 31, 1995. As of December 31, 1994, the net book value of the Company's assets was $564.8 million on the pro forma basis described herein.

     The Company believes that investor uncertainty as to the expected cash flows from its investments in psychiatric hospitals has depressed the market value of the Company's common stock, par value $0.01 per share (the "Common Stock" or "Core Group Stock"). In order to address this uncertainty, the Company is (a) creating a new series of preferred stock, par value $0.01 per share, to be designated "Psychiatric Group Preferred Stock" (the "Psychiatric Group Stock"), and (b) making a distribution to its holders of Core Group Stock (the "Distribution") of depositary shares (the "Depositary Shares"), each representing a one-tenth interest in one share of Psychiatric Group Stock. Stockholders will receive one Depositary Share for every ten shares of Core Group Stock held of record at the close of business on July 14, 1995.

     By way of the issuance of Psychiatric Group Stock, the Company seeks to separate the economic attributes of its investments in psychiatric hospitals (the "Psychiatric Group," as more fully defined herein) and its core investments in acute care hospitals, rehabilitation hospitals and a medical office building (the "Core Group," as more fully defined herein) into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The assets, liabilities and expenses of the Company have been allocated between the two portfolios. In the future, in addition to consolidated financial statements, the Company will publish separate financial statements for each Group. Dividends and other payouts or distributions with respect to the Core Group Stock and Psychiatric Group Stock are expected to be a function of the individual financial performance of the Core Group and the Psychiatric Group, respectively.

     The Company anticipates that the Distribution will enhance stockholder value by allowing the market to separately value the Core Group Stock and the Psychiatric Group Stock and by permitting investors to make separate investment decisions with respect to each Group. This should facilitate the Company's ability to raise additional equity, as needed, through sales of Core Group Stock, and should also facilitate the ability of the Company to use its Core Group Stock to make acquisitions of health care investments for its Core Group.

     Each holder of Core Group Stock or Psychiatric Group Stock will be a holder of an issue of capital stock of the entire Company and will be subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities. For example, if the cash flow and proceeds of any sales of assets of the Psychiatric Group should be insufficient to service intercompany loans or other debt owed by the Psychiatric Group (approximately $14.3 million at December 31, 1994 on the pro forma basis described herein), the Core Group would be adversely affected.

     The Company expects that further investments will be added to the Core Group portfolio over time. The Company has expanded its investment strategy into other health care sectors, such as assisted living and skilled nursing facilities. The Company does not intend to make further investments for the Psychiatric Group. Over time, the total assets in the Psychiatric Group are expected to decrease, reflecting the Company's continuing program to sell, restructure or seek other means to reduce its investment in the psychiatric sector. The Company expects to use the net proceeds of any sales of Psychiatric Group investments (after transaction costs and reserves for contingencies) to repay then outstanding intercompany loans or other debt owed by the Psychiatric Group and to distribute all remaining net proceeds, if any, to holders of Psychiatric Group Stock.

     A total of approximately 2.1 million Depositary Shares are being distributed to holders of Core Group Stock. Depositary Shares will be evidenced by depositary receipts ("Depositary Receipts"). Cash will be issued in lieu of fractional Depositary Shares. The Depositary Shares have been approved for quotation on the National Association of Securities Dealers Automated Quotations National Market ("NASDAQ/NM") under the symbol "AHEPZ" ("AHEZV" during when issued trading). The Common Stock will continue to trade on the New York Stock Exchange (the "NYSE") under the symbol "AHE."

     EXCEPT AS SET FORTH UNDER "RECENT EVENTS," THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT AND IN ANNEXES A, B, C AND D WAS PREPARED CONCURRENTLY WITH THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994 AND DOES NOT CONTAIN FINANCIAL STATEMENTS FOR THE FIRST QUARTER OF 1995, MANAGEMENT'S DISCUSSION AND ANALYSIS RELATING TO SUCH PERIOD OR A DISCUSSION OF MORE RECENT DEVELOPMENTS. PLEASE SEE ANNEX E FOR SUCH FINANCIAL STATEMENTS AND DISCUSSION, INCLUDING INFORMATION REGARDING INVESTMENTS IN THREE ADDITIONAL CORE GROUP PROPERTIES.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
Summary Comparison of Current Terms of Common Stock With Terms of Common Stock and
  Psychiatric Group Stock Following Issuance of Psychiatric Group Stock..............     3
Information Statement Summary........................................................     8
Summary Consolidated Financial Data -- The Company...................................    17
Summary Combined Financial Data -- Core Group........................................    18
Summary Combined Financial Data -- Psychiatric Group.................................    19
Overview.............................................................................    20
The Company..........................................................................    21
Recent Events........................................................................    21
Special Considerations...............................................................    22
Dividend Policy......................................................................    29
Management and Accounting Policies...................................................    30
Further Information With Respect to the Company, Core Group and Psychiatric Group....    32
Description of Capital Stock of the Company..........................................    33
Description of Depositary Shares.....................................................    40
Certain United States Federal Income Tax Considerations..............................    42
Stock Incentive Plans................................................................    44
Trading Markets......................................................................    44
Financial Advisors...................................................................    44
Stock Registrar and Transfer Agent; Depositary.......................................    44
Glossary of Certain Terms............................................................    45
Annex A -- The Company...............................................................   A-1
  Selected Consolidated Financial Data...............................................   A-2
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations......................................................................   A-3
  Report of Independent Public Accountants...........................................   A-8
  Consolidated Financial Statements..................................................   A-9
Annex B -- Core Group................................................................   B-1
  Business and Properties............................................................   B-2
  Selected Combined Financial Data...................................................  B-12
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations......................................................................  B-13
  Report of Independent Public Accountants...........................................  B-17
  Combined Financial Statements......................................................  B-18
Annex C -- Psychiatric Group.........................................................   C-1
  Business and Properties............................................................   C-2
  Selected Combined Financial Data...................................................  C-17
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations......................................................................  C-18
  Report of Independent Public Accountants...........................................  C-22
  Combined Financial Statements......................................................  C-23
Annex D -- American Medical Holdings, Inc............................................   D-1
Annex E -- Recent Events and First Quarter Information...............................   E-1

                     SUMMARY COMPARISON OF CURRENT TERMS OF
                           COMMON STOCK WITH TERMS OF
                    COMMON STOCK AND PSYCHIATRIC GROUP STOCK
                 FOLLOWING ISSUANCE OF PSYCHIATRIC GROUP STOCK

     The following is a summary of certain terms of the Company's Common Stock as currently in effect and the terms of the Common Stock and the Psychiatric Group Stock following the issuance of the Psychiatric Group Stock. This summary is qualified in its entirety by the more detailed information contained in this Information Statement and the Annexes hereto.

     Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement. See "Glossary of Certain Terms." Stockholders are urged to read carefully this Information Statement and the Annexes hereto in their entirety.

                                                               FOLLOWING ISSUANCE OF PSYCHIATRIC GROUP STOCK
                                                     ------------------------------------------------------------------
                        COMMON STOCK CURRENTLY                 COMMON STOCK                PSYCHIATRIC GROUP STOCK
                   --------------------------------  --------------------------------  --------------------------------
BASIC INVESTMENT   The Common Stock reflects the     The Common Stock is intended to   The Psychiatric Group Stock is
CHARACTERISTICS:   performance of all of the         reflect the separate performance  intended to reflect the separate
                   Company's investments.            of the Core Group; however,       performance of the Psychiatric
                                                     holders of Common Stock will      Group; however, holders of
                                                     continue to be holders of an      Psychiatric Group Stock will be
                                                     issue of capital stock of the     holders of an issue of capital
                                                     entire Company and will be        stock of the entire Company and
                                                     subject to risks associated with  will be subject to risks an investment in the Company and  associated with an investment in
                                                     all of its businesses, assets     the Company and all of its
                                                     and liabilities. See "Special     businesses, assets and
                                                     Considerations -- Stockholders    liabilities. See "Special
                                                     of One Company; Financial         Considerations -- Stockholders
                                                     Performance of One Group Could    of One Company; Financial
                                                     Affect the Other Group."          Performance of One Group Could
                                                                                       Affect the Other Group."

                                                               FOLLOWING ISSUANCE OF PSYCHIATRIC GROUP STOCK
                                                     ------------------------------------------------------------------
                        COMMON STOCK CURRENTLY                 COMMON STOCK                PSYCHIATRIC GROUP STOCK
                   --------------------------------  --------------------------------  --------------------------------
DIVIDEND           The Company has historically      The Company expects to declare    The Company expects to declare
POLICY:            declared dividends based          quarterly dividends on the        quarterly dividends on the
                   primarily upon its consolidated   Common Stock in the future based  Psychiatric Group Stock in the
                   Funds From Operations.            primarily upon the Funds From     future based primarily upon the
                                                     Operations attributable to the    Funds From Operations
                                                     Core Group. Specifically, the     attributable to the Psychiatric
                                                     Company expects to maintain the   Group. Specifically, the Company
                                                     Common Stock dividend payout      expects to maintain the
                                                     ratio at less than 90% of annual  Psychiatric Group Stock dividend
                                                     Funds From Operations             payout ratio (excluding
                                                     attributable to the Core Group.   distributions out of asset sale
                                                                                       proceeds) at less than 95% of
                                                                                       annual Funds From Operations
                                                                                       attributable to the Psychiatric
                                                                                       Group.
                                                                                       In addition, the Company expects
                                                                                       to use the Net Proceeds from
                                                                                       Psychiatric Group Asset Sales
                                                                                       initially to repay then
                                                                                       outstanding intercompany loans
                                                                                       or other debt owed by the
                                                                                       Psychiatric Group and then to
                                                                                       distribute all remaining net
                                                                                       proceeds, if any, to holders of
                                                                                       Psychiatric Group Stock by
                                                                                       dividend, tender offer, open
                                                                                       market or privately negotiated
                                                                                       repurchases or otherwise (in
                                                                                       cash, or in Common Stock valued
                                                                                       at a ten Trading Day average
                                                                                       Market Value prior to the time
                                                                                       of the announcement of the
                                                                                       distribution).
                                                     The payment of dividends on the   The payment of dividends on the
                                                     Common Stock will also be         Psychiatric Group Stock will
                                                     dependent in part upon the        also be dependent in part upon
                                                     financial condition of the        the financial condition of the
                                                     Company as a whole.               Company as a whole.
                   The Company currently pays        The Company expects the           The Company expects the
                   annual dividends on the Common    aggregate annual dividends paid   aggregate annual dividends paid
                   Stock at levels at least          on the Common Stock and the       on the Common Stock and the
                   sufficient to cause the Company   Psychiatric Group Stock to be at  Psychiatric Group Stock to be at
                   to maintain its status as a       least sufficient to cause the     least sufficient to cause the
                   REIT. See "Dividend Policy."      Company to maintain its status    Company to maintain its status
                                                     as a REIT.                        as a REIT.
                   Dividends are limited to the      Dividends on the Common Stock     Dividends on the Psychiatric
                   funds of the Company legally      will be limited to the Available  Group Stock will be limited to
                   available therefor.               Dividend Amount attributable to   the Available Dividend Amount
                                                     the Core Group (an amount         attributable to the Psychiatric
                                                     similar to the amount that would  Group (an amount similar to the
                                                     be legally available under        amount that would be legally
                                                     Delaware law for the payment of   available under Delaware law for
                                                     dividends by the Core Group if    the payment of dividends by the
                                                     it were a separate Delaware       Psychiatric Group if it were a
                                                     corporation) but may not exceed   separate Delaware corporation)
                                                     the funds of the Company legally  but may not exceed the funds of
                                                     available therefor.               the Company legally available
                                                                                       therefor.
                                                     See "Overview," "Special          See "Overview," "Special
                                                     Considerations -- Financial       Considerations -- Financial
                                                     Covenants" and "Dividend          Covenants" and "Dividend
                                                     Policy."                          Policy."

                                                               FOLLOWING ISSUANCE OF PSYCHIATRIC GROUP STOCK
                                                     ------------------------------------------------------------------
                        COMMON STOCK CURRENTLY                 COMMON STOCK                PSYCHIATRIC GROUP STOCK
                   --------------------------------  --------------------------------  --------------------------------
COMPANY'S          None.                             None.                             The Company may, at any time
OPTIONAL                                                                               commencing one year after the
EXCHANGE AND                                                                           date of the Distribution and in
REDEMPTION                                                                             its sole discretion, redeem all
RIGHTS:                                                                                outstanding shares of
                                                                                       Psychiatric Group Stock for cash
                                                                                       or in exchange for newly issued
                                                                                       shares of Common Stock at a 15%
                                                                                       premium (i.e. for cash in an
                                                                                       amount, or in exchange for newly
                                                                                       issued shares of Common Stock
                                                                                       having an aggregate value (based
                                                                                       on the average Market Value for
                                                                                       the ten consecutive Trading Days
                                                                                       ending on the last Trading Day
                                                                                       prior to the date on which
                                                                                       notice of such exchange is
                                                                                       mailed to holders of Psy-
                                                                                       chiatric Group Stock), equal to
                                                                                       115% of the average Market Value
                                                                                       during such ten Trading Day
                                                                                       period of the shares of
                                                                                       Psychiatric Group Stock being
                                                                                       redeemed); provided, however,
                                                                                       that in connection with the sale
                                                                                       of all or substantially all of
                                                                                       the assets of the Psychiatric
                                                                                       Group the Company may at any
                                                                                       time after the date of the
                                                                                       Distribution redeem all
                                                                                       outstanding shares of
                                                                                       Psychiatric Group Stock for cash
                                                                                       or in exchange for newly issued
                                                                                       shares of Common Stock at a 5%
                                                                                       premium (calculated in the
                                                                                       manner described above).
                                                                                       If at any time commencing one
                                                                                       year after the date of the
                                                                                       Distribution, the Fair Market
                                                                                       Value of the assets (other than
                                                                                       cash, deposits and readily
                                                                                       marketable securities) of the
                                                                                       Psychiatric Group (as determined
                                                                                       by the Board, whose
                                                                                       determination shall be
                                                                                       conclusive) is less than
                                                                                       $10,000,000, the Company may, in
                                                                                       its sole discretion, redeem all
                                                                                       outstanding shares of
                                                                                       Psychiatric Group Stock for cash
                                                                                       in an amount, or in exchange for
                                                                                       newly issued shares of Common
                                                                                       Stock having an aggregate value
                                                                                       (based on the average Market
                                                                                       Value for the ten consecutive
                                                                                       Trading Days ending on the last
                                                                                       Trading Day prior to the date on
                                                                                       which notice of such exchange is
                                                                                       mailed to holders of Psychiatric
                                                                                       Group Stock), equal to 105% of
                                                                                       the Net Fair Market Value of the
                                                                                       Psychiatric Group (as determined
                                                                                       by the Board, whose
                                                                                       determination shall be conclu-
                                                                                       sive).

                                                               FOLLOWING ISSUANCE OF PSYCHIATRIC GROUP STOCK
                                                     ------------------------------------------------------------------
                        COMMON STOCK CURRENTLY                 COMMON STOCK                PSYCHIATRIC GROUP STOCK
                   --------------------------------  --------------------------------  --------------------------------
VOTING RIGHTS:     Holders of Common Stock are       Holders of Common Stock will be   Holders of Psychiatric Group
                   entitled to one vote per share.   entitled to one vote per share    Stock will be entitled to a
                                                     and will vote as one class with   variable number of votes per
                                                     holders of Psychiatric Group      share equal to the ratio of a
                                                     Stock (together with any other    ten Trading Day average Market
                                                     series of Preferred Stock         Value of one share of
                                                     outstanding at the time of such   Psychiatric Group Stock to one
                                                     vote and so entitled to vote) on  share of Common Stock, and could
                                                     all matters submitted to          have more than, less than or
                                                     stockholders, other than matters  exactly one vote per share. This
                                                     which would be required by law    formula is intended to equate
                                                     or the Company's Certificate of   the proportionate voting rights
                                                     Incorporation to be submitted to  of the Common Stock and
                                                     a separate class vote.            Psychiatric Group Stock to their
                                                                                       respective Market Values at the
                                                                                       time of any vote. Holders of
                                                                                       Psychiatric Group Stock will
                                                                                       vote as one class with holders
                                                                                       of Common Stock (together with
                                                                                       any other series of Preferred
                                                                                       Stock outstanding at the time of
                                                                                       such vote and so entitled to
                                                                                       vote) on all matters submitted
                                                                                       to stockholders, other than
                                                                                       matters which would be required
                                                                                       by law or the Company's
                                                                                       Certificate of Incorporation to
                                                                                       be submitted to a separate class
                                                                                       vote.
                                                                                       Each holder of Depositary Shares
                                                                                       will, through the depositary
                                                                                       share arrangements described
                                                                                       elsewhere herein, be entitled to
                                                                                       a number of votes per Depositary
                                                                                       Share equal to one-tenth the
                                                                                       number of votes to which a
                                                                                       holder of one share of
                                                                                       Psychiatric Group Stock will be
                                                                                       entitled.
                                                                                       No class vote of holders of
                                                                                       Psychiatric Group Stock will be
                                                                                       required upon a merger or
                                                                                       consolidation if (a) the
                                                                                       Psychiatric Group Stock remains
                                                                                       outstanding and unchanged as a
                                                                                       result of the merger or consoli-
                                                                                       dation, (b) the type and amount
                                                                                       of consideration for such merger
                                                                                       or consolidation is divided
                                                                                       between holders of Psychiatric
                                                                                       Group Stock and holders of
                                                                                       Common Stock in a manner
                                                                                       determined to be fair by the
                                                                                       Board (whose determination shall
                                                                                       be conclusive) or (c) the
                                                                                       Psychiatric Group Stock is
                                                                                       converted into capital stock of
                                                                                       the surviving company to the
                                                                                       merger or consolidation having
                                                                                       terms substantially similar to
                                                                                       the terms of the Psychiatric
                                                                                       Group Stock. For purposes of
                                                                                       clause (b) above, the Board
                                                                                       expects that it would determine
                                                                                       that a fair division of
                                                                                       consideration for such a merger
                                                                                       or consolidation would be a pro
                                                                                       rata division in accordance with the
                                                                                       Net Fair Market Value of the
                                                                                       Psychiatric Group as compared to
                                                                                       the Net Fair

                                                               FOLLOWING ISSUANCE OF PSYCHIATRIC GROUP STOCK
                                                     ------------------------------------------------------------------
                        COMMON STOCK CURRENTLY                 COMMON STOCK                PSYCHIATRIC GROUP STOCK
                   --------------------------------  --------------------------------  --------------------------------
                                                                                       Market Value of the Core Group
                                                                                       (in each case as determined by
                                                                                       the Board, whose determination
                                                                                       shall be conclusive).
                                                                                       A class vote of the holders of a
                                                                                       majority of the outstanding
                                                                                       shares of Psychiatric Group
                                                                                       Stock will be required for any
                                                                                       other merger or consolidation.
LIQUIDATION:       Holders of Common Stock are       Holders of Common Stock will be   Holders of Psychiatric Group
                   entitled to receive their         entitled to receive their         Stock will be entitled to
                   proportionate interest in the     proportionate interest in the     receive their proportionate
                   net assets of the Company, if     net assets of the Company, if     interest in the net assets of
                   any, remaining for distribution   any, remaining for distribution   the Company, if any, remaining
                   to holders of stock (after        to holders of stock (after        for distribution to holders of
                   payment or provision for all      payment or provision for all      stock (after payment or
                   liabilities, including            liabilities, including            provision for all liabilities,
                   contingent liabilities, of the    contingent liabilities, of the    including contingent liabil-
                   Company and payment of the        Company and payment of the        ities, of the Company and
                   liquidation preference, if any,   liquidation preference payable    payment of the liquidation
                   payable to any holders of         to holders of any other series    preference, if any, payable to
                   Preferred Stock).                 of Preferred Stock ranking        holders of any other series of
                                                     senior to the Psychiatric Group   Preferred Stock ranking senior
                                                     Stock as to distributions upon    to the Psychiatric Group Stock
                                                     liquidation) together with        as to distributions upon
                                                     holders of Psychiatric Group      liquidation) together with
                                                     Stock, pro rata based upon a ten  holders of Common Stock, pro
                                                     Trading Day average Market Value  rata based upon a ten Trading
                                                     of the Common Stock as compared   Day average market Value of the
                                                     to a ten Trading Day average      Psychiatric Group Stock as
                                                     Market Value of the Psychiatric   compared to a ten Trading Day
                                                     Group Stock, provided that if     average Market Value of the Com-
                                                     the foregoing would result in a   mon Stock, provided that if the
                                                     liquidation payment valued at     foregoing would result in a
                                                     less than $1.00 per share of the  liquidation payment valued at
                                                     Psychiatric Group Stock, the      less than $1.00 per share of the
                                                     holders of Psychiatric Group      Psychiatric Group Stock, the
                                                     Stock will not be entitled to a   holders of Psychiatric Group
                                                     proportionate interest in such    Stock will not be entitled to a
                                                     net assets but instead will be    proportionate interest in such
                                                     entitled to receive a             net assets but instead will be
                                                     liquidation preference of $1.00   entitled to receive a
                                                     per share (and no more) before    liquidation preference of $1.00
                                                     any payment may be made to        per share (and no more) before
                                                     holders of Common Stock.          any payment may be made to
                                                                                       holders of Common Stock.
STOCK              NYSE under the symbol "AHE."      NYSE under the symbol "AHE."      The Depositary Shares have been
EXCHANGE                                                                               approved for quotation on the
LISTING OR                                                                             NASDAQ/NM under the symbol
QUOTATION:                                                                             "AHEPZ" ("AHEZV" during when
                                                                                       issued trading).

                         INFORMATION STATEMENT SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement and the Annexes hereto. Reference is made to, and this Information Statement Summary is qualified in its entirety by, the more detailed information contained in this Information Statement and the Annexes hereto.

     Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement. See "Glossary of Certain Terms." Stockholders are urged to read carefully this Information Statement and the Annexes hereto in their entirety.

OVERVIEW

     The Company is a self-administered REIT that commenced operations in 1987. The Company has investments in health care facilities, including 13 acute care hospitals, three rehabilitation hospitals and five psychiatric hospitals, all of which are operated by qualified third party health care providers, and a medical office building at March 31, 1995. As of December 31, 1994, the net book value of the Company's assets was $564.8 million on the pro forma basis described herein.

     The Company believes that investor uncertainty as to the expected cash flows from its investments in psychiatric hospitals has depressed the market value of the Company's Core Group Stock. In order to address this uncertainty, the Company is (a) creating a new series of preferred stock (the Psychiatric Group Stock) and (b) making a Distribution to its holders of Core Group Stock of Depositary Shares, each representing a one-tenth interest in one share of Psychiatric Group Stock. Stockholders will receive one Depositary Share for every ten shares of Core Group Stock held of record at the close of business on July 14, 1995.

     By way of the issuance of Psychiatric Group Stock, the Company seeks to separate the economic attributes of the Psychiatric Group and the Core Group into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The assets, liabilities and expenses of the Company have been allocated between the two portfolios. In the future, in addition to consolidated financial statements, the Company will publish separate financial statements for each Group. Dividends and other payouts or distributions with respect to the Core Group Stock and Psychiatric Group Stock are expected to be a function of the individual financial performance of the Core Group and the Psychiatric Group, respectively.

     The Company anticipates that the Distribution will enhance stockholder value by allowing the market to separately value the Core Group Stock and the Psychiatric Group Stock and by permitting investors to make separate investment decisions with respect to each Group. This should facilitate the Company's ability to raise additional equity, as needed, through sales of Core Group Stock, and should also facilitate the ability of the Company to use its Core Group Stock to make acquisitions of health care investments for its Core Group.

     Each holder of Core Group Stock or Psychiatric Group Stock will be a holder of an issue of capital stock of the entire Company and will be subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities. For example, if the cash flow and proceeds of any sales of assets of the Psychiatric Group should be insufficient to service intercompany loans or other debt owed by the Psychiatric Group (approximately $14.3 million at December 31, 1994 on the pro forma basis described herein), the Core Group would be adversely affected.

     The Company expects that further investments will be added to the Core Group portfolio over time. The Company has expanded its investment strategy into other health care sectors, such as assisted living and skilled nursing facilities. The Company does not intend to make further investments for the Psychiatric Group. Over time, the total assets in the Psychiatric Group are expected to decrease, reflecting the Company's continuing program to sell, restructure or seek other means to reduce its investment in the psychiatric sector. The Company expects to use the Net Proceeds from Psychiatric Group Asset Sales initially to repay then outstanding intercompany loans or other debt owed by the Psychiatric Group and then to distribute all remaining net proceeds, if any, to holders of Psychiatric Group Stock by dividend, tender offer, open market or privately negotiated repurchases or otherwise (in cash, or in Common Stock valued at a ten Trading Day average Market Value prior to the time of the announcement of the distribution).

     A total of approximately 2.1 million Depositary Shares are being distributed to holders of Core Group Stock. The Depositary Shares will be evidenced by Depositary Receipts. Cash will be issued in lieu of fractional Depositary Shares. The Depositary Shares have been approved for quotation on the NASDAQ/NM under the symbol "AHEPZ" ("AHEZV" during when issued trading). The Common Stock will continue to trade on the NYSE under the symbol "AHE."

     Except as set forth under "Recent Events," the information contained in this Information Statement and in Annexes A, B, C and D was prepared concurrently with the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and does not contain financial statements for the first quarter of 1995, management's discussion and analysis relating to such period or a discussion of more recent developments. Please see Annex E for such financial statements and discussion, including information regarding investments in three additional Core Group properties.

THE COMPANY

     The Company, through the Core Group and Psychiatric Group, has investments in health care facilities, including acute care hospitals, rehabilitation hospitals and psychiatric hospitals, all of which are operated by qualified third party health care providers, and a medical office building.

     The Core Group's portfolio of 17 facilities at March 31, 1995 consisted of 13 acute care hospitals (one of which is under construction), three physical rehabilitation hospitals and one medical office building. As of December 31, 1994, the net book value of the Core Group's assets was $514.2 million on the pro forma basis described herein. Of the Core Group's real estate assets at that date, 91% in net book value represented the acute care segment, 7% in net book value represented the rehabilitation segment and 2% in net book value represented the medical office building segment. As of December 31, 1994, substantially all of the Core Group's real estate assets were held in fee.

     The Psychiatric Group owns three psychiatric hospitals and has made two mortgage loans secured by psychiatric hospitals (collectively, the "Psychiatric Hospitals"). As of December 31, 1994, the net book value of the Psychiatric Group's assets was $64.9 million on the pro forma basis described herein. Of the Psychiatric Group's real estate assets at that date, 36% in pro forma net book value were held in fee and 64% in pro forma net book value were held as mortgages.

     The following table sets forth certain financial information derived from the financial statements (and notes thereto) of the Company, the Core Group and the Psychiatric Group and should be read in conjunction with those statements and management's discussion and analysis of financial condition and results of operations which are included in Annexes A, B and C to this Information Statement.

                                                                        DECEMBER 31, 1994
                                                                    -------------------------
                                                                    HISTORICAL   PRO FORMA(1)
                                                                    ----------   ------------
                                                                     (DOLLARS IN THOUSANDS)
    COMPANY (CONSOLIDATED)
    Revenues(2).................................................     $  87,027
    Funds From Operations(3)....................................        55,205
    Cash flows from operating activities........................        54,984
    Total assets(2).............................................       579,503
    Facilities (number).........................................            24
    CORE GROUP
    Revenues....................................................     $  75,680     $ 73,451
    Funds From Operations(3)....................................        46,092       43,599
    Cash flows from operating activities........................        46,258       43,731
    Total assets................................................       528,686      514,186
    Facilities (number).........................................            17           17
    PSYCHIATRIC GROUP
    Revenues....................................................     $  15,388     $  9,525
    Funds From Operations(3)....................................         9,113        5,743
    Cash flows from operating activities........................         8,726        5,651
    Total assets................................................        80,245       64,860
    Facilities (number).........................................             7            5

---------------
(1) Reflects the sales of one psychiatric property in October 1994 for $5.8 million and two psychiatric properties in February 1995 for $13.8 million and the repayment of debt out of the proceeds thereof, and the restructuring of two Florida psychiatric hospital investments in March 1995, as though such transactions had occurred immediately prior to January 1, 1994 (in the case of operating and cash flow data) or as of December 31, 1994 (in the case of balance sheet data). The sales were at net book value.

(2) Reflects the elimination of intercompany borrowings and related interest expense.

(3) Funds From Operations ("Funds From Operations") as currently defined by the National Association of Real Estate Investment Trusts and as used herein means net income (loss) computed in accordance with GAAP, excluding gains (losses) from sales of property, adjusted for write-downs of mortgage notes and investments in real estate and certain other non-cash items, primarily depreciation and amortization. Funds From Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company's operating performance or an alternative to cash flow as a measure of liquidity.

RECENT EVENTS

     In June 1995, the Company completed an $8.9 million purchase of two skilled nursing facilities, containing a total of 264 beds, in Denver, Colorado. The Company has leased the facilities to affiliates of Signature Health Care Corporation of Denver, Colorado. In May 1995, the Company completed a $22.5 million purchase of two acute care hospitals in South Carolina. The Company has master leased the 66-bed and 60-bed hospitals to an affiliate of Dynamic Health, Inc., the operator of the Company's acute care hospital in Cleveland, Texas. Each acute care facility is the sole provider in its respective county and is part of a regional health care delivery system. In addition, in April 1995 the Company entered into an agreement to provide $4,000,000 of construction financing for a 96-bed Alzheimer's care facility to be constructed in Houston, Texas. Construction is scheduled to be completed in the first quarter of 1996. Upon completion, the Company will purchase the facility and enter into a 10-year operating lease with the developer. The facility will be operated by Servicemaster Diversified Health Services, an experienced operator of long-term care, Alzheimer's and assisted living facilities. These investments are all part of the Core Group portfolio. These investments are consistent with the Company's expansion of its investment strategy into other health care sectors, such as assisted living and skilled nursing facilities.

SPECIAL CONSIDERATIONS

     Stockholders of One Company; Financial Performance of One Group Could Affect the Other Group. Notwithstanding the allocation of assets and liabilities (including contingent liabilities), stockholders' equity and items of income, expense and cash flow between each Group for purposes of preparing their respective financial statements, the change in the capital structure of the Company effected by the Psychiatric Group

Stock issuance will not affect the respective legal title to assets or responsibility for liabilities of the Company or any of its subsidiaries. The Psychiatric Group Stock issuance will not affect the rights of creditors of the Company or any subsidiary, including rights under financing covenants. Each holder of Common Stock or Psychiatric Group Stock will be a holder of an issue of capital stock of the entire Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. For example, if the cash flow and proceeds of any sales of assets of the Psychiatric Group should be insufficient to service intercompany loans or other debt owed by the Psychiatric Group (approximately $14.3 million at December 31, 1994 on the pro forma basis described herein), the Core Group would be adversely affected.

     Financial effects arising from one Group that affect the Company's consolidated results of operations, financial condition or borrowing costs could affect the results of operations, financial condition or borrowing costs of the other Group or the market price of shares relating to the other Group. In addition, net losses of one Group, as well as dividends and distributions on, and repurchases of, Common Stock or Psychiatric Group Stock will reduce the funds of the Company legally available for dividends on both the Common Stock and the Psychiatric Group Stock.

     Potential Conflicts of Interest. The issuance of Psychiatric Group Stock could give rise to occasions when the interests of the holders of Common Stock and the holders of Psychiatric Group Stock might diverge or appear to diverge. Examples include determinations by the Board and, in certain circumstances, the management of the Company to (i) pay or omit the payment of dividends on Common Stock or Psychiatric Group Stock, (ii) allocate consideration to be received in connection with a merger or consolidation involving the Company among holders of Common Stock and Psychiatric Group Stock, (iii) advance or repay intercompany loans as described below, (iv) redeem Psychiatric Group Stock or exchange it for Common Stock, (v) approve dispositions of assets of either of the Groups and
(vi) make other operational and financial decisions with respect to one Group that could be considered to be detrimental to the other Group. When making decisions with regard to matters that create potential conflicts of interest, the Board will act in accordance with the terms of the Company's Certificate of Incorporation, management and accounting policies as described in "Management and Accounting Policies" and its fiduciary duties. The Company's management will be responsible for both the Core Group and the Psychiatric Group and consequently could make management decisions with respect to one Group that could be considered detrimental to the other. See "Special
Considerations -- Potential Conflicts of Interest" below.

     Fiduciary Duties of the Board of Directors. Principles of Delaware law established in cases involving differing treatment of two classes of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to either group of stockholders. Although the Company is not aware of any precedent involving the fiduciary duties of directors of corporations in relation to separate classes or series of capital stock the rights of which are defined by reference to specified operations of the corporation, under the principles of Delaware law referred to above and the "business judgment rule," the Board should be protected in acting with respect to matters having disparate impacts upon holders of Common Stock and holders of Psychiatric Group Stock so long as it is disinterested and adequately informed with respect to such matters and acts in good faith.

     Disproportionate ownership interests of members of the Board in Common Stock or Psychiatric Group Stock or disparate values of Common Stock and Psychiatric Group Stock could create or appear to create potential conflicts of interest when directors are faced with decisions that might have different implications for holders of Common Stock and holders of Psychiatric Group Stock. See "Special Considerations -- Potential Conflicts of Interest" below. Nevertheless, the Company believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of Common Stock and Psychiatric Group Stock were disproportionate and/or had disparate values.

     Initial Allocation of Debt; Intercompany Loans. All third party debt of the Company ($231.2 million at December 31, 1994 on the pro forma basis described herein) has been attributed to the Core Group in the financial statements set forth herein. However, the Psychiatric Group has been attributed
(a) fixed rate intercompany loans owing to the Core Group in an amount at December 31, 1994 determined by the Board to be appropriate in relation to the assets and expected cash flow of the Psychiatric Group ($9.2 million on such pro forma basis) and (b) revolving intercompany loans owing to the Core Group in an amount at December 31, 1994 equal to the working capital notes receivable from certain psychiatric hospital operators owing to the Psychiatric Group at that date ($5.1 million on such pro forma basis).

     If the Psychiatric Group is unable to repay any intercompany loans owed to the Core Group, the Core Group would be adversely impacted. See "Special Considerations -- Psychiatric Group." For this and other reasons, the Board has established the following policies relating to the amount of intercompany loans and required repayments thereof:

     (a) the aggregate revolving intercompany loans owed by the Psychiatric Group to the Core Group will be limited to a maximum of $8,750,000 at any one time outstanding, subject to reduction of such limit commensurate with any permanent repayment in the future of working capital loans extended to Psychiatric Hospital operators, but in no event will such limit be reduced below $5,000,000;

     (b) except as permitted by (a) above, no additional fixed rate or other intercompany loans will be advanced by the Core Group to the Psychiatric Group;

     (c) if the Psychiatric Group sells any assets out of the ordinary course, the Net Proceeds from Psychiatric Group Asset Sales will be applied, first, to repay revolving intercompany loans owed by the Psychiatric Group to the Core Group to the extent of the psychiatric hospital operator working capital loans associated with the asset or assets sold, second, to repay fixed rate intercompany loans owed by the Psychiatric Group to the Core Group (until repaid in full), and third, to repay other revolving intercompany loans owed by the Psychiatric Group to the Core Group (until repaid in full), before any remaining Net Proceeds from Psychiatric Group Asset Sales may be used to make distributions to holders of Psychiatric Group Stock as described under "Dividend Policy"; and

     (d) excess cash held by the Psychiatric Group (other than Net Proceeds from Psychiatric Group Asset Sales, which will be treated as described in
         (c) above) will be applied to reduce revolving intercompany loans owed by the Psychiatric Group to the Core Group (until repaid in full), subject to the ability of the Psychiatric Group, at the option of the Board, to re-borrow cash from the Core Group up to the limitations described in (a) above to cover future cash needs of the Psychiatric Group (including, without limitation, to fund dividends in a manner consistent with the dividend policy then applicable to the Psychiatric Group Stock).

For information concerning certain additional policies relating to intercompany loans established by the Board and the Board's power to change policies, see "Management and Accounting Policies."

     Nothing in the foregoing policies obligates the Board to cause the Core Group to provide funds to the Psychiatric Group if the Board determines it is in the best interests of the Company not to do so. See "Management and Accounting Policies."

     Limited Stockholder Voting Rights. Subject to certain limited exceptions, holders of Common Stock, Psychiatric Group Stock and any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote will vote as one class on all matters coming before any meeting of stockholders. Holders of Common Stock and Psychiatric Group Stock will not have any right to vote on matters as a separate class (except pursuant to certain limited class voting rights provided under Delaware law and, in limited circumstances, in connection with a merger or consolidation of the Company with or into another company). Similarly, separate meetings for the holders of Common Stock or Psychiatric Group Stock will not be held.

     Certain matters as to which the holders of Common Stock and Psychiatric Group Stock are entitled to vote may involve a divergence or the appearance of a divergence of the interests of holders of Common Stock and Psychiatric Group Stock. Holders of Common Stock will likely be entitled to a substantial majority of the total votes to which the then outstanding voting stock of the Company is entitled. See "Special Considerations -- Potential Conflicts of Interest" and "Description of Capital Stock of the Company -- Voting Rights."

     Possibility that Psychiatric Group Stockholders will Receive No Premium if Company is Acquired. The terms of the Psychiatric Group Stock do not provide any separate class vote to holders of Psychiatric Group Stock to approve a merger or consolidation if (a) the Psychiatric Group Stock remains outstanding and unchanged as a result of the merger or consolidation, (b) the type and amount of consideration for such merger or consolidation is divided between holders of Psychiatric Group Stock and holders of Common Stock in a manner determined to be fair by the Board (whose determination shall be conclusive) or (c) the Psychiatric Group Stock is converted into capital stock of the surviving company to the merger or consolidation having terms substantially similar to the terms of the Psychiatric Group Stock. If the Company is acquired in a merger or consolidation in which holders of Common Stock receive a premium, holders of Psychiatric Group Stock may be required to continue to hold their existing shares (under clause (a) above) or receive substantially similar shares (under clause (c) above) and may thereby receive no premium in connection with such acquisition.

     Limited Stockholder Approval Rights for Future Issuances of Stock. The Company will not solicit the approval of the holders of Psychiatric Group Stock or Common Stock for the issuance from the authorized but unissued shares of Common Stock and Preferred Stock of the Company of additional shares of Common Stock or of a newly designated series of Preferred Stock (unless such approval is deemed advisable by the Board or is required by stock exchange regulations or such issuance would require amendment of the Company's Certificate of Incorporation). The Company does not intend to issue any further Psychiatric Group Stock except upon exercise of options granted in connection with the Distribution. See "Stock Incentive Plans."

     Management and Accounting Policies Subject to Change. The Board has adopted certain management and accounting policies described herein with respect to intercompany loans, cash management, corporate expenses, allocation of assets and liabilities (including contingent liabilities) and inter-Group transactions, any and all of which could be modified or rescinded in the sole discretion of the Board without the approval of stockholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of Common Stock and Psychiatric Group Stock, will be made by the Board in good faith and in the honest belief that such decision is in the best interests of the Company's stockholders, including holders of Common Stock and Psychiatric Group Stock. In addition, generally accepted accounting principles would require that changes in accounting principles must be preferable (in accordance with generally accepted accounting principles) to the principles previously in place. See "Management and Accounting Policies."

     Potential Effects of Exchange or Redemption of Psychiatric Group Stock.
  The terms of the Psychiatric Group Stock permit the exchange or redemption of all such stock for Common Stock or cash upon the terms described under "Description of Capital Stock of the Company -- Exchange and Redemption." Since such exchange or redemption may be at a premium to the then current market price of the Psychiatric Group Stock, and since the Board could determine to effect such an exchange or redemption at a time when either or both the Common Stock and the Psychiatric Group Stock may be considered to be overvalued or undervalued, the exchange or redemption could be disadvantageous to the holders of the Common Stock or the Psychiatric Group Stock. In addition, any such exchange would preclude holders of Common Stock and Psychiatric Group Stock from retaining their investment in a security that is intended to reflect separately the performance of their respective Groups.

     No Assurance as to Market Price. It is not possible to predict the impact of the issuance of the Psychiatric Group Stock on the market price of the Common Stock and there can be no assurance that the market prices of the Psychiatric Group Stock and Common Stock will together exceed the market price for the Common Stock prior to the Distribution. Furthermore, there can be no assurance that investors will assign values to the Common Stock and Psychiatric Group Stock based on the reported financial results and prospects of the Core Group and Psychiatric Group, respectively, or the dividend policies established by the Board with respect to each Group. Accordingly, financial results of one Group that affect the Company's consolidated results of operations or financial condition could affect the market price of shares of both the Common Stock and the Psychiatric Group Stock. In addition, the Company cannot predict the impact on the market price of the Common Stock and Psychiatric Group Stock of certain terms of the Psychiatric Group Stock, such as the ability of the Company to exchange or redeem Psychiatric Group Stock, the discretion of the Board to make various determinations and the minority voting power of the Psychiatric Group Stock.

     Limitations on Potential Unsolicited Acquisitions. If the Psychiatric Group were a separate independent company, any person interested in acquiring that Group without negotiation with management could seek control of that Group by obtaining control of its outstanding voting stock. By contrast, a person interested in acquiring only the Psychiatric Group without negotiation with the Company's management would likely be able to do so only by obtaining majority control of the Common Stock. Other limitations apply to acquisitions of the Company's capital stock. See "Description of Capital Stock of the Company."

     Psychiatric Group.

     Psychiatric Hospital Trends. Fundamental changes in the psychiatric industry continue to negatively impact the facility-specific operating cash flow at the Psychiatric Hospitals. Institutions responsible for providing insurance coverage to patients who use inpatient psychiatric treatment services have directed efforts toward decreasing their payments for such services, thereby reducing hospital operating revenue. Some cost-cutting measures used by such institutions include decreasing the inpatient length of stay, intensively reviewing utilization, directing patients from inpatient care to outpatient care and negotiating reduced reimbursement rates for services. In addition, such institutions have extended the length of time for making payments, resulting in increases in accounts receivable. The wider use of psychotropic drugs has also resulted in significant declines in the average length of stay. Although the operators of the Psychiatric Hospitals are responding by developing lower cost outpatient and daypatient programs, increasing case management and reducing operating costs, their efforts are generally not consistently mitigating the negative impact of these fundamental psychiatric industry changes. For example, as the inpatient length of stay has decreased, offset by an increased number of admissions in some cases, the costs of performing initial testing and other administrative procedures associated with each admission have increased. As a result, certain of the Psychiatric Hospital operators have had difficulty meeting their payment obligations to the Company on a timely basis and there can be no assurance that they will be able to meet their payment obligations in the future.

     Lack of Third-Party Working Capital Financing. The Company has provided working capital loans to the operators of four of the Psychiatric Hospitals. As of December 31, 1994, outstanding working capital loans totalled $9.4 million ($5.1 million on the pro forma basis described herein). The Company has committed to make an additional $1.2 million of such working capital loans upon request, subject to certain conditions. These working capital loans, which are secured by accounts receivable and certain personal property and which contain events of default that would be triggered by defaults under the lease or mortgage loan relating to the relevant Psychiatric Hospital, are the primary source of financing for these operators' operating and capital needs. These Psychiatric Hospitals have, from time to time, been unable to generate sufficient cash flow for working capital and the development of new programs. In certain cases, these Psychiatric Hospitals have not been able to pay down the working capital loans provided by the Company or to secure replacement loans from third-party lenders. To the extent the Psychiatric Hospitals have increased working capital needs in the future, the Psychiatric Group may be the only source of such financing. In the event the Board determines that it is appropriate to provide additional working capital financing to a Psychiatric Hospital, it may cause the Core Group to make revolving intercompany loans to the Psychiatric Group to fund such financing (to the extent consistent with its then existing policies), although the Board is under no obligation to do so. See "Management and Accounting Policies."

     Write-downs and Restructurings. In 1992, the Company recorded a $45 million write-down of its investments in two Psychiatric Hospitals and restructured the payment obligations of these two facilities. In addition, at June 30, 1994, in view of negative trends that caused declining cash flow at a number of the psychiatric hospitals, the Company recorded a $30 million write-down of investments in the psychiatric hospitals. In March 1995, the Company completed a restructuring of its two Florida psychiatric hospital investments. Although management believes that the recorded investments in the Psychiatric Hospitals are realizable, if the cash flow at the Psychiatric Hospitals continues to decline the Company may be required to further restructure payment obligations or make additional write-downs of the value of its investments in the Psychiatric Hospitals.

     Recent Developments at Four Winds Psychiatric Hospitals. The Company is currently discussing with the operator of the two Four Winds psychiatric hospitals in New York possible alternatives for creating additional available capital for the development and expansion of the hospitals' programs, including the release of certain collateral securing the Company's mortgage loan investments. The Company is currently reviewing the operator's plan for these new programs which are intended to address the potential negative consequences of the expected changes in Medicaid reimbursement and the increase in managed care penetration in the State of New York.

     Licensing and Certificate of Need Requirements. In order to operate, the Psychiatric Hospitals are required to have both a license and a certificate of need issued by the appropriate State health care regulatory authority. The license and the certificate of need are obtained by the operator of the facility. In the event one of the Psychiatric Hospitals were to default on its obligations to the Company and the Company were to attempt to remove the current operator, it is uncertain whether the Company would be able to maintain the existing license and certificate of need or whether the Company would have to apply for a new license and certificate of need in order to continue to operate the facility as a psychiatric hospital. Moreover, if upon a default, the Company were to try to convert the Psychiatric Hospital to an alternative health care use, a new license and certificate of need may be required. Because the issuance of a license and certificate of need is a regulatory process and is subject to the discretion of state regulatory authorities, there can be no assurance that the Company would be successful in obtaining such or that the process would not take a significant period of time. In view of the foregoing, the Company's ability to bring in a replacement operator for a Psychiatric Hospital or to convert a Psychiatric Hospital to an alternative health care use may be significantly restricted and could thus cause an impairment in the value of the facility and/or a significant interruption in the cash flow from the facility.

     Difficulty in Disposing of Psychiatric Group Assets. The Company has announced its intention to sell, restructure or seek other means to reduce its investment in the psychiatric sector. However, there can be no assurance as to the timing of any such actions or that upon the disposition of a Psychiatric Group asset, the Company would realize net proceeds equal to the book value of such asset. Over the past 12 months, the Company has sold three of the Psychiatric Group hospitals but has not been able to sell the remainder of the Psychiatric Group portfolio on a basis management deemed economically acceptable. The Company does not believe it will be able to sell additional Psychiatric Group assets on such basis in the near term and is uncertain when market conditions and other factors will enable it to do so.

     Financial Covenants. As of December 31, 1994, the Company had outstanding debt of $245.7 million ($231.2 million on the pro forma basis described herein). Financial covenants in its various debt agreements require the Company to maintain certain financial ratios, including (i) a minimum tangible net worth of $260 million plus 75% of certain equity proceeds and (ii) a fixed charge coverage ratio of at least 1.85 to 1. As of December 31, 1994, on an historical basis the Company's tangible net worth of approximately $305.5 million and fixed charge coverage ratio of 2.81 to 1 would have satisfied such tests. Such debt agreements also limit the amount of outstanding indebtedness, and certain other financings, of the Company, and require that specified ratios of liabilities to tangible net worth and asset values be maintained. Such debt covenants further limit the payment of dividends and other distributions to stockholders, including making funds available to stockholders through the purchase, redemption or retirement of capital stock. This restriction on dividends and other distributions applies to both the Common Stock and the Psychiatric Group Stock and, in general, limits such payments to 95% of consolidated cash flow available for debt service, less interest expense, plus gains on asset dispositions and plus certain proceeds ("PG Excess Proceeds") from the disposition of Psychiatric Group assets after the repayment of Psychiatric Group indebtedness. Dividends or other distributions paid out of PG Excess Proceeds will be available only for the Psychiatric Group Stock and will be limited to $30 million in the aggregate and $15 million in any calendar year. As of December 31, 1994, under the most restrictive of these limitations, in addition to distributions that may be paid out of PG Excess Proceeds, the Company could have declared and paid aggregate dividends or other distributions to its stockholders of $21.7 million in addition to the dividends already declared through that date. These covenants in various debt agreements may limit the financial flexibility of the Company as well as its ability to pay dividends, or otherwise make funds available to stockholders (for example through redemptions or repurchases of stock), in the future. However, dividends or other distributions that are payable in the form of stock are generally not restricted. In addition, if the Company borrows additional funds in the future, or refinances existing debt obligations, it is expected that the Company will agree to financial covenants which could be more or less restrictive than those referred to above. For additional information on the Company's debt and the provisions of its debt agreements, see the notes to the Company's consolidated financial statements, as well as the corresponding notes to the financial statements of the Core Group and the Psychiatric Group, included elsewhere herein.

     For further discussion of the foregoing and certain other considerations, see "Special Considerations" below.

DIVIDEND POLICY

     The Company expects to declare quarterly dividends on the Common Stock and the Psychiatric Group Stock in the future based primarily upon the Funds From Operations attributable to the Core Group and the Psychiatric Group, respectively. Specifically, the Company expects to maintain the Common Stock dividend payout ratio at less than 90% of annual Funds From Operations attributable to the Core Group and the Psychiatric Group Stock dividend payout ratio (excluding distributions out of asset sale proceeds) at less than 95% of annual Funds From Operations attributable to the Psychiatric Group.

     In addition, the Company expects to use the Net Proceeds from Psychiatric Group Asset Sales initially to repay then outstanding intercompany loans or other debt owed by the Psychiatric Group and then to distribute all remaining net proceeds, if any, to holders of Psychiatric Group Stock by dividend, tender offer, open market or privately negotiated repurchases or otherwise (in cash, or in Common Stock valued at a ten Trading Day average Market Value prior to the time of the announcement of the distribution).

     The payment of dividends on the Common Stock and Psychiatric Group Stock will also be dependent in part upon the financial condition of the Company as a whole.

     The Company expects the aggregate annual dividends paid on the Common Stock and the Psychiatric Group Stock to be at least sufficient to cause the Company to maintain its status as a REIT.

     See "Overview," "Special Considerations -- Financial Covenants" and "Dividend Policy."

DESCRIPTION OF COMMON STOCK AND PSYCHIATRIC GROUP STOCK FOLLOWING DISTRIBUTION

     For a description of certain terms of the Common Stock and Psychiatric Group Stock following the Distribution, see "Summary Comparison of Current Terms of Common Stock with Terms of Common Stock and Psychiatric Group Stock Following Issuance of Psychiatric Group Stock" above and "Description of Capital Stock of the Company" below.

TRADING MARKETS

     The Depositary Shares have been approved for quotation on the NASDAQ/NM under the symbol "AHEPZ" ("AHEZV" during when issued trading). The Common Stock will continue to trade on the NYSE under the symbol "AHE."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The Company believes that no gain or loss will be recognized by the Company or its stockholders on the issuance of the Psychiatric Group Stock and Distribution of the Depositary Shares. However, there are no court decisions bearing directly on similar transactions, and the Internal Revenue Service has had under study since 1987 the federal income tax consequences of similar transactions. See "Certain United States Federal Income Tax Considerations."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                                  THE COMPANY

     The summary consolidated financial data below have been derived from the financial statements (and notes thereto) of the Company and should be read in conjunction with those statements and management's discussion and analysis of financial condition and results of operations which are included in Annex A to this Information Statement.

                                                           YEARS ENDED DECEMBER 31,
                                            ------------------------------------------------------
                                              1994       1993       1992       1991        1990
                                            --------   --------   --------   ---------   ---------
                                                   (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues..................................  $ 87,027   $ 81,523   $ 82,079   $  80,129   $  59,409
Net income (loss)(1)......................     9,693     50,987     (6,317)     33,753      28,032
Net income (loss) per share(1)............      0.46       2.71      (0.37)       2.09        1.90
Weighted average shares outstanding.......    20,856     18,843     17,247      16,168      14,754
Funds From Operations(2)..................  $ 55,205   $ 46,443   $ 41,405   $  46,428   $  36,370
Cash flows from operating activities......    54,984     45,884     43,486      46,805      40,946
Cash flows from investing activities......   (42,740)    (6,996)    12,774    (138,076)   (134,696)
Cash flows from financing activities......   (46,076)    (4,110)   (58,165)     52,058      76,340
Dividends declared........................    47,982     44,766     45,747      43,243      35,929
Dividends declared per share..............      2.30       2.25       2.64        2.62        2.42
Total assets..............................   579,503    614,453    566,394     630,511     541,584
Total debt................................   245,663    245,423    286,859     301,176     263,852
Stockholders' equity......................   307,501    343,303    255,349     303,069     256,982

---------------
(1) Includes gains of $19,742,000 and $11,064,000 in 1993 and 1992, respectively, on the sale of properties or partnership interests therein. Also reflects write-downs of $30,000,000 in 1994 and $45,000,000 in 1992 relating to investments in psychiatric hospitals.

(2) Funds From Operations as currently defined by the National Association of Real Estate Investment Trusts and as used herein means net income (loss) computed in accordance with GAAP, excluding gains (losses) from sales of property, adjusted for write-downs of mortgage notes and investments in real estate and certain other non-cash items, primarily depreciation and amortization. Funds From Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company's operating performance or an alternative to cash flow as a measure of liquidity. The Company has historically made certain adjustments to Funds From Operations to adjust for the impact of items which management does not consider to be routine costs of ongoing operations ("Funds From Operations As Adjusted"). These nonroutine items include: in 1994, targeted stock issuance costs of $1,450,000 and reversal of accrued relocation costs of $750,000; in 1993, litigation costs of $2,234,000 and accrued relocation costs of $850,000; and in 1992, litigation costs of $786,000 and costs related to the termination of a purchase commitment of $2,225,000. There were no adjustments for nonroutine items in 1991 and 1990. The following table presents the Company's Funds From Operations As Adjusted.

                                                            YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1994       1993       1992       1991       1990
                                              --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
Funds From Operations As Adjusted...........  $ 55,905   $ 49,527   $ 44,416   $ 46,428   $ 36,370

                        SUMMARY COMBINED FINANCIAL DATA
                                   CORE GROUP

     The summary combined financial data below have been derived from the financial statements (and notes thereto) of the Core Group and should be read in conjunction with (a) those statements and management's discussion and analysis of financial condition and results of operations of the Core Group which are included in Annex B to this Information Statement and (b) the financial statements (and notes thereto) of the Company and the Psychiatric Group and management's discussion and analysis of financial condition and results of operations of the Company and the Psychiatric Group which are included in Annex A and Annex C to this Information Statement.

                                 YEAR ENDED
                                DECEMBER 31,                  YEARS ENDED DECEMBER 31,
                                    1994       ------------------------------------------------------
                                PRO FORMA(1)     1994       1993       1992       1991        1990
                                ------------   --------   --------   --------   ---------   ---------
                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues......................    $ 73,451     $ 75,680   $ 73,036   $ 75,962   $  69,845   $  51,707
Net income(2).................      29,999       32,548     48,616     36,194      25,987      21,595
Net income per share..........        1.44
Weighted average shares
  outstanding.................      20,856
Funds From Operations(3)......    $ 43,599     $ 46,092   $ 41,277   $ 37,520   $  37,513   $  29,636
Cash flows from operating
  activities..................      43,731       46,258     41,276     38,799      38,572      32,972
Cash flows from investing
  activities..................     (50,557)     (42,310)    33,286     11,756    (115,573)   (132,280)
Cash flows from financing
  activities..................     (37,780)     (37,780)   (39,784)   (52,460)     37,788      81,898
Dividends declared............      39,303       39,303     38,078     40,936      34,935      29,277
Total assets..................     514,186      528,686    532,461    522,127     538,725     474,481
Total attributed debt.........     231,163      245,663    245,423    286,859     301,176     263,852
Total attributed equity.......     259,199      259,199    263,832    213,230     214,512     193,219

---------------
(1) Reflects the sales of one psychiatric property in October 1994 for $5.8 million and two psychiatric properties in February 1995 for $13.8 million and the repayment of debt out of the proceeds thereof, and the restructuring of two Florida psychiatric hospital investments in March 1995, as though such transactions had occurred immediately prior to January 1, 1994 (in the case of operating and cash flow data) or as of December 31, 1994 (in the case of balance sheet data). The sales were at net book value.

(2) Includes gains of $19,742,000 and $11,064,000 in 1993 and 1992, respectively, on the sale of properties or partnership interests therein.

(3) Funds From Operations as currently defined by the National Association of Real Estate Investment Trusts and as used herein means net income (loss) computed in accordance with GAAP, excluding gains (losses) from sales of property, adjusted for write-downs of mortgage notes and investments in real estate and certain other non-cash items, primarily depreciation and amortization. Funds From Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Core Group's operating performance or an alternative to cash flow as a measure of liquidity. The Company has historically made certain adjustments to Funds From Operations to adjust for the impact of items which management does not consider to be routine costs of ongoing operations ("Funds From Operations As Adjusted"). These nonroutine items include: in 1994, reversal of accrued relocation costs of $617,000; in 1993, accrued relocation costs of $690,000; and in 1992, costs related to the termination of a purchase commitment of $2,225,000. There were no adjustments for nonroutine items in 1991 and 1990. The following table presents the Core Group's Funds From Operations As Adjusted.

                                 YEAR ENDED
                                DECEMBER 31,                  YEARS ENDED DECEMBER 31,
                                    1994       ------------------------------------------------------
                                PRO FORMA(1)     1994       1993       1992       1991        1990
                                ------------   --------   --------   --------   ---------   ---------
                                                                   (IN THOUSANDS)
Funds From Operations As
  Adjusted....................    $ 42,982     $ 45,475   $ 41,967   $ 39,745   $  37,513   $  29,636

                        SUMMARY COMBINED FINANCIAL DATA
                               PSYCHIATRIC GROUP

     The summary combined financial data below have been derived from the financial (and notes thereto) statements of the Psychiatric Group and should be read in conjunction with (a) those statements and management's discussion and analysis of financial condition and results of operations of the Psychiatric Group which are included in Annex C to this Information Statement and (b) the financial statements (and notes thereto) of the Company and the Core Group and management's discussion and analysis of financial condition and results of operations of the Company and the Core Group which are included in Annex A and Annex B to this Information Statement.

                                   YEAR ENDED
                                  DECEMBER 31,                 YEARS ENDED DECEMBER 31,
                                      1994       ----------------------------------------------------
                                  PRO FORMA(1)     1994       1993       1992       1991       1990
                                  ------------   --------   --------   --------   --------   --------
                                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues.........................   $  9,525     $ 15,388   $ 15,317   $ 15,163   $ 19,434   $ 13,954
Net income (loss)(2).............    (12,778)     (22,855)     2,371    (42,511)     7,766      6,437
Net loss per Depositary
  Share(2).......................      (6.13)
Weighted average Depositary
  Shares outstanding.............      2,086
Funds From Operations(3).........   $  5,743     $  9,113   $  5,166   $  3,885   $  8,915   $  6,734
Cash flows from operating
  activities.....................      5,651        8,726      4,608      4,687      8,233      7,974
Cash flows from investing
  activities.....................       (230)       4,942     (3,189)    (2,163)   (19,136)   (45,081)
Cash flows from financing
  activities.....................     (5,421)     (13,668)    (1,419)    (2,524)    10,903     37,107
Dividends declared...............      8,679        8,679      6,688      4,811      8,308      6,652
Total assets.....................     64,860       80,245    116,820    116,188    161,032    142,885
Total attributed debt............     14,278       29,428     34,828     71,921     69,246     75,782
Total attributed equity..........     48,302       48,302     79,471     42,119     88,557     63,763

---------------

(1) Reflects the Distribution, the sales of one psychiatric property in October 1994 for $5.8 million and two psychiatric properties in February 1995 for $13.8 million and the repayment of debt out of the proceeds thereof, and the restructuring of two Florida psychiatric hospital investments in March 1995, as though such transactions had occurred immediately prior to January 1, 1994 (in the case of operating and cash flow data) or as of December 31, 1994 (in the case of balance sheet data). The sales were at net book value.

(2) Reflects write-downs of $30,000,000 in 1994 and $45,000,000 in 1992 relating to investments in psychiatric hospitals.

(3) Funds From Operations as currently defined by the National Association of Real Estate Investment Trusts and as used herein means net income (loss) computed in accordance with GAAP, excluding gains (losses) from sales of property, adjusted for write-downs of mortgage notes and investments in real estate and certain other non-cash items, primarily depreciation and amortization. Funds From Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Psychiatric Group's operating performance or an alternative to cash flow as a measure of liquidity. The Company has historically made certain adjustments to Funds From Operations to adjust for the impact of items which management does not consider to be routine costs of ongoing operations ("Funds From Operations As Adjusted"). These nonroutine items include: in 1994, targeted stock issuance costs of $1,450,000 and reversal of accrued relocation costs of $133,000; in 1993, litigation costs of $2,234,000 and accrued relocation costs of $160,000; and in 1992, litigation costs of $786,000. There were no adjustments for nonroutine items in 1991 and 1990. The following table presents the Psychiatric Group's Funds From Operations As Adjusted.

                              YEAR ENDED
                             DECEMBER 31,                     YEARS ENDED DECEMBER 31,
                                 1994         --------------------------------------------------------
                             PRO FORMA(1)       1994        1993        1992        1991        1990
                             ------------     --------     -------     -------     -------     -------
                                                                   (IN THOUSANDS)
Funds From Operations As
  Adjusted................     $  7,060       $ 10,430     $ 7,560     $ 4,671     $ 8,915     $ 6,734

                                    OVERVIEW

     The Company is a self-administered REIT that commenced operations in 1987. The Company has investments in health care facilities, including 13 acute care hospitals, three rehabilitation hospitals and five psychiatric hospitals, all of which are operated by qualified third party health care providers, and a medical office building at March 31, 1995. As of December 31, 1994, the net book value of the Company's assets was $564.8 million on the pro forma basis described herein.

     The Company believes that investor uncertainty as to the expected cash flows from its investments in psychiatric hospitals has depressed the market value of the Company's Core Group Stock. In order to address this uncertainty, the Company is (a) creating a new series of preferred stock (the Psychiatric Group Preferred Stock) and (b) making a Distribution to its holders of Core Group Stock of Depositary Shares, each representing a one-tenth interest in one share of Psychiatric Group Stock. Stockholders will receive one Depositary Share for every ten shares of Core Group Stock held of record at the close of business on July 14, 1995.

     By way of the issuance of Psychiatric Group Stock, the Company seeks to separate the economic attributes of the Psychiatric Group and the Core Group into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The assets, liabilities and expenses of the Company have been allocated between the two portfolios. In the future, in addition to consolidated financial statements, the Company will publish separate financial statements for each Group. Dividends and other payouts or distributions with respect to the Core Group Stock and Psychiatric Group Stock are expected to be a function of the individual financial performance of the Core Group and the Psychiatric Group, respectively.

     The Company anticipates that the Distribution will enhance stockholder value by allowing the market to separately value the Core Group Stock and the Psychiatric Group Stock and by permitting investors to make separate investment decisions with respect to each Group. This should facilitate the Company's ability to raise additional equity, as needed, through sales of Core Group Stock, and should also facilitate the ability of the Company to use its Core Group Stock to make acquisitions of health care investments for its Core Group.

     Each holder of Core Group Stock or Psychiatric Group Stock will be a holder of an issue of capital stock of the entire Company and will be subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities. For example, if the cash flow and proceeds of any sales of assets of the Psychiatric Group should be insufficient to service intercompany loans or other debt owed by the Psychiatric Group (approximately $14.3 million at December 31, 1994 on the pro forma basis described herein), the Core Group would be adversely affected.

     The Company expects that further investments will be added to the Core Group portfolio over time. The Company has expanded its investment strategy into other health care sectors, such as assisted living and skilled nursing facilities. The Company does not intend to make further investments for the Psychiatric Group. Over time, the total assets in the Psychiatric Group are expected to decrease, reflecting the Company's continuing program to sell, restructure or seek other means to reduce its investment in the psychiatric sector. The Company expects to use the Net Proceeds from Psychiatric Group Asset Sales initially to repay then outstanding intercompany loans or other debt owed by the Psychiatric Group and then to distribute all remaining net proceeds, if any, to holders of Psychiatric Group Stock by dividend, tender offer, open market or privately negotiated repurchases or otherwise (in cash, or in Common Stock valued at a ten Trading Day average Market Value prior to the time of the announcement of the distribution).

     The Board considered various alternatives to distributing targeted stock, including sales of additional Psychiatric Group assets in the near-term or a spin-off of the Psychiatric Group as a separate corporation. However, the Board
(a) did not believe the Company would be able to sell additional Psychiatric Group assets in the near-term on an economically acceptable basis and (b) recognized that a spin-off would violate various lender covenants (unless consents were obtained) and would likely result in higher borrowing costs as well as increased uncertainty regarding the Company's credit rating. Therefore, upon the recommendation of management and after extensive consultation with its financial advisors, the Board determined that the distribution of targeted stock would be preferable to additional near-term asset sales or a spin-off. At various meetings held in 1994, management of the Company met with the Board to discuss preliminarily the various alternatives with respect to the Psychiatric Group, including the possible distribution of targeted stock of the Company. During this period, management consulted with the Company's financial advisors and its outside legal counsel regarding their analyses of these alternatives. On January 24, 1995, the Finance Committee of the Board considered management's proposal that the Company effect the Distribution and determined to recommend to the entire Board that management pursue such proposal. On January 25, 1995 and January 31, 1995, the Board met, reviewed the proposal and authorized management to pursue the proposal and to file the necessary documents with the Securities and Exchange Commission. On June 29, 1995, the Board met, determined that the issuance of the Psychiatric Group Stock and the Distribution of the Depositary Shares was in the best interests of the Company and its stockholders and unanimously declared the Distribution.

     A total of approximately 2.1 million Depositary Shares are being distributed to holders of Core Group Stock. The Depositary Shares will be evidenced by Depositary Receipts. Cash will be issued in lieu of fractional Depositary Shares. The Depositary Shares have been approved for quotation on the NASDAQ/NM under the symbol "AHEPZ" ("AHEZV" during when issued trading). The Common Stock will continue to trade on the NYSE under the symbol "AHE."

     Except as set forth under "Recent Events," the information contained in this Information Statement and in Annexes A, B, C and D was prepared concurrently with the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and does not contain financial statements for the first quarter of 1995, management's discussion and analysis relating to such period or a discussion of more recent developments. Please see Annex E for such financial statements and discussion, including information regarding investments in three additional Core Group properties.

                                  THE COMPANY

     The Company, through the Core Group and Psychiatric Group, has investments in health care facilities, including acute care hospitals, rehabilitation hospitals and psychiatric hospitals, all of which are operated by qualified third party health care providers, and a medical office building.

     The Core Group's portfolio of 17 facilities at March 31, 1995 consisted of 13 acute care hospitals (one of which is under construction), three physical rehabilitation hospitals and one medical office building. As of December 31, 1994, the net book value of the Core Group's assets was $514.2 million on the pro forma basis described herein. Of the Core Group's real estate assets at that date, 91% in net book value represented the acute care segment, 7% in net book value represented the rehabilitation segment and 2% in net book value represented the medical office building segment. As of December 31, 1994, substantially all of the Core Group's real estate assets were held in fee.

     The Psychiatric Group owns three Psychiatric Hospitals and has made two mortgage loans secured by Psychiatric Hospitals. As of December 31, 1994, the net book value of the Psychiatric Group's assets was $64.9 million on the pro forma basis described herein. Of the Psychiatric Group's real estate assets at that date, 36% in pro forma net book value were held in fee and 64% in pro forma net book value were held as mortgages.

                                 RECENT EVENTS

     In June 1995, the Company completed an $8.9 million purchase of two skilled nursing facilities, containing a total of 264 beds, in Denver, Colorado. The Company has leased the facilities to affiliates of Signature Health Care Corporation of Denver, Colorado. In May 1995, the Company completed a $22.5 million purchase of two acute care hospitals in South Carolina. The Company has master leased the 66-bed and 60-bed hospitals to an affiliate of Dynamic Health, Inc., the operator of the Company's acute care hospital in Cleveland, Texas. Each acute care facility is the sole provider in its respective county and is part of a regional health care delivery system. In addition, in April 1995 the Company entered into an agreement to provide $4,000,000 of construction financing for a 96-bed Alzheimer's care facility to be constructed in Houston, Texas. Construction is scheduled to be completed in the first quarter of 1996. Upon completion, the Company will purchase the facility and enter into a 10-year operating lease with the developer. The facility will be operated by Servicemaster Diversified Health Services, an experienced operator of long-term care, Alzheimer's and assisted living facilities. These investments are all part of the Core Group portfolio. These investments are consistent with the Company's expansion of its investment strategy into other health care sectors, such as assisted living and skilled nursing facilities.

                             SPECIAL CONSIDERATIONS

STOCKHOLDERS OF ONE COMPANY; FINANCIAL PERFORMANCE OF ONE GROUP COULD AFFECT THE OTHER GROUP

     Notwithstanding the allocation of assets and liabilities (including contingent liabilities), stockholders' equity and items of income, expense and cash flow between each Group for purposes of preparing their respective financial statements, the change in the capital structure of the Company effected by the Psychiatric Group Stock issuance will not affect the respective legal title to assets or responsibility for liabilities of the Company or any of its subsidiaries. The Psychiatric Group Stock issuance will not affect the rights of creditors of the Company or any subsidiary, including rights under financing covenants. Each holder of Common Stock or Psychiatric Group Stock will be a holder of an issue of capital stock of the entire Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. For example, if the cash flow and proceeds of any sales of assets of the Psychiatric Group should be insufficient to service intercompany loans or other debt owed by the Psychiatric Group (approximately $14.3 million at December 31, 1994 on the pro forma basis described herein), the Core Group would be adversely affected.

     Financial effects arising from one Group that affect the Company's consolidated results of operations, financial condition or borrowing costs could affect the results of operations, financial condition or borrowing costs of the other Group or the market price of shares relating to the other Group. In addition, net losses of one Group, as well as dividends and distributions on, and repurchases of, Common Stock or Psychiatric Group Stock will reduce the funds of the Company legally available for dividends on both the Common Stock and the Psychiatric Group Stock.

POTENTIAL CONFLICTS OF INTEREST

     The issuance of Psychiatric Group Stock could give rise to occasions when the interests of the holders of Common Stock and the holders of Psychiatric Group Stock might diverge or appear to diverge. Examples include determinations by the Board and, in certain circumstances, the management of the Company to (i) pay or omit the payment of dividends on Common Stock or Psychiatric Group Stock,
(ii) allocate consideration to be received in connection with a merger or consolidation involving the Company among holders of Common Stock and Psychiatric Group Stock, (iii) advance or repay intercompany loans as described below, (iv) redeem Psychiatric Group Stock or exchange it for Common Stock, (v) approve dispositions of assets of either of the Groups and (vi) make other operational and financial decisions with respect to one Group that could be considered to be detrimental to the other Group. When making decisions with regard to matters that create potential conflicts of interest, the Board will act in accordance with the terms of the Company's Certificate of Incorporation, management and accounting policies as described in "Management and Accounting Policies" and its fiduciary duties. The Company's management will be responsible for both the Core Group and the Psychiatric Group and consequently could make management decisions with respect to one Group that could be considered detrimental to the other. Each of the foregoing potential conflicts of interest is discussed below:

          No Assurance of Payment of Dividends. The Board's current dividend policy is described under "Dividend Policy" below. However, the Board could, in its sole discretion, declare and pay dividends on the Common Stock alone, on Psychiatric Group Stock alone or on both the Common Stock and the Psychiatric Group Stock, in equal or unequal amounts, notwithstanding the amount of assets available for dividends on either class of stock, the amount of prior dividends declared on either class of stock, Funds From Operations or asset sale proceeds attributable to either Group or any other factor. Net losses of either Group, dividends and distributions on either Common Stock or Psychiatric Group Stock, redemption of Common Stock or Psychiatric Group Stock and repurchases of Common Stock or

     Psychiatric Group Stock would reduce the funds of the Company legally available for dividends on both the Common Stock and the Psychiatric Group Stock.

          Allocation of Consideration to be Received in Mergers or Consolidations. No class vote of holders of Psychiatric Group Stock will be required upon a merger or consolidation if the type and amount of consideration therefor is divided between holders of Psychiatric Group Stock and holders of Common Stock in a manner determined to be fair by the Board (whose determination shall be conclusive). In any such merger or consolidation, the division of consideration under the method used by the Board might be materially different from such division had the Board chosen a different method. In addition, no class vote of holders of Psychiatric Group Stock will be required upon a merger or consolidation if the Psychiatric Group Stock remains outstanding and unchanged as a result of the merger or consolidation or the Psychiatric Group Stock is converted into capital stock of the surviving company to the merger or consolidation having terms substantially similar to the terms of the Psychiatric Group Stock. As a result, the consideration to be received by the holders of Psychiatric Group Stock in any such merger or consolidation might be materially less valuable than the consideration such holders would have received had the approval of the holders of a majority of Psychiatric Group Stock been required.

          Advancement or Repayment of Intercompany Loans. The Board could, in its sole discretion, from time to time, decide to advance or repay intercompany loans between the Groups, or not to advance or repay intercompany loans between the Groups, and such advancement or repayment (or refusal to advance or repay) could have disproportionate effects on the Core Group and Psychiatric Group. See "Management and Accounting Policies" below.

          Optional Redemption or Exchange of Psychiatric Group Stock. The Company may, at any time commencing one year after the date of the Distribution and in its sole discretion, redeem all outstanding shares of Psychiatric Group Stock for cash or in exchange for newly issued shares of Common Stock at a 15% premium (i.e. for cash in an amount, or in exchange for newly issued shares of Common Stock having an aggregate value (based on the average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 115% of the average Market Value during such ten Trading Day period of the shares of Psychiatric Group Stock being redeemed); provided, however, that in connection with the sale of all or substantially all of the assets of the Psychiatric Group the Company may at any time after the date of the Distribution redeem all outstanding shares of Psychiatric Group Stock for cash or in exchange for newly issued shares of Common Stock at a 5% premium (calculated in the manner described above). If at any time commencing one year after the date of the Distribution, the Fair Market Value of the assets (other than cash, deposits and readily marketable securities) of the Psychiatric Group (as determined by the Board, whose determination shall be conclusive) is less than $10,000,000, the Company may, in its sole discretion, redeem all outstanding shares of Psychiatric Group Stock for cash in an amount, or in exchange for newly issued shares of Common Stock having an aggregate value (based on the average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 105% of the Net Fair Market Value of the Psychiatric Group (as determined by the Board, whose determination shall be conclusive). In either instance, the redemption or exchange could be disadvantageous to the holders of the Common Stock or the Psychiatric Group Stock. See
     "-- Potential Effects of Exchange or Redemption of Psychiatric Group Stock" below.

          Dispositions of Psychiatric Group Assets. The Board may, in its sole discretion and without stockholder approval, approve sales and other dispositions of any amount of the properties and assets of the Psychiatric Group since Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the properties and assets of the entire Company. Over time the total assets in the Psychiatric Group are expected to decrease reflecting the Company's ongoing program to sell, restructure or seek other means to reduce its investment in the psychiatric sector. See "Dividend Policy." There can be no assurance as to the timing of any such asset sales or that upon the disposition of Psychiatric Group assets the Company would realize net proceeds equal to the book value thereof.

          Operational and Financial Decisions. The Board could, in its sole discretion, from time to time, make operational and financial decisions that affect disproportionately the businesses of the Core Group and Psychiatric Group, such as the allocation of funds for capital expenditures and the payment of dividends. The Company's management is responsible for both the Core Group and the Psychiatric Group and could make similar decisions. For further discussion of potential conflicts of interest arising from financial decisions, see "-- Initial Allocation of Debt; Intercompany Loans" below.

FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS

     Principles of Delaware law established in cases involving differing treatment of two classes of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to either group of stockholders. Although the Company is not aware of any precedent involving the fiduciary duties of directors of corporations in relation to separate classes or series of capital stock the rights of which are defined by reference to specified operations of the corporation, under the principles of Delaware law referred to above and the "business judgment rule," the Board should be protected in acting with respect to matters having disparate impacts upon holders of Common Stock and holders of Psychiatric Group Stock so long as it is disinterested and adequately informed with respect to such matters and acts in good faith.

     Disproportionate ownership interests of members of the Board in Common Stock or Psychiatric Group Stock or disparate values of Common Stock and Psychiatric Group Stock could create or appear to create potential conflicts of interest when directors are faced with decisions that might have different implications for holders of Common Stock and holders of Psychiatric Group Stock. See "-- Potential Conflicts of Interest" above. Nevertheless, the Company believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of Common Stock and Psychiatric Group Stock were disproportionate and/or had disparate values.

INITIAL ALLOCATION OF DEBT; INTERCOMPANY LOANS

     All third party debt of the Company ($231.2 million at December 31, 1994 on the pro forma basis described herein) has been attributed to the Core Group in the financial statements set forth herein. However, the Psychiatric Group has been attributed (a) fixed rate intercompany loans owing to the Core Group in an amount at December 31, 1994 determined by the Board to be appropriate in relation to the assets and expected cash flow of the Psychiatric Group ($9.2 million on such pro forma basis) and (b) revolving intercompany loans owing to the Core Group in an amount at December 31, 1994 equal to the working capital notes receivable from certain psychiatric hospital operators owing to the Psychiatric Group at that date ($5.1 million on such pro forma basis).

     If the Psychiatric Group is unable to repay any intercompany loans owed to the Core Group, the Core Group would be adversely impacted. See "Special Considerations -- Psychiatric Group." For this and other reasons, the Board has established the following policies relating to the amount of intercompany loans and required repayments thereof:

     (a) the aggregate revolving intercompany loans owed by the Psychiatric Group to the Core Group will be limited to a maximum of $8,750,000 at any one time outstanding, subject to reduction of such limit commensurate with any permanent repayment in the future of working capital loans extended to Psychiatric Hospital operators, but in no event will such limit be reduced below $5,000,000;

     (b) except as permitted by (a) above, no additional fixed rate or other intercompany loans will be advanced by the Core Group to the Psychiatric Group;

     (c) if the Psychiatric Group sells any assets out of the ordinary course, the Net Proceeds from Psychiatric Group Asset Sales will be applied, first, to repay revolving intercompany loans owed by the Psychiatric Group to the Core Group to the extent of the psychiatric hospital operator working capital loans associated with the asset or assets sold, second, to repay fixed rate intercompany loans owed by the Psychiatric Group to the Core Group (until repaid in full), and third, to repay other revolving intercompany loans owed by the Psychiatric Group to the Core Group (until repaid in full), before any remaining Net Proceeds from Psychiatric Group Asset Sales may be used to make distributions to holders of Psychiatric Group Stock as described under "Dividend Policy"; and

     (d) excess cash held by the Psychiatric Group (other than Net Proceeds from Psychiatric Group Asset Sales, which will be treated as described in
         (c) above) will be applied to reduce revolving intercompany loans owed by the Psychiatric Group to the Core Group (until repaid in full), subject to the ability of the Psychiatric Group, at the option of the Board, to re-borrow cash from the Core Group up to the limitations described in (a) above to cover future cash needs of the Psychiatric Group (including, without limitation, to fund dividends in a manner consistent with the dividend policy then applicable to the Psychiatric Group Stock).

For information concerning certain additional policies relating to intercompany loans established by the Board and the Board's power to change policies, see "Management and Accounting Policies."

     Nothing in the foregoing policies obligates the Board to cause the Core Group to provide funds to the Psychiatric Group if the Board determines it is in the best interests of the Company not to do so. See "Management and Accounting Policies."

LIMITED STOCKHOLDER VOTING RIGHTS

     Subject to certain limited exceptions, holders of Common Stock, Psychiatric Group Stock and any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote will vote as one class on all matters coming before any meeting of stockholders. Holders of Common Stock and Psychiatric Group Stock will not have any right to vote on matters as a separate class (except pursuant to certain limited class voting rights provided under Delaware law and, in limited circumstances, in connection with a merger or consolidation of the Company with or into another company). Similarly, separate meetings for the holders of Common Stock or Psychiatric Group Stock will not be held.

     Certain matters as to which the holders of Common Stock and Psychiatric Group Stock are entitled to vote may involve a divergence or the appearance of a divergence of the interests of holders of Common Stock and Psychiatric Group Stock. Holders of Common Stock will likely be entitled to a substantial majority of the total votes to which the then outstanding voting stock of the Company is entitled. See "-- Potential Conflicts of Interest" and "Description of Capital Stock of the Company -- Voting Rights."

POSSIBILITY THAT PSYCHIATRIC GROUP STOCKHOLDERS WILL RECEIVE NO PREMIUM IF COMPANY IS ACQUIRED

     The terms of the Psychiatric Group Stock do not provide any separate class vote to holders of Psychiatric Group Stock to approve a merger or consolidation if (a) the Psychiatric Group Stock remains outstanding and unchanged as a result of the merger or consolidation, (b) the type and amount of consideration for such merger or consolidation is divided between holders of Psychiatric Group Stock and holders of Common Stock in a manner determined to be fair by the Board (whose determination shall be conclusive) or (c) the Psychiatric Group Stock is converted into capital stock of the surviving company to the merger or consolidation having terms substantially similar to the terms of the Psychiatric Group Stock. If the Company is acquired in a merger or consolidation in which holders of Common Stock receive a premium, holders of Psychiatric Group Stock may be required to continue to hold their existing shares (under clause (a) above) or receive substantially similar shares (under clause (c) above) and may thereby receive no premium in connection with such acquisition.

LIMITED STOCKHOLDER APPROVAL RIGHTS FOR FUTURE ISSUANCES OF STOCK

     The Company will not solicit the approval of the holders of Psychiatric Group Stock or Common Stock for the issuance from the authorized but unissued shares of Common Stock and Preferred Stock of the Company of additional shares of Common Stock or of a newly designated series of Preferred Stock (unless such approval is deemed advisable by the Board or is required by stock exchange regulations or such issuance would require amendment of the Company's Certificate of Incorporation). The Company does not intend to issue any further Psychiatric Group Stock except upon exercise of options granted in connection with the Distribution. See "Stock Incentive Plans" below.

MANAGEMENT AND ACCOUNTING POLICIES SUBJECT TO CHANGE

     The Board has adopted certain management and accounting policies described herein with respect to intercompany loans, cash management, corporate expenses, allocation of assets and liabilities (including contingent liabilities) and inter-Group transactions, any and all of which could be modified or rescinded in the sole discretion of the Board without the approval of stockholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of Common Stock and Psychiatric Group Stock, will be made by the Board in good faith and in the honest belief that such decision is in the best interests of the Company's stockholders, including holders of Common Stock and Psychiatric Group Stock. In addition, generally accepted accounting principles would require that changes in accounting principles must be preferable (in accordance with generally accepted accounting principles) to the principles previously in place. See "Management and Accounting Policies."

POTENTIAL EFFECTS OF EXCHANGE OR REDEMPTION OF PSYCHIATRIC GROUP STOCK

     The terms of the Psychiatric Group Stock permit the exchange or redemption of all such stock for Common Stock or cash upon the terms described under "Description of Capital Stock of the Company -- Exchange and Redemption." Since such exchange or redemption may be at a premium to the then current market price of the Psychiatric Group Stock, and since the Board could determine to effect such an exchange or redemption at a time when either or both the Common Stock and the Psychiatric Group Stock may be considered to be overvalued or undervalued, the exchange or redemption could be disadvantageous to the holders of the Common Stock or the Psychiatric Group Stock. In addition, any such exchange would preclude holders of Common Stock and Psychiatric Group Stock from retaining their investment in a security that is intended to reflect separately the performance of their respective Groups.

NO ASSURANCE AS TO MARKET PRICE

     It is not possible to predict the impact of the issuance of the Psychiatric Group Stock on the market price of the Common Stock and there can be no assurance that the market prices of the Psychiatric Group Stock and Common Stock will together exceed the market price for the Common Stock prior to the Distribution. The market prices of the Common Stock and the Psychiatric Group Stock will be determined in the trading markets and could be influenced by many factors, including the consolidated results of the Company, as well as the respective performances of the Core Group and the Psychiatric Group, investors' expectations for the Company as a whole, the Core Group and the Psychiatric Group, trading volume and general economic and market conditions. There can be no assurance that investors will assign values to the Common Stock and Psychiatric Group Stock based on the reported financial results and prospects of the Core Group and Psychiatric Group, respectively, or the dividend policies established by the Board with respect to each Group. Accordingly, financial results of one Group that affect the Company's consolidated results of operations or financial condition could affect the market price of shares of both the Common Stock and the Psychiatric Group Stock. In addition, the Company cannot predict the impact on the market price of the Common Stock and Psychiatric Group Stock of certain terms of the Psychiatric Group Stock, such as the ability of the Company to exchange or redeem Psychiatric Group Stock, the discretion of the Board to make various determinations and the minority voting power of the Psychiatric Group Stock.

LIMITATIONS ON POTENTIAL UNSOLICITED ACQUISITIONS

     If the Psychiatric Group were a separate independent company, any person interested in acquiring that Group without negotiation with management could seek control of that Group by obtaining control of its outstanding voting stock. By contrast, a person interested in acquiring only the Psychiatric Group without negotiation with the Company's management would likely be able to do so only by obtaining majority control of the Common Stock. Other limitations apply to acquisitions of the Company's capital stock. See "Description of Capital Stock of the Company."

PSYCHIATRIC GROUP

     Psychiatric Hospital Trends. Fundamental changes in the psychiatric industry continue to negatively impact the facility-specific operating cash flow at the Psychiatric Hospitals. Institutions responsible for providing insurance coverage to patients who use inpatient psychiatric treatment services have directed efforts toward decreasing their payments for such services, thereby reducing hospital operating revenue. Some cost-cutting measures used by such institutions include decreasing the inpatient length of stay, intensively reviewing utilization, directing patients from inpatient care to outpatient care and negotiating reduced reimbursement rates for services. In addition, such institutions have extended the length of time for making payments, resulting in increases in accounts receivable. The wider use of psychotropic drugs has also resulted in significant declines in the average length of stay. Although the operators of the Psychiatric Hospitals are responding by developing lower cost outpatient and daypatient programs, increasing case management and reducing operating costs, their efforts are generally not consistently mitigating the negative impact of these fundamental psychiatric industry changes. For example, as the inpatient length of stay has decreased, offset by an increased number of admissions in some cases, the costs of performing initial testing and other administrative procedures associated with each admission have increased. As a result, certain of the Psychiatric Hospital operators have had difficulty meeting their payment obligations to the Company on a timely basis and there can be no assurance that they will be able to meet their payment obligations in the future.

     Lack of Third-Party Working Capital Financing. The Company has provided working capital loans to the operators of four of the Psychiatric Hospitals. As of December 31, 1994, outstanding working capital loans totalled $9.4 million ($5.1 million on the pro forma basis described herein). The Company has committed to make an additional $1.2 million of such working capital loans upon request, subject to certain conditions. These working capital loans, which are secured by accounts receivable and certain personal property and which contain events of default that would be triggered by defaults under the lease or mortgage loan relating to the relevant Psychiatric Hospital, are the primary source of financing for these operators' operating and capital needs. These Psychiatric Hospitals have, from time to time, been unable to generate sufficient cash flow for working capital and the development of new programs. In certain cases, these Psychiatric Hospitals have not been able to pay down the working capital loans provided by the Company or to secure replacement loans from third-party lenders. To the extent the Psychiatric Hospitals have increased working capital needs in the future, the Psychiatric Group may be the only source of such financing. In the event the Board determines that it is appropriate to provide additional working capital financing to a Psychiatric Hospital, it may cause the Core Group to make revolving intercompany loans to the Psychiatric Group to fund such financing (to the extent consistent with its then existing policies), although the Board is under no obligation to do so. See "Management and Accounting Policies."

     Write-downs and Restructurings. In 1992, the Company recorded a $45 million write-down of its investments in two Psychiatric Hospitals and restructured the payment obligations of these two facilities. In addition, at June 30, 1994, in view of negative trends that caused declining cash flow at a number of the psychiatric hospitals, the Company recorded a $30 million write-down of investments in the psychiatric hospitals. In March 1995, the Company completed a restructuring of its two Florida psychiatric hospital investments. Although management believes that the recorded investments in the Psychiatric Hospitals are realizable, if the cash flow at the Psychiatric Hospitals continues to decline the Company may be required to further restructure payment obligations or make additional write-downs of the value of its investments in the Psychiatric Hospitals.

     Recent Developments at Four Winds Psychiatric Hospitals. The Company is currently discussing with the operator of the two Four Winds psychiatric hospitals in New York possible alternatives for creating additional available capital for the development and expansion of the hospitals' programs, including the release of certain collateral securing the Company's mortgage loan investments. The Company is currently reviewing the operator's plan for these new programs which are intended to address the potential negative consequences of the expected changes in Medicaid reimbursement and the increase in managed care penetration in the State of New York.

     Licensing and Certificate of Need Requirements. In order to operate, the Psychiatric Hospitals are required to have both a license and a certificate of need issued by the appropriate State health care regulatory authority. The license and the certificate of need are obtained by the operator of the facility. In the event one of the Psychiatric Hospitals were to default on its obligations to the Company and the Company were to attempt to remove the current operator, it is uncertain whether the Company would be able to maintain the existing license and certificate of need or whether the Company would have to apply for a new license and certificate of need in order to continue to operate the facility as a psychiatric hospital. Moreover, if upon a default, the Company were to try to convert the Psychiatric Hospital to an alternative health care use, a new license and certificate of need may be required. Because the issuance of a license and certificate of need is a regulatory process and is subject to the discretion of state regulatory authorities, there can be no assurance that the Company would be successful in obtaining such or that the process would not take a significant period of time. In view of the foregoing, the Company's ability to bring in a replacement operator for a Psychiatric Hospital or to convert a Psychiatric Hospital to an alternative health care use may be significantly restricted and could thus cause an impairment in the value of the facility and/or a significant interruption in the cash flow from the facility.

     Difficulty in Disposing of Psychiatric Group Assets. The Company has announced its intention to sell, restructure or seek other means to reduce its investment in the psychiatric sector. However, there can be no assurance as to the timing of any such actions or that upon the disposition of a Psychiatric Group asset, the Company would realize net proceeds equal to the book value of such asset. Over the past twelve months, the Company has sold three of the Psychiatric Group hospitals but has not been able to sell the remainder of the Psychiatric Group portfolio on a basis management deemed economically acceptable. The Company does not believe it will be able to sell additional Psychiatric Group assets on such basis in the near term and is uncertain when market conditions and other factors will enable it to do so.

FINANCIAL COVENANTS

     As of December 31, 1994, the Company had outstanding debt of $245.7 million ($231.2 million on the pro forma basis described herein). Financial covenants in its various debt agreements require the Company to maintain certain financial ratios, including (i) a minimum tangible net worth of $260 million plus 75% of certain equity proceeds and (ii) a fixed charge coverage ratio of at least 1.85 to 1. As of December 31, 1994, on an historical basis the Company's tangible net worth of approximately $305.5 million and fixed charge coverage ratio of 2.81 to 1 would have satisfied such tests. Such debt agreements also limit the amount of outstanding indebtedness, and certain other financings, of the Company, and require that specified ratios of liabilities to tangible net worth and asset values be maintained. Such debt covenants further limit the payment of dividends and other distributions to stockholders, including making funds available to stockholders through the purchase, redemption or retirement of capital stock. This restriction on dividends and other distributions applies to both the Common Stock and the Psychiatric Group Stock and, in general, limits such payments to 95% of consolidated cash flow available for debt service, less interest expense, plus gains on asset dispositions and plus certain proceeds ("PG Excess Proceeds") from the disposition of Psychiatric Group assets after the repayment of Psychiatric Group indebtedness. Dividends or other distributions paid out of PG Excess Proceeds will be available only for the Psychiatric Group Stock and will be limited to $30 million in the aggregate and $15 million in any calendar year. As of December 31, 1994, under the most restrictive of these limitations, in addition to distributions that may be paid out of PG Excess Proceeds, the Company could have declared and paid aggregate dividends or other distributions to its stockholders of $21.7 million in addition to the dividends already declared through that date. These covenants in various debt agreements may limit the financial flexibility of the Company as well as its ability to pay dividends, or otherwise make funds available to stockholders (for example through redemptions or repurchases of stock), in the future. However, dividends or other distributions that are payable in the form of stock are generally not restricted. In addition, if the

Company borrows additional funds in the future, or refinances existing debt obligations, it is expected that the Company will agree to financial covenants which could be more or less restrictive than those referred to above. For additional information on the Company's debt and the provisions of its debt agreements, see the notes to the Company's consolidated financial statements, as well as the corresponding notes to the financial statements of the Core Group and the Psychiatric Group, included elsewhere herein.

                                DIVIDEND POLICY

     The Company expects to declare quarterly dividends on the Common Stock and the Psychiatric Group Stock in the future based primarily upon the Funds From Operations attributable to the Core Group and the Psychiatric Group, respectively. Specifically, the Company expects to maintain the Common Stock dividend payout ratio at less than 90% of annual Funds From Operations attributable to the Core Group and the Psychiatric Group Stock dividend payout ratio (excluding distributions out of asset sale proceeds) at less than 95% of annual Funds From Operations attributable to the Psychiatric Group.

     In addition, the Company expects to use the Net Proceeds from Psychiatric Group Asset Sales initially to repay then outstanding intercompany loans or other debt owed by the Psychiatric Group and then to distribute all remaining net proceeds, if any, to holders of Psychiatric Group Stock by dividend, tender offer, open market or privately negotiated repurchases or otherwise (in cash, or in Common Stock valued at a ten Trading Day average Market Value prior to the time of the announcement of the distribution).

     The payment of dividends on the Common Stock and Psychiatric Group Stock will also be dependent in part upon the financial condition of the Company as a whole.

     The Company expects the aggregate annual dividends paid on the Common Stock and the Psychiatric Group Stock to be at least sufficient to cause the Company to maintain its status as a REIT. In order to permit the Company to qualify as a REIT, the Company must distribute to stockholders at least 95% of its annual REIT taxable income (which essentially is its net ordinary income, excluding capital gains). Generally, as a result of non-cash items, primarily depreciation, cash dividends have exceeded and may continue to exceed the Company's REIT taxable income and to that extent represent a return of capital.

     Dividends on the Common Stock and Psychiatric Group Stock will be limited to the Available Dividend Amount attributable to the Core Group and the Psychiatric Group, respectively. Assuming the Distribution had occurred on December 31, 1994, the Available Dividend Amount attributable to the Core Group and the Psychiatric Group as of that date would have been at least $259.0 million and $48.3 million, respectively. The Available Dividend Amount is similar to the amount that would be legally available under Delaware law for the payment of dividends by the Core Group or the Psychiatric Group, as the case may be, if such Group were a separate Delaware corporation. There can be no assurance that there will be an Available Dividend Amount with respect to either Group. All dividends on Common Stock will be deemed to be out of the Core Group's funds and all dividends on Psychiatric Group Stock will be deemed to be out of the Psychiatric Group's funds.

     Dividends on the Common Stock and the Psychiatric Group Stock will be further limited to the amount of funds of the Company legally available under Delaware law for the payment of dividends by the Company on its capital stock. Assuming the Distribution had occurred on December 31, 1994, the funds of the Company legally available for the payment of dividends would have been at least $307.3 million. Payments of dividends on either the Common Stock or the Psychiatric Group Stock will decrease the amount of funds legally available for the payment of dividends on both the Common Stock and the Psychiatric Group Stock.

     See also "Special Considerations -- Financial Covenants" above.

                       MANAGEMENT AND ACCOUNTING POLICIES

     The Company will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for both of the Groups, and these financial statements, taken together, will comprise all of the accounts included in the corresponding consolidated financial statements of the Company. The financial statements of each Group principally reflect the investments included therein. Such Group financial statements could also include allocated portions of the Company's corporate assets, liabilities (including contingent liabilities), stockholders' equity and items of income, expense and cash flow that are not separately identified with the operations of the other Group. Notwithstanding such allocations for the purpose of preparing Group financial statements, each holder of Common Stock or Psychiatric Group Stock will be a holder of an issue of capital stock of the entire Company and will be subject to risks associated with an investment in the entire Company and all of its businesses, assets and liabilities. See "Special
Considerations -- Stockholders of One Company; Financial Performance of One Group Could Affect the Other Group" above.

     Cash management and allocation of principal corporate activities between the Psychiatric Group and the Core Group will be based upon methods that management believes to be reasonable and will be reflected in their respective Group financial statements. The following is a summary of certain policies adopted by the Board and relating to these matters.

            (i) All third party debt of the Company ($231.2 million at December 31, 1994 on the pro forma basis described herein) has been attributed to the Core Group in the financial statements set forth herein. However, the Psychiatric Group has been attributed (a) fixed rate intercompany loans owing to the Core Group in an amount at December 31, 1994 determined by the Board to be appropriate in relation to the assets and expected cash flow of the Psychiatric Group ($9.2 million on such pro forma basis) and (b) revolving intercompany loans owing to the Core Group in an amount at December 31, 1994 equal to the working capital notes receivable from certain psychiatric hospital operators owing to the Psychiatric Group at that date ($5.1 million on such pro forma basis).

           (ii) Cash needs of the Psychiatric Group in excess of cash held by the Psychiatric Group may, at the option of the Board, be funded by advances from the Core Group to the Psychiatric Group constituting additional revolving intercompany loans, but the aggregate revolving intercompany loans owed by the Psychiatric Group to the Core Group will be limited to a maximum of $8,750,000 at any one time outstanding, subject to reduction of such limit commensurate with any permanent repayment in the future of working capital loans extended to Psychiatric Hospital operators, but in no event will such limit be reduced below $5,000,000.

           (iii) Except as permitted by (ii) above, no additional fixed rate or other intercompany loans will be advanced by the Core Group to the Psychiatric Group.

           (iv) All third party debt incurred by the Company and its subsidiaries will be specifically attributed to and reflected on the financial statements of the Core Group except for debt that is non-recourse to the assets of the Core Group.

            (v) All Common Stock and any other class or series of stock of the Company other than the Psychiatric Group Stock, as well as the net proceeds of any future issuances thereof, will be specifically attributed to and reflected on the financial statements of the Core Group.

           (vi) If the Psychiatric Group sells any assets out of the ordinary course, the Net Proceeds from Psychiatric Group Asset Sales will be applied, first, to repay revolving intercompany loans owed by the Psychiatric Group to the Core Group to the extent of the psychiatric hospital operator working capital loans associated with the asset or assets sold, second, to repay fixed rate intercompany loans owed by the Psychiatric Group to the Core Group (until repaid in full), and third, to repay other revolving intercompany loans owed by the Psychiatric Group to the Core Group (until repaid in full), before any remaining Net Proceeds from Psychiatric Group Asset Sales may be used to make distributions to holders of Psychiatric Group Stock as described under "Dividend Policy."

           (vii) Excess cash held by the Psychiatric Group (other than Net Proceeds from Psychiatric Group Asset Sales, which will be treated as described in (vi) above) will be applied to reduce revolving intercompany loans owed by the Psychiatric Group to the Core Group (until repaid in full), subject to the ability of the Psychiatric Group, at the option of the Board, to re-borrow cash from the Core Group up to the limitations described in (ii) above to cover future cash needs of the Psychiatric Group (including, without limitation, to fund dividends in a manner consistent with the dividend policy then applicable to the Psychiatric Group Stock).

          (viii) Fixed rate intercompany loans owed by the Psychiatric Group to the Core Group will (a) bear interest at a fixed rate of approximately 13% per annum (which is equal to the weighted average interest rate on the Company's fixed rate senior debt at December 31, 1994, plus 2%) and (b) be prepayable without premium at any time, at the option of the Board. The higher interest rate charged to the Psychiatric Group reflects management's belief that the consolidated Company is a stronger credit than the Psychiatric Group on a stand alone basis.

           (ix) Revolving intercompany loans owed by the Psychiatric Group to the Core Group will (a) bear interest at a floating rate equal from time to time to the prevailing prime rate (as determined by the Board, whose determination shall be conclusive) plus 2% (which would have been equal to 10.5% per annum at December 31, 1994) and (b) be prepayable without premium at any time, at the option of the Board. The higher interest rate charged to the Psychiatric Group reflects management's belief that the consolidated Company is a stronger credit than the Psychiatric Group on a stand alone basis.

            (x) Cash held by the Psychiatric Group in excess of intercompany loans owed by the Psychiatric Group required to be repaid as set forth in
     (vi) and (vii) above may, at the option of the Board, be advanced to the Core Group as revolving intercompany loans (to the extent such cash can be beneficially put to use by the Core Group) or otherwise invested on behalf of the Psychiatric Group.

           (xi) Revolving intercompany loans owed by the Core Group to the Psychiatric Group will (a) bear interest at a floating rate equal from time to time to the weighted average interest rate borne by the Company's revolving debt (or, for periods in which there is no such revolving debt outstanding, the interest rate at which the Company could borrow on a revolving basis, as determined by the Board, whose determination shall be conclusive) and (b) be prepayable without premium at any time, at the option of the Board. The interest rate charged to the Core Croup reflects management's belief that the consolidated Company and the Core Group, on a stand alone basis, are comparable credits.

           (xii) As a result of the foregoing, the balance sheet of the Core Group will reflect its net revolving and net fixed rate intercompany loans to or borrowings from the Psychiatric Group, and the balance sheet of the Psychiatric Group will reflect its net revolving and net fixed rate intercompany loans to or borrowings from the Core Group. Similarly, the respective income statements of the Core Group and the Psychiatric Group will reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective statements of cash flows of the Core Group and the Psychiatric Group will reflect changes in the amounts thereof deemed outstanding.

          (xiii) Corporate, general and administrative costs that cannot be directly allocated to either Group will be allocated between the Core Group and the Psychiatric Group on the basis of their respective contributions to revenue, provided that at no time will such expenses allocated to either Group be less than $250,000 per annum.

     Nothing in the foregoing policies obligates the Board to cause the Core Group to provide funds to the Psychiatric Group if the Board determines it is in the best interests of the Company not to do so. The foregoing policies may be modified or rescinded in the sole discretion of the Board without the approval of stockholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of Common Stock and Psychiatric Group Stock, would be made by the Board in the good faith belief that such decision is in the best interests of the Company and its stockholders, including the holders of Common Stock and Psychiatric Group Stock. In addition, generally accepted accounting principles would require that changes in accounting principles must be preferable (in accordance with generally accepted accounting principles) to the principles previously in place.

                FURTHER INFORMATION WITH RESPECT TO THE COMPANY,
                        CORE GROUP AND PSYCHIATRIC GROUP

     See Annex A hereto for five-year selected financial data, management's discussion and analysis of financial condition and results of operations and financial statements for the Company. See Annexes B and C hereto for business and property descriptions, five-year selected financial data, management's discussion and analysis of financial condition and results of operations and financial statements for the Core Group and Psychiatric Group, respectively.

     Except as set forth under "Recent Events," the information contained in this Information Statement and in Annexes A, B, C and D was prepared concurrently with the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and does not contain financial statements for the first quarter of 1995, management's discussion and analysis relating to such period or a discussion of more recent developments. Please see Annex E for such financial statements and discussion, including information regarding investments in three additional Core Group properties.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The following description is intended as a summary of the principal provisions of, and is qualified in all respects by reference to, (a) the Company's Certificate of Incorporation and Bylaws previously filed with the Securities and Exchange Commission and (b) the Certificate of Designations specifying the terms of the Psychiatric Group Stock, a form of which is filed as
Exhibit 4.3 to the Registration Statement on Form 8-A of which this Information Statement forms a part.

GENERAL

     The Certificate of Incorporation of the Company provides that the Company is authorized to issue 25,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share, issuable in series by the Board. As of December 31, 1994, the Company had issued and outstanding 20,851,000 shares of Common Stock. No shares of Preferred Stock were issued or outstanding, but the Company had authorized the issuance of approximately 232,000 Series A Preferred Shares (hereinafter defined), which constitute a series of the Company's Preferred Stock, as part of its Preferred Stock Purchase Rights Plan. See "-- Preferred Stock Purchase Rights Plan" below. The Company is issuing approximately 210,000 shares of Psychiatric Group Stock, which constitutes a separate series of the Company's Preferred Stock, in connection with the Distribution. Such shares are the only shares of Psychiatric Group Stock authorized by the Board to be issued, except shares of Psychiatric Group Stock issuable upon exercise of options granted in connection with the Distribution.

     The authorized but unissued shares of Common Stock and Preferred Stock of the Company will be available for issuance from time to time by the Company at the sole discretion of the Board for any proper corporate purpose, which could include raising capital, providing compensation or benefits to employees, paying stock dividends or acquiring companies or businesses. The Preferred Stock may be issued in such series and with such voting powers, and such preferences or other special rights, qualifications, limitations or restrictions, as may be stated and expressed in the resolutions authorizing its issuance as may be adopted by the Board from time to time. Under applicable Delaware law, such future issuances of Common Stock or Preferred Stock would not require further approval of stockholders, and the Company would not seek approval of stockholders unless such approval would be required by stock exchange regulations, would be in conjunction with a further amendment to the Certificate of Incorporation or would otherwise be deemed advisable by the Board.

     Each holder of Common Stock or Psychiatric Group Stock will be a holder of an issue of capital stock of the entire Company and will be subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities. For example, if the cash flow and proceeds of any sales of assets of the Psychiatric Group should be insufficient to service intercompany loans or other debt owed by the Psychiatric Group (approximately $14.3 million at December 31, 1994 on the pro forma basis described herein), the Core Group would be adversely affected.

     The Depositary Shares have been approved for quotation on the NASDAQ/NM under the symbol "AHEPZ" ("AHEZV" during when issued trading). The Common Stock will continue to trade on the NYSE under the symbol "AHE."

DIVIDENDS

     Dividends may be paid on the Common Stock and/or the Psychiatric Group Stock in equal or unequal amounts, when, as and if declared by the Board. Dividends on the Common Stock and Psychiatric Group Stock will be limited to the Available Dividend Amount attributable to the Core Group and the Psychiatric Group, respectively. Assuming the Distribution had occurred on December 31, 1994, the Available Dividend Amount attributable to the Core Group and the Psychiatric Group as of that date would have been at least $259.0 million and $48.3 million, respectively. The Available Dividend Amount is similar to the amount that would be legally available under Delaware law for the payment of dividends by the Core Group or Psychiatric Group, as the case may be, if such Group were a separate Delaware corporation. There can be no assurance that there will be an Available Dividend Amount with respect to either Group.

     Dividends on the Common Stock and the Psychiatric Group Stock will be further limited to the amount of funds of the Company legally available under Delaware law for the payment of dividends by the Company on its capital stock. Assuming the Distribution had occurred on December 31, 1994, the funds of the Company legally available for the payment of dividends would have been at least $307.3 million. Payments of dividends on either the Common Stock or the Psychiatric Group Stock will decrease the amount of funds legally available for the payment of dividends on both the Common Stock and the Psychiatric Group Stock.

     See also "Special Considerations -- Financial Covenants."

EXCHANGE AND REDEMPTION

     Common Stock. The Certificate of Incorporation does not provide for either mandatory or optional conversion, exchange or redemption rights relating to outstanding shares of Common Stock.

     Psychiatric Group Stock. The Company may, at any time commencing one year after the date of the Distribution and in its sole discretion, redeem all outstanding shares of Psychiatric Group Stock for cash in an amount, or in exchange for newly issued shares of Common Stock having an aggregate value (based on the average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 115% of the average Market Value during such ten Trading Day period of the shares of Psychiatric Group Stock being redeemed; provided, however, that in connection with the sale of all or substantially all of the assets of the Psychiatric Group the Company may at any time after the date of the Distribution redeem all outstanding shares of Psychiatric Group Stock for cash or in exchange for newly issued shares of Common Stock having an aggregate value (based on the average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 105% of the average Market Value during such ten Trading Day period of the shares of Psychiatric Group Stock being redeemed.

     If at any time commencing one year after the date of the Distribution, the Fair Market Value of the assets (other than cash, deposits and readily marketable securities) of the Psychiatric Group (as determined by the Board, whose determination shall be conclusive) is less than $10,000,000, the Company may, in its sole discretion, redeem all outstanding shares of Psychiatric Group Stock for cash in an amount, or in exchange for newly issued shares of Common Stock having an aggregate value (based on the average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 105% of the Net Fair Market Value of the Psychiatric Group (as determined by the Board, whose determination shall be conclusive).

     In the event of any exchange or redemption described above, the Company will promptly cause to be given to each holder of record of Psychiatric Group Stock to be so exchanged or redeemed, a notice setting forth (A) a statement that such Psychiatric Group Stock will be exchanged or redeemed, as the case may be, (B) the Exchange Date or the Redemption Date, as the case may be, (C) the amount of Common Stock and/or cash to be distributed to such holder with respect to each share of such Psychiatric Group Stock, including details as to the calculation thereof, (D) the place or places where certificates for shares of Psychiatric Group Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), should be surrendered for delivery of certificates for shares of Common Stock and/or cash and (E) a statement to the effect that dividends on shares of such Psychiatric Group Stock will cease to be paid as of such Exchange Date or Redemption Date, as the case may be. Such notice will be sent by first-class mail, postage prepaid, not less than 20 nor more than 60 days prior to the Exchange Date or Redemption Date, as the case may be, and, in any case, to each holder of record of outstanding shares of Psychiatric Group Stock at such holder's address as the same appears on the stock transfer books of the Company. Neither the failure to mail such notice to any particular holder of shares of Psychiatric Group Stock nor any defect therein will affect the sufficiency thereof with respect to any other holder of outstanding shares of Psychiatric Group Stock.

     No adjustments in respect of dividends on the Psychiatric Group Stock or Common Stock will be made upon the exchange or redemption of any shares of Psychiatric Group Stock; provided, however, that if the

Exchange Date or Redemption Date therefor is after the record date for determining holders of such Psychiatric Group Stock entitled to any dividend or distribution thereon, such dividend or distribution will be payable to the holders of such shares at the close of business on such record date notwithstanding such exchange or redemption, in each case without interest.

     Before any holder of Psychiatric Group Stock will be entitled to receive certificates representing shares of Common Stock and/or cash to be distributed to such holder with respect to any exchange or redemption of shares of Psychiatric Group Stock, such holder will be required to surrender at such place as the Company specifies certificates for shares of Psychiatric Group Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement). As soon as practicable after the Company's receipt of certificates for such shares of Psychiatric Group Stock, the Company will deliver to the person for whose account such shares are so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of Common Stock and/or cash to which such person is entitled, together with any fractional payment referred to below, in each case without interest.

     The Company will not be required to issue or deliver fractional shares of Common Stock to any holder of Psychiatric Group Stock upon any exchange or redemption described above. If more than one share of Psychiatric Group Stock are held at the same time by the same holder, the Company may aggregate the number of shares of Common Stock that would be issuable upon any such exchange or redemption (including any fractional shares). If there are fractional shares of Common Stock remaining to be issued or distributed to any holder of any Psychiatric Group Stock, the Company will, if such fractional shares are not issued or distributed to such holder, pay cash in respect of such fractional shares in an amount equal to the fair market value of such fractional shares on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction of a share means the product of such fraction and the Market Value of one share of Common Stock.

     From and after the Exchange Date or Redemption Date for any exchange or redemption of shares of Psychiatric Group Stock, all rights of a holder of shares of Psychiatric Group Stock that are exchanged or redeemed will cease except for the right, upon surrender of the certificates representing such shares of Psychiatric Group Stock, to receive certificates representing shares of Common Stock and/or cash for which such shares are exchanged or redeemed, together with any fractional payment or rights to dividends as provided above, in each case without interest. No holder of a certificate that prior to the exchange of Psychiatric Group Stock represented shares of Psychiatric Group Stock will be entitled to receive any dividend or other distribution with respect to the shares of Common Stock for which shares of Psychiatric Group Stock are exchanged until surrender of such holder's certificate in exchange for a certificate or certificates representing shares of Common Stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the Exchange Date, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the Exchange Date for any exchange of Psychiatric Group Stock for Common Stock, the Company will, however, be entitled to treat the certificates for Psychiatric Group Stock that are not yet surrendered for exchange as evidencing the ownership of the number of whole shares of Common Stock for which the shares of Psychiatric Group Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.

     The Company will pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of Common Stock on exchange of shares of Psychiatric Group Stock pursuant to the provisions described above. The Company will not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue and delivery of any shares of Common Stock in a name other than that in which the shares of Psychiatric Group Stock so exchanged are registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to the Company the amount of any such tax, or establishes to the satisfaction of the Company that such tax has been paid.

     Except as specified above, the Certificate of Incorporation and Certificate of Designations relating to the Psychiatric Group Stock do not provide for either mandatory or optional conversion, exchange or redemption rights relating to outstanding shares of Psychiatric Group Stock.

VOTING RIGHTS

     Holders of Common Stock will be entitled to one vote per share and will vote as one class with the holders of Psychiatric Group Stock (together with any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote) on all matters submitted to stockholders, other than matters which would be required by law or the Company's Certificate of Incorporation to be submitted to a separate class vote.

     Holders of Psychiatric Group Stock will be entitled to a variable number of votes per share equal to the ratio (calculated to the nearest three decimal places) of the average Market Value of one share of Psychiatric Group Stock to one share of Common Stock for the ten consecutive Trading Days ending on the last Trading Day prior to the applicable record date, and could have more than, less than or exactly one vote per share. This formula is intended to equate the proportionate voting rights of the Common Stock and Psychiatric Group Stock to their respective Market Values at the time of any vote. Holders of Psychiatric Group Stock will vote as one class with holders of Common Stock (together with any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote) on all matters submitted to stockholders, other than matters which would be required by law or the Company's Certificate of Incorporation to be submitted to a separate class vote. Each holder of Depositary Shares will, through the depositary share arrangements described elsewhere herein, be entitled to a number of votes per Depositary Share equal to one-tenth the number of votes to which a holder of one share of Psychiatric Group Stock will be entitled.

     No class vote of holders of Psychiatric Group Stock will be required upon a merger or consolidation if (a) the Psychiatric Group Stock remains outstanding and unchanged as a result of the merger or consolidation, (b) the type and amount of consideration for such merger or consolidation is divided between holders of Psychiatric Group Stock and holders of Common Stock in a manner determined to be fair by the Board (whose determination shall be conclusive) or
(c) the Psychiatric Group Stock is converted into capital stock of the surviving company to the merger or consolidation having terms substantially similar to the terms of the Psychiatric Group Stock. A class vote of the holders of a majority of the outstanding shares of Psychiatric Group Stock will be required for any other merger or consolidation.

     Provisions of the Company's Certificate of Incorporation require that any action permitted or required to be taken by the stockholders must be effected at a duly called annual or special meeting; stockholders cannot take any action by written consent of the stockholders. Special meetings of the stockholders may be called only by a majority of the Board, by the Chairman of the Board or by the President and may not be called by the stockholders.

     Neither the holders of Common Stock nor the holders of Psychiatric Group Stock will have any cumulative voting rights or any preemptive rights to subscribe for or purchase additional shares of capital stock or any other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by the Company.

LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Common Stock and Psychiatric Group Stock will be entitled to receive their respective proportionate interests in the net assets of the Company, if any, remaining for distribution to holders of stock (after payment or provision for all liabilities, including contingent liabilities, of the Company and payment of the liquidation preference payable to holders of any other series of Preferred Stock ranking senior to the Psychiatric Group Stock as to distributions upon liquidation) pro rata based upon the average Market Value of the Common Stock as compared to the average Market Value of the Psychiatric Group Stock, in each case for the ten consecutive Trading Days ending on the Trading Day prior to the date of the first public announcement of (i) a voluntary liquidation, dissolution or winding-up of the Company or (ii) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of the Company; provided that if the foregoing would result in a liquidation payment valued at less than $1.00 per share of the Psychiatric Group Stock, the holders of Psychiatric Group Stock will not be entitled to a proportionate interest in such net assets but instead will be entitled to receive a liquidation preference of $1.00 per share (and no more) before any payment may be made to holders of Common Stock.

     Neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, would be deemed a liquidation, dissolution or winding-up for these purposes.

DETERMINATIONS BY THE BOARD

     The Company's Certificate of Incorporation provides that a Director will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) pursuant to specific provisions of Delaware law or (iv) for any transaction from which the Director derived any improper personal benefit. The liability of Directors will be further eliminated or limited to the fullest extent permitted by future changes in Delaware law. In addition, the Certificate of Designations relating to the Psychiatric Group Stock provides that any determinations made in good faith by the Board under such Certificate of Designations, and any determinations with respect to either Group or the rights of holders of shares of Common Stock or Psychiatric Group Stock made pursuant to or in furtherance of such Certificate of Designations, will be final and binding on all stockholders of the Company, subject to the rights of stockholders under Delaware law and under the federal securities laws.

PREFERRED STOCK PURCHASE RIGHTS PLAN

     On April 20, 1990, the Company distributed to its holders of Common Stock one preferred stock purchase right (each, a "Right") for each outstanding share of Common Stock. Under certain conditions, each Right may be exercised to purchase one one-hundredth of a share of preferred stock, Series A, par value $.01 per share (the "Series A Preferred Shares"), of the Company at a price of $45. The total number of Rights currently issued or issuable, including Rights issuable in connection with Common Stock which may be issued under the Company's stock incentive plans and upon the conversion of the Company's outstanding Swiss franc convertible bonds, is approximately 23,200,000. Approximately 232,000 Series A Preferred Shares could be purchased upon the exercise of all Rights currently issued or issuable. The number of Rights outstanding and Series A Preferred Shares issuable upon exercise, as well as the Series A Preferred Share purchase price, are subject to customary antidilution adjustments.

     The Rights are evidenced by the certificates for shares of Common Stock, and in general are not transferable apart from the Common Stock or exercisable until after a party has acquired beneficial ownership of or made a tender offer for 10% or more of the outstanding Common Stock of the Company (an "Acquiring Person"), or the occurrence of other events as specified in the Rights Plan. Under certain conditions as specified in the Rights Plan, including but not limited to the acquisition by a party of 15% or more of the outstanding Common Stock of the Company or the acquisition of the Company in a merger or other business combination, each holder of a Right (other than an Acquiring Person, whose Rights will be void) will receive upon exercise thereof and payment of the exercise price that number of shares of Common Stock of the Company or of the other party, as applicable, having a market value of two times the exercise price of the Right.

     The Rights expire on April 20, 2000, and until exercised, the holder thereof, as such, will have no rights as a shareholder of the Company. At the Company's option, the Rights may be redeemed in whole at a price of $.01 per Right at any time prior to becoming exercisable. In general, the Company may also exchange the Rights at a ratio of one share of Common Stock per Right after becoming exercisable but prior to the acquisition of 50% or more of the outstanding shares of Common Stock by any party.

     Series A Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each Series A Preferred Share will have 100 votes and will be entitled to (a) dividends in an amount equal to the greater of $1.00 or 100 times the amount of the dividends per share paid on the Common Stock, (b) a liquidation preference in an amount equal to the greater of $100 or 100 times the amount per share paid on the Common Stock and (c) a payment in connection with a business combination (in which shares of Common Stock are exchanged) equal to 100 times the amount per share paid on the Common Stock.

     The Psychiatric Group Stock will not include, or entitle the holders thereof to receive, the Rights, which will be applicable only to the Company's Common Stock.

LIMITS ON STOCK OWNERSHIP

     The Company's Certificate of Incorporation provides that as a condition to the transfer and/or registration of transfer of any shares of capital stock of the Company which would result in any stockholder owning, directly or indirectly, shares in excess of 9% of the issued and outstanding capital stock of the Company, the proposed transferee must file with the Company an affidavit setting forth the number of shares owned, directly or indirectly, by such transferee. Any acquisition of shares, transfer of shares or any options, warrants or other securities convertible into shares that would result in the disqualification of the Company as a REIT will be deemed void to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein. If more than 9.8% of the capital stock of the Company has become concentrated in the hands of one beneficial owner, (i) such beneficial owner and its affiliates and associates will be deemed to have offered to sell to the Company or its designee on the date specified in the Company's notice of acceptance of such offer to sell such number of shares sufficient, in the opinion of the Board, to maintain or bring the direct or indirect ownership of the capital stock of the Company held by such beneficial owner to a level of no more than 9.8% of the issued and outstanding capital stock of the Company, and (ii) the Board also will refuse to transfer or issue shares of capital stock to any person whose acquisition of such shares would result in the direct or indirect ownership by that person of more than 9.8% of the issued and outstanding capital stock of the Company. The purchase price for any shares of capital stock of the Company so redeemed will be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notice of acceptance of the offer of sale is sent by the Company, or, if no such closing sales prices or quotations are available, then the purchase price will be equal to the net asset value of such shares as determined in good faith by the Board. The purchase price of any such shares acquired by the Company, or its designee, will be paid, at the option of the Company, in cash or in the form of an unsecured, subordinated promissory note of the Company, or its designee, bearing interest and having a term to maturity (to be not less than 5 nor more than 20 years) as determined by the Board. From and after the tender by the Company of the purchase price therefor, the holder of any shares of capital stock of the Company so called for purchase will cease to be entitled to any rights as a holder of such shares, except the right to payment of the purchase price therefor.

BUSINESS COMBINATION PROVISIONS

     The Certificate of Incorporation requires that Business Combinations (as defined in the Certificate of Incorporation) between the Company and a Beneficial Owner (as defined in the Certificate of Incorporation) of 10% or more of the Company's outstanding shares of Voting Stock (as defined in the Certificate of Incorporation) (a "Related Person"), and any Affiliate (as defined in the Certificate of Incorporation) or Associate (as defined in the Certificate of Incorporation) of such person, be approved by (i) the affirmative vote of the holders of not less than 80% of the outstanding shares of Voting Stock and (ii) the holders of a majority of the outstanding shares of Voting Stock other than such Related Person and such person's Associates and Affiliates, unless a majority of the Continuing Directors (as defined in the Certificate of Incorporation) shall have approved the Business Combination or shall have approved the acquisition of outstanding shares of Voting Stock which caused the Related Person to become a Related Person. In general,

Voting Stock means the capital stock of the Company entitled to vote generally in the election of directors, including the Psychiatric Group Stock, and each share is allocated for this purpose the number of votes granted to it generally in the election of directors.

     A "Business Combination" is defined in the Certificate of Incorporation as
(a) any merger or consolidation of the Company or any subsidiary (other than pursuant to Section 253 of the Delaware General Corporation Law with or into any corporation which owns at least 90% of the outstanding shares of each class of stock of the Company or its subsidiary, as applicable) with a Related Person or any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate or Associate of a Related Person, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with a Related Person or such person's Affiliates or Associates of any assets of the Company (including the securities of a subsidiary) or a subsidiary having a fair market value of $20 million or more, (c) the issuance or transfer of any securities of the Company or a subsidiary by the Company or such subsidiary to any Related Person having an aggregate fair market value of $20 million or more, other than by any distribution pro rata, to, or exchange offer made to, all holders of a publicly held class or series of stock of the Company or any of its subsidiaries, or upon the exercise, conversion or exchange of securities of the Company or any of its subsidiaries which are exercisable, convertible or exchangeable into or for securities of the Company or any of its subsidiaries,
(d) the adoption of any plan or proposal for the liquidation or dissolution of the Company by or on behalf of a Related Person or any of such person's Affiliates or Associates or (e) any reclassification of securities or recapitalization of the Company (including any reverse stock split), or any merger or consolidation of the Company with any of its subsidiaries or any other transaction involving the Company or any of its subsidiaries (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of voting stock of the Company or of any of its subsidiaries directly or indirectly owned by any Related Person or such person's Associates or Affiliates.

     The Company is also subject to the provisions of Section 203 of the Delaware General Corporation Law which relate to business combinations.

STAGGERED BOARD; REMOVAL OF DIRECTORS

     The Board is divided into three classes, each class consisting, as nearly as may be possible, of one-third of the total number of Directors. Directors are elected for a three-year term and the term of one class expires each year. A Director holds office until the annual meeting for the year in which his or her term expires. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. Under Delaware law, because the Board is divided into classes, no Director may be removed from office before expiration of his or her term except for cause.

VOTE REQUIRED TO CHANGE CERTAIN PROVISIONS

     The provisions described under "Limits on Stock Ownership" and "Business Combination Provisions" above may not be amended without the affirmative vote of stockholders holding at least 80% of the Voting Stock of the Company and, with respect to the provisions under "Business Combination Provisions" only, a majority vote of the stockholders of Voting Stock who are Disinterested Stockholders (as defined in the Certificate of Incorporation). The provisions described under "Staggered Board" above may not be amended without the affirmative vote of stockholders holding at least 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of Directors.

CERTAIN ANTI-TAKEOVER EFFECTS

     The provisions described under "Preferred Stock Purchase Rights Plan," "Limits on Stock Ownership," "Business Combination Provisions" and "Staggered Board" above may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium over market price for their shares. The Board's authority to issue and establish the terms of currently authorized Preferred Stock without stockholder approval may also have the effect of discouraging takeover attempts. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of Common Stock, deprive stockholders of opportunities to sell at a temporarily higher market price. However, the Board believes that the Preferred Stock Purchase Rights Plan and inclusion of the Business Combination and Staggered Board provisions may help assure fair treatment of stockholders and continuity of management and that the Limits on Stock Ownership provision is reasonably necessary to safeguard the Company's REIT status.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following description is intended as a summary of the principal provisions of, and is qualified in all respects by reference to, the Depositary Receipts and the Deposit Agreement, forms of which are filed as Exhibit 4.2 to the Registration Statement on Form 8-A of which this Information Statement forms a part.

GENERAL

     Stockholders will receive one Depositary Share for every ten shares of Common Stock held of record at the close of business on July 14, 1995. A total of approximately 2.1 million Depositary Shares will be distributed. Each Depositary Share will represent a one-tenth interest in one share of Psychiatric Group Stock. Cash will be issued in lieu of fractional Depositary Shares. The Depositary Shares have been approved for quotation on the NASDAQ/NM under the symbol "AHEPZ" ("AHEZV" during when issued trading).

     The shares of Psychiatric Group Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and Chemical Mellon Shareholder Services (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of Depositary Shares will be entitled, in proportion to the applicable fractional interest in shares of Psychiatric Group Stock underlying such Depositary Shares, to all the rights and preferences of the Psychiatric Group Stock underlying such Depositary Shares (including dividend, voting and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to such holder the whole shares of Psychiatric Group Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts, but holders of such whole shares of Psychiatric Group Stock will not thereafter be entitled to redeposit such shares or to receive Depositary Receipts evidencing Depositary Shares therefor.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of Psychiatric Group Stock to the record holders of Depositary Shares relating to such Psychiatric Group Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. Fractions will be rounded down to the nearest whole cent.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of Psychiatric Group Stock shall be made available to holders of Depositary Shares.

EXCHANGE AND REDEMPTION OF DEPOSITARY SHARES

     If the Company chooses to exchange or redeem the Psychiatric Group Stock underlying the Depositary Shares, the Depositary Shares shall be exchanged or redeemed from the proceeds, whether in the form of cash or newly issued shares of Common Stock, received by the Depositary resulting from the exchange or redemption of the Psychiatric Group Stock held by the Depositary. The Depositary shall mail notice of exchange or redemption not less than 10 and not more than 50 days prior to the date fixed for exchange or redemption to the record holders of the Depositary Shares at the respective addresses appearing in the Depositary's books. The redemption price, or number of shares of Common Stock, per Depositary Share will be equal to the applicable fraction of the redemption price, or number of shares of Common Stock, per share payable with respect to Psychiatric Group Stock; provided, however, that no fractional shares of Common Stock shall be exchanged for Depositary Shares. If any holder of Depositary Shares surrendered for exchange would otherwise be entitled to a fractional share of Common Stock, the Depositary shall deliver to such holder an amount in immediately available funds for such fractional share based upon the fair market value of the Common Stock calculated as set forth under "Description of Capital Stock of the Company -- Exchange and Redemption" above.

     After the date fixed for exchange or redemption, the Depositary Shares will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys, or shares of newly issued Common Stock, as the case may be, payable upon such exchange or redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such exchange or redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PSYCHIATRIC GROUP STOCK

     Upon receipt of notice of any meeting at which the holders of Psychiatric Group Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Shares relating to such Psychiatric Group Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Psychiatric Group Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Psychiatric Group Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Psychiatric Group Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will refrain from voting shares of Psychiatric Group Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Psychiatric Group Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been exchanged for Common Stock or redeemed or (ii) there has been a final distribution in respect of the Psychiatric Group Stock in connection with any liquidation, dissolution or winding-up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Psychiatric Group Stock and any exchange for Common Stock or redemption of the Psychiatric Group Stock. Holders of Depositary Shares will pay other transfer charges and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

     The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of Psychiatric Group Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. Neither the Company nor the Depositary will be subject to any liability under the Deposit Agreement to any holder of a Depositary Share, other than for their gross negligence or willful misconduct, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Psychiatric Group Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Psychiatric Group Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine. Anything herein or in the Deposit Agreement notwithstanding, in no event will the Depositary be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Depositary has been advised of the likelihood of such loss or damage and regardless of the form of action.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the United States Federal income tax consequences of the Distribution of the Depositary Shares on the Common Stock. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, published positions of the Internal Revenue Service (the "Service") and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Psychiatric Group Stock or the Treasury Department could change the current law in future regulations, including regulations issued pursuant to its authority under
Section 337(d) of the Code. Any future legislation or regulations could be enacted or promulgated so as to apply retroactively to the Distribution.

     The Company has not applied for a ruling from the Service with respect to the Federal income tax consequences of the Distribution, or the ownership of Depositary Shares or Psychiatric Group Stock, and there can be no assurance that the Service would agree with the conclusions expressed herein. The Service announced in 1987 that it will not issue advance rulings on the classification of stock with characteristics similar to the Psychiatric Group Stock.

     This discussion addresses only those holders who are citizens or residents of the United States for United States Federal tax purposes and who hold the Common Stock and will hold the Depositary Shares (or the Psychiatric Group Stock) as capital assets within the meaning of Section 1221 of the Code and is included for general information only. It does not discuss all aspects of United States Federal income taxation that could be relevant to a holder in light of such holder's particular tax circumstances and does not apply to certain types of holders who could be subject to special treatment under the United States Federal income tax laws. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH THEY MAY BE SUBJECT.

     Holders of Depositary Shares will generally be treated as holders of the Psychiatric Group Stock represented by such Depositary Shares for United States Federal income tax purposes.

     The Company believes that the Distribution will be a tax-free stock dividend. In that case, the basis of Common Stock held immediately before the Distribution will be allocated between the Depositary Shares received and such Common Stock in proportion to the fair market values of the Depositary Shares received and such Common Stock, and the holding period of the Depositary Shares and the Common Stock will include the holding period of the Common Stock, assuming that the Common Stock is a capital asset in the hands of the holder on the date of the Distribution. Assuming that both the Common Stock and the Depositary Shares are traded on a stock exchange on the date of the Distribution, for purposes of the basis allocation described in the preceding sentence the fair market values of the Common Stock and the Depositary Shares will be based upon the mean between the highest and lowest quoted per share selling prices of such Common Stock or Depositary Shares, as the case may be, on such date.

     The Company does not believe that the Depositary Shares or the Psychiatric Group Stock will be "Section 306 stock" because the Psychiatric Group Stock will not be limited in its ability to participate in the earnings of or appreciation in value of the Psychiatric Group assets, and because the Psychiatric Group Stock will share in all of the assets of the Company upon liquidation based on its relative market capitalization; however, in the absence of authority, this conclusion cannot be certain. If the Depositary Shares or the Psychiatric Group Stock were treated as Section 306 stock, all or part of the amount realized on the disposition of such stock would generally be treated as ordinary income unless certain exceptions applied. The discussion below assumes that the Psychiatric Group Stock will not be Section 306 stock.

     Upon the taxable sale or exchange of the Depositary Shares, a holder will recognize gain or loss equal to the difference between (i) any cash received plus the fair market value of any other consideration received, and (ii) the tax basis of the stock sold or exchanged. Such tax basis would be determined as described above.

     Distributions with respect to the Depositary Shares or the Psychiatric Group Stock will be treated first as taxable dividends to the extent they are made out of the current and accumulated earnings and profits of the Company, then as tax-free return of capital to the extent of a stockholder's basis in the Psychiatric Group Stock (with such basis being reduced by such amount), and finally as gain from the sale or exchange of the Psychiatric Group Stock. The calculation of current and accumulated earnings and profits, and the determination of whether a distribution with respect to the Depositary Shares or the Psychiatric Group Stock (or the Common Stock) is out of earnings and profits, will be made by reference to the Company as a whole, without reference to the Core Group or the Psychiatric Group.

     Generally, assuming the Company does not have outstanding any stock with a preference as to dividends, distributions as to either the Common Stock or the Psychiatric Group Stock will be considered to be out of the Company's current earnings and profits in an amount equal to the proportion that distributions on that class of stock bears to total distributions by the Company for the taxable year multiplied by the Company's earnings and profits for the taxable year. Thus, for example, distributions with respect to the Depositary Shares or the Psychiatric Group Stock may be dividends regardless of the economic performance of the Psychiatric Group.

     Holders should be aware that although it is not expected that the Distribution will result in the recognition of any income, gain or loss or the receipt of a taxable dividend by holders of Common Stock, there are no United States Federal income tax regulations, court decisions or published Service rulings bearing directly on the effect of the dividend and liquidation features of the Common Stock and the Psychiatric Group Stock. In addition, the Service announced in 1987 that it is studying the Federal income tax consequences of stock which has certain voting and liquidation rights in an issuing corporation, but whose dividend rights are determined by reference to the earnings and profits of a segregated portion of the issuing corporation's assets, and would not issue any advance rulings regarding such stock. It is possible, therefore, that the Service could assert that the Psychiatric Group Stock represents property other than stock of the Company.

     If the Psychiatric Group Stock were treated as property other than stock of the Company, the Distribution would be treated as a distribution of property on the Common Stock in an amount equal to the fair market value of the Depositary Shares. Distributions of property on the Common Stock are treated first as dividends to the extent of the Company's current and accumulated earnings and profits, then as tax-free return of capital to the extent of a holder's basis in the Common Stock (with such basis being reduced by such amount), and finally as gain from the sale or exchange of such Common Stock. Because the Company is likely to make distributions in excess of its current earnings and profits in 1995 and does not have any pre-1995 accumulated earnings and profits, and because the Company does not believe that any of the Psychiatric Group assets has a value in excess of its basis, treating the Distribution as a distribution of property other than stock of the Company would likely not result in any increased dividend income in 1995 to holders of the Company's Common Stock who hold such stock for the entire year. Instead, the Distribution would result in the reduction of a holder's basis in the Common Stock and, depending on the amount of such holder's basis, possibly in the recognition of gain. The consequences might vary for a holder who disposed of Common Stock in 1995. In addition, the Company could recognize gain on the Distribution in an amount equal to the difference, if any, between the fair market value of the assets deemed distributed on the Depositary Shares and the Company's tax bases in such property, although the Company does not believe there would be any such gain. Further, depending on the characterization of the Psychiatric Group Stock and the Psychiatric Group assets for tax purposes, the Company's qualification as a REIT might be affected. If the Company were to fail to qualify as a REIT, the Company would be subject to tax on its taxable income at regular corporate rates, and could be precluded from reelecting REIT status for the year of disqualification and the ensuing four years. Distributions to stockholders in any such year would not be deductible by the Company.

                             STOCK INCENTIVE PLANS

     Under the terms of the Company's Stock Incentive and Stock Option Plans, in connection with the Distribution each director or officer holding options to purchase Common Stock will receive options to purchase the number of shares of Psychiatric Group Stock that would have been issued at the time of the Distribution on the number of shares of Common Stock underlying options held by such director or officer at the time of Distribution. The exercise price of the existing Common Stock options will be reallocated between the existing Common Stock options and the Psychiatric Group Stock options being granted. The Company is granting the options to purchase Psychiatric Group Stock in order to give the directors and officers an ownership interest in both the Psychiatric Group Stock and the Common Stock. No additional options to purchase Psychiatric Group Stock will be issued. Similar adjustments will be made with respect to restricted stock awards and dividend equivalent rights under the Company's Stock Incentive Plans.

                                TRADING MARKETS

     The Depositary Shares have been approved for quotation on the NASDAQ/NM under the symbol "AHEPZ" ("AHEZV" during when issued trading). The Common Stock will continue to trade on the NYSE under the symbol "AHE."

                               FINANCIAL ADVISORS

     The Company has engaged Goldman, Sachs & Co. as its financial advisors in connection with the Distribution. Goldman, Sachs & Co. assisted the Company in its analysis and consideration of various financial alternatives relating to the Psychiatric Group, including possible spin-offs or sales of assets of the Psychiatric Group and the adoption of a targeted stock program. Goldman, Sachs & Co. are further assisting the Company with regard to the implementation of the Distribution.

                 STOCK REGISTRAR AND TRANSFER AGENT; DEPOSITARY

     Chemical Mellon Shareholder Services is the registrar and transfer agent for the Common Stock and will be the registrar and transfer agent for the Psychiatric Group Stock. Chemical Mellon Shareholder Services will also be the Depositary for the Depositary Shares.

                           GLOSSARY OF CERTAIN TERMS

     "Available Dividend Amount," on any date (the "calculation date") with respect to the Common Stock or the Psychiatric Group Stock (the "subject group stock") issued with reference to either Group (the "subject group"), means either:

          (i) the excess of (x) an amount equal to the total assets of the subject group less its total liabilities as of such calculation date, determined in accordance with Delaware law applied as if the subject group were a Delaware corporation, over (y) the sum of the aggregate par value of all outstanding subject group stock and all other capital stock of the Company attributed to the subject group; or

          (ii) in case there shall be no such excess, an amount equal to the net profits, if any, of the subject group for the fiscal year in which the dividend is declared and/or the preceding fiscal year, determined in accordance with Delaware law applied as if the subject group were a Delaware corporation.

     "Board" means the Board of Directors of the Company.

     "Common Stock" has the meaning specified on page 1.

     "Company" has the meaning specified on page 1.

     "Core Group" means all assets and liabilities of, and all activities engaged in by, the Company and its subsidiaries, other than assets, liabilities and activities which comprise part of the Psychiatric Group. Future issuances of Common Stock or any other capital stock of the Company (other than Psychiatric Group Stock) will be deemed to be for the account of, and net proceeds from such issuances will be deemed to be assets of, the Core Group. All dividends or other distributions on or repurchases of the Common Stock or any other capital stock of the Company (other than Psychiatric Group Stock), and all costs attributed by the Board to the Core Group, will be deemed to be funded out of assets of the Core Group. In the case of an issuance of shares of Common Stock as a dividend or other distribution on Psychiatric Group Stock, the Psychiatric Group will be deemed to have purchased such shares for an amount equal to the average Market Value of such shares for the ten consecutive Trading Days ending on the last Trading Day prior to the record date for determining holders of Psychiatric Group Stock entitled to receive such dividend or distribution, and an amount equal to such purchase price shall be deemed to have been transferred from the Psychiatric Group to the Core Group.

     "Core Group Stock" has the meaning specified on page 1.

     "Depositary Shares" means Depositary Shares, each representing a one-tenth interest in one share of Psychiatric Group Stock, issued under the Deposit Agreement between the Company, Chemical Mellon Shareholder Services and the holders from time to time of Depositary Shares.

     "Distribution" has the meaning specified on page 1.

     "Fair Market Value" for any assets means the price that a willing buyer adequately informed and not compelled to buy would pay for such assets to a willing seller adequately informed and not compelled to sell, as determined by the Board (whose determination shall be conclusive).

     "Funds From Operations" has the meaning specified on page 10.

     "GAAP" means generally accepted accounting principles.

     "Group" means the Core Group or the Psychiatric Group.

     "Market Value" of any stock on any Trading Day means the average of the high and low reported sales prices regular way of a share of such stock on such Trading Day or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such stock on such Trading Day, in either case on the New York Stock Exchange Composite Tape or other national securities exchange, or if the shares of such stock are not listed or admitted to trading on any national securities exchange on such Trading Day, on the NASDAQ/NM, or if the shares of such stock are not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ/NM on such Trading

Day, the average of the closing bid and asked prices of a share of such stock in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Company, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such stock (as determined by the Board, whose determination shall be conclusive); provided that, for purposes of determining the ratios which compare the Market Values of Common Stock and Psychiatric Group Stock, as calculated over any period, (i) the "Market Value" of any share of Common Stock and/or Psychiatric Group Stock on any day prior to the "ex" date or any similar date occurring during such period for any dividend or distribution paid or to be paid with respect to such stock shall be reduced by the fair market value of the per share amount of such dividend or distribution (as determined by the Board, whose determination shall be conclusive) and (ii) the "Market Value" of any share of Common Stock and/or Psychiatric Group Stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination occurring during such period or (B) the "ex" date or any similar date occurring during such period for any dividend or distribution with respect to such stock in shares of such stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution. For purposes of the foregoing, the Market Value of the Psychiatric Group Stock on any day will be deemed to equal ten times (or such other ratio as reflects the number or fraction of shares of Psychiatric Group Stock that a Depositary Share represents, if such number or fraction is changed) the Market Value of the Depositary Shares on such day.

     "NASDAQ/NM" means the National Association of Securities Dealers Automated Quotations National Market.

     "Net Fair Market Value" of the Psychiatric Group or Core Group, as the case may be, means the hypothetical Fair Market Value of 100% of the stock of a corporation, assuming the corporation had all of the assets and liabilities of such Group and no other assets or liabilities, as determined by the Board (whose determination shall be conclusive).

     "Net Proceeds from Psychiatric Group Asset Sales" means the net proceeds of any sales of Psychiatric Group investments (after transaction costs and reserves for contingencies).

     "NYSE" means the New York Stock Exchange.

     "Psychiatric Group" means (a) the interests of the Company and its subsidiaries in their respective investments in psychiatric hospitals, (b) all activities engaged in by the Company and its subsidiaries in connection with such investments and (c) all assets and liabilities of the Company or any of its subsidiaries relating to or arising out of, or otherwise attributed by the Board to, such investments or activities. Future issuances of Psychiatric Group Stock will be deemed to be for the account of, and net proceeds from such issuances will be deemed to be assets of, the Psychiatric Group. All dividends or other distributions on or repurchases of the Psychiatric Group Stock, and all costs attributed by the Board to the Psychiatric Group, will be deemed to be funded out of assets of the Psychiatric Group. In the case of an issuance of shares of Common Stock as a dividend or other distribution on Psychiatric Group Stock, the Psychiatric Group will be deemed to have purchased such shares for an amount equal to the average Market Value of such shares for the ten consecutive Trading Days ending on the last Trading Day prior to the record date for determining holders of Psychiatric Group Stock entitled to receive such dividend or distribution, and an amount equal to such purchase price shall be deemed to have been transferred from the Psychiatric Group to the Core Group.

     "REIT" means a real estate investment trust.

     "Trading Day" means each weekday other than any day on which the Common Stock or Depositary Shares, as the case may be, is not traded on any national securities exchange or the NASDAQ/NM or in the over-the-counter market.

                                                                         ANNEX A

                                  THE COMPANY

                                                                                        PAGE
                                                                                        ----
Selected Consolidated Financial Data..................................................  A-2
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................  A-3
Report of Independent Public Accountants..............................................  A-8
Consolidated Financial Statements.....................................................  A-9

     The information contained in the Information Statement (other than under "Recent Events" therein), this Annex A and Annexes B, C and D was prepared concurrently with the Company's Annual report on Form 10-K for the year ended December 31, 1994 and does not contain financial statements for the first quarter of 1995, management's discussion and analysis relating to such period or a discussion of more recent developments. Please see Annex E for such financial statements and discussion, including information regarding investments in three additional properties.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                  THE COMPANY

     The selected consolidated financial data below have been derived from the financial statements (and notes thereto) of the Company and should be read in conjunction with those statements and management's discussion and analysis of financial condition and results of operations which are included in this Annex A.

                                                           YEARS ENDED DECEMBER 31,
                                            ------------------------------------------------------
                                              1994       1993       1992       1991        1990
                                            --------   --------   --------   ---------   ---------
                                                   (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues..................................  $ 87,027   $ 81,523   $ 82,079   $  80,129   $  59,409
Net income (loss)(1)......................     9,693     50,987     (6,317)     33,753      28,032
Net income (loss) per share(1)............      0.46       2.71      (0.37)       2.09        1.90
Weighted average shares outstanding.......    20,856     18,843     17,247      16,168      14,754
Funds From Operations(2)..................  $ 55,205   $ 46,443   $ 41,405   $  46,428   $  36,370
Cash flows from operating activities......    54,984     45,884     43,486      46,805      40,946
Cash flows from investing activities......   (42,740)    (6,996)    12,774    (138,076)   (134,696)
Cash flows from financing activities......   (46,076)    (4,110)   (58,165)     52,058      76,340
Dividends declared........................    47,982     44,766     45,747      43,243      35,929
Dividends declared per share..............      2.30       2.25       2.64        2.62        2.42
Total assets..............................   579,503    614,453    566,394     630,511     541,584
Total debt................................   245,663    245,423    286,859     301,176     263,852
Stockholders' equity......................   307,501    343,303    255,349     303,069     256,982

---------------
(1) Includes gains of $19,742,000 and $11,064,000 in 1993 and 1992, respectively, on the sale of properties or partnership interests therein. Also reflects write-downs of $30,000,000 in 1994 and $45,000,000 in 1992 relating to investments in psychiatric hospitals.

(2) Funds From Operations as currently defined by the National Association of Real Estate Investment Trusts and as used herein means net income (loss) computed in accordance with GAAP, excluding gains (losses) from sales of property, adjusted for write-downs of mortgage notes and investments in real estate and certain other non-cash items, primarily depreciation and amortization. Funds From Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company's operating performance or an alternative to cash flow as a measure of liquidity. The Company has historically made certain adjustments to Funds From Operations to adjust for the impact of items which management does not consider to be routine costs of ongoing operations ("Funds From Operations As Adjusted"). These nonroutine items include: in 1994, targeted stock issuance costs of $1,450,000 and reversal of accrued relocation costs of $750,000; in 1993, litigation costs of $2,234,000 and accrued relocation costs of $850,000; and in 1992, litigation costs of $786,000 and costs related to the termination of a purchase commitment of $2,225,000. There were no adjustments for nonroutine items in 1991 and 1990. The following table presents the Company's Funds From Operations As Adjusted.

                                                            YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1994       1993       1992       1991       1990
                                              --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
Funds From Operations As Adjusted...........  $ 55,905   $ 49,527   $ 44,416   $ 46,428   $ 36,370

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                  THE COMPANY

     Following is a discussion of the financial condition and results of operations of the Company which should be read in conjunction with the Selected Consolidated Financial Data and the consolidated financial statements (and notes thereto) included in this Annex A.

     On June 29, 1995, the Company's Board of Directors authorized a transaction which is designed to separate the economic attributes of its investments in psychiatric hospitals (the "Psychiatric Group") and its core investments in acute care hospitals, rehabilitation hospitals and a medical office building (the "Core Group") into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The transaction entails the distribution to holders of Common Stock of depositary shares representing a new series of preferred stock, par value $0.01 per share, to be designated Psychiatric Group Preferred Stock (the "Psychiatric Group Stock"). The Psychiatric Group Stock will be intended to reflect the separate performance of the Psychiatric Group. The Company's existing Common Stock will be intended to reflect the separate performance of the Core Group. In connection with the transaction, the Company has specifically identified or allocated its assets, liabilities and stockholders' equity, and its revenues, expenses and cash flow items, between the Core Group and Psychiatric Group. However, each holder of Common Stock or Psychiatric Group Stock will be a holder of an issue of capital stock of the entire Company and will be subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities. For discussions of the financial condition and results of operations of the Core Group and the Psychiatric Group, see the management's discussion and analysis of financial condition and results of operations of the Core Group and the Psychiatric Group which are included in Annex B and Annex C.

OPERATING RESULTS

1994 Compared to 1993

     In 1994, the Company reported net income of $9,693,000, or $.46 per share compared with net income of $50,987,000, or $2.71 per share in 1993.

     Several significant items impacted net income in both 1994 and 1993. Net income in 1994 reflected a write-down of psychiatric hospital investments of $30,000,000, or $1.44 per share, as a result of accelerating negative trends in the psychiatric industry. In 1994, $1,450,000, or $.07 per share, was accrued for the cost of the planned issuance of the Psychiatric Group Stock. Net income in 1993 included a gain of $19,742,000, or $1.05 per share, on the sale of an acute care property in March 1993. Litigation costs were $2,234,000, or $.12 per share, in 1993 as a result of the defense and settlement of a shareholder class action lawsuit against the Company.

     Rental income was $67,732,000 in 1994, an increase of $3,177,000 or 5% from $64,555,000 in 1993. This net increase is primarily attributable to rental income from new properties acquired and various capital additions subsequent to the first quarter of 1993 partially offset by a reduction in rental income due to the previously mentioned property sale in March 1993.

     Additional rental and interest income was $9,506,000 in 1994, an increase of $172,000 or 2% from $9,334,000 in 1993. This increase is attributable to increased additional rent from six of the Company's original acute care properties and more recently purchased properties generating additional rent for the first time in 1994. This increase is net of the loss of additional rent due to the previously mentioned property sale.

     Other interest income increased $2,055,000 to $4,002,000 in 1994 from $1,947,000 in 1993. This increase resulted from higher average balances of construction loans, other notes receivable and direct financing leases in 1994 compared with 1993. In addition, 1994 included the recognition of $710,000 of fee income related to the prepayment of a construction loan in February 1994.

     Interest expense was $26,101,000 in 1994, a decrease of $1,168,000 or 4% from $27,269,000 in 1993. An equity offering in July 1993 resulted in lower average short-term borrowings during 1994 compared with 1993. A higher level of construction in progress during 1994 compared with 1993 resulted in an increase in capitalized interest. In addition, the Company prepaid mortgage notes payable of $14.4 million in February 1994.

     General and administrative expenses decreased to $5,376,000 in 1994 from $6,437,000 in 1993. The decrease for 1994 was attributable to the reversal of $750,000 of a corporate relocation accrual recorded in the fourth quarter of 1993, after the Company decided to maintain its headquarters in Denver, Colorado. This was partially offset by higher expense from the Company's stock incentive plans and increased shareholder reporting and distribution costs in 1994.

1993 Compared to 1992

     In 1993, the Company reported net income of $50,987,000, or $2.71 per share compared with a net loss of ($6,317,000), or ($.37) per share in 1992.

     Net income in 1993 and net loss in 1992 were impacted by several significant items. Net income in 1993 included a gain of $19,742,000, or $1.05 per share, on the sale of an acute care property in March 1993, while the net loss in 1992 included total gains of $11,064,000, or $.64 per share, on the sale of the Company's partnership interests in four rehabilitation properties. Litigation costs were $2,234,000, or $.12 per share, in 1993 as a result of the defense and settlement of a shareholder class action lawsuit against the Company. Litigation costs related to this lawsuit in 1992 were $786,000, or $.05 per share. Net loss in 1992 reflected a write-down of $45,000,000, or $2.61 per share, related to the restructuring of two psychiatric mortgage notes receivable and a cost of $2,225,000, or $.13 per share, as a result of the Company exercising its right to terminate a purchase commitment to enhance its liquidity position.

     Rental income was $64,555,000 in 1993, a decrease of $1,206,000 or 2% from $65,761,000 in 1992. This decrease is attributable to a reduction in rental income due to the sale of the Company's 97% partnership interests in three rehabilitation properties in October 1992 and the sale of an acute care property in March 1993, partially offset by rental income from a newly acquired property and various capital additions coming under lease subsequent to the first quarter of 1992. Additionally, 1993 includes rental income from a psychiatric property conveyed to the Company in late 1992 in satisfaction of a mortgage note receivable. The conveyance of this property together with the modification and restructuring of another mortgage note receivable in 1992 resulted in a decrease in mortgage interest income of $1,457,000 in 1993 compared with 1992.

     Additional rental and interest income was $9,334,000 in 1993, an increase of $805,000 or 9% from $8,529,000 in 1992. This increase is attributable to increased additional rent from six of the Company's original acute care properties and more recently purchased properties generating additional rent for the first time in 1993. This increase is net of the loss of additional rent from properties sold in 1992 and 1993.

     Depreciation and amortization increased $1,265,000 to $14,087,000 in 1993 compared with 1992 primarily as a result of the Company's revision of the estimated remaining lives of its psychiatric real estate properties from an average of 38 years to 21 years effective as of January 1, 1993.

     Interest expense was $27,269,000 in 1993, a decrease of $2,508,000 or 8% from $29,777,000 in 1992. Property sales in the last quarter of 1992 and first quarter of 1993, and an equity offering in July 1993, resulted in lower average short-term borrowings in 1993. Lower short-term interest rates in 1993 contributed to the decrease in interest expense in 1993.

     General and administrative expenses decreased to $6,437,000 in 1993 from $8,221,000 in 1992. In the fourth quarter of 1993, the Company recorded an accrual of $850,000 related to the planned relocation of its corporate offices to Southern California in the middle of 1994. General and administrative expenses in 1992 include severance costs of $1.5 million related to personnel changes announced during 1992. Additionally, in 1992 the negotiation and restructuring of two psychiatric mortgage notes receivable, the review of a potential business combination and other matters resulting from a legal action against the Company, resulted in increases in consulting, professional and travel costs totaling $1.3 million.

     Minority interest decreased $378,000 to $251,000 in 1993 compared with 1992 as a result of the Company's sale of three real estate partnerships in October 1992.

Future Operating Results

     The nature of health care delivery in the United States is currently undergoing change and further review at both the national and state levels. Generally accepted goals of reform continue to include controlling costs and improving access to medical care. The Company's Board and management are monitoring potential changes closely. The Company believes that these potential changes may pose risks for certain institutions that are unwilling or unable to respond. However, the Company believes that this changing health care environment will provide the Core Group with new opportunities for investment in its current facilities as well as new facilities.

     The Company recognizes that the health care industry in the United States is undergoing significant evolution. The ongoing changes in the health care industry include trends toward shorter lengths of hospital stay, increased outpatient services, downward pressure on reimbursement rates from government, insurance company and managed care payors and an increasing trend toward capitation of health care delivery costs (delivery of services on a fixed price basis to a defined group of covered parties). Outpatient business is expected to increase as advances in medical technologies allow more procedures to be performed on an outpatient basis. Payors continue to direct more patients from inpatient care to outpatient care. The portion of providers' patient services reimbursed under Medicare and Medicaid continues to increase as the population ages and states expand Medicaid programs. States and insurance companies continue to negotiate actively the amounts they will pay for services. In addition, the entrance of insurance companies into managed care programs is accelerating the introduction of managed care in new localities. As a result, the revenues and margins may decrease at the Company's hospitals.

     Notwithstanding the potential for increasing government regulation, the Company believes that health care will continue to be delivered on a local basis and that well-managed, high-quality, cost-controlled facilities will continue to be an integral part of local health care delivery systems. The Company also believes that certain acute care hospitals will need to reconfigure or expand existing facilities or to affiliate themselves with other providers so as to become part of comprehensive and cost-effective health care systems. Such systems will likely include lower cost treatment settings, such as ambulatory care clinics, outpatient surgery centers, skilled nursing facilities and medical office buildings. In general, the Core Group facilities are part of local health care delivery systems or are in the process of becoming integrated into such systems.

     The Company's future operating results could be affected by the operating performance of the Company's lessees and borrowers. The rental and interest obligations of its facility operators are primarily supported by the facility-specific operating cash flow. Real estate investments in the Company's portfolio are further supported by one or more credit enhancements that take the form of cross-default provisions, letters of credit, corporate and personal guarantees, security interests in cash reserve funds, accounts receivable or other personal property and requirements to maintain specified financial ratios.

     Fundamental changes in the psychiatric industry continue to negatively impact the facility-specific operating cash flow at the Company's psychiatric hospitals. Institutions responsible for providing insurance coverage to patients who use inpatient psychiatric treatment services have directed efforts toward decreasing their payments for such services, thereby reducing hospital operating revenues. Some cost-cutting measures used by such institutions include decreasing the inpatient length of stay, intensively reviewing utilization, directing patients from inpatient care to outpatient care and negotiating reduced reimbursement rates for services. In addition, such institutions have extended the length of time for making payments, resulting in increases in accounts receivable. The wider use of psychotropic drugs has also resulted in significant declines in the average length of stay. Although the operators of the psychiatric hospitals are responding by developing lower cost outpatient and daypatient programs, increasing case management and reducing operating costs, their efforts are generally not consistently mitigating the negative impact of these fundamental psychiatric industry changes. For example, as the inpatient length of stay has decreased, offset by an increased number of admissions in some cases, the costs of performing initial testing and other administrative procedures associated with each admission have increased. As a result, certain of the psychiatric hospital operators have had difficulty meeting their payment obligations to the Company on a timely basis and there can be no assurance that they will be able to meet their payment obligations in the future.

     The Company is currently providing working capital loans to the operators of four of its psychiatric hospitals. As of April 17, 1995, outstanding working capital loans totalled $5,100,000, and the Company has committed to make an additional $1,200,000 of such working capital loans upon request, subject to certain conditions. These working capital loans, which are secured by accounts receivable and certain personal property and which contain events of default that would be triggered by defaults under the lease or mortgage loan relating to the relevant psychiatric hospital, are the primary source of financing for these operators' operating and capital needs. These psychiatric hospitals have, from time to time, been unable to generate sufficient cash flow for working capital and the development of new programs. In certain cases, these psychiatric hospitals have not been able to pay down the working capital loans provided by the Company or to secure replacement loans from third-party lenders. To the extent the psychiatric hospitals have increased working capital needs in the future, the Psychiatric Group may be the only source of such financing. In the event the Board determines that it is appropriate to provide additional working capital financing to a psychiatric hospital, it may cause the Core Group to make revolving intercompany loans to the Psychiatric Group to fund such financing (to the extent consistent with its then existing policies), although the Board is under no obligation to do so.

     The Company is currently discussing with the operator of the two Four Winds psychiatric hospitals in New York possible alternatives for creating additional available capital for the development and expansion of the hospitals' programs, including the release of certain collateral securing the Company's mortgage loan investments. The Company is currently reviewing the operator's plan for these new programs which are intended to address the potential negative consequences of the expected changes in Medicaid reimbursement and the increase in managed care penetration in the State of New York.

     In 1992, the Company recorded a $45,000,000 write-down of its investments in two psychiatric hospitals and restructured the payment obligations of these two facilities. In addition, at June 30, 1994, in view of negative trends that caused declining cash flow at a number of the psychiatric hospitals, the Company recorded a $30,000,000 write-down of its investments in the psychiatric hospitals. Although management believes that the recorded investments in the psychiatric hospitals are realizable, if the cash flow at the psychiatric hospitals continues to decline, the Company may be required to further restructure payment obligations or make additional write-downs of the value of its investments in the psychiatric hospitals. The Company is pursuing alternatives for the psychiatric portfolio including selected sales of hospitals to operators or other parties, restructuring of financial obligations or other approaches that might allow the effective separation of these assets from the Company's core portfolio of acute care and rehabilitation hospitals and a medical office building. As part of this initiative, the Company sold its psychiatric property in Torrance, California in October 1994 for $5,772,000 in cash (at net book value), sold two of its psychiatric properties in Massachusetts in February 1995 for $13,825,000 in cash (at net book value), restructured the leases and working capital loans of its two Florida psychiatric investments in March 1995 and is issuing the Psychiatric Group Stock.

     Additional rental income and interest income from the Company's existing investments will be affected by changes in the revenues of the underlying business operations upon which such income is based. The Company's acute care investments accounted for 85% of net additional rental and interest income for the year ended December 31, 1994, while rehabilitation and psychiatric investments accounted for 9% and 6%, respectively. Over the years, a substantial portion of the Company's additional rental and interest income has been attributable to six of the Company's original acute care properties (the "Original Properties"). Also, with the significant revenue growth at a majority of the Original Properties in recent years, two properties had reached the additional rent transition point at the end of 1994 and it is anticipated that other properties may do so over the next few years. The Company's revenue participation rate for the six Original Properties declines from 5% to 1% when the additional rent transition point is reached. At December 31, 1994, the amount of potential additional rent at the 5% revenue participation rate for the six Original Properties was approximately $2.8 million per annum. As a result, the Company anticipates slower growth in additional rental and interest income in the near term from its current portfolio of properties.

     Future operating results of the Company will be affected by additional factors including the amount, timing and yield of additional real estate investments and the competition for such investments. Operating results will also be affected by the availability and terms of the Company's future equity and debt financing. The Company's financing strategy includes the objective to reduce its cost of capital over time and enhance its financial flexibility to facilitate future growth. Toward achievement of this objective, the Company raised $80.8 million of new equity in 1993. The proposed distribution of depositary shares representing Psychiatric Group Stock is also intended to facilitate this objective.

     The Company's unsecured revolving credit facility was increased to $100,000,000 in April 1994. In August 1994, the Company's BBB- implied senior debt rating was affirmed by Standard & Poor's but the outlook was revised to negative from stable. Duff & Phelps Credit Rating Co. assigned an initial implied senior debt rating of BBB- in November 1994.

LIQUIDITY AND CAPITAL RESOURCES

     As of April 17, 1995, the Company had commitments of $9,200,000 to fund construction obligations and capital expenditures over approximately the next twelve months. Aggregate unfunded commitments under revolving credit agreements provided to facility operators totalled $1,200,000 as of April 17, 1995.

     The Company has continued to increase its liquidity and enhance its financial flexibility. In July 1993, the Company completed an offering of 3,450,000 additional shares of Common Stock resulting in net proceeds of $80.8 million. Proceeds from the offering were used to pay off the outstanding balance under the Company's revolving credit facility and fund additional real estate investments. In April 1994, the Company increased its unsecured revolving credit facility to $100 million. The facility bears interest at either LIBOR plus a margin of 125 to 200 basis points or the prime rate plus, in certain circumstances, a margin of 50 basis points, and matures on December 31, 1996. Currently, the Company is able to borrow at either LIBOR plus 125 basis points or the prime rate. As of April 17, 1995, the Company had $1 million of borrowings under its credit facility. The Company currently believes it has sufficient capital to meet its commitments and that its cash flow and liquidity will continue to be sufficient to fund current operations and to provide for the payment of dividends to stockholders in compliance with the applicable sections of the Internal Revenue Code governing real estate investment trusts.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To American Health Properties, Inc.:

     We have audited the accompanying consolidated balance sheets of American Health Properties, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Health Properties, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. Schedule III is presented for purposes of additional analysis and is not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado,
March 6, 1995.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                   1994       1993       1992
                                                                  -------    -------    -------
                                                                    (IN THOUSANDS EXCEPT PER
                                                                         SHARE AMOUNTS)
REVENUES
Rental income...................................................  $67,732    $64,555    $65,761
Mortgage interest income........................................    5,787      5,687      7,144
Additional rental and interest income...........................    9,506      9,334      8,529
Other interest income...........................................    4,002      1,947        645
                                                                  -------    -------    -------
                                                                   87,027     81,523     82,079
                                                                  -------    -------    -------
EXPENSES
Depreciation and amortization...................................   14,103     14,087     12,822
Interest expense................................................   26,101     27,269     29,777
General and administrative......................................    5,376      6,437      8,221
Targeted stock issuance costs...................................    1,450         --         --
Litigation costs................................................       --      2,234        786
Write-down of real estate investments...........................   30,000         --     45,000
Termination of purchase commitment..............................       --         --      2,225
                                                                  -------    -------    -------
                                                                   77,030     50,027     98,831
                                                                  -------    -------    -------
Minority interest...............................................      304        251        629
                                                                  -------    -------    -------
Income (loss) before gain on sale of properties.................    9,693     31,245    (17,381)
Gain on sale of properties......................................       --     19,742     11,064
                                                                  -------    -------    -------
NET INCOME (LOSS)...............................................  $ 9,693    $50,987    $(6,317)
                                                                  =======    =======    =======
NET INCOME (LOSS) PER SHARE.....................................  $  0.46    $  2.71    $ (0.37)
                                                                  =======    =======    =======
WEIGHTED AVERAGE SHARES OUTSTANDING.............................   20,856     18,843     17,247
                                                                  =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1994          1993
                                                                       ---------     ---------
                                                                           (IN THOUSANDS)
ASSETS
Real estate properties
  Buildings and improvements.......................................    $ 503,047     $ 480,776
  Accumulated depreciation.........................................      (70,617)      (58,157)
                                                                       ---------     ---------
                                                                         432,430       422,619
  Land.............................................................       62,948        62,317
  Construction in progress.........................................           --        11,719
                                                                       ---------     ---------
                                                                         495,378       496,655
Mortgage notes receivable, net.....................................       37,875        45,825
Construction loans.................................................       21,383        15,039
Other notes receivable.............................................        9,428         8,598
Direct financing leases............................................        3,816         2,803
Cash and short-term investments....................................        1,838        35,670
Receivables........................................................        6,974         6,675
Deferred financing costs and other assets..........................        2,811         3,188
                                                                       ---------     ---------
                                                                       $ 579,503     $ 614,453
                                                                       =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term loan payable............................................    $  14,500     $      --
Mortgage notes payable.............................................           --        14,468
Subordinated convertible bonds payable.............................        6,163         5,955
Senior notes payable...............................................      225,000       225,000
Accounts payable and accrued liabilities...........................        9,668         9,631
Dividends payable..................................................       11,989        11,830
Deferred income....................................................        4,682         4,266
                                                                       ---------     ---------
                                                                         272,002       271,150
                                                                       ---------     ---------
Commitments and contingencies
Stockholders' Equity
  Preferred stock $.01 par value; 1,000 shares authorized; none
     outstanding...................................................           --            --
  Common stock $.01 par value; 25,000 shares authorized; 20,851 and
     20,755 shares issued and outstanding..........................          209           208
  Additional paid-in capital.......................................      426,783       424,297
  Cumulative net income............................................      169,931       160,238
  Cumulative dividends.............................................     (289,422)     (241,440)
                                                                       ---------     ---------
                                                                         307,501       343,303
                                                                       ---------     ---------
                                                                       $ 579,503     $ 614,453
                                                                       =========     =========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       COMMON STOCK    ADDITIONAL CUMULATIVE                 TOTAL
                                      ---------------   PAID-IN      NET      CUMULATIVE  STOCKHOLDERS'
                                      SHARES   AMOUNT   CAPITAL     INCOME    DIVIDENDS      EQUITY
                                      ------   ------  ---------- ----------  ----------  -------------
                                                   (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BALANCES AT DECEMBER 31, 1991.......  17,074    $171    $338,257   $115,568   $(150,927)    $ 303,069
Conversion of subordinated
  convertible bonds.................     91        1       2,471         --          --         2,472
Restricted stock grants, net........     21       --         344         --          --           344
Exercise of stock options...........     74        1       1,527         --          --         1,528
Net loss............................     --       --          --     (6,317)         --        (6,317)
Dividends ($2.64 per share).........     --       --          --         --     (45,747)      (45,747)
                                      ------   ------   --------   --------   ---------     ---------
BALANCES AT DECEMBER 31, 1992.......  17,260     173     342,599    109,251    (196,674)      255,349
Public offering of additional
  shares............................  3,450       35      80,806         --          --        80,841
Restricted stock grants, net........     25       --         399         --          --           399
Exercise of stock options...........     20       --         493         --          --           493
Net income..........................     --       --          --     50,987          --        50,987
Dividends ($2.25 per share).........     --       --          --         --     (44,766)      (44,766)
                                      ------   ------   --------   --------   ---------     ---------
BALANCES AT DECEMBER 31, 1993.......  20,755     208     424,297    160,238    (241,440)      343,303
Restricted stock grants, net........      6       --         524         --          --           524
Exercise of stock options...........     90        1       1,962         --          --         1,963
Net income..........................     --       --          --      9,693          --         9,693
Dividends ($2.30 per share).........     --       --          --         --     (47,982)      (47,982)
                                      ------   ------   --------   --------   ---------     ---------
BALANCES AT DECEMBER 31, 1994.......  20,851    $209    $426,783   $169,931   $(289,422)    $ 307,501
                                      ======   ======   ========   ========   =========     =========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1994        1993        1992
                                                               --------    --------    --------
                                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)............................................  $  9,693    $ 50,987    $ (6,317)
Depreciation, amortization and other non-cash items..........    16,041      15,414      14,015
Deferred income..............................................       269        (412)         70
Write-down of real estate investments........................    30,000          --      45,000
Gain on sale of properties...................................        --     (19,742)    (11,064)
Change in receivables and other assets.......................      (383)        109        (255)
Change in accounts payable and accrued liabilities...........      (636)       (472)      2,037
                                                               --------    --------    --------
                                                                 54,984      45,884      43,486
                                                               --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition and construction of real estate properties.......   (40,142)    (28,502)    (27,191)
Proceeds from sale of properties.............................     5,772      41,940      41,511
Mortgage notes receivable....................................        --          --       1,105
Construction loan fundings...................................   (23,180)    (15,039)         --
Construction loan paid.......................................    16,836          --          --
Other notes receivable.......................................      (830)     (2,548)     (2,612)
Direct financing leases......................................    (1,013)     (2,803)         --
Administrative capital expenditures..........................      (183)        (44)        (39)
                                                               --------    --------    --------
                                                                (42,740)     (6,996)     12,774
                                                               --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings (payments) on short-term loan payable.............    14,500     (40,500)    (11,000)
Principal payments on mortgages..............................   (14,468)     (1,137)     (1,029)
Financing costs paid.........................................      (248)     (1,371)       (371)
Proceeds from sale of stock..................................        --      80,841          --
Proceeds from exercise of stock options......................     1,963         493       1,528
Dividends paid...............................................   (47,823)    (42,436)    (47,732)
Contributions from minority interest.........................        --          --         439
                                                               --------    --------    --------
                                                                (46,076)     (4,110)    (58,165)
                                                               --------    --------    --------
INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS.......   (33,832)     34,778      (1,905)
CASH AND SHORT-TERM INVESTMENTS, BEGINNING OF YEAR...........    35,670         892       2,797
                                                               --------    --------    --------
CASH AND SHORT-TERM INVESTMENTS, END OF YEAR.................  $  1,838    $ 35,670    $    892
                                                               ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COMPANY

     American Health Properties, Inc., a Delaware corporation (the Company, which term refers to the Company and its subsidiaries unless the context otherwise requires) is a self-administered real estate investment trust (REIT) that commenced operations in 1987. The Company has investments in health care facilities, including 13 acute care hospitals, three rehabilitation hospitals and five psychiatric hospitals, all of which are operated by qualified third party health care providers, and a medical office building.

     Psychiatric Group Preferred Stock Distribution. On January 31, 1995, the Company's Board of Directors authorized management to pursue a transaction which is designed to separate the economic attributes of its investments in psychiatric hospitals (the Psychiatric Group) and its investments in acute care hospitals, rehabilitation hospitals and a medical office building (the Core Group) into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The transaction would entail the distribution to holders of Common Stock of depositary shares representing a new series of preferred stock, par value $0.01 per share, to be designated Psychiatric Group Preferred Stock (the Psychiatric Group Stock). The Psychiatric Group Stock would be intended to reflect the separate performance of the Psychiatric Group. The Company's existing Common Stock would be intended to reflect the separate performance of the Core Group. In connection with the proposed transaction, the Company has specifically identified or allocated its assets, liabilities and stockholders' equity, and its revenues, expenses and cash flow items, between the Core Group and Psychiatric Group. However, each holder of Common Stock or Psychiatric Group Stock would be a holder of an issue of capital stock of the entire Company and would be subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities. The combined financial statements of the Core Group and the Psychiatric Group are included in Annex B and Annex C to the Information Statement relating to the transaction.

     The conversion rights of the Company's convertible subordinated bonds, and the Common Stock reserved for issuance upon conversion, will be appropriately adjusted in accordance with the terms of the indenture to reflect the planned distribution. In addition, appropriate adjustments will be made to the Company's stock incentive plans.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     New Accounting Standards. The Financial Accounting Standards Board has issued Statements of Financial Accounting Standards No.'s 114 and 118, "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," respectively (SFAS 114 and 118). SFAS 114 and 118 are applicable to all creditors and to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS 114 and 118 require estimating the value of impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

     SFAS 114 and 118 are effective in fiscal 1995. Management believes that adoption of SFAS 114 and 118 will not have a material impact on the accompanying consolidated financial statements.

     Real Estate Properties. The Company accounts for its property leases as operating leases. The Company records properties at cost and allocates the cost between land and buildings and improvements based on independent appraisals. Depreciation of acute care and rehabilitation properties is recorded on a straight-line basis over the estimated useful lives of the buildings and improvements (27 to 42 years). The Company prospectively revised the estimated remaining lives of its psychiatric real estate properties from an average of

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

38 years to 21 years effective as of January 1, 1993. This estimate revision increased depreciation and reduced net income by $1,165,000, or $.06 per share, for the year ended December 31, 1993.

     Deferred Income. Fees received, net of related direct costs, associated with the origination or amendment of leases and mortgages are deferred and amortized at a constant effective rate over the remaining initial term of the related leases and mortgage notes receivable.

     Deferred Costs. Deferred financing costs are amortized over the term of the related debt at a constant effective rate.

     Federal Income Taxes. The Company intends at all times to operate so as to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code. As such, the Company will not be subject to federal income tax.

     Earnings and profits, which determine the taxability of dividends to stockholders, differ from net income for financial reporting purposes due primarily to timing differences in the recognition of fee income, real estate property write-downs, mortgage note impairment reserves and various accruals and differences between the estimated useful lives used to compute depreciation for financial statement purposes and a 40-year life used in determining earnings and profits. The cost basis of the Company's real estate properties is generally the same for financial reporting and earnings and profits purposes, except for properties written down for financial reporting purposes.

     Cash and Short-Term Investments. Cash and short-term investments consist of cash and all highly liquid investments with an original maturity date of less than three months.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

REAL ESTATE PROPERTIES

     The following table summarizes the Company's investment in health care real estate properties as of December 31, 1994:

                                                                      BUILDINGS AND     ACCUMULATED          NET
                                                          LAND        IMPROVEMENTS      DEPRECIATION      BOOK VALUE
                                                         -------      ------------      ------------      ----------
                                                                               (IN THOUSANDS)
ACUTE CARE GENERAL PROPERTIES:
Irvine Medical Center
  Irvine, California..................................   $17,987        $ 57,013          $  5,286         $ 69,714
Tarzana Regional Medical Center
  Tarzana, California.................................    12,421          61,279            11,291           62,409
Desert Valley Hospital
  Victorville, California.............................     1,755          22,245               162           23,838
Kendall Regional Medical Center
  Miami, Florida......................................     4,163          64,849            11,997           57,015
Palm Beach Gardens Medical Center
  Palm Beach Gardens, Florida.........................     4,024          41,624             8,102           37,546
North Fulton Medical Center
  Roswell, Georgia....................................     4,149          42,042             6,061           40,130
Halstead Hospital
  Halstead, Kansas....................................        80          14,170               709           13,541
Elmwood Medical Center
  Jefferson, Louisiana................................     4,412          38,411             4,370           38,453
Lucy Lee Hospital
  Poplar Bluff, Missouri..............................       404          22,861             4,156           19,109
Frye Regional Medical Center
  Hickory, North Carolina.............................     1,247          44,202             8,555           36,894
Cleveland Regional Medical Center
  Cleveland, Texas....................................       300           8,000               296            8,004
Concho Valley Regional Hospital
  San Angelo, Texas...................................       256          16,196             1,315           15,137
                                                         -------        --------          --------         --------
                                                          51,198         432,892            62,300          421,790
                                                         -------        --------          --------         --------
PSYCHIATRIC PROPERTIES:
The Retreat
  Sunrise, Florida....................................     3,325           8,609             1,886           10,048
The Manors
  Tarpon Springs, Florida.............................     1,457           5,066               596            5,927
Rock Creek Center
  Lemont, Illinois....................................       440           5,372               718            5,094
Pembroke Hospital
  Pembroke, Massachusetts.............................     1,712           5,840             1,356            6,196
Westwood Lodge Hospital
  Westwood, Massachusetts.............................     1,631           4,252             1,019            4,864
                                                         -------        --------          --------         --------
                                                           8,565          29,139             5,575           32,129
                                                         -------        --------          --------         --------
REHABILITATION PROPERTIES:
Northwest Arkansas Rehabilitation Hospital
  Fayetteville, Arkansas..............................       962           8,124               711            8,375
HCA Wesley Rehabilitation Hospital
  Wichita, Kansas.....................................     1,938          12,659               883           13,714
MountainView Regional Rehabilitation Hospital
  Morgantown, West Virginia...........................        --          11,718               988           10,730
                                                         -------        --------          --------         --------
                                                           2,900          32,501             2,582           32,819
                                                         -------        --------          --------         --------
MEDICAL OFFICE BUILDING PROPERTIES:
Walsh Medical Arts Center
  Murrieta, California................................       285           8,515               160            8,640
                                                         -------        --------          --------         --------
                                                         $62,948        $503,047          $ 70,617         $495,378
                                                         =======        ========          ========         ========

     At June 30, 1992, the Company recorded an $11,400,000 write-down on a $21,400,000 mortgage note receivable (the "RCC Note") secured by a first mortgage and security interest in the real property of The Rock

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

Creek Center ("RCC") in Lemont, Illinois. Subsequent recovery of cash in an interest reserve fund maintained by RCC reduced the Company's recorded investment in the RCC Note to $8,812,000. At the end of 1992, a formal restructuring of the RCC Note was completed, pursuant to which the RCC real property was conveyed to the Company in return for the Company's forgiveness of the RCC Note. The RCC real property was then leased to the existing operator for an initial term of five years at an annual rate of $1 million with monthly payments commencing January 1, 1993. Income received and recognized by the Company on its RCC investment in 1994 and 1993 was $1,000,000 and in 1992 was $1,332,000. Income of $2,664,000 would have been recorded in 1994, 1993 and 1992, had the RCC Note performed in accordance with its original terms.

     In addition, at June 30, 1994, in view of negative trends that caused declining cash flow at a number of the psychiatric hospitals, the Company recorded a $30,000,000 write-down of its investments in psychiatric hospitals at such date. Of the $30,000,000 write-down, $22,050,000 related to the Company's investments in psychiatric hospital properties and $7,950,000 was established as a mortgage note impairment reserve. Over time, the Company intends to reduce its investments in the psychiatric sector. This is expected to be accomplished through the Company's announced program to sell, restructure or seek other means to reduce its investments in the psychiatric sector. In connection with this program, the Company sold one of its psychiatric properties to a third party in October, 1994. Additionally, subsequent to year end, the Company sold its psychiatric real estate investments in Westwood and Pembroke, Massachusetts. These sales were accomplished at net book value. The Company also restructured the terms of its two Florida psychiatric hospital investments subsequent to year end. Pursuant to the restructuring, the annual minimum rental obligation of The Retreat psychiatric hospital in Sunrise, Florida was reduced from $2,359,000 to $1,100,000, and the annual minimum rental obligation of The Manors psychiatric hospital in Tarpon Springs, Florida was reduced from $855,000 to $600,000. The Company will have an enhanced participation in future revenue growth of both facilities. As part of the restructuring, The Retreat used an existing $1,000,000 lease reserve fund to pay down outstanding borrowings under a revolving credit agreement provided by the Company, and the maximum amount available for borrowing under the credit agreement was reduced from $2,250,000 to $1,000,000. The Manors used an existing $325,000 lease reserve fund to pay down outstanding borrowings under a $2,000,000 revolving credit agreement provided by the Company.

     The Company's properties are leased under "net" leases pursuant to which the lessees are responsible for all maintenance, repairs, taxes, and insurance of the leased properties. The leases provide for the payment of minimum base rent and additional rent during the fixed term and any renewal terms. Additional rent is based on the increase in annual gross revenues of the related hospital as specified in the lease agreements.

     The Company has the right to approve capital expenditures at all properties, the option to fund certain capital expenditures and, in certain situations, is obligated to fund approved capital expenditures on terms comparable to the original investment. The Company has committed to fund approximately $5,000,000 of capital expenditures pursuant to these rights and obligations. The base and additional rent provisions of the leases are amended when such capital expenditures are funded to reflect the Company's increased investment.

     Six of the Company's acute care properties are leased to subsidiaries of American Medical International, Inc. (AMI). The six leases are covered by cross-default provisions and the lease obligations are unconditionally guaranteed by AMI. In 1994, income from these leases accounted for 50% of the Company's total revenues.

     Future minimum rentals under the Company's noncancellable operating leases, after consideration of the sale of the two Massachusetts psychiatric properties and the restructuring of the lease obligations of the two Florida psychiatric properties, are approximately $65,100,000 annually in 1995 through 1997, $64,100,000 in 1998, $41,200,000 in 1999 and $136,800,000 thereafter.

MORTGAGE NOTES RECEIVABLE

     Four Winds Hospital -- Saratoga $18,225,000. The Company has a mortgage note receivable secured by a first mortgage and security interest in the real property of Four Winds Hospital in Saratoga Springs, New

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

York. The note has an initial term of ten years with two optional ten-year extension terms. The initial term maturity date is June 30, 1999. The interest rate on the note is 12.42%. Interest is payable monthly for the first six years, and thereafter, principal and interest payments will be payable in level monthly installments based on a thirty-year amortization schedule.

     Four Winds Hospital -- Katonah $27,600,000. The Company has a mortgage note receivable secured by a first mortgage and security interest in the real property of Four Winds Hospital in Katonah (Westchester County), New York (the "Four Winds Note"). At June 30, 1992, the Company recorded a $33,600,000 write-down on the original $61,200,000 Four Winds Note which reduced the Company's recorded investment in the Four Winds Note to $27,600,000.

     At the end of 1992, a formal restructuring of the Four Winds Note was completed, pursuant to which monthly interest payments amount to $3,400,000 in the first year, increase $100,000 annually in each of the succeeding six years and remain at $4,000,000 per year through maturity. The restructured note has an initial term of ten years with two optional ten-year extension terms. The initial term maturity date is November 30, 2002. Interest income received and recognized by the Company on the Four Winds Note in 1994, 1993 and 1992 was $3,508,000, $3,408,000 and $3,524,000, respectively. Interest income of
$7,635,000 would have been recorded in 1994, 1993 and 1992 had the Four Winds Note performed in accordance with its original terms.

     Pursuant to the terms of the mortgage notes receivable, the Company may receive additional interest each year based on the increase in annual operating revenues of the related psychiatric facility. The Company may provide permanent financing for capital additions at the facilities.

     Mortgage Note Impairment Reserve. As discussed above, at June 30, 1994, in view of negative trends that caused declining cash flows at a number of the psychiatric hospitals, the Company recorded a $30,000,000 write-down of its investments in psychiatric hospitals. In connection with a review of Four Winds Hospital -- Saratoga and Four Winds Hospital -- Katonah, as well as uncertainties surrounding possible changes in Medicaid reimbursement in the State of New York, $7,950,000 of the $30,000,000 write-down was recorded as a mortgage note impairment reserve. The Company will record interest on such mortgage notes as interest payments are received.

CONSTRUCTION LOANS

     At December 31, 1994, the Company had funded $21,383,000 of a $30,000,000 commitment to participate in an $86 million construction and mortgage financing of a 670,000 square foot integrated hospital and medical office building presently under construction in Austin, Texas.

     At December 31, 1993, the Company had funded $15,039,000 under a construction loan commitment on an ambulatory care and medical office complex in Overland Park, Kansas. This construction loan was prepaid by the borrower in February 1994 at which time the balance outstanding was $16,836,000.

OTHER NOTES RECEIVABLE

     The Company provides financing at variable rates to certain operators under revolving credit agreements. The aggregate commitment under these credit agreements was $9,950,000 as of December 31, 1994. Borrowings under the credit agreements are subject to compliance with various covenants and may not exceed a specified percentage of the operators' net accounts receivable. Borrowings under the credit agreements are secured by accounts receivable and other personal property of the operator. As of December 31, 1994, $8,800,000 was outstanding under these revolving credit agreements at a weighted average interest rate of 11.8%. The weighted average amount of borrowings under these credit agreements outstanding during 1994 was $8,458,000 at a weighted average interest rate of 10.6% with a maximum of $8,800,000 outstanding during the year. As a result of the Company's sale of its two Massachusetts psychiatric investments and the restructuring of its two Florida psychiatric investments, all subsequent to year end, the Company's aggregate

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES commitment to provide financing under revolving credit agreements was reduced to $5,700,000, of which $1,200,000 was unfunded as of March 6, 1995.

     In connection with the Four Winds Note restructuring, the $950,000 balance outstanding under a revolving credit agreement was converted to a five-year amortizing term note. The note bears interest at an annual rate of 10.5%, and requires monthly principal and interest payments of $21,000 through maturity on December 1, 1997. As of December 31, 1994, the outstanding balance of this note was $628,000.

DIRECT FINANCING LEASES

     In connection with its investment in the real property of an acute care general hospital on June 30, 1993, the Company also provided a five-year equipment lease to the hospital operator which is classified as a direct financing lease. As of December 31, 1994, the Company's net investment in this direct financing lease is $2,296,000, represented by total minimum lease payments receivable of $2,722,000 less unearned income of $426,000. Future minimum lease payments under this lease are approximately $765,000 annually in 1995 through 1997 and $427,000 in 1998.

     In connection with its investment in the real property of an acute care general hospital on January 3, 1994, the Company also provided a seven-year equipment lease to the hospital operator which is classified as a direct financing lease. As of December 31, 1994, the Company's net investment in this direct financing lease is $1,520,000, represented by total minimum lease payments receivable of $2,015,000 less unearned income of $495,000. Future minimum lease payments under this lease are approximately $333,000 annually in 1995 through 2000 and $17,000 in 2001.

DEBT

     Short-Term Loan Payable. The Company has a $100 million unsecured revolving credit agreement with a syndicate of banks maturing on December 31, 1996. This agreement provides for interest on outstanding borrowings at either LIBOR plus a margin of 125 to 200 basis points or the prime rate plus, in certain circumstances, a margin of 50 basis points. The margin on LIBOR or prime rate borrowings is dependent upon various conditions, including the Company's leverage and debt ratings, and the level and duration of borrowings outstanding. Currently, the Company is able to borrow at either LIBOR plus 125 basis points or the prime rate.

     The weighted average amount of borrowings under bank credit agreements outstanding during 1994, 1993 and 1992 was $5,404,000, $11,227,000 and
$54,007,000 at weighted average interest rates of 6.9%, 4.7% and 5.1%, respectively. The maximum amount outstanding under bank credit agreements in 1994, 1993 and 1992 was $20,500,000, $44,500,000 and $72,000,000, respectively.
As of December 31, 1994, the Company had $14,500,000 outstanding under its bank credit agreement with a weighted average interest rate of 7.6%.

     Mortgage Notes Payable. Two of the properties owned by the Company had existing mortgages with remaining balances at December 31, 1993 of approximately $8.8 million and $5.7 million with interest rates of 10.0% and 8.75%, respectively. The Company prepaid both mortgages in February 1994.

     Senior Notes Payable. The Company's two issues of unsecured senior notes (the Senior Notes) were sold pursuant to private placements with institutional investors.

     In May 1989, the Company sold $5 million of 11.33% Series A Senior Notes and $120 million of 11.40% Series B Senior Notes. As provided under the terms of the note agreement, the interest rates on these notes were automatically adjusted to 11.38% on Series A and 11.45% on Series B effective as of October 25, 1989, concurrent with the downgrading of AMI's publicly rated unsecured senior debt obligations. In the event that such AMI debt obligations are subsequently upgraded to an investment grade rating, the interest rates on the Series A and Series B Senior Notes will automatically readjust to 11.33% and 11.40%, respectively. Interest is

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES payable quarterly in arrears. The Series A Senior Notes mature May 31, 1996, and the Series B Senior Notes require annual principal payments of $24 million beginning May 31, 1995 through maturity on May 31, 1999.

     In September 1990, the Company sold $100 million of 10.41% Senior Notes. Interest is payable semi-annually in arrears. The Senior Notes require annual principal payments of $20 million beginning September 15, 1996 through maturity on September 15, 2000.

     Subordinated Convertible Bonds Payable. The Company's Convertible Dual Currency Subordinated Bonds (the Swiss Bonds) were sold in Switzerland pursuant to public subscription.

     The 1990 Swiss Bonds have a coupon rate of 8 1/2% and are convertible at the option of the holder at any time until July 9, 2000 into shares of the Company's Common Stock at a conversion price of $25.875 per share and a fixed exchange rate of SFr. 1.41 per U.S. $1.00. In 1994 and 1993, no conversions of 1990 Swiss Bonds were made. In 1992, $2,590,000 of the 1990 Swiss Bonds, with accrued interest, were converted into 91,259 shares of common stock resulting in additional equity of $2,472,000, net of conversion and unamortized issuance costs of $118,000. Final redemption of the 1,491 remaining 1990 Swiss Bonds will be made in U.S. dollars of $7,455,000 on July 19, 2000 provided additional conversions or redemption have not occurred earlier.

     Interest on outstanding Swiss Bonds is payable annually in arrears in Swiss Francs in July. Accrued and accreted interest is not paid on Swiss Bonds converted into common stock.

     The Company has reserved approximately 204,000 unissued shares of Common Stock for potential future Swiss Bond conversions.

     Debt Covenants. Covenants and restrictions in the Company's various debt agreements include limitations on secured borrowings, restrictions covering the use of proceeds from asset sales and payments of dividends and requirements relating to the maintenance of specified financial covenants, including those relating to minimum tangible net worth, fixed charge coverage and ratios of liabilities to minimum tangible net worth and asset values.

     Annual Maturities. The aggregate amount of annual maturities of the Company's debt for calendar years 1995 through 1999 and thereafter is $24,000,000, $49,000,000, $44,000,000, $44,000,000, $44,000,000 and $27,455,000,
respectively. In addition, the outstanding balance of $14,500,000 at December 31, 1994 under the Company's unsecured revolving credit agreement matures on December 31, 1996, although certain events, including sales of assets, may require the earlier paydown of the outstanding balance.

     Interest. Interest capitalized on construction in progress was $883,000, $577,000 and $872,000 in 1994, 1993 and 1992, respectively. Interest paid, net of interest capitalized, in 1994, 1993, and 1992 was $24,924,000, $26,686,000
and $29,127,000, respectively.

PENSION PLANS

     The Company has a defined contribution pension plan covering all of its employees. Pension expense in 1994, 1993 and 1992 was $207,000, $202,000 and $229,000, respectively.

     The Company has an unfunded defined benefit pension plan covering non-employee members of its Board of Directors upon completion of sixty months of membership on the Board. The benefits, limited to ten years, are based on years of service and the annual base director fee in effect as of the date a director ceases to be a member of the Board.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

     The following table sets forth the amounts recognized in the Company's financial statements:

     Actuarial present value of benefit obligations:

                                                               DECEMBER 31,       DECEMBER 31,
                                                                   1994               1993
                                                               ------------       ------------
    Vested benefit obligation................................   $  580,000         $  552,000
                                                                ----------         ----------
    Accumulated benefit obligation...........................   $  580,000         $  552,000
                                                                ----------         ----------
    Projected benefit obligation.............................   $  596,000         $  566,000
    Unrecognized prior service cost..........................     (106,000)          (155,000)
    Unrecognized net gain....................................      144,000             99,000
    Minimum liability recognized.............................           --             42,000
                                                                ----------         ----------
    Pension liability........................................   $  634,000         $  552,000
                                                                ==========         ==========

     Net pension cost included the following components:

                                                          1994          1993         1992
                                                        --------      --------     --------
    Current service cost..............................  $ 70,000      $ 99,000     $ 91,000
    Interest cost.....................................    39,000        43,000       33,000
    Amortization of prior service cost................    49,000        49,000       49,000
    Amortization of net gain..........................    (9,000)           --           --
                                                        --------      --------     --------
    Net periodic pension cost.........................  $149,000      $191,000     $173,000
                                                        ========      ========     ========

     A discount rate of 8.5% for 1994 and 7.0% for 1993, and a 10.0% increase in annual base director fees once every five years were used in determining the actuarial present value of the projected benefit obligation.

STOCK INCENTIVE PLANS

     The Company's stock incentive plans provide for the issuance of up to 2,600,000 shares of common stock for restricted stock awards and options to directors and key employees of the Company. There were 1,369,754 and 149,183 shares available to grant further restricted stock awards and options at December 31, 1994 and 1993, respectively.

     Restricted stock awards are granted with transfer restrictions as described in the stock incentive plans. At December 31, 1994, 32,941 shares of the Company's common stock awarded to key employees remained restricted. Restrictions relating to these shares will lapse each year following the date of grant with respect to one-sixth, one-fifth or one-half of the total number of shares granted, as the case may be. Expense is determined based on the market value at the date of grant and is recognized over the period the restrictions lapse. Expense recorded in 1994, 1993 and 1992 related to stock awards granted was $367,000, $399,000 and $344,000, respectively.

     Outstanding stock options granted to directors and key employees of the Company were 753,130 and 688,166 at December 31, 1994 and 1993, respectively. The exercise price of stock options outstanding ($18 to $35 1/4) is equal to the fair market value of the shares on the dates the options were granted. In 1994, 174,964 stock options were granted with exercise prices of $26 to $27 1/8, and in 1993, 204,596 stock options were granted with exercise prices of $23 1/2 to $27 3/4. In 1992, 98,145 stock options were granted with exercise prices of $29 1/4 to $35 1/4. Stock options granted to directors are exercisable immediately and stock options granted to key employees become exercisable over two to four years. In 1994, 90,000 stock options with exercise prices of $18 1/8 to $25 3/4 were exercised, and in 1993, 20,000 stock options with exercise prices of $23 1/2 to $25 3/4 were exercised. In 1992, 73,650 stock options with exercise prices of $18 to $23 1/8 were exercised. In 1994, 20,000

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES stock options with exercise prices of $27 1/8 to $35 1/4 expired. Stock options of 611,987 and 538,751 at December 31, 1994 and 1993, respectively, were exercisable at prices of $18 to $35 1/4. Stock options terminate ten years from the date of grant.

     Dividend Equivalent Rights (DER) were granted in tandem with 74,964 and 104,596 of the stock options granted in 1994 and 1993, respectively. At each dividend declaration date, a calculation is made to determine the number of shares that could be acquired if dividends were paid on shares under option and accumulated DERs, and such number of shares are accumulated for the benefit of option holders for a period of five years from the date of the option grant. Upon exercise or expiration of the related option, each option holder is entitled to receive additional shares equivalent to the accumulated number of related DER shares. At December 31, 1994 and 1993, the accumulated number of DER shares were 27,856 and 9,198, respectively. Expense related to the DER shares is equal to the equivalent amount of dividends used to determine the number of DER shares. Expense recorded in 1994, 1993 and 1992 related to DER shares was $577,000, $255,000 and $60,000, respectively. Under the terms of the Company's stock incentive plans, in connection with the planned issuance of Psychiatric Group Stock, outstanding restricted stock awards, stock options, and DERs will be adjusted to reflect the issuance of Psychiatric Group Stock.

PREFERRED STOCK PURCHASE RIGHTS PLAN

     On April 20, 1990, the Company distributed to shareholders one preferred stock purchase right (each a Right) for each outstanding share of Common Stock. Under certain conditions, each Right may be exercised to purchase one one-hundredth of a share of preferred stock, Series A, par value $.01 per share (the Series A Preferred Shares), of the Company at a price of $45. The total number of Rights currently issued or issuable, including Rights issuable in connection with Common Stock which may be issued under the Company's stock incentive plans and upon the conversion of the Company's outstanding Swiss Bonds, is approximately 23,206,000. Approximately 232,000 Series A Preferred Shares could be purchased upon the exercise of all Rights currently issued or issuable. The number of Rights outstanding and Series A Preferred Shares issuable upon exercise, as well as the Series A Preferred Share purchase price, are subject to customary antidilution adjustments.

     The Rights are evidenced by the certificates for shares of Common Stock, and in general are not transferable apart from the Common Stock or exercisable until after a party has acquired beneficial ownership of or made a tender offer for 10% or more of the outstanding Common Stock of the Company (an Acquiring Person), or the occurrence of other events as specified in the Rights Plan. Under certain conditions as specified in the Rights Plan, including but not limited to the acquisition by a party of 15% or more of the outstanding Common Stock of the Company or the acquisition of the Company in a merger or other business combination, each holder of a Right (other than an Acquiring Person whose Rights will be void) will receive upon exercise thereof and payment of the exercise price that number of shares of Common Stock of the Company or of the other party, as applicable, having a market value of two times the exercise price of the Right.

     The Rights expire on April 20, 2000, and until exercised, the holder thereof, as such, will have no rights as a shareholder of the Company. At the Company's option, the Rights may be redeemed in whole at a price of $.01 per Right at any time prior to becoming exercisable. In general, the Company may also exchange the Rights at a ratio of one share of Common Stock per Right after becoming exercisable but prior to the acquisition of 50% or more of the outstanding shares of Common Stock by any party.

     Series A Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each Series A Preferred Share will have 100 votes and will be entitled to (a) dividends in an amount equal to the greater of $1.00 or 100 times the amount of the dividends per share paid on the Common Stock, (b) a liquidation preference in an amount equal to the greater of $100 or 100 times the amount per share paid on the Common

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

Stock and (c) a payment in connection with a business combination (in which shares of Common Stock are exchanged) equal to 100 times the amount per share paid on the Common Stock.

DIVIDENDS

     A quarterly dividend of $.575 per share, or approximately $11,989,000 in the aggregate, was declared by the Board of Directors on January 31, 1995, payable on February 24, 1995 to shareholders of record on February 10, 1995. This dividend has been reflected as dividends payable in the accompanying financial statements as of December 31, 1994. Dividends of $2.295 per share paid during the year ended December 31, 1994 are characterized as $1.8275 of ordinary income and $0.4675 return of capital.

     In general, dividends on the Company's capital stock are limited by the Company's unsecured revolving credit agreement to 95% of cash flow available for debt service, less interest expense, plus gains on asset dispositions and certain proceeds (PG Excess Proceeds) from the disposition of Psychiatric Group assets after the repayment of Psychiatric Group indebtedness. Dividends or other distributions paid out of PG Excess Proceeds will be available only for the Psychiatric Group Stock and will be limited to $30 million in the aggregate and $15 million in any calendar year.

LEGAL PROCEEDINGS

     In August 1992, a shareholder class action lawsuit was filed against the Company and certain directors and officers of the Company in the Federal District Court in Denver, Colorado, alleging that among other things, the defendants knowingly or recklessly disseminated false and misleading information regarding the performance and creditworthiness of two of the Company's mortgage loan investments. On May 28, 1993, the Company reached an agreement with the plaintiffs, the other defendants to the lawsuits and its insurance carrier regarding settlement and dismissal of the cases with prejudice. The Company contributed $2,615,000 to the settlement in 1993. The Company's total costs related to this matter were $3,020,000 including the Company's settlement contribution, legal fees and other expenses. Of this amount, $786,000 was accrued in the fourth quarter of 1992, and the remaining $2,234,000 was charged against income in 1993. The settlement became effective upon approval by the court in December 1993.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

     Mortgage Notes Receivable. The carrying amount of mortgage notes receivable is a reasonable estimate of fair value, as the pricing and terms of the notes are indicative of current rates and credit risk.

     Construction Loans. The carrying amounts of these construction loans are a reasonable estimate of fair value, as the variable rate pricing and terms of the loans are indicative of current rates and credit risk.

     Other Notes Receivable. The Company's pricing and terms of variable-rate financing and commitments provided to certain operators and a term note are indicative of current rates and credit risk, and therefore, the carrying amount of these financial instruments is a reasonable estimate of fair value.

     Cash and Short-Term Investments. The carrying amount approximates fair value because of the short maturity of these financial instruments.

     Short-Term Loan Payable. The terms of borrowings under the Company's unsecured revolving credit agreement are generally less than 90 days at variable pricing indicative of current short-term borrowing rates. Accordingly, the carrying amount is a reasonable estimate of fair value.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

     Mortgage Notes Payable. The carrying amount of mortgage notes payable generally reflects current rates for similar type borrowings and is a reasonable estimate of fair value.

     Subordinated Convertible Bonds Payable. The fair value of the Company's subordinated convertible bonds payable is based on the quoted market price of the bonds as traded in Switzerland.

     Senior Notes Payable. An estimate of rates currently available to the Company for debt with similar terms was used to determine the fair value of the Company's senior notes payable.

     Loan Commitments. The terms and pricing of the Company's $30,000,000 commitment at December 31, 1994 to participate in the funding of a construction loan that will convert to a mortgage note receivable are indicative of current rates and terms for similar arrangements. The amount shown as carrying amount and fair value at December 31, 1993 represents the construction financing fee that was received and deferred by the Company on another construction loan that was prepaid by the borrower in February 1994.

     The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1994 and 1993 are as follows:

                                                   DECEMBER 31, 1994       DECEMBER 31, 1993
                                                 --------------------    --------------------
                                                 CARRYING      FAIR      CARRYING      FAIR
                                                  AMOUNT       VALUE      AMOUNT       VALUE
                                                 --------     -------    --------     -------
                                                                  (IN THOUSANDS)
    FINANCIAL ASSETS
    Mortgage notes receivable.................    $37,875     $37,875     $45,825     $45,825
    Construction loan.........................     21,383      21,383      15,039      15,039
    Other notes receivable....................      9,428       9,428       8,598       8,598
    Cash and short-term investments...........      1,838       1,838      35,670      35,670
    FINANCIAL LIABILITIES
    Short-term loan payable...................     14,500      14,500          --          --
    Mortgage notes payable....................         --          --      14,468      14,468
    Subordinated convertible bonds payable....      6,163       5,894       5,955       6,442
    Senior notes payable......................    225,000     231,358     225,000     245,668
    UNRECOGNIZED FINANCIAL INSTRUMENTS
    Loan commitments..........................        225         225         520         520

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                      FIRST       SECOND        THIRD      FOURTH
                                     QUARTER      QUARTER      QUARTER     QUARTER      TOTAL
                                     -------      -------      -------     -------     -------
                                               (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
    1994
    Revenues.......................  $21,553      $21,653      $21,774     $22,047     $87,027
    Net Income (Loss)..............    9,784      (19,256)(1)   10,395       8,770       9,693
    Net Income (Loss) per share....      .47         (.92)         .50         .42         .46
    1993
    Revenues.......................  $20,098      $19,723      $20,889     $20,813     $81,523
    Net Income.....................   27,864(2)     5,765        9,026       8,332      50,987
    Net Income per share...........     1.61          .33          .45         .40        2.71

---------------

(1) Reflects a write-down of $30,000,000 relating to investments in psychiatric hospitals.

(2)  Includes a gain of $19,742,000 on the sale of a property.

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION

                        AMERICAN HEALTH PROPERTIES, INC.

                               DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                                                                                         GROSS CARRYING AMOUNT
                                                               INITIAL COST TO COMPANY                  AT DECEMBER 31, 1994(A)
                                                               -----------------------    SUBSEQUENT    -----------------------
                                                    LICENSED             BUILDINGS AND     CAPITAL                BUILDINGS AND
             DESCRIPTION AND LOCATION                 BEDS      LAND     IMPROVEMENTS    IMPROVEMENTS    LAND     IMPROVEMENTS
--------------------------------------------------  --------   -------   -------------   ------------   -------   -------------
Acute care general properties:
  Irvine, California                                   177     $17,987     $  57,013       $     --     $17,987     $  57,013
  Tarzana, California                                  233      11,921        43,079         18,700      12,421        61,279
  Victorville, California                               77       1,755        22,245             --       1,755        22,245
  Miami, Florida                                       412       4,163        55,837          9,012       4,163        64,849
  Palm Beach Gardens, Florida                          204       4,024        40,976            648       4,024        41,624
  Roswell, Georgia                                     167       4,149        20,851         21,191       4,149        42,042
  Halstead, Kansas                                     190          80        14,170             --          80        14,170
  Jefferson, Louisiana                                 135       3,012        32,138          7,673       4,412        38,411
  Poplar Bluff, Missouri                               201         404        19,596          3,265         404        22,861
  Hickory, North Carolina                              275       1,247        38,753          5,449       1,247        44,202
  Cleveland, Texas                                     104         300         8,000             --         300         8,000
  San Angelo, Texas                                    171         165        15,867            420         256        16,196
                                                               -------     ---------       --------     -------     ---------
                                                                49,207       368,525         66,358      51,198       432,892
                                                               -------     ---------       --------     -------     ---------
Psychiatric properties:
  Sunrise, Florida                                     100       3,325        15,209             --       3,325         8,609
  Tarpon Springs, Florida                              130       1,457         2,904          2,162       1,457         5,066
  Lemont, Illinois                                      60         440         8,372             --         440         5,372
  Pembroke, Massachusetts                              115       1,712         9,340             --       1,712         5,840
  Westwood, Massachusetts                              100       1,631         7,052             --       1,631         4,252
                                                               -------     ---------       --------     -------     ---------
                                                                 8,565        42,877          2,162       8,565        29,139
                                                               -------     ---------       --------     -------     ---------
Rehabilitation properties:
  Fayetteville, Arkansas                                60         962         8,124             --         962         8,124
  Wichita, Kansas                                       60       1,938        12,659             --       1,938        12,659
  Morgantown, West Virginia                             80          --        10,084          1,634          --        11,718
                                                               -------     ---------       --------     -------     ---------
                                                                 2,900        30,867          1,634       2,900        32,501
                                                               -------     ---------       --------     -------     ---------
Medical Office Buildings:
  Murrieta, California                                 n/a         285         8,515             --         285         8,515
                                                               -------     ---------       --------     -------     ---------
                                                               $60,957     $ 450,784       $ 70,154     $62,948     $ 503,047
                                                               -------     ---------       --------     -------     ---------


                                                                 ACCUMULATED        DATE OF         DATE     DEPRECIABLE
             DESCRIPTION AND LOCATION                TOTAL       DEPRECIATION   CONSTRUCTION(B)   ACQUIRED      LIFE
--------------------------------------------------  --------     ------------   ---------------   --------   -----------
Acute care general properties:
  Irvine, California                                $ 75,000       $  5,286         1990          04/23/91     40 years
  Tarzana, California                                 73,700         11,291        1973-1994      02/27/87     34 years
  Victorville, California                             24,000            162         1994          09/20/94     40 years
  Miami, Florida                                      69,012         11,997        1973-1994      02/27/87     38 years
  Palm Beach Gardens, Florida                         45,648          8,102        1964-1992      02/27/87     40 years
  Roswell, Georgia                                    46,191          6,061        1983-1993      02/27/87     42 years
  Halstead, Kansas                                    14,250            709         1976          06/30/93     30 years
  Jefferson, Louisiana                                42,823          4,370        1987-1992      05/11/90     40 years
  Poplar Bluff, Missouri                              23,265          4,156        1980-1993      02/27/87     40 years
  Hickory, North Carolina                             45,449          8,555        1974-1993      02/27/87     38 years
  Cleveland, Texas                                     8,300            296        1968-1986      01/03/94     27 years
  San Angelo, Texas                                   16,452          1,315        1960-1991      09/30/91     40 years
                                                    --------       --------
                                                     484,090         62,300
                                                    --------       --------
Psychiatric properties:
  Sunrise, Florida                                    11,934(d)       1,886         1988          08/15/90     25 years
  Tarpon Springs, Florida                              6,523            596        1928-1993      08/15/90     25 years
  Lemont, Illinois                                     5,812(c)(d)      718         1989          12/31/92     25 years
  Pembroke, Massachusetts                              7,552(d)       1,356         1984          10/05/90     20 years
  Westwood, Massachusetts                              5,883(d)       1,019        1890-1984      10/05/90     20 years
                                                    --------       --------
                                                      37,704          5,575
                                                    --------       --------
Rehabilitation properties:
  Fayetteville, Arkansas                               9,086            711         1991          07/01/91     40 years
  Wichita, Kansas                                     14,597            883         1992          03/16/92     40 years
  Morgantown, West Virginia                           11,718            988         1991          02/25/91     40 years
                                                    --------       --------
                                                      35,401          2,582
                                                    --------       --------
Medical Office Buildings:
  Murrieta, California                                 8,800            160         1991          04/01/94     40 years
                                                    --------       --------
                                                    $565,995       $ 70,617
                                                    --------       --------

---------------

(a) The cost basis of the properties for Federal income tax purposes is the same as the gross carrying amount, except for those properties for which a write-down was recorded in 1994. For Federal income tax purposes, the gross carrying amount for the Halstead, Kansas facility is classified as an investment in an Industrial Revenue Bond and is not depreciated.

(b) Most properties have had improvements since their initial construction. The range of dates reflects the construction date of the original structures through the latest date of improvements.

(c) This property was conveyed to the Company in December 1992 in connection with the restructuring and forgiveness of a mortgage note receivable. The $21.4 million mortgage note receivable had been written down in June 1992 to $10 million. Subsequent recovery of a $1.1 million interest reserve fund from the mortgagee reduced the Company's recorded investment in the note to $8.8 million (net of unamortized fees) which became the Company's basis in the property upon its conveyance. The property was written down by $3 million in 1994 to its current gross carrying amount of $5.8 million.

(d) In view of negative trends that caused declining cash flow at these psychiatric hospitals, the Company recorded a write-down of its investment in each of these properties in 1994. The write-downs by property were:
    Sunrise, Florida $6.6 million; Lemont, Illinois $3 million; Pembroke, Massachusetts $3.5 million; and Westwood, Massachusetts $2.8 million.

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION

                        AMERICAN HEALTH PROPERTIES, INC.

                               DECEMBER 31, 1994
                                 (IN THOUSANDS)

     Summary of Real Estate and Accumulated Depreciation Activity:

                                         1994                      1993                      1992
                                -----------------------   -----------------------   -----------------------
                                           ACCUMULATED               ACCUMULATED               ACCUMULATED
                                  COST     DEPRECIATION     COST     DEPRECIATION     COST     DEPRECIATION
                                --------   ------------   --------   ------------   --------   ------------
Balance at Beginning of
  Year........................  $543,093     $ 58,157     $536,845     $ 47,829     $537,796     $ 36,744
Acquisitions..................    30,020          n/a       14,250          n/a        8,812          n/a
Cost of Real Estate Sold......    (7,309)      (1,537)     (26,000)      (3,642)     (33,958)      (1,571)
Construction Projects
  Completed...................    15,000          n/a          n/a          n/a       14,597          n/a
Capital Improvements..........     7,241          n/a       17,998          n/a        9,598          n/a
Write-Down of Real Estate
  Investments.................   (22,050)         n/a           --          n/a           --          n/a
Depreciation..................       n/a       13,997          n/a       13,970          n/a       12,656
                                --------   ------------   --------   ------------   --------   ------------
Balance at End of Year........  $565,995     $ 70,617     $543,093     $ 58,157     $536,845     $ 47,829
                                --------   ------------   --------   ------------   --------   ------------

                                                                         ANNEX B

                                   CORE GROUP

                                                                                        PAGE
                                                                                        ----
Business and Properties...............................................................  B-2
Selected Combined Financial Data......................................................  B-12
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................  B-13
Report of Independent Public Accountants..............................................  B-17
Combined Financial Statements.........................................................  B-18

                            BUSINESS AND PROPERTIES
                                   CORE GROUP

     References herein to the "Core Group" are to the Core Group as it conducts its business and holds its investments through the Company. Because the Core Group is a notional entity and has no separate legal existence, all rights and obligations of the Core Group are rights and obligations of the entire Company. See "Special Considerations -- Stockholders of One Company; Financial Performance of One Group Could Affect the Other Group."

     The information contained in the Information Statement (other than under "Recent Events" therein), this Annex B and Annexes A, C and D was prepared concurrently with the Company's Annual report on Form 10-K for the year ended December 31, 1994, and does not contain financial statements for the first quarter of 1995, management's discussion and analysis relating to such period or a discussion of more recent developments. Please see Annex E for such financial statements and discussion, including information regarding investments in three additional Core Group properties.

GENERAL

     On June 29, 1995, the Company's Board of Directors authorized a transaction which is designed to separate the economic attributes of its investments in psychiatric hospitals (the "Psychiatric Group") and its core investments in acute care hospitals, rehabilitation hospitals and a medical office building (the "Core Group") into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The transaction entails the distribution to holders of Common Stock of depositary shares representing a new series of preferred stock, par value $0.01 per share, to be designated Psychiatric Group Preferred Stock (the "Psychiatric Group Stock"). The Psychiatric Group Stock is intended to reflect the separate performance of the Psychiatric Group. The Company's existing Common Stock is intended to reflect the separate performance of the Core Group. In connection with the transaction, the Company has specifically identified or allocated its assets, liabilities and stockholders' equity, and its revenues, expenses and cash flow items, between the Core Group and Psychiatric Group. However, each holder of Common Stock will be a holder of an issue of capital stock of the entire Company and will be subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities. For example, if cash flow and proceeds of any sales of assets of the Psychiatric Group should be insufficient to service intercompany loans or other debt owed by the Psychiatric Group (approximately $29,428,000 at December 31, 1994, or approximately $15,603,000 at that date on the pro forma basis described herein), the Core Group would be adversely affected.

     Following is a description of the business and properties of the investments of the Company that comprise the Core Group. The Company expects that further investments will be added to the Core Group portfolio over time.

     The Core Group's portfolio of 17 facilities at March 31, 1995 consisted of 13 acute care hospitals (one of which is under construction), three physical rehabilitation hospitals ("Rehabilitation Hospitals") and one medical office building. As of December 31, 1994, the net book value of the Core Group's assets was $514.9 million on the pro forma basis described herein. Of the Core Group's real estate assets at that date, 91% in net book value represented the acute care segment, 7% in net book value represented the rehabilitation segment and 2% in net book value represented the medical office building segment. As of December 31, 1994, substantially all of the Core Group's real estate assets were held in fee. The Company expects that all of its further investments will be added to the Core Group's portfolio over time. The Company has expanded its investment strategy into other health care sectors, such as assisted living and skilled nursing facilities.

     The facilities are diversified geographically across 10 states, are distributed among large and small population centers, and are operated by eight experienced management companies. These operators include American Medical International, Inc. ("AMI"), Columbia/HCA Healthcare Corporation ("Columbia/HCA"), Continental Medical Systems, Inc. ("CMS"), HealthTrust,
Inc. -- The Hospital Company ("HealthTrust"), NovaCare, Inc. ("NovaCare"), Paracelsus Healthcare Corporation ("Paracelsus"), Quorum Health Group, Inc. ("Quorum") and Dynamic Health, Inc. ("Dynamic Health"). Facilities operated by

AMI represented 58% of the Core Group's revenues for the year ended December 31, 1994. AMI has merged with National Medical Enterprises, Inc. ("NME") pursuant to which AMI has become a wholly-owned subsidiary of NME and NME has changed its name to Tenet Healthcare Corporation. Columbia/HCA has completed a merger with HealthTrust pursuant to which HealthTrust became a wholly-owned subsidiary of Columbia/HCA. HealthSouth Corporation has acquired the operations of NovaCare's entire rehabilitative hospital division. Horizon Healthcare Corp. has entered into an agreement to acquire CMS. This pending transaction is subject to certain conditions, including certain regulatory approvals.

     Approximately 85% of the Core Group's property revenues for the year ended December 31, 1994 were secured by corporate guarantees. Also, as of December 31, 1994, letters of credit from commercial banks and cash deposits aggregating $13 million were available to the Core Group as security for lease and construction development obligations. Leases for nine of the Core Group's facilities, representing 87% of the Core Group's 1994 property revenues, contain cross-default provisions.

     The nature of health care delivery in the United States is currently undergoing change and further review at both the national and state levels. Generally accepted goals of reform continue to include controlling costs and improving access to medical care. The Company's Board and management are monitoring potential changes closely. The Company believes that these potential changes may pose risks for certain institutions that are unwilling or unable to respond. However, the Company believes that this changing health care environment will provide the Core Group with new opportunities for investment in its current facilities as well as new facilities.

     The Company recognizes that the health care industry in the United States is undergoing significant evolution. The ongoing changes in the health care industry include trends toward shorter lengths of hospital stay, increased outpatient services, downward pressure on reimbursement rates from government, insurance company and managed care payors and an increasing trend toward capitation of health care delivery costs (delivery of services on a fixed price basis to a defined group of covered parties). Outpatient business is expected to increase as advances in medical technologies allow more procedures to be performed on an outpatient basis. Payors continue to direct more patients from inpatient care to outpatient care. The portion of providers' patient services reimbursed under Medicare and Medicaid continues to increase as the population ages and states expand Medicaid programs. States and insurance companies continue to negotiate actively the amounts they will pay for services. In addition, the entrance of insurance companies into managed care programs is accelerating the introduction of managed care in new localities. As a result, the revenues and margins may decrease at the Core Group's hospitals.

     Notwithstanding the potential for increasing government regulation, the Company believes that health care will continue to be delivered on a local basis and that well-managed, high-quality, cost-controlled facilities will continue to be an integral part of local health care delivery systems. The Company also believes that certain acute care hospitals will need to reconfigure or expand existing facilities or to affiliate themselves with other providers so as to become part of comprehensive and cost-effective health care systems. Such systems will likely include lower cost treatment settings, such as ambulatory care clinics, outpatient surgery centers, skilled nursing facilities and medical office buildings. In general, the Core Group Facilities are part of local health delivery systems or are in the process of becoming integrated into such systems.

THE CORE GROUP FACILITIES

     The Core Group's 17 facilities at March 31, 1995 consisted of 12 acute care hospitals owned by the Core Group (the "Acute Care Hospitals"), three Rehabilitation Hospitals owned by the Core Group, an acute care hospital currently under construction in Austin, Texas to which the Core Group has made a participating mortgage loan ("Austin Diagnostic Hospital") and one medical office building owned by the Core Group (together, the "Core Group Facilities").

     The Acute Care Hospitals provide a wide range of services which may include fully-equipped operating and recovery rooms, obstetrics, radiology, intensive care, open-heart surgery and coronary care, neurosurgery, neonatal intensive care, magnetic resonance imaging, nursing units, oncology, clinical laboratories, respiratory therapy, physical therapy, nuclear medicine, rehabilitation services and outpatient services.

     The Rehabilitation Hospitals provide acute rehabilitation care on a multi-disciplinary, physician-directed basis to severely disabled patients. In addition to general medical rehabilitation programs, the Rehabilitation Hospitals offer a number of specialty programs, including pulmonary, ventilator, neurobehavioral, brain injury and pain programs. Each of the Rehabilitation Hospitals is operated pursuant to a joint venture between a publicly-held, national rehabilitation hospital operator and a local health care provider.

     The Core Group is funding a $30 million participation in an $86 million participating mortgage loan to Austin Diagnostic Hospital, a 158-bed acute care hospital and medical office building currently under construction in Austin, Texas. Austin Diagnostic Hospital is owned by a joint venture comprised of HealthTrust and The Austin Diagnostic Clinic Association ("ADC"), the largest primary care and multi-specialty physician group practice in the Austin area. HealthTrust will manage the facility upon completion of construction, which is scheduled for the second quarter of 1995.

     The Core Group owns a 60,000 square-foot medical office building located in Murrieta, California known as Walsh Medical Arts Center. The medical office building is located across the street from Sharp Healthcare Murrieta, a developing medical campus that includes 49 acute care beds and 42 skilled nursing beds operated by Sharp Healthcare System of San Diego.

     The following is a listing of the Core Group Facilities as of March 31, 1995. Unless otherwise indicated, all Core Group Facilities listed are owned by the Company:

                           THE CORE GROUP FACILITIES

                                                                                                    ANNUAL     INITIAL TERM
                                                                           YEAR        TOTAL      BASE RENT/    OF LEASE/
           DESCRIPTION & LOCATION                      OPERATOR          ACQUIRED   INVESTMENT(1) INTEREST(2)  MORTGAGE(3)
---------------------------------------------  ------------------------  ---------  -----------   ----------   ------------
                                                                                     (DOLLARS IN THOUSANDS)
ACUTE CARE HOSPITALS
Cleveland Regional Medical Center              Dynamic Health, Inc.        1994      $   8,300     $    812        2003
  Cleveland, Texas
Concho Valley Regional Hospital                Quorum Health Group,        1991         16,452        1,478        2001
  San Angelo, Texas                            Inc.
Desert Valley Hospital                         Quorum Health Group,        1994         24,000        2,654        2004
  Victorville, California                      Inc.(4)
Elmwood Medical Center                         Paracelsus Healthcare       1990         42,823        5,451        2004
  Jefferson, Louisiana                         Corporation
Frye Regional Medical Center                   American Medical            1987         45,449        5,265        1999
  Hickory, North Carolina                      International, Inc.(5)
Halstead Hospital                              Paracelsus Healthcare       1993         14,250        1,600        2003
  Halstead, Kansas(6)                          Corporation
Irvine Medical Center                          American Medical            1991         75,000       10,057        2004
  Irvine, California                           International, Inc.(5)
Kendall Regional Medical Center                Columbia/HCA                1987         69,012        7,884        1999
  Miami, Florida                               Healthcare
                                               Corporation(7)
Lucy Lee Hospital                              American Medical            1987         23,566        2,731        1999
  Poplar Bluff, Missouri                       International, Inc.(5)
North Fulton Medical Center                    American Medical            1987         46,191        5,471        1999
  Roswell, Georgia                             International, Inc.(5)
Palm Beach Gardens Medical Center              American Medical            1987         45,648        5,283        1999
  Palm Beach Gardens, Florida                  International, Inc.(5)
Tarzana Regional Medical Center                American Medical            1987         73,700        8,308        2004
  Tarzana, California                          International, Inc.(5)
                                                                                    ----------    ----------
    Total Acute Care Hospitals                                                       $ 484,391     $ 56,994
                                                                                    ==========    ==========
REHABILITATION HOSPITALS
HCA Wesley Rehabilitation Hospital             Continental Medical         1992      $  14,597     $  1,615        2002
  Wichita, Kansas                              Systems, Inc.(8)(12)
MountainView Regional                          NovaCare, Inc.(8)(13)       1991         11,718        1,358        2001
  Rehabilitation Hospital
  Morgantown, West Virginia
Northwest Arkansas                             Continental Medical         1991          9,086        1,064        2001
  Rehabilitation Hospital                      Systems, Inc.(8)(12)
  Fayetteville, Arkansas
                                                                                    ----------    ----------
    Total Rehabilitation Hospitals                                                   $  35,401     $  4,037
                                                                                    ==========    ==========
OTHER
Austin Diagnostic Medical Center               HealthTrust, Inc. --        1995      $  30,001     $  2,925(10)     2025(11)
  Austin, Texas(9)                             The Hospital
                                               Company(7)
Walsh Medical Arts Center                      Rancho California           1994          8,800          903        2003
  Murrieta, California                         Medical Association
                                                                                    ----------    ----------
    Total Other                                                                      $  38,801     $  3,828
                                                                                    ==========    ==========
PORTFOLIO TOTAL                                                                      $ 558,593     $ 64,859
                                                                                    ==========    ==========

---------------
 (1) Reflects gross investments, except Austin Diagnostic Medical Center, which reflects the Company's total investment commitment.

 (2) Reflects contract rate of annual base rent or interest.

 (3) Each lease and mortgage provides the lessee or borrower with renewal options to extend the term of the lease or mortgage beyond the primary term.

 (4) Quorum is the operator and Desert Valley Hospital, Inc. is the lessee.

 (5) AMI has merged with NME pursuant to which AMI has become a wholly-owned subsidiary of NME and NME has changed its name to Tenet Healthcare Corporation.

 (6) The Company's investment in Halstead Hospital was consummated on June 30, 1993 by the acquisition of ten year industrial revenue bonds secured by the hospital, which the Company expects to exchange for ownership of the hospital at the end of the ten year term.

 (7) Columbia/HCA has completed a merger with HealthTrust pursuant to which HealthTrust became a wholly-owned subsidiary of Columbia/HCA.

 (8) Such Rehabilitation Hospital is leased by a joint venture comprised of the operator and other health care providers.

 (9) Investment held in the form of a mortgage rather than owned by the Company.

(10) Base interest for the first two years is 9.75%. The interest rate in years three through ten will be 10.25%. The interest rate will reset in years 11 and 21 to the greater of the then current loan rate or 450 basis points over the then current ten year Treasury rate. Beginning in year three, monthly principal payments are required based on a thirty-year amortization.

(11) Based on scheduled completion date of facility.

(12) CMS has entered into an agreement to be acquired by Horizon Healthcare Corp. The transaction is subject to certain conditions, including certain regulatory approvals.

(13) NovaCare has sold the operations of its entire rehabilitative hospital division to HealthSouth Corporation.

     See the notes to the Company consolidated financial statements and the Core Group combined financial statements included in this Information Statement for additional information regarding the Core Group Leased Properties (as defined below) and the participating mortgage loan relating to Austin Diagnostic Hospital and for the carrying value and accumulated depreciation of the Core Group Leased Properties.

CORE GROUP FACILITY OPERATORS

     Below are brief descriptions of the operators of the Core Group Facilities based on information provided by the operators or, where available, obtained from publicly available information filed with the Securities and Exchange Commission (the "SEC"). Readers may obtain updated information from the SEC with respect to operators that file periodic reports with the SEC under the Securities Exchange Act of 1934. With the exception of Dynamic Health, all of the operators have accessed public equity or debt markets.

     American Medical International, Inc. AMI is one of the leading hospital management companies in the United States. As of August 31, 1994, AMI operated 36 acute care hospitals and one psychiatric hospital containing a total of 9,021 licensed beds. Subsequent to August 31, 1994, AMI, in partnership with unaffiliated third parties, acquired an additional acute care hospital, increasing the total acute care hospitals operated by AMI to 37. AMI focuses on delivering value to its patients and its communities with a full range of quality inpatient and outpatient services, including medical, surgical, obstetric, diagnostic, specialty and home health care. AMI also operates ancillary facilities at each of its hospitals, such as ambulatory, occupational and rural health care clinics. AMI's hospitals are principally located in the suburbs of major metropolitan areas of 13 states, including Texas, California and Florida. AMI has merged with National Medical Enterprises, Inc. ("NME") pursuant to which AMI has become a wholly-owned subsidiary of NME and NME has changed its name to Tenet Healthcare Corporation. For further information regarding AMI see Annex D.

     Columbia/HCA Healthcare Corporation. Columbia/HCA is one of the largest health care service companies in the United States. As of February 28, 1995, Columbia/HCA operated 171 general, acute care hospitals and 28 psychiatric hospitals in 26 states and two foreign countries. In addition, as part of its comprehensive health care networks, Columbia/HCA operates facilities that provide a broad range of outpatient and ancillary services. As of February 28, 1995, Columbia/HCA operated more than 125 outpatient centers. Columbia/HCA has completed a merger with HealthTrust pursuant to which HealthTrust became a wholly-owned subsidiary of Columbia/HCA.

     Continental Medical Systems, Inc. CMS is a diversified provider of comprehensive medical rehabilitation and physician services. CMS has a significant presence in each of the rehabilitation industry's three principal sectors -- inpatient rehabilitation care, contract services and outpatient rehabilitation care. As of September 12, 1994 CMS operated 36 freestanding comprehensive medical rehabilitation hospitals with a total of 2,343 licensed beds located in 15 states. CMS also has one freestanding comprehensive medical rehabilitation hospital currently under construction with a total of 68 beds. CMS's comprehensive freestanding medical rehabilitation hospitals typically provide on-site outpatient services. As of June 30, 1994, CMS also provided outpatient services through 130 outpatient rehabilitation clinics, 91 of which are operated as satellite facilities to CMS's inpatient rehabilitation hospitals. The remaining 39 outpatient clinics are operated through CMS's contract therapy subsidiaries. Additionally, CMS provides short term contract physician services to institutional providers and physician practice groups throughout the United States. CMS has entered into an agreement to be acquired by Horizon Healthcare Corp.

     HealthTrust, Inc. -- The Hospital Company. HealthTrust is one of the largest providers of health care services in the United States, delivering a full range of inpatient, outpatient and other health care services principally through its affiliated hospitals. As of October 31, 1994, HealthTrust operated 116 acute care hospitals, all of which are owned or leased by HealthTrust through its subsidiaries or joint venture arrangements. HealthTrust is also an investor, through joint ventures, in four other acute care hospitals. HealthTrust's affiliated hospitals are located in rural, suburban and urban communities in 22 southern and western states. HealthTrust's affiliated hospitals generally provide a full range of inpatient and outpatient health care services, including medical/surgical, diagnostic, obstetric, pediatric and emergency services. Many of HealthTrust's hospitals also offer certain specialty programs and services, including occupational medicine programs, home health care services, skilled nursing services, physical therapy programs, rehabilitation services, alcohol and drug dependency programs and selected mental health services. The health care services provided by each hospital are based upon the local demand for such services and the ability to provide such services on a competitive basis. Columbia/HCA has completed a merger with HealthTrust pursuant to which HealthTrust became a wholly-owned subsidiary of Columbia/HCA.

     NovaCare, Inc. NovaCare is a leading national provider of comprehensive medical rehabilitation services. These services include providing rehabilitation therapy and subacute services on a contract basis to health care institutions, primarily nursing facilities; operating acute medical rehabilitation hospitals; providing outpatient rehabilitation services through a national network of clinics; and delivering orthotic and prosthetic rehabilitation services through a national network of patient care centers. As of September 30, 1994, NovaCare provided rehabilitation therapy through 5,637 contracts in 2,155 facilities located in 40 states, operated 11 rehabilitation hospitals, provided outpatient services at 375 clinics in 40 states and provided orthotic and prosthetic rehabilitation services through 125 patient care centers in 26 states. NovaCare has sold the operations of its entire rehabilitative hospital division to HealthSouth Corporation.

     Paracelsus Healthcare Corporation. Paracelsus is a privately-owned company that operates 18 acute care hospitals with a total of 1,781 licensed beds. Paracelsus was organized in late 1980 in connection with its acquisition in February 1981 of the assets of Ramada Medical Corporation, a subsidiary of Ramada Inns, Inc. Paracelsus is owned by a German shareholder who, through various companies, also operates hospitals in Europe, and operates a total of 9,192 licensed hospital beds worldwide.

     Quorum Health Group, Inc. Quorum is a leading hospital management company which, as of June 30, 1994, owned and/or managed acute care hospitals in 44 states. As of June 30, 1994, Quorum also owned and operated eleven acute care hospitals with 2,413 licensed beds, including an acute care hospital held for sale with 184 licensed beds. Effective August 1, 1994, Quorum acquired an additional acute care hospital with 208 licensed beds. Quorum also provides comprehensive management services to 262 hospitals with more than 31,000 licensed beds and has contracts with 115 additional hospitals to provide consulting and support services.

     Dynamic Health, Inc. Dynamic Health is a privately-held company formed in 1992 to acquire and operate acute care hospitals. Dynamic Health owns and operates three hospitals with a total of 320 beds. Operations of Dynamic Health's acquired facilities and development of the related health care services are managed by an executive team with combined experience of over 40 years of management and historic oversight responsibilities for over 50 acute care hospitals.

LEASES AND MORTGAGE LOAN

     The Core Group owns the 12 Acute Care Hospitals, the three Rehabilitation Hospitals and one medical office building, which are collectively referred to herein as the "Core Group Leased Properties" or individually as a "Core Group Leased Property."

     Leases.

     GENERAL. The leases for the Core Group Leased Properties provide for base rental rates which generally range from 8.9% to 13.4% per annum of the acquisition price of the related Core Group Leased Property. Rental rates vary by lease, taking into consideration many factors, including, but not limited to, credit of the lessee, operating performance of the Core Group Leased Property, interest rates, and location, type and physical condition of the Core Group Leased Property. The leases provide for additional rents which are based upon a percentage of increased revenues over specific base period revenues of the related Core Group Leased Properties.

     The obligations under the leases are generally guaranteed by the parent corporation of the lessee, if the lessee is a subsidiary, or has some other form of credit enhancement such as a letter of credit or a security deposit. Certain of the Core Group's leases are with subsidiaries of the operator's described above and are non-recourse to such operators. Approximately 85% of the Core Group's property revenues for the year ended December 31, 1994 were secured by corporate guarantees. Also, as of December 31, 1994, letters of credit from commercial banks and cash deposits aggregating $13 million were available to the Company as security for Core Group lease and construction development obligations.

     The leases are on a triple "net" basis, and the lessee is responsible thereunder, in addition to the base and additional rents, for all additional charges, including every fine, penalty, interest and cost which may be levied for non-payment or late payment thereof, all taxes, assessments, levies, fees, water and sewer rents and charges, all governmental charges with respect to the Core Group Leased Property and all utility and other charges incurred with the operation of the Core Group Leased Property. Each lessee is required, at its expense, to maintain the Core Group Leased Property in good order and repair. The Core Group is not required to repair, rebuild or maintain the Core Group Leased Properties.

     ACUTE CARE HOSPITALS. The Acute Care Hospital leases provide for a fixed term of from ten to 17 years and one or more renewal options of from five to ten years each. In addition to monthly base rent, all of the Acute Care Hospital leases provide for the quarterly payment of additional rent in an amount equal to (i) a specified percentage of the amount by which the Gross Revenues (as defined) attributable to the Core Group Leased Property for the year exceed the Gross Revenues derived from such Core Group Leased Property during a specified base year ("Excess Gross Revenues") up to a designated dollar amount (the "Transition Amount"). Should the Transition Amount be reached in any year, additional rent shall be equal to a reduced percentage of the Excess Gross Revenues for the remainder of such year.

     Pursuant to the terms of the Acute Care Hospital leases, the Core Group has the right to approve capital expenditures (only in excess of $2 million for certain leases), the option to fund certain capital expenditures under some of the leases and, in certain situations, is obligated to fund approved capital expenditures on terms comparable to the original investment. The base and additional rental provisions of leases are amended when such capital expenditures are funded to reflect the Company's increased investment.

     Six of the Acute Care Hospitals are operated by subsidiaries of AMI under long-term leases with the Core Group, which comprised 58% of the Core Group's 1994 total revenues. AMI has guaranteed certain obligations of its subsidiaries under such leases and each such lease is cross-defaulted with the other AMI leases. Five of the AMI leases grant to AMI the option, exercisable on not less than six months' nor more than 24 months' notice, to purchase the Core Group Leased Property upon the expiration of any term of the lease at the Fair Market Value of the Core Group Leased Property at the expiration of said term. The expiration of the initial terms of such leases are shown in the table above. For purposes of the second preceding sentence, "Fair Market Value" means the price that a willing buyer not compelled to buy would pay to a willing seller not compelled to sell for such property at the applicable expiration less the portion of such price attributable to capital additions paid for by AMI. The determination of such price will take into account (i) that the applicable lease is assumed not to be in effect on the Core Group Leased Property and (ii) that the seller of such Core Group Leased Property must pay for title insurance and closing costs.

     The leases of five other Acute Care Hospitals generally provide the lessee with an option to purchase the property at the end of the term of the lease at the greater of fair market value or Total Investment Cost (as defined). Two of the leases provide the lessee with a purchase option during the term of the lease at a predetermined purchase price designed to provide the Core Group a favorable total return on its investment. Two of the leases provide the lessee with a purchase option during the term of the lease at the greater of fair market value or Total Investment Cost (as defined). One of the leases provides the lessee with a purchase option identical to that described with respect to the AMI leases.

     Two of the Acute Care Hospitals are operated by subsidiaries of Paracelsus under long-term leases with the Core Group, which comprised 10% of the Core Group's 1994 total revenues. The leases for the two Acute Care Hospitals operated by Paracelsus contain reciprocal cross-default provisions.

     REHABILITATION HOSPITALS. The Rehabilitation Hospital leases provide for an initial term of ten years and three renewal periods of five years each, except in the case of the MountainView Regional Rehabilitation Hospital lease, which provides for two renewal periods of ten years each and a third renewal period of up to fifteen years. In addition to monthly base rent, the Rehabilitation Hospital leases provide for the quarterly payment of additional rent in an amount equal to a specified percentage of Excess Gross Revenues. The Rehabilitation Hospital leases each grant to the operator the option to purchase the Rehabilitation Hospital upon expiration of any term of the lease at the greater of the Fair Market Value of or the Core Group's cost basis in the Rehabilitation Hospital at the expiration of said term. One of the Rehabilitation Hospital leases grants an interim purchase option exercisable at the end of the fifth year of the lease at a purchase price equal to the greater of the fair market value of the facility based on the income approach or the Core Group's costs basis in the facility.

     MEDICAL OFFICE BUILDING. The medical office building is master-leased for a nine-year remaining term to a partnership consisting of 22 physicians who are the primary tenants of the building.

     Mortgage Loan.

     As of December 31, 1994, the Core Group had funded $21.4 million of its $30 million participation in an $86 million participating mortgage loan for the development of the 158-bed Austin Diagnostic Hospital. The mortgage loan is secured by the hospital and related land and improvements. In addition, an $8.6 million bank letter of credit will be provided to secure the obligations under the mortgage upon issuance of a certificate of occupancy and will be limited to 10% of the final amount of the mortgage loan. HealthTrust and ADC have each guaranteed 50% of the obligations under the mortgage.

COMPETITION

     The Core Group competes with health care providers, real estate partnerships, other real estate investment trusts and other investors, including insurance companies and banks, generally in the acquisition, leasing and financing of health care facilities. Management of the Company believes that the Core Group Facilities in which it has invested are providers of high quality health care services in their respective markets.

     The operators of the Core Group Facilities compete on a local and regional basis with other operators of comparable facilities. They compete with independent operators as well as managers of multiple facilities, some of which are substantially larger and have greater resources than the operators of the Core Group

Facilities. Some of these competing facilities are operated for profit while others are owned by governmental agencies or tax-exempt, not-for-profit organizations. The Company believes that the Core Group Facilities compete favorably with other hospitals based upon many factors, including the services and specialties offered, quality of management, ease of access, reputation and the ability to attract competent physicians and maintain strong physician relationships.

ENVIRONMENTAL MATTERS

     Under various federal, state and local laws and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with its ownership and operation of the Core Group Facilities, the Company may be potentially liable for such costs.

     All of the Core Group Facilities have been subject to Phase I environmental assessments, which are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed properties and surrounding properties. The Phase I assessments included a historical review, a public records review, a preliminary investigation of the site and surrounding properties, screening for the presence of asbestos, polychlorinated biphenyls and underground storage tanks and the preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. In each case where Phase I assessments resulted in specific recommendations for remedial actions, the Company's management has taken the recommended action.

     The Phase I assessments have not revealed any environmental liability that the Company believes would have a material adverse effect on the Core Group's business, assets or results of operations, nor is the Company aware of any such liability. Nevertheless, it is possible that these assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Core Group Facilities will not be affected by tenants and occupants of the Core Group Facilities, by the condition of properties in the vicinity of the Core Group Facilities (such as the presence of underground storage tanks) or by third parties unrelated to the Company.

     The Company believes that the Core Group Facilities are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances. The Company has not been notified by any governmental authority, or is otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of its present or former properties.

LEGAL PROCEEDINGS

     The Core Group is not currently involved in any material litigation nor, to the Company's knowledge, is any litigation currently threatened against the Core Group or its properties, other than routine litigation arising in the ordinary course of business.

GOVERNMENT REGULATION AND PAYOR ARRANGEMENTS

     Each of the Core Group Facilities is a health care related facility and the amount of additional rent or additional interest, if any, which is based on the lessee's or mortgagee's gross revenue, is in most cases subject to changes in the reimbursement and licensing policies of federal, state and local governments. In addition, the acquisition of health care facilities is generally subject to state and local regulatory approval.

     Acute Care Hospitals. Acute care hospitals are subject to extensive federal, state and local legislation and regulation. Acute care hospitals undergo periodic inspections regarding standards of medical care, equipment and hygiene as a condition of licensure. Various licenses and permits also are required for narcotics, laboratories, pharmacies, radioactive materials and certain equipment. Each facility eligible for accreditation is accredited by the Joint Commission on Accreditation of Health Care Organizations. Accreditation is required for participation in government-sponsored provider programs, such as Medicare and Medicaid.

     Acute care hospitals are subject to and comply with various forms of utilization review. In addition, under the Medicare program, each state must have a Professional Review Organization to carry out a federally-mandated system of review of Medicare patient admission, treatment and discharge. Medical and surgical services and practices are extensively supervised by committees of staff doctors at each acute care hospital, and are reviewed by each acute care hospital's local governing board and quality-assurance personnel. New regulations governing the control of disposal of hazardous wastes may increase the costs of operating acute care facilities.

     The lessees and mortgagees of the Core Group Facilities, which provide acute care hospital services, receive payments for patient care from federal Medicare programs for elderly and disabled patients, Medicaid and other state programs for medically indigent patients, private insurance carriers, employers, Blue Cross plans, health maintenance organizations, preferred provider organizations and directly from patients.

     Medicare payments for most inpatient hospital services provided by acute care general hospitals are made under a "prospective payment system" ("PPS") under which a hospital is paid a prospectively determined rate per discharge. The PPS payment rate includes reimbursement for capital related costs. These rates vary according to a patient classification system that is based on clinical, diagnostic and other factors. Acute care hospitals are reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports and audits thereof by the Medicare fiscal intermediary. In general, payments made by Medicare are less than established charges for such services. Additionally, Medicare payments may be delayed due to Federal government regulations.

     Medicaid payments for acute care hospitals will vary between states. These payments may be based on a percentage of reasonable cost, a fixed rate per discharge, a capitated payment, or other payment arrangements. If a state selects a cost based reimbursement methodology, acute care hospitals are reimbursed at a tentative rate with final settlement determined after submission of annual cost reports and audits thereof by Medicaid. In general, payments made by Medicaid are less than established charges for such services. Additionally, Medicaid payments may be delayed due to State budget deficits.

     Blue Cross payments in different states and areas are based on cost, a per diem, or other negotiated rates and may also be subject to payment delay. Payments from health maintenance organizations and preferred provider organizations generally are negotiated, either at a discount from charges or on a per capita, shared-risk basis with stop-loss provisions for high severity cases. In more developed markets such as California and Florida, the Core Group's hospitals are now entering into risk sharing, or capitated, arrangements. These arrangements reimburse the hospital based on a fixed fee per participant in a managed care plan with the hospital assuming the costs of services provided, regardless of the level of utilization. If utilization is higher than anticipated and/or costs are not effectively controlled, such arrangements could produce low or negative operating margins.

     Rehabilitation Hospitals. Rehabilitation hospitals are also subject to extensive federal, state and local legislation and regulation. Rehabilitation hospitals are subject to periodic inspections and licensure requirements. Outpatient rehabilitation services and free-standing inpatient rehabilitation facilities are generally reimbursed under the same payment arrangement as acute care hospitals, except as noted below. Medicare payments for inpatient rehabilitative services are made based on reasonable operating cost, subject to a per discharge limitation. If a facility operates below the cost per discharge limitation, it will qualify for a bonus payment. If a facility operates above the cost per discharge limitation, it will be reimbursed solely to the extent of the limitation. Defined capital costs and outpatient services related to Medicare beneficiaries are reimbursed based on reasonable cost. All Medicare inpatient and outpatient services are reimbursed at a tentative rate with final settlement determined after submission of annual cost reports and audits thereof by the Medicare fiscal intermediary. In general, payments made by Medicare are less than established charges for such services. Additionally, Medicare payments may be delayed due to Federal government regulations.

                        SELECTED COMBINED FINANCIAL DATA
                                   CORE GROUP

     The selected combined financial data below have been derived from the financial statements (and notes thereto) of the Core Group and should be read in conjunction with (a) those statements and management's discussion and analysis of financial condition and results of operations of the Core Group which are included in this Annex B and (b) the financial statements (and notes thereto) of the Company and the Psychiatric Group and management's discussion and analysis of financial condition and results of operations of the Company and the Psychiatric Group which are included in Annex A and Annex C.

                                 YEAR ENDED
                                DECEMBER 31,                  YEARS ENDED DECEMBER 31,
                                    1994       ------------------------------------------------------
                                PRO FORMA(1)     1994       1993       1992       1991        1990
                                ------------   --------   --------   --------   ---------   ---------
                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues......................    $ 73,451     $ 75,680   $ 73,036   $ 75,962   $  69,845   $  51,707
Net income(2).................      29,999       32,548     48,616     36,194      25,987      21,595
Net income per share..........        1.44
Weighted average shares
  outstanding.................      20,856
Funds From Operations(3)......    $ 43,599     $ 46,092   $ 41,277   $ 37,520   $  37,513   $  29,636
Cash flows from operating
  activities..................      43,731       46,258     41,276     38,799      38,572      32,972
Cash flows from investing
  activities..................     (50,557)     (42,310)    33,286     11,756    (115,573)   (132,280)
Cash flows from financing
  activities..................     (37,780)     (37,780)   (39,784)   (52,460)     37,788      81,898
Dividends declared............      39,303       39,303     38,078     40,936      34,935      29,277
Total assets..................     514,186      528,686    532,461    522,127     538,725     474,481
Total attributed debt.........     231,163      245,663    245,423    286,859     301,176     263,852
Total attributed equity.......     259,199      259,199    263,832    213,230     214,512     193,219

---------------

(1) Reflects the sales of one psychiatric property in October 1994 for $5.8 million and two psychiatric properties in February 1995 for $13.8 million and the repayment of debt out of the proceeds thereof, and the restructuring of two Florida psychiatric hospital investments in March 1995, as though such transactions had occurred immediately prior to January 1, 1994 (in the case of operating and cash flow data) or as of December 31, 1994 (in the case of balance sheet data). The sales were at net book value.

(2) Includes gains of $19,742,000 and $11,064,000 in 1993 and 1992, respectively, on the sale of properties or partnership interests therein.

(3) Funds From Operations as currently defined by the National Association of Real Estate Investment Trusts and as used herein means net income (loss) computed in accordance with GAAP, excluding gains (losses) from sales of property, adjusted for write-downs of mortgage notes and investments in real estate and certain other non-cash items, primarily depreciation and amortization. Funds From Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Core Group's operating performance or an alternative to cash flow as a measure of liquidity. The Company has historically made certain adjustments to Funds From Operations to adjust for the impact of items which management does not consider to be routine costs of ongoing operations ("Funds From Operations As Adjusted"). These nonroutine items include: in 1994, reversal of accrued relocation costs of $617,000; in 1993, accrued relocation costs of $690,000; and in 1992, costs related to the termination of a purchase commitment of $2,225,000. There were no adjustments for nonroutine items in 1991 and 1990. The following table presents the Core Group's Funds From Operations As Adjusted.

                               YEAR ENDED
                              DECEMBER 31,                 YEARS ENDED DECEMBER 31,
                                  1994       ----------------------------------------------------
                              PRO FORMA(1)     1994       1993       1992       1991       1990
                              ------------   --------   --------   --------   --------   --------
                                                                (IN THOUSANDS)
    Funds From Operations As
      Adjusted..............    $ 42,982     $45,475    $41,967    $39,745    $37,513    $29,636

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   CORE GROUP

     Following is a discussion of the financial condition and results of operations of the Core Group which should be read in conjunction with (a) the Selected Combined Financial Data and combined financial statements (and notes thereto) of the Core Group included in this Annex B and (b) the Selected Consolidated Financial Data or Selected Combined Financial Data, as the case may be, management's discussion and analysis of financial condition and results of operations and the financial statements (and notes thereto) of the Company and the Psychiatric Group included in Annex A and Annex C.

OPERATING RESULTS

1994 Compared to 1993

     In 1994, the Core Group reported net income of $32,548,000 compared with net income of $48,616,000 in 1993. Net income in 1993 included a gain of $19,742,000 on the sale of an acute care property in March 1993.

     Rental income was $59,755,000 in 1994, an increase of $3,532,000 or 6% from $56,223,000 in 1993. This net increase is primarily attributable to rental income from new properties acquired and various capital additions partially offset by a reduction in rental income due to the previously mentioned property sale in March 1993.

     Additional rental income was $8,908,000 in 1994, an increase of $234,000 or 3% from $8,674,000 in 1993. This increase is attributable to increased additional rent from six of the Core Group's original acute care properties and more recently purchased properties generating additional rent for the first time in 1994. This increase is net of the loss of additional rent due to the previously mentioned property sale.

     Other interest income increased $1,667,000 to $2,976,000 in 1994 from $1,309,000 in 1993. This increase resulted from higher average balances of construction loans and direct financing leases in 1994 compared with 1993. In addition, 1994 included the recognition of $710,000 of fee income related to the prepayment of a construction loan in February 1994.

     Interest income on intercompany loans to the Psychiatric Group decreased to $4,041,000 in 1994 from $6,830,000 in 1993. This decrease reflects a lower average balance outstanding on loans to the Psychiatric Group following the attribution of equity to the Psychiatric Group in connection with an equity offering by the Company.

     Depreciation and amortization increased $887,000 to $12,302,000 in 1994 compared with 1993 due to newly acquired properties and capital additions during 1994.

     Interest expense was $26,101,000 in 1994, a decrease of $1,168,000 or 4% from $27,269,000 in 1993. The previously mentioned equity offering in July 1993 resulted in lower average short-term borrowings during 1994 compared with 1993. A higher level of construction in progress during 1994 compared with 1993 resulted in an increase in capitalized interest. In addition, the Core Group prepaid mortgage notes payable of $14.4 million in February 1994.

     General and administrative expenses decreased to $4,425,000 in 1994 from $5,227,000 in 1993. This variation is attributable to a decrease in the Company's general and administrative expenses which are allocated between the Core Group and Psychiatric Group primarily based on revenues. The Company's decrease in consolidated general and administrative expenses for 1994 was attributable to the reversal of $750,000 of a corporate relocation accrual recorded in the fourth quarter of 1993, after the Company decided to maintain its headquarters in Denver, Colorado. This was partially offset by higher expense from the Company's stock incentive plans and increased shareholder reporting and distribution costs in 1994.

1993 Compared to 1992

     In 1993, the Core Group reported net income of $48,616,000 compared with net income of $36,194,000 in 1992.

     Net income for both 1993 and 1992 were impacted by several significant items. Net income in 1993 included a gain of $19,742,000 on the sale of an acute care property in March 1993, while net income in 1992 included total gains of $11,064,000 on the sale of the Core Group's partnership interests in four rehabilitation properties. Net income in 1992 reflected a cost of $2,225,000 as a result of the Core Group exercising its right to terminate a purchase commitment to enhance its liquidity position.

     Rental income was $56,223,000 in 1993, a decrease of $2,287,000 or 4% from $58,510,000 in 1992. This decrease is attributable to a reduction in rental income due to the sale of the Core Group's 97% partnership interests in three rehabilitation properties in October 1992 and the sale of an acute care property in March 1993, partially offset by rental income from a newly acquired property and various capital additions coming under lease subsequent to the first quarter of 1992.

     Additional rental income was $8,674,000 in 1993, an increase of $374,000 or 5% from $8,300,000 in 1992. This positive variation is attributable to increased additional rent from six of the Core Group's original acute care properties and more recently purchased properties generating additional rent for the first time in 1993. This increase is net of the loss of additional rent from properties sold in 1992 and 1993.

     Other interest income increased $1,203,000 to $1,309,000 in 1994 from $106,000 in 1993. This positive variation is attributable to interest from new construction loans and a direct financing lease in 1993.

     Interest income on intercompany loans to the Psychiatric Group decreased to $6,830,000 in 1993 from $9,046,000 in 1992 as a result of a lower average balance outstanding on loans to the Psychiatric Group following the attribution of equity to the Psychiatric Group in connection with an equity offering by the Company and as a result of lower short term interest rates in 1993.

     Interest expense was $27,269,000 in 1993, a decrease of $2,508,000 or 8% from $29,777,000 in 1992. Property sales in the last quarter of 1992 and first quarter of 1993, and the previously mentioned equity offering in July 1993, resulted in lower average short-term borrowings in 1993. Lower short-term interest rates in 1993 contributed to the decrease in interest expense in 1993.

     General and administrative expenses decreased to $5,227,000 in 1993 from $6,700,000 in 1992. This variation is attributable to a decrease in the Company's general and administrative expenses which are allocated between the Core Group and Psychiatric Group primarily based on revenues. In the fourth quarter of 1993, the Company recorded an accrual of $850,000 related to the planned relocation of its corporate offices to Southern California in the middle of 1994. General and administrative expenses of the Company in 1992 include severance costs of $1.5 million related to personnel changes announced during 1992. Additionally, in 1992 negotiation and restructuring of two psychiatric mortgage notes receivable, the review of a potential business combination and other matters resulting from a legal action against the Company, resulted in increases in consulting, professional and travel costs of the Company totaling $1.3 million.

     Minority interest decreased $378,000 to $251,000 in 1993 compared with 1992 as a result of the Core Group's sale of three real estate partnerships in October 1992.

Future Operating Results

     The nature of health care delivery in the United States is currently undergoing change and further review at both the national and state levels. Generally accepted goals of reform continue to include controlling costs and improving access to medical care. The Company's Board and management are monitoring potential changes closely. The Company believes that these potential changes may pose risks for certain institutions that are unwilling or unable to respond. However, the Company believes that this changing health care environment will provide the Core Group with new opportunities for investment in its current facilities as well as new facilities.

     The Company recognizes that the health care industry in the United States is undergoing significant evolution. The ongoing changes in the health care industry include trends toward shorter lengths of hospital stay, increased outpatient services, downward pressure on reimbursement rates from government, insurance company and managed care payors and an increasing trend toward capitation of health care delivery costs (delivery of services on a fixed price basis to a defined group of covered parties). Outpatient business is expected to increase as advances in medical technologies allow more procedures to be performed on an outpatient basis. Payors continue to direct more patients from inpatient care to outpatient care. The portion of providers' patient services reimbursed under Medicare and Medicaid continues to increase as the population ages and states expand Medicaid programs. States and insurance companies continue to negotiate actively the amounts they will pay for services. In addition, the entrance of insurance companies into managed care programs is accelerating the introduction of managed care in new localities. As a result, the revenues and margins may decrease at the Core Group's hospitals.

     Notwithstanding the potential for increasing government regulation, the Company believes that health care will continue to be delivered on a local basis and that well-managed, high-quality, cost-controlled facilities will continue to be an integral part of local health care delivery systems. The Company also believes that certain acute care hospitals will need to reconfigure or expand existing facilities or to affiliate themselves with other providers so as to become part of comprehensive and cost-effective health care systems. Such systems will likely include lower cost treatment settings, such as ambulatory care clinics, outpatient surgery centers, skilled nursing facilities and medical office buildings. In general, the Core Group facilities are part of local health care delivery systems or are in the process of becoming integrated into such systems.

     The Core Group's future operating results could be affected by the operating performance of the Core Group's lessees and borrowers. The rental obligations of its facility operators are primarily supported by the facility-specific operating cash flow. Real estate investments in the Core Group's portfolio are further supported by one or more credit enhancements that take the form of cross-default provisions, letters of credit, corporate and personal guarantees, security interests in cash reserve funds, accounts receivable or other personal property and requirements to maintain specified financial ratios. In addition, financial effects arising from the Psychiatric Group that affect the Company's consolidated results of operations, financial condition or borrowing costs could affect the results of operations, financial condition or borrowing costs of the Core Group.

     Additional rental income from the Core Group's existing investments will be affected by changes in the revenues of the underlying business operations upon which such income is based. The Core Group's acute care investments accounted for 91% of net additional rental income for the year ended December 31, 1994, while rehabilitation investments accounted for 9%. Over the years, a substantial portion of the Core Group's additional rental income has been attributable to six of the Core Group's original acute care properties (the "Original Properties"). Also, with the significant revenue growth at a majority of the Original Properties in recent years, two properties had reached the additional rent transition point at the end of 1994 and it is anticipated that other properties may do so over the next few years. The Core Group's revenue participation rate for the six Original Properties declines from 5% to 1% when the additional rent transition point is reached. At December 31, 1994, the amount of potential additional rent at the 5% revenue participation rate for the six Original Properties was approximately $2.8 million per annum. As a result, the Core Group anticipates slower growth in additional rental and interest income in the near term from its current portfolio of properties.

     The future operating results of the Core Group will be affected by additional factors including the amount, timing and yield of additional real estate investments and the competition for such investments. Operating results will also be affected by the availability and terms of the Company's future equity and debt financing. The Company's financing strategy includes the objective to reduce its cost of capital over time and enhance its financial flexibility to facilitate future growth. Toward achievement of this objective, the Company raised $80.8 million of new equity in 1993. The proposed distribution of depositary shares representing Psychiatric Group Stock is also intended to facilitate this objective.

     The Company's unsecured revolving credit facility was increased to $100 million in April 1994. In August 1994, the Company's BBB- implied senior debt rating was affirmed by Standard & Poor's and the outlook was revised to negative from stable. Duff & Phelps Credit Rating Co. assigned an initial implied senior debt rating of BBB- in November 1994.

LIQUIDITY AND CAPITAL RESOURCES

     As of April 17, 1995, the Core Group had commitments of $9,200,000 to fund construction obligations and capital expenditures over approximately the next twelve months.

     The Company has continued to increase its liquidity and enhance its financial flexibility. In July 1993, the Company completed an offering of 3,450,000 additional shares of Common Stock resulting in net proceeds of $80.8 million of which $39.3 million was allocated to the Core Group. Proceeds from the offering were used to pay off the outstanding balance under the Company's revolving credit facility and fund additional real estate investments. In April 1994, the Company increased its unsecured revolving credit facility to $100 million. The facility bears interest at either LIBOR plus a margin of 125 to 200 basis points or the prime rate plus, in certain circumstances, a margin of 50 basis points, and matures on December 31, 1996. Currently, the Company is able to borrow at either LIBOR plus 125 basis points or the prime rate. As of April 17, 1995, the Company had $1,000,000 of borrowings under its credit facility. The Company currently believes it has sufficient capital to meet its commitments and that its cash flow and liquidity will continue to be sufficient to fund current operations and to provide for the payment of dividends to stockholders in compliance with the applicable sections of the Internal Revenue Code governing real estate investment trusts.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To American Health Properties, Inc.:

     We have audited the accompanying combined balance sheets of the Core Group (a business unit of American Health Properties, Inc.) as of December 31, 1994 and 1993 and the related combined statements of operations, total attributed equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the management of American Health Properties, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Core Group as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
March 6, 1995

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                  CORE GROUP COMBINED STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1994        1993        1992
                                                                -------     -------     -------
                                                                        (IN THOUSANDS)
REVENUES
Rental income.................................................  $59,755     $56,223     $58,510
Additional rental income......................................    8,908       8,674       8,300
Other interest income.........................................    2,976       1,309         106
Interest income on intercompany loans to Psychiatric Group....    4,041       6,830       9,046
                                                                -------     -------     -------
                                                                 75,680      73,036      75,962
                                                                -------     -------     -------
EXPENSES
Depreciation and amortization.................................   12,302      11,415      11,501
Interest expense..............................................   26,101      27,269      29,777
General and administrative....................................    4,425       5,227       6,700
Termination of purchase commitment............................       --          --       2,225
                                                                -------     -------     -------
                                                                 42,828      43,911      50,203
                                                                -------     -------     -------
Minority interest.............................................      304         251         629
                                                                -------     -------     -------
Income before gain on sale of properties......................   32,548      28,874      25,130
Gain on sale of properties....................................       --      19,742      11,064
                                                                -------     -------     -------
NET INCOME....................................................  $32,548     $48,616     $36,194
                                                                =======     =======     =======

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                       CORE GROUP COMBINED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1994         1993
                                                                         --------     --------
                                                                            (IN THOUSANDS)
ASSETS
Real estate properties
  Buildings and improvements...........................................  $473,908     $425,478
  Accumulated depreciation.............................................   (65,042)     (52,847)
                                                                         --------     --------
                                                                          408,866      372,631
  Land.................................................................    54,383       50,552
  Construction in progress.............................................        --       11,719
                                                                         --------     --------
                                                                          463,249      434,902
Construction loans.....................................................    21,383       15,039
Direct financing leases................................................     3,816        2,803
Revolving intercompany loan to Psychiatric Group.......................     9,428        8,784
Fixed rate intercompany loan to Psychiatric Group......................    20,000       26,044
Cash and short-term investments........................................     1,838       35,670
Receivables............................................................     6,179        6,100
Deferred financing costs and other assets..............................     2,793        3,119
                                                                         --------     --------
                                                                         $528,686     $532,461
                                                                         ========     ========

ATTRIBUTED LIABILITIES AND TOTAL ATTRIBUTED EQUITY
Short-term loan payable................................................  $ 14,500     $     --
Mortgage notes payable.................................................        --       14,468
Subordinated convertible bonds payable.................................     6,163        5,955
Senior notes payable...................................................   225,000      225,000
Accounts payable and accrued liabilities...............................     9,480        9,403
Dividends payable......................................................    10,112       10,062
Deferred income........................................................     4,232        3,741
                                                                         --------     --------
                                                                          269,487      268,629
                                                                         --------     --------
Commitments and contingencies

Total Attributed Core Group Equity.....................................   259,199      263,832
                                                                         --------     --------
                                                                         $528,686     $532,461
                                                                         ========     ========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

           CORE GROUP COMBINED STATEMENTS OF TOTAL ATTRIBUTED EQUITY

                                                               1994         1993         1992
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
BALANCES AT BEGINNING OF YEAR..............................  $263,832     $213,230     $214,512
Public offering of additional shares.......................        --       39,341           --
Conversion of subordinated convertible bonds...............        --           --        1,965
Restricted stock grants, net...............................       431          324          280
Exercise of stock options..................................     1,691          399        1,215
Net income.................................................    32,548       48,616       36,194
Dividends..................................................   (39,303)     (38,078)     (40,936)
                                                             --------     --------     --------
BALANCES AT END OF YEAR....................................  $259,199     $263,832     $213,230
                                                             ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                  CORE GROUP COMBINED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1994         1993         1992
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................  $ 32,548     $ 48,616     $ 36,194
Depreciation, amortization and other non-cash items........    14,175       12,667       12,630
Deferred income............................................       344         (312)         145
Gain on sale of properties.................................        --      (19,742)     (11,064)
Change in receivables and other assets.....................      (214)         224         (858)
Change in accounts payable and accrued liabilities.........      (595)        (177)       1,752
                                                             --------     --------     --------
                                                               46,258       41,276       38,799
                                                             --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition and construction of real estate properties.....   (40,142)     (27,861)     (26,535)
Proceeds from sale of properties...........................        --       41,940       41,511
Construction loan fundings.................................   (23,180)     (15,039)          --
Construction loan paid.....................................    16,836           --           --
Direct financing leases....................................    (1,013)      (2,803)          --
Fundings on revolving intercompany loan to Psychiatric
  Group....................................................      (672)      (4,501)      (3,494)
Paydowns on fixed rate intercompany loan to Psychiatric
  Group....................................................     6,044       41,594          313
Administrative capital expenditures........................      (183)         (44)         (39)
                                                             --------     --------     --------
                                                              (42,310)      33,286       11,756
                                                             --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings (payments) on short-term loan payable...........    14,500      (40,500)     (11,000)
Principal payments on mortgages............................   (14,468)      (1,137)      (1,029)
Financing costs paid.......................................      (248)      (1,371)        (371)
Proceeds from sale of stock................................        --       39,341           --
Proceeds from exercise of stock options....................     1,691          399        1,215
Dividends paid.............................................   (39,255)     (36,516)     (41,714)
Contributions from minority interest.......................        --           --          439
                                                             --------     --------     --------
                                                              (37,780)     (39,784)     (52,460)
                                                             --------     --------     --------
INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS.....   (33,832)      34,778       (1,905)
CASH AND SHORT-TERM INVESTMENTS, BEGINNING OF YEAR.........    35,670          892        2,797
                                                             --------     --------     --------
CASH AND SHORT-TERM INVESTMENTS, END OF YEAR...............  $  1,838     $ 35,670     $    892
                                                             ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

               NOTES TO CORE GROUP COMBINED FINANCIAL STATEMENTS

PROPOSED TRANSACTION AND BASIS OF PRESENTATION

     American Health Properties, Inc. (the Company, which term refers to the Company and its subsidiaries unless the context otherwise requires) is a self-administered real estate investment trust (REIT) that commenced operations in 1987. The Company has investments in health care facilities including 13 acute care hospitals, three rehabilitation hospitals and five psychiatric hospitals, all of which are operated by qualified third party health care providers, and a medical office building. On January 31, 1995, the Company's Board authorized management to pursue a transaction which is designed to separate the economic attributes of its investments in psychiatric hospitals (the Psychiatric Group) and its core investments in acute care hospitals, rehabilitation hospitals and a medical office building (the Core Group) into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The transaction would entail the distribution to holders of Common Stock of depositary shares representing a new series of preferred stock, par value $0.01 per share, to be designated Psychiatric Group Preferred Stock (the Psychiatric Group Stock). The Psychiatric Group Stock would be intended to reflect the separate performance of the Psychiatric Group. The Company's existing Common Stock would be intended to reflect the economic performance and attributes of the Core Group. In connection with the proposed transaction, the Company has specifically identified or allocated its assets, liabilities and stockholders' equity, and its revenues, expenses and cash flow items, between the Core Group and Psychiatric Group, as more fully described below.

     The financial statements of the Core Group include the financial position, results of operations and cash flows of the Company's core investments in acute care and rehabilitation hospitals and a medical office building, an allocated portion of the Company's general and administrative expense, all corporate assets and liabilities and related transactions associated with the ongoing operations of the Company which are not separately identified with either operating group, an attributed amount of intercompany loans receivable from the Psychiatric Group and an attributed amount of the Company's stockholders' equity. The Core Group financial statements are prepared using the amounts included in the Company's consolidated financial statements.

     Although the financial statements of the Core Group and the Psychiatric Group separately report the assets, liabilities (including contingent liabilities), stockholders' equity and items of income, expense and cash flow of the Company attributed to each such Group, such attribution does not affect the respective legal title to assets or responsibility for liabilities of the Company or any of its subsidiaries. Nor will such attribution affect the rights of creditors of the Company or any subsidiary, including rights under financing covenants.

     Each holder of Common Stock or Psychiatric Group Stock would be a holder of an issue of capital stock of the entire Company and would be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. Financial effects arising from one Group that affect the Company's consolidated results of operations, financial condition or borrowing costs could affect the results of operations, financial condition or borrowing costs of the other Group. In addition, net losses of either Group, as well as dividends and distributions on, and repurchases of, Common Stock or Psychiatric Group Stock would reduce the funds of the Company legally available for dividends on both the Common Stock and Psychiatric Group Stock. Accordingly, the Core Group's financial statements and the financial statements of the Psychiatric Group should be read in connection with the Company's consolidated financial statements.

     Fundamental changes in the psychiatric industry continue to negatively impact the facility specific operating cash flow at the Psychiatric Group hospitals. For additional information, see the Psychiatric Business section in the notes to the combined financial statements of the Psychiatric Group contained in Annex C to the Information Statement relating to the issuance of Psychiatric Group Stock.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These financial statements include the accounts of the Core Group business. The Core Group and the Psychiatric Group financial statements, taken together, comprise all of the accounts included in the Company's consolidated financial statements.

     New Accounting Standards. The Financial Accounting Standards Board has issued Statements of Financial Accounting Standards No.'s 114 and 118, "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," respectively (SFAS 114 and 118). SFAS 114 and 118 are applicable to all creditors and to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS 114 and 118 require estimating the value of impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

     SFAS 114 and 118 are effective in fiscal 1995. Management believes that adoption of SFAS 114 and 118 will not have a material impact on the accompanying combined financial statements.

     Real Estate Properties. The Core Group accounts for its property leases as operating leases. The Core Group records properties at cost and allocates the cost between land and buildings and improvements based on independent appraisals. Depreciation of Core Group real estate properties is recorded on a straight-line basis over the estimated useful lives of the buildings and improvements (27 to 42 years).

     Deferred Income. Fees received, net of related direct costs, associated with the origination or amendment of leases are deferred and amortized at a constant effective rate over the remaining initial term of the related leases.

     Deferred Costs. Deferred financing costs are amortized over the term of the related debt at a constant effective rate.

     Federal Income Taxes. The Company intends at all times to operate so as to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code. As such, the Company will not be subject to federal income tax.

     Qualification as a REIT under Sections 856 to 860 of the Internal Revenue Code applies to the Company as a whole, rather than the Core Group or Psychiatric Group individually. Dividends paid by the Company on the Common Stock and the Psychiatric Group Stock must be sufficient in the aggregate for the Company to meet the minimum distribution requirements of the Internal Revenue Code. The Company's earnings and profits as a whole, without reference to the Core Group or the Psychiatric Group individually, is used to determine the taxable character of dividends paid to holders of the Common Stock and the Psychiatric Group Stock.

     Earnings and profits, which determine the taxability of dividends to stockholders, differ from net income for financial reporting purposes due primarily to timing differences in the recognition of fee income, real estate property write-downs, mortgage note impairment reserves and various accruals and differences between the estimated useful lives used to compute depreciation for financial statement purposes and a 40-year life used in determining earnings and profits. The cost basis of the Company's real estate properties is generally the same for financial reporting and earnings and profits purposes, except for properties written down for financial reporting purposes.

     Cash and Short-Term Investments. Cash and short-term investments consist of cash and all highly liquid investments with an original maturity date of less than three months.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CORPORATE ACTIVITIES; INTERCOMPANY LOANS, THIRD PARTY DEBT AND EQUITY

     Financial Activities. As a matter of policy, the Company manages all financial activities on a centralized, consolidated basis. Such financial activities include the investment of surplus cash; the issuance and repayment of all short-term and long-term debt; and the issuance of common and preferred stock. These activities are then attributed to the Core Group and the Psychiatric Group in the manner described herein.

     Historical Debt and Equity Transactions. All third party debt ($245,663,000 at December 31, 1994, or $231,163,000 on the pro forma basis described herein) has been attributed to the Core Group in the financial statements set forth herein. However, the Psychiatric Group has been attributed
(a) fixed rate intercompany loans owing to the Core Group in an amount at December 31, 1994 determined by the Board to be appropriate in relation to the assets and expected cash flow of the Psychiatric Group and its cash requirements ($20,000,000 at December 31, 1994, or $9,175,000 on such pro forma basis) and
(b) revolving intercompany loans owing to the Core Group in an amount at December 31, 1994 equal to the working capital notes receivable from certain Psychiatric Hospital operators owing to the Psychiatric Group at that date ($9,428,000 at December 31, 1994, or $5,103,000 on such pro forma basis). As a result of such attributed intercompany loans, and in light of the carrying value of each Group's assets and its other liabilities at December 31, 1994, the equity attributed to the Core Group at that date was $259,199,000 and the equity attributed to the Psychiatric Group at that date was $48,302,000.

     Historically, the Psychiatric Group was attributed intercompany loans owing to the Core Group from the date of the first Psychiatric Group asset purchase in 1988 to December 31, 1994 in amounts equal to the Psychiatric Group's net cash requirements not otherwise covered by the proceeds of equity issuances attributed to the Psychiatric Group. All of such intercompany loans were initially designated as floating rate loans (with an interest rate equal to the prevailing prime rate plus 2%), but portions of such intercompany loans were re-designated as fixed rate loans in amounts that correspond to designated portions of third-party fixed rate senior debt issued by the Company from time to time (with an interest rate equal to that borne by third-party fixed rate senior debt plus 2%). Proceeds of equity issuances after 1988 were attributed to the Psychiatric Group in amounts determined to be appropriate in relation to the assets and expected cash flow of the Psychiatric Group, its cash requirements and its intercompany debt at the time of such issuances; proceeds attributed to the Psychiatric Group were deemed to correspondingly reduce intercompany debt. In general, dividends paid by the Company were attributed to the Core Group and the Psychiatric Group on the basis of their respective contributions to funds from operations, excluding expenses associated with litigation, relocation, issuance of Psychiatric Group Stock and purchase commitment termination which are not considered to be routine costs of ongoing operations.

     Third Party Debt.

     All of the Company's third party debt has been attributed to the Core Group. This debt and its relevant terms are summarized in the following paragraphs.

     Short-term loan payable. The Company has a $100 million unsecured revolving credit agreement with a syndicate of banks maturing on December 31, 1996. This agreement provides for interest on outstanding borrowings at either LIBOR plus a margin of 125 to 200 basis points or the prime rate plus, in certain circumstances, a margin of 50 basis points. The margin on LIBOR and prime rate borrowings is dependent upon various conditions, including the Company's leverage and debt ratings, and the level and duration of borrowings outstanding. Currently, the Company is able to borrow at either LIBOR plus 125 basis points or the prime rate.

     The weighted average amount of borrowings under bank credit agreements outstanding during 1994, 1993 and 1992 was $5,404,000, $11,227,000 and
$54,007,000 at weighted average interest rates of 6.9%, 4.7% and 5.1%, respectively. The maximum amount outstanding under bank credit agreements in 1994, 1993 and 1992

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES was $20,500,000, $44,500,000 and $72,000,000, respectively. As of December 31,
1994, the Company had $14,500,000 outstanding under its bank credit agreement with a weighted average interest rate of 7.6%.

     Mortgage notes payable. Two of the properties owned by the Company had existing mortgages with remaining balances at December 31, 1993 of approximately $8.8 million and $5.7 million with interest rates of 10.0% and 8.75%, respectively. The Company prepaid both mortgages in February 1994.

     Senior notes payable. The Company's two issues of unsecured senior notes (the Senior Notes) were sold pursuant to private placements with institutional investors.

     In May 1989, the Company sold $5 million of 11.33% Series A Senior Notes and $120 million of 11.40% Series B Senior Notes. As provided under the terms of the note agreement, the interest rates on these notes were automatically adjusted to 11.38% on Series A and 11.45% on Series B effective as of October 25, 1989, concurrent with the downgrading of AMI's publicly rated unsecured senior debt obligations. In the event that such AMI debt obligations are subsequently upgraded to an investment grade rating, the interest rates on the Series A and Series B Senior Notes will automatically readjust to 11.33% and 11.40%, respectively. Interest is payable quarterly in arrears. The Series A Senior Notes mature May 31, 1996, and the Series B Senior Notes require annual principal payments of $24 million beginning May 31, 1995 through maturity on May 31, 1999.

     In September 1990, the Company sold $100 million of 10.41% Senior Notes. Interest is payable semi-annually in arrears. The Senior Notes require annual principal payments of $20 million beginning September 15, 1996 through maturity on September 15, 2000.

     Subordinated convertible bonds payable. The Company's Convertible Dual Currency Subordinated Bonds (the Swiss Bonds) were sold in Switzerland pursuant to public subscription.

     The 1990 Swiss Bonds have a coupon rate of 8 1/2% and are convertible at the option of the holder at any time until July 9, 2000 into shares of the Company's Common Stock at a conversion price of $25.875 per share and a fixed exchange rate of SFr. 1.41 per U.S. $1.00. In 1994 and 1993, no conversions of 1990 Swiss Bonds were made. In 1992, $2,590,000 of the 1990 Swiss Bonds, with accrued interest, were converted into 91,259 shares of common stock resulting in additional equity of $2,472,000, net of conversion and unamortized issuance costs of $118,000. Final redemption of the 1,491 remaining 1990 Swiss Bonds will be made in U.S. dollars of $7,455,000 on July 19, 2000 provided additional conversions or redemption have not occurred earlier. The conversion rights of the 1990 Swiss Bonds will be appropriately adjusted in accordance with the indenture to reflect the planned issuance of Psychiatric Group Stock.

     Interest on outstanding Swiss Bonds is payable annually in arrears in Swiss Francs in July. Accrued and accreted interest is not paid on Swiss Bonds converted into common stock.

     The Company has reserved approximately 204,000 unissued shares of Common Stock for potential future Swiss Bond conversions.

     Debt covenants. Covenants and restrictions in the Company's various debt agreements include limitations on secured borrowings, restrictions covering the use of proceeds from asset sales and payments of dividends and requirements relating to the maintenance of specified financial covenants, including those relating to minimum tangible net worth, fixed charge coverage and ratios of liabilities to minimum tangible net worth and asset values.

     Annual maturities. The aggregate amount of annual maturities of the Company's debt for calendar years 1995 through 1999 and thereafter is $24,000,000, $49,000,000, $44,000,000, $44,000,000, $44,000,000 and $27,455,000,
respectively. In addition, the outstanding balance of $14,500,000 at December 31, 1994 under the Company's unsecured revolving credit agreement matures on December 31, 1996, although certain events, including sales of assets, may require the earlier paydown of the outstanding balance.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

     Interest. Interest capitalized on construction in progress was $883,000, $577,000 and $872,000 in 1994, 1993 and 1992, respectively. Interest paid, net of interest capitalized, in 1994, 1993, and 1992 was $24,924,000, $26,686,000
and $29,127,000, respectively.

     Intercompany Loans. Intercompany loans at December 31, 1994 were as described under "Historical Debt and Equity Transactions" above.

     The weighted average outstanding amount of revolving intercompany loans owed by the Psychiatric Group to the Core Group during 1994, 1993 and 1992 was $9,106,000, $6,533,000 and $2,535,000 at weighted average interest rates of 9.15%, 8.0% and 8.25%, respectively.

     The weighted average outstanding amount of fixed rate intercompany loans owed by the Psychiatric Group to the Core Group during 1994, 1993 and 1992 was $24,706,000, $48,570,000 and $68,048,000 at a weighted average interest rate of 13% for all three years. There were no new fixed rate loans made to the Psychiatric Group during these three years. Paydowns were received from the proceeds of equity transactions attributed to the Psychiatric Group, and in 1994, the net proceeds from the sale of a Psychiatric Group real estate investment.

     Repayment of intercompany loans by the Psychiatric Group is dependent upon the amount and timing of sales of the Psychiatric Group's assets and paydowns of Psychiatric Group working capital loans. The Psychiatric Group paid down $3,000,000 of revolving intercompany loans and $10,825,000 of fixed rate intercompany loans out of the cash proceeds of the February 1995 sale of the Westwood and Pembroke hospitals. Additionally, the Psychiatric Group paid down $1,325,000 of revolving intercompany loans in March 1995 with cash received from paydowns on two Psychiatric Group working capital loans.

     The Company's Board has established certain policies relating to the Core Group's intercompany loans to the Psychiatric Group. Under these policies, the aggregate revolving intercompany loans owed by the Psychiatric Group to the Core Group will be limited to a maximum of $8,750,000 at any one time outstanding, subject to reduction of such limit commensurate with any permanent repayment in the future of working capital loans extended to psychiatric hospital operators, but in no event will such limit be reduced below $5,000,000, and except for such revolving intercompany loans no additional fixed rate or other intercompany loans will be advanced by the Core Group to the Psychiatric Group.

     If the Psychiatric Group sells any assets out of the ordinary course, the net proceeds from such sales (after transaction costs and reserves for contingencies) will be applied, first, to repay revolving intercompany loans owed by the Psychiatric Group to the Core Group to the extent of the psychiatric hospital operator working capital loans associated with the asset or assets sold, second, to repay the outstanding fixed rate intercompany loan owed by the Psychiatric Group to the Core Group (until repaid in full), and third, to repay other revolving intercompany loans owed by the Psychiatric Group to the Core Group (until repaid in full), before any remaining net proceeds from such sales may be used to make distributions to holders of Psychiatric Group Stock.

     Excess cash held by the Psychiatric Group (other than net proceeds from asset sales) will be applied to reduce revolving intercompany loans owed by the Psychiatric Group to the Core Group (until repaid in full), subject to the ability of the Psychiatric Group, at the option of the Board, to re-borrow cash from the Core Group up to the limitations mentioned previously to cover future cash needs of the Psychiatric Group (including, without limitation, to fund dividends in a manner consistent with the dividend policy then applicable to the Psychiatric Group Stock).

     Fixed rate intercompany loans owed by the Psychiatric Group to the Core Group bear interest at a fixed rate of approximately 13% per annum (which is equal to the current weighted average interest rate on the Company's fixed rate senior debt plus 2%), and are prepayable without premium at any time, at the option of the Board.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

     Revolving intercompany loans owed by the Psychiatric Group to the Core Group bear interest at a floating rate equal to the prevailing prime rate plus 2% (10.5% at December 31, 1994) and are prepayable without premium at any time, at the option of the Board.

     Cash held by the Psychiatric Group in excess of required repayments of intercompany loans owed by the Psychiatric Group may, at the option of the Company's Board, be advanced to the Core Group as revolving intercompany loans (to the extent such cash can be used beneficially by the Core Group), or otherwise be invested on behalf of the Psychiatric Group. Revolving intercompany loans owed by the Core Group to the Psychiatric Group bear interest at a floating rate equal to the weighted average interest rate borne by the Company's revolving debt (or, for periods in which there is no such revolving debt outstanding, the interest rate at which the Company could borrow on a revolving basis), and are prepayable without premium at any time, at the option of the Board. Nothing in the foregoing policies obligates the Board to cause the Core Group to provide funds to the Psychiatric Group if the Board determines it is in the best interests of the Company not to do so.

     Future Equity Transactions. The proceeds of future Common Stock issuances as well as cash required to fund future Common Stock dividends or repurchases will be attributed to the Core Group. The proceeds of future Psychiatric Group Stock issuances (e.g., upon exercise of management stock options) as well as cash required to fund future Psychiatric Group Stock dividends or repurchases will be attributed to the Psychiatric Group.

     General and administrative expenses. General and administrative expenses of the Company that cannot be directly attributed to either Group have been allocated to the Core Group and the Psychiatric Group on the basis of their respective contributions to revenues (excluding intercompany revenues and revenues from investment dispositions), provided that at no time will such expenses allocated to either Group be less than $250,000. The Company's general and administrative expenses consist primarily of employment and related benefits, professional services, shareholder reporting, franchise taxes, travel and other related corporate activity.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

REAL ESTATE PROPERTIES

     The following table summarizes the Core Group's investment in acute care, rehabilitation and medical office properties as of December 31, 1994:

                                                                          BUILDINGS AND      ACCUMULATED        NET
                                                               LAND        IMPROVEMENTS      DEPRECIATION    BOOK VALUE
                                                             --------     --------------     -----------     ----------
                                                                                    (IN THOUSANDS)
ACUTE CARE GENERAL PROPERTIES:
Irvine Medical Center
  Irvine, California.......................................  $ 17,987        $ 57,013          $ 5,286        $ 69,714
Tarzana Regional Medical Center
  Tarzana, California......................................    12,421          61,279           11,291          62,409
Desert Valley Hospital
  Victorville, California..................................     1,755          22,245              162          23,838
Kendall Regional Medical Center
  Miami, Florida...........................................     4,163          64,849           11,997          57,015
Palm Beach Gardens Medical Center
  Palm Beach Gardens, Florida..............................     4,024          41,624            8,102          37,546
North Fulton Medical Center
  Roswell, Georgia.........................................     4,149          42,042            6,061          40,130
Halstead Hospital
  Halstead, Kansas.........................................        80          14,170              709          13,541
Elmwood Medical Center
  Jefferson, Louisiana.....................................     4,412          38,411            4,370          38,453
Lucy Lee Hospital
  Poplar Bluff, Missouri...................................       404          22,861            4,156          19,109
Frye Regional Medical Center
  Hickory, North Carolina..................................     1,247          44,202            8,555          36,894
Cleveland Regional Medical Center
  Cleveland, Texas.........................................       300           8,000              296           8,004
Concho Valley Regional Hospital
  San Angelo, Texas........................................       256          16,196            1,315          15,137
                                                             --------     -------------      -----------     ----------
                                                               51,198         432,892           62,300         421,790
                                                             --------     -------------      -----------     ----------

REHABILITATION PROPERTIES:
Northwest Arkansas Rehabilitation Hospital
  Fayetteville, Arkansas...................................       962           8,124              711           8,375
HCA Wesley Rehabilitation Hospital
  Wichita, Kansas..........................................     1,938          12,659              883          13,714
MountainView Regional Rehabilitation Hospital
  Morgantown, West Virginia................................        --          11,718              988          10,730
                                                             --------     -------------      -----------     ----------
                                                                2,900          32,501            2,582          32,819
                                                             --------     -------------      -----------     ----------
MEDICAL OFFICE BUILDING PROPERTIES:
Walsh Medical Arts Center
  Murrieta, California.....................................       285           8,515              160           8,640
                                                             --------     -------------      -----------     ----------
                                                             $ 54,383        $473,908          $65,042        $463,249
                                                             ========     =============      ===========     ==========

     The Core Group's properties are leased under "net" leases pursuant to which the lessees are responsible for all maintenance, repairs, taxes, and insurance of the leased properties. The leases provide for the payment of minimum base rent and additional rent during the fixed term and any renewal terms. Additional rent is based on the increase in annual gross revenues of the related hospital as specified in the lease agreements.

     The Core Group has the right to approve capital expenditures at all properties, the option to fund certain capital expenditures and, in certain situations, is obligated to fund approved capital expenditures on terms comparable to the original investment. The Core Group has committed to fund approximately $5,000,000 of capital expenditures pursuant to these rights and obligations. The base and additional rent provisions of the leases are amended when such capital expenditures are funded to reflect the Core Group's increased investment.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

     Six of the Core Group's acute care properties are leased to subsidiaries of American Medical International, Inc. (AMI). The six leases are covered by cross-default provisions and the lease obligations are unconditionally guaranteed by AMI. In 1994, income from these leases accounted for 58% of the Core Group's total revenues.

     Future minimum rentals under the Core Group's noncancellable operating leases are approximately $62,400,000 annually in 1995 through 1998, $39,500,000 in 1999 and $135,700,000 thereafter.

CONSTRUCTION LOANS

     At December 31, 1994, the Core Group had funded $21,383,000 of a $30,000,000 commitment to participate in an $86 million construction and mortgage financing of a 670,000 square foot integrated hospital and medical office building presently under construction in Austin, Texas.

     At December 31, 1993, the Core Group had funded $15,039,000 under a construction loan commitment on an ambulatory care and medical office complex in Overland Park, Kansas. This construction loan was prepaid by the borrower in February 1994 at which time the balance outstanding was $16,836,000.

DIRECT FINANCING LEASES

     In connection with its investment in the real property of an acute care general hospital on June 30, 1993, the Core Group also provided a five-year equipment lease to the hospital operator which is classified as a direct financing lease. As of December 31, 1994, the Core Group's net investment in this direct financing lease is $2,296,000, represented by total minimum lease payments receivable of $2,722,000 less unearned income of $426,000. Future minimum lease payments under this lease are approximately $765,000 annually in 1995 through 1997 and $427,000 in 1998.

     In connection with its investment in the real property of an acute care general hospital on January 3, 1994, the Core Group also provided a seven-year equipment lease to the hospital operator which is classified as a direct financing lease. As of December 31, 1994, the Core Group's net investment in this direct financing lease is $1,520,000, represented by total minimum lease payments receivable of $2,015,000 less unearned income of $495,000. Future minimum lease payments under this lease are approximately $333,000 annually in 1995 through 2000 and $17,000 in 2001.

PENSION PLANS

     The Company has a defined contribution pension plan covering all of its employees. Consolidated pension expense of the Company in 1994, 1993 and 1992 was $207,000, $202,000 and $229,000, respectively.

     The Company has an unfunded defined benefit pension plan covering non-employee members of its Board of Directors upon completion of sixty months of membership on the Board. The benefits, limited to ten years, are based on years of service and the annual base director fee in effect as of the date a director ceases to be a member of the Board. The consolidated accrued pension liability of the Company was $634,000 and $552,000 as of December 31, 1994 and 1993, respectively. Consolidated net periodic pension cost of the Company in 1994, 1993 and 1992 was $149,000, $191,000 and $173,000, respectively. The Notes to the Consolidated Financial Statements of the Company should be read for further details regarding this plan.

     The cost of the Company's pension plans has been allocated to the Core Group under the general and administrative expense allocation methodology described previously.

STOCK INCENTIVE PLANS

     The Company's stock incentive plans provide for the issuance of up to 2,600,000 shares of common stock for restricted stock awards and options to directors and key employees of the Company. There were 1,369,754

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES and 149,183 shares available to grant further restricted stock awards and options at December 31, 1994 and 1993, respectively. The Company's consolidated expense recorded in 1994, 1993 and 1992 related to restricted stock awards granted was $367,000, $399,000 and $344,000, respectively. The Company's consolidated expense recorded in 1994, 1993 and 1992 related to Dividend Equivalent Rights (DERs) was $577,000, $255,000 and $60,000, respectively. The Notes to the Consolidated Financial Statements of the Company should be read for further details regarding the Company's stock incentive plans. The Company's consolidated cost of its stock incentive plans has been allocated to the Core Group under the general and administrative expense allocation methodology described previously. Under the terms of the Company's stock incentive plans, in connection with the planned distribution of Psychiatric Group Stock, outstanding restricted stock awards, stock options, and DERs will be adjusted to reflect the issuance of Psychiatric Group Stock.

PREFERRED STOCK PURCHASE RIGHTS PLAN

     The Company has a preferred stock purchase rights plan which provides for the distribution of one preferred stock purchase right (each a Right) to shareholders for each outstanding share of Common Stock. Under certain conditions, each Right may be exercised to purchase one one-hundredth of a share of preferred stock, Series A, par value $.01 per share (the Series A Preferred Shares), of the Company at a price of $45. In connection with the planned distribution of Psychiatric Group Stock, the Psychiatric Group Stock will not include or entitle holders thereof to receive the Rights, which will be applicable only to the Common Stock. The Notes to the Consolidated Financial Statements of the Company should be read for further details regarding the Company's preferred stock purchase rights plan.

DIVIDENDS

     A quarterly dividend of $.575 per share, or approximately $11,989,000 in the aggregate, was declared by the Board of Directors on January 31, 1995, payable on February 24, 1995 to the Company's common stockholders of record on February 10, 1995. The Core Group's attributed portion of this dividend of $10,112,000 has been reflected as dividends payable in the accompanying financial statements as of December 31, 1994.

     In general, dividends on the Company's capital stock are limited by the Company's unsecured revolving credit agreement to 95% of cash flow available for debt service, less interest expense, plus gains on asset dispositions and certain proceeds (PG Excess Proceeds) from the disposition of Psychiatric Group assets after the repayment of Psychiatric Group indebtedness. Dividends or other distributions paid out of PG Excess Proceeds will be available only for the Psychiatric Group Stock and will be limited to $30 million in the aggregate and $15 million in any calendar year.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

     Construction Loans. The carrying amounts of these construction loans are a reasonable estimate of fair value, as the variable rate pricing and terms of the loans are indicative of current rates and credit risk.

     Intercompany Loans to Psychiatric Group. The carrying amounts of the intercompany loans to the Psychiatric Group are a reasonable estimate of fair value, as the pricing and terms of the loans are indicative of current rates and credit risk.

     Cash and Short-Term Investments. The carrying amount approximates fair value because of the short maturity of these financial instruments.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

     Short-Term Loan Payable. The terms of borrowings under the Company's unsecured revolving credit agreement are generally less than 90 days at variable pricing indicative of current short-term borrowing rates. Accordingly, carrying amount is a reasonable estimate of fair value.

     Mortgage Notes Payable. The carrying amount of mortgage notes payable generally reflects current rates for similar type borrowings and is a reasonable estimate of fair value.

     Subordinated Convertible Bonds Payable. The fair value of the Company's subordinated convertible bonds payable is based on the quoted market price of the bonds as traded in Switzerland.

     Senior Notes Payable. An estimate of rates currently available to the Company for debt with similar terms was used to determine the fair value of the Company's senior notes payable.

     Loan Commitments. The terms and pricing of the Company's $30,000,000 commitment at December 31, 1994 to participate in the funding of a construction loan that will convert to a mortgage note receivable are indicative of current rates and terms for similar arrangements. The amount shown as carrying amount and fair value at December 31, 1993 represents the construction financing fee that was received and deferred by the Company on another construction loan that was prepaid by the borrower in February 1994.

     The carrying amounts and estimated fair values of the Core Group's financial instruments at December 31, 1994 and 1993 are as follows:

                                                DECEMBER 31, 1994         DECEMBER 31, 1993
                                              ---------------------     ---------------------
                                              CARRYING       FAIR       CARRYING       FAIR
                                               AMOUNT       VALUE        AMOUNT       VALUE
                                              --------     --------     --------     --------
                                                              (IN THOUSANDS)
    FINANCIAL ASSETS
    Construction loans......................  $ 21,383     $ 21,383     $ 15,039     $ 15,039
    Intercompany loans to Psychiatric
      Group.................................    29,428       29,428       34,828       34,828
    Cash and short-term investments.........     1,838        1,838       35,670       35,670
    FINANCIAL LIABILITIES
    Short-term loan payable.................    14,500       14,500           --           --
    Mortgage notes payable..................        --           --       14,468       14,468
    Subordinated convertible bonds
      payable...............................     6,163        5,894        5,955        6,442
    Senior notes payable....................   225,000      231,358      225,000      245,668
    UNRECOGNIZED FINANCIAL INSTRUMENTS
    Loan commitments........................       225          225          520          520

PRO FORMA INFORMATION

     The following pro forma information reflects the sales of one psychiatric property in October 1994 for $5.8 million and two psychiatric properties in February 1995 for $13.8 million and the repayment of debt out of the proceeds thereof, and the restructuring of two Florida psychiatric hospital investments in March 1995, as though such transactions had occurred immediately prior to January 1, 1994 (in the case of operating data) or as of December 31, 1994 (in the case of balance sheet data). The sales were at net book value. Revenues

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES and net income reflect pro forma adjustments primarily for a decrease in interest income on intercompany loans.

                                                                              YEAR ENDED
                                                                          DECEMBER 31, 1994
                                                                              PRO FORMA
                                                                         --------------------
                                                                         (IN THOUSANDS EXCEPT
                                                                         PER SHARE AMOUNTS)
    Revenues...........................................................        $ 73,451
    Net income.........................................................          29,999
    Net income per share...............................................            1.44
    Weighted average shares outstanding................................          20,856
    Total assets.......................................................         514,186
    Total attributed debt..............................................         231,163
    Total attributed equity............................................         259,199

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                        FIRST      SECOND       THIRD      FOURTH
                                       QUARTER     QUARTER     QUARTER     QUARTER      TOTAL
                                       -------     -------     -------     -------     -------
                                                           (IN THOUSANDS)
    1994
    Revenues.........................  $18,752     $18,721     $18,770     $19,437     $75,680
    Net Income.......................    7,924       8,638       7,919       8,067      32,548
    1993
    Revenues.........................  $18,651     $18,280     $18,111     $17,994     $73,036
    Net Income.......................   27,604(1)    7,195       7,198       6,619      48,616

---------------

(1) Includes a gain of $19,742,000 on the sale of a property.

                                                                         ANNEX C

                               PSYCHIATRIC GROUP

                                                                                       PAGE
                                                                                       -----
Business and Properties..............................................................  C-2
Selected Combined Financial Data.....................................................  C-17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.........................................................................  C-18
Report of Independent Public Accountants.............................................  C-22
Combined Financial Statements........................................................  C-23

                            BUSINESS AND PROPERTIES
                               PSYCHIATRIC GROUP

     References herein to the "Psychiatric Group" are to the Psychiatric Group as it conducts its business and holds its investments through the Company. Because the Psychiatric Group is a notional entity and has no separate legal existence, all rights and obligations of the Psychiatric Group are rights and obligations of the entire Company. See "Special Considerations -- Stockholders of One Company; Financial Performance of One Group Could Affect the Other Group."

     The information contained in the Information Statement (other than under "Recent Events" therein), this Annex C and Annexes A, B and D was prepared concurrently with the Company's Annual report on Form 10-K for the year ended December 31, 1994 and does not contain financial statements for the first quarter of 1995, management's discussion and analysis relating to such period or a discussion of more recent developments. Please see Annex E for such financial statements and discussion.

GENERAL

     On June 29, 1995, the Company's Board of Directors authorized a transaction which is designed to separate the economic attributes of its investments in psychiatric hospitals (the "Psychiatric Group") and its core investments in acute care hospitals, rehabilitation hospitals and a medical office building (the "Core Group") into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The transaction entails the distribution to holders of Common Stock of depositary shares representing a new series of preferred stock, par value $0.01 per share, to be designated Psychiatric Group Preferred Stock (the "Psychiatric Group Stock"). The Psychiatric Group Stock will be intended to reflect the separate performance of the Psychiatric Group. The Company's existing Common Stock will be intended to reflect the separate performance of the Core Group. In connection with the transaction, the Company has specifically identified or allocated its assets, liabilities and stockholders' equity, and its revenues, expenses and cash flow items, between the Core Group and Psychiatric Group. However, each holder of Psychiatric Group Stock will be a holder of an issue of capital stock of the entire Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities.

     Following is a description of the business and properties of the investments of the Company that comprise the Psychiatric Group. The Company does not expect to make any further investments for the Psychiatric Group.

     The Psychiatric Group owns three psychiatric hospitals and has made two mortgage loans secured by psychiatric hospitals (collectively, the "Psychiatric Hospitals"). The Company sold its psychiatric property in Torrance, California in October 1994 for $5.8 million, sold two of its psychiatric properties in Massachusetts in February 1995 for $13.8 million and in March 1995, restructured the leases and working capital loans of its two Florida psychiatric investments. As of December 31, 1994, the net book value of the Psychiatric Group's assets was $64.9 million (on the pro forma basis described herein). As of December 31, 1994, 36% in pro forma net book value were held in fee and 64% in pro forma net book value were held as mortgages.

     As of April 17, 1995, cash deposits aggregating $3.2 million were available to the Psychiatric Group as security for lease and mortgage obligations.

     For a discussion of certain factors which may affect the business of the Psychiatric Group, see "Special Considerations -- Psychiatric Group" in the foregoing Information Statement.

     The following table sets forth certain information concerning the Psychiatric Hospitals as of December 31, 1994:

                             PSYCHIATRIC HOSPITALS

                                                                                     NET CARRYING AMOUNT AT DECEMBER 31, 1994
                                                                                     ----------------------------------------
                                                                                       LAND, BUILDINGS
                                                              LICENSED                       AND           WORKING CAPITAL
    DESCRIPTION & LOCATION(1)            OPERATOR(2)            BEDS       ACREAGE      IMPROVEMENTS            LOANS
---------------------------------    --------------------     --------     -------     ---------------     ---------------
                                                                                                 (IN THOUSANDS)
Four Winds Psychiatric Hospital      Four Winds, Inc.            175(3)       51               N/A             $   628
  Katonah, New York
Four Winds Psychiatric Hospital      FW of Saratoga, Inc.         83          26               N/A                 N/A
  Saratoga Springs, New York
  Less: Mortgage note receivable     N/A                         N/A         N/A               N/A                 N/A
    impairment reserve
The Manors                           The Anclote                 130          21           $ 5,927               2,000
  Tarpon Springs, Florida            Psychiatric
                                     Hospital, Ltd.
The Retreat                          The Retreat                 100           9            10,048               1,300
  Sunrise, Florida                   Psychiatric
                                     Hospital, Ltd.
Rock Creek Center                    DHP, L.P.                    60(4)       42             5,094               2,500
  Lemont, Illinois
                                                                 ---       -------         -------             -------
    Total                                                        548         149           $21,069             $ 6,428
                                                                 ===       =======         =======             =======


                                   MORTGAGE
    DESCRIPTION & LOCATION(1)       LOANS        TOTAL
---------------------------------  --------     -------

Four Winds Psychiatric Hospital    $27,600      $28,228
  Katonah, New York
Four Winds Psychiatric Hospital     18,225       18,225
  Saratoga Springs, New York
  Less: Mortgage note receivable    (7,950 )     (7,950)
    impairment reserve
The Manors                              --        7,927
  Tarpon Springs, Florida

The Retreat                             --       11,348
  Sunrise, Florida

Rock Creek Center                       --        7,594
  Lemont, Illinois
                                   --------     -------
    Total                          $37,875      $65,372
                                   ========     =======

---------------

(1) Excludes Pembroke and Westwood, Massachusetts hospitals which were sold in February 1995.

(2) For further information regarding the operators, see the "Psychiatric Hospitals" text below.

(3) Currently 115 beds are staffed.

(4) Currently 38 beds are staffed.

PSYCHIATRIC HOSPITALS

     Four Winds Hospital -- Katonah. Four Winds Hospital -- Katonah is a private psychiatric hospital located in Katonah, New York, 50 miles north of New York City. The hospital is operated by Four Winds, Inc., a closely held corporation controlled by Dr. Samuel Klagsbrun, a practicing clinical psychiatrist. The hospital opened October 1, 1977 with 45 beds. Four Winds Hospital -- Katonah has gradually increased its capacity to the current 175 beds through the construction of additional patient care units in the form of 15-bed cottages. The hospital comprises 53 structures in a campus setting containing approximately 169,916 square feet located on 51 acres. The primary focus of this facility is the inpatient and outpatient care of adolescents, young adults and adults. Specialized programs treat patients with eating disorders, dual psychiatric and addiction illnesses, as well as prolonged psychiatric illnesses.

     The Psychiatric Group has a mortgage note receivable secured by a first mortgage security interest in the real property of Four Winds
Hospital -- Katonah (the "Katonah Note"). At June 30, 1992, the Company recorded a $33,600,000 write-down on the original $61,200,000 Katonah Note which reduced the Company's recorded investment in the Katonah Note to $27,600,000.

     At the end of 1992, a formal restructuring of the Katonah Note was completed, pursuant to which monthly payments amount to $3,400,000 in the first year, increase $100,000 annually in each of the succeeding six years and remain at $4,000,000 per year through maturity. The restructured Katonah Note has an initial term of ten years with two ten-year extension terms at the option of the borrower. The initial term maturity date is November 30, 2002.

     Four Winds Hospital -- Saratoga. Four Winds Hospital -- Saratoga is located in Saratoga Springs, New York. This hospital is operated by FW of Saratoga, Inc., a closely held corporation controlled by Dr. Samuel Klagsbrun. This facility, approved for 120 beds, began operations in August 1986 with 60 beds. The facility's activity building, which houses the secondary education program, activity therapy and the partial hospitalization program, opened in August 1988. In October 1990, the 15-bed college-age unit opened increasing the bed complement to 75 beds. The hospital completed an 8-bed adolescent unit expansion which opened on October 14, 1993. This expansion increased licensed and operating beds to the present 83 beds. Currently, the campus contains 11 buildings, 5 of which are residential facilities, representing a total of 82,170 square feet of building improvements situated on 26 acres.

     This tertiary care facility offers acute, comprehensive inpatient care for adolescents, adults and college-age patients with special programs in eating disorders and dual diagnosis. Four Winds Hospital -- Saratoga also offers outpatient consultation and evaluation services as well as partial hospitalization.

     The Psychiatric Group has a $18,225,000 mortgage note receivable secured by a first mortgage security interest in the real property of Four Winds
Hospital -- Saratoga (the "Saratoga Note"). The Saratoga Note has an initial term of ten years with two ten-year extension terms at the option of the borrower. The initial term maturity date is June 30, 1999. The interest rate on the Saratoga Note is 12.42%. Interest is payable monthly for the first six years, and thereafter, principal and interest payments will be payable in level monthly installments based on a thirty-year amortization schedule.

     At June 30, 1994, in view of negative trends that caused declining cash flows at a number of the psychiatric hospitals, the Psychiatric Group recorded a $30,000,000 write-down of its investments in psychiatric hospitals. In connection with a review of Four Winds Hospital -- Saratoga and Four Winds Hospital -- Katonah, as well as uncertainties surrounding possible changes in Medicaid reimbursement in the State of New York, $7,950,000 of the $30,000,000 write-down was recorded as a mortgage note impairment reserve. The Psychiatric Group will record interest on such mortgage notes as interest payments are received.

     The Company is currently discussing with the operator of the two Four Winds psychiatric hospitals in New York possible alternatives for creating additional available capital for the development and expansion of the hospitals' programs, including the release of certain collateral securing the Company's mortgage loan investments. The Company is currently reviewing the operator's plan for these new programs which are intended to address the potential negative consequences of the expected changes in Medicaid reimbursement and the increase in managed care penetration in the State of New York.

     The Manors. The Manors, a 130-bed facility located on the West Coast of Florida in Tarpon Springs, Florida, is situated directly on the Gulf of Mexico. It opened for psychiatric care with 31 beds in 1954. The original structure was built in 1928 as a clubhouse for a country club. There were three major additions to the facility in 1962, 1966 and 1977. In addition, the facility was refurbished and remodeled between 1991 and 1993 for approximately $2,200,000. The hospital real estate consists of 21.41 acres and is improved with the 82,180 square foot main hospital and four ancillary maintenance buildings with a total of 2,331 square feet. The hospital is leased by the Anclote Psychiatric Hospital, Ltd., a closely held operating company.

     When the hospital opened, it was well known as an extended care treatment facility. In August 1990, The Manors added specialized short-term care programs. The hospital now provides specialized programs for adolescents and children, older adults, patients with dual diagnosis/codependency problems, adults seeking short-term treatment, a women's program, a partial hospitalization, and a hearing-impaired program.

     Pursuant to the terms of a restructuring completed in March 1995, the annual minimum rental obligation of The Manors was reduced from $855,000 to $600,000. As part of the restructuring, The Manors used an existing $325,000 lease reserve fund to pay down outstanding borrowings under a $2,000,000 revolving credit agreement provided by the Company.

     The Retreat. The Retreat is located in Sunrise, Florida, 16 miles west of downtown Fort Lauderdale. This 100-bed psychiatric and substance abuse hospital opened in September 1988 with 20 beds. The adult and geriatric buildings were under construction and opened three months later with full operation by 1989. The facility is constructed on 9.5 acres in a campus-like setting. There are six buildings and an engineering shop with a total of 83,691 square feet. The Retreat offers services for adults, adolescents, children and seniors. In addition to general psychiatric inpatient care, the hospital offers specialized programs in chemical dependency and dual diagnosis (chemical dependency or eating disorder combined with a mood or anxiety disorder), on either inpatient, day hospitalization or outpatient aftercare basis. The hospital is leased by the Retreat Psychiatric Hospital, Ltd., a closely held operating company.

     Pursuant to the terms of a restructuring completed in March 1995, the annual minimum rental obligation of The Retreat was reduced from $2,359,000 to $1,100,000. As part of the restructuring, The Retreat used an existing $1,000,000 lease reserve fund to pay down outstanding borrowings under a revolving credit agreement provided by the Company, and the maximum amount available for borrowing under the credit agreement was reduced from $2,250,000 to $1,000,000.

     Rock Creek Center. Rock Creek Center is a tertiary care psychiatric hospital located in Lemont, Illinois, a Chicago suburb in the southwest corner of Cook County, approximately 40 miles southwest of Chicago. The hospital was planned for development in three phases. Currently, Phase I has been completed with the opening of 60 beds. Due to decreasing lengths of stay, however, only 38 of these beds are currently staffed for use. This hospital opened in June 1989 and provides general inpatient and partial hospitalization as well as outpatient treatment services. Specialty areas provide programming for patients with eating disorders, personality disorders and those with a dual diagnosis of substance abuse and psychiatric illnesses. The hospital has been operated since early 1994 by DHP, L.P., a closely held partnership. The hospital comprises 11 structures in a campus setting containing approximately 86,100 square feet located on 42 acres.

     At June 30, 1992, the Psychiatric Group recorded an $11,400,000 write-down on a $21,400,000 mortgage note receivable (the "RCC Note") secured by a first mortgage and security interest in the real property of Rock Creek Center. Subsequent recovery of cash in an interest reserve fund maintained by Rock Creek Center reduced the Psychiatric Group's recorded investment in the RCC Note to $8,812,000. At the end of 1992, a formal restructuring of the RCC Note was completed, pursuant to which the Rock Creek Center real property was conveyed to the Psychiatric Group in return for the Psychiatric Group's forgiveness of the RCC Note. The Rock Creek Center real property was then leased to the existing operator for an initial term of five years at an annual rate of $1,000,000 with monthly payments commencing January 1, 1993.

PSYCHIATRIC HOSPITAL RESULTS

     Fundamental changes in the psychiatric industry continue to negatively impact the facility-specific operating cash flow at the Psychiatric Group's hospitals. Institutions responsible for providing insurance coverage to patients who use inpatient psychiatric treatment services have directed efforts toward decreasing their payments for such services, thereby reducing hospital operating revenue. Some cost-cutting measures used by such institutions include decreasing the inpatient length of stay, intensively reviewing utilization, directing patients from inpatient care to outpatient care and negotiating reduced reimbursement rates for services. In addition, such institutions have extended the length of time for making payments, resulting in increases in accounts receivable. The wider use of psychotropic drugs has also resulted in significant declines in the average length of stay. Although the operators of the psychiatric hospitals are responding by developing lower cost outpatient and daypatient programs, increasing case management and reducing operating costs, their efforts are generally not consistently mitigating the negative impact of these fundamental psychiatric industry changes. For example, as the inpatient length of stay has decreased, offset by an increased number of admissions in some cases, the costs of performing initial testing and other administrative procedures associated with each admission have increased. As a result, certain of the psychiatric hospital operators have had difficulty meeting their payment obligations to the Company on a timely basis and there can be no assurance that they will be able to meet their payment obligations in the future.

     The following discussion and the financial information for Four Winds, Inc., the operator of Four Winds Hospital -- Katonah, are based upon certain audited and unaudited financial and operational information provided by the Psychiatric Hospital operators. The following information is being provided by the Company without the benefit of independent audit.

     Four Winds Hospital -- Katonah. Over the period from January 1, 1991 through December 31, 1994 (the "Period") the average length of stay at Four Winds Hospital -- Katonah has declined while admissions have increased, resulting in a decrease in the average daily census over the Period. Net revenues also decreased during the Period reflecting not only the reduced census but also increases in the contractual allowances and bad debts ("Allowances") due to pressures from third party payors. Also over the Period operating expenses have been reduced through various cost containment efforts. All of these factors combined resulted in an increase in the Minimum Interest Coverage Ratio (net income before rent on real property, interest, depreciation and amortization and subordinated management fees ("EBDIT"), divided by minimum mortgage interest) from slightly over 1 times for fiscal 1991 to over 1.5 times at the end of the Period. The Fixed Charge Coverage Ratio (EBDIT divided by rent on real property and total interest expense) increased from 1 times in 1991 to slightly over 1.0 times at the end of the Period.

FOUR WINDS, INC. FINANCIAL SUMMARY (1)
(FOUR WINDS HOSPITAL -- KATONAH)

                                                           FISCAL YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------
                                                       1994        1993        1992        1991
                                                     --------    --------    --------    --------
                                                                    (IN THOUSANDS)
INCOME STATEMENT
  Net Revenue.....................................   $ 29,000    $ 26,380    $ 26,182    $ 35,900
  Operating Income(2).............................      5,166       5,431         260       5,934
  Depreciation....................................      1,339       1,360       1,477       1,504
  Interest:  Senior(3)............................      3,862       3,539       3,533       7,523
           Other..................................        656         530       4,514         435
  Net Income (loss)...............................         35         749      27,508(4)  (24,895)(5)
  Cashflow From Operating Activities..............      1,480          25      (2,633)     (8,766)
BALANCE SHEET
Total Assets......................................   $ 26,779    $ 27,064    $ 26,589    $ 29,994
  Debt:  Senior(3)................................     29,028      29,198      29,350      61,200
         Other....................................      5,988       6,165       4,983       3,983
  Stockholders' Deficit...........................    (12,805)    (12,611)    (13,360)    (40,868)
  Working Capital.................................      3,941       3,800       2,275       4,562

---------------
(1) Audited financial statements for Four Winds, Inc. can be obtained by making a written request that includes the name and address of Four Winds Hospital, 800 Cross River Road, Katonah, New York 10536, submitted to: New York State Department of Health, Empire State Plaza, 2230 Corning Tower, Albany, New York 12237.

(2) Operating Income consists of net income before interest, depreciation, amortization and nonoperating gains and losses.

(3) Senior Debt consists of a mortgage loan and term note payable to the Company. Interest expense also includes participation interest paid to the Company pursuant to the mortgage loan agreement.

(4) Includes a $36 million extraordinary gain from debt relief.

(5) Includes a $24 million loss on restructuring.

     Four Winds Hospital -- Saratoga. The average length of stay decreased over the Period while admissions increased resulting in an increase in the average daily census. The expected corresponding increase in patient service revenue was offset by an increase in Allowances. Operating expenses remained constant even though the census increased. The increase in patient volume and expense reductions implemented over the Period were offset somewhat by increases in Allowances; however, the Minimum Interest Coverage Ratio increased from slightly over 1.5 times for fiscal 1991 to slightly under 2 times by the end of the Period. The Fixed Charge Coverage Ratio remained at slightly over 1.0 times for the Period. Cash flows from operating activities reflect a deterioration due to increases in patient accounts receivable.

     The Manors. During the Period the average length of stay decreased while admissions increased substantially. These two factors resulted in an increase in the average daily census during the Period. This increase in inpatient census together with the development of partial hospitalization programs resulted in an increase in net revenues and an increase in operating expenses over the Period. This facility is also experiencing pressure from third-party payors to reduce contract rates and lengths of stay resulting in increases in Allowances as a percent of gross revenues. The Minimum Rent Coverage Ratio (EBDIT divided by minimum rent) increased over the Period from slightly over 1.5 times to slightly over 2.5 times. The Fixed Charge Coverage Ratio for the Period increased from over 1 times to slightly over 2.0 times. Although these coverage ratios show an improvement due in part to favorable year-end audit adjustments, The Manors has historically been unable to maintain this current level of coverage and has had difficulty achieving a stabilized level of cash flow from operating activities and adequate working capital. In addition, the facility has had problems collecting partial hospitalization receivables from Medicare due to a difference in interpretation of Medicare regulations. Pursuant to the terms of a restructuring completed in March 1995, the annual minimum rental obligation of The Manors was reduced from $855,000 to $600,000. As part of the restructuring, The Manors used an existing $325,000 lease reserve fund to pay down outstanding borrowings under a $2,000,000 revolving credit agreement provided by the Company.

     The Retreat. The average length of stay has declined during the Period while admissions increased resulting in a slight decrease in the average daily inpatient census. Net revenue decreased over the Period. The south Florida area has experienced extreme pressure from managed care companies to reduce contract rates and lengths of stay. Therefore, Allowances as a percent of gross revenue increased over the Period. At the same time the hospital has been developing outpatient partial hospitalization programs. Operating expenses have remained relatively constant over the Period. As a result of these various operational pressures, both the Minimum Rent Coverage Ratio and the Fixed Charge Coverage Ratio have declined over the Period. The Minimum Rent Coverage Ratio decreased from over 1.5 times in 1991 to just over 1.0 times by the end of the Period. The Fixed Charge Coverage Ratio decreased from over 1.5 times in 1991 to just under
1.0 times by the end of the Period. Cash flow from operations has also declined for the current fiscal year. Pursuant to the terms of a restructuring completed in March 1995, the annual minimum rental obligation of The Retreat was reduced from $2,359,000 to $1,100,000. As part of the restructuring, The Retreat used an existing $1,000,000 lease reserve fund to pay down outstanding borrowings under a revolving credit agreement provided by the Company, and the maximum amount available for borrowing under the credit agreement was reduced from $2,250,000 to $1,000,000.

     Rock Creek Center. When this facility opened in 1989 it specialized in providing treatment for patients requiring long-term care. However, throughout the Period there has been a substantial decline in the average length of stay. During the Period, although the annual hospital admissions increased, the average daily census decreased due to the reduction in the average length of stay. Net revenues decreased over the Period reflecting not only the decrease in census but also an increase in Allowances. Throughout the Period the operating expenses remained relatively constant until there was a staff reduction and a change in management late in 1993, at which time expenses decreased. In response to the declining census and cash flow, the Company's mortgage was converted to a lease in a restructuring at the end of fiscal 1992. The fixed mortgage interest payment, then converted to a lease payment, was reduced by 62%. The Minimum Rent Coverage Ratio and the Fixed Charge Coverage Ratio increased from nearly .5 times in 1991 to current levels of slightly over 1.5 times for the Minimum Rent Coverage Ratio and slightly over 1.0 times for the Fixed Charge Coverage Ratio. However, fluctuations in census and patient accounts receivable collections have contributed to periodic deficiencies in working capital and the hospital's inability to consistently meet all of its obligations on a timely basis.

LEASES AND MORTGAGES

     The following table sets forth information with respect to the leases and mortgages relating to the Psychiatric Hospitals as of March 31, 1995.

                                                                                   INITIAL
                                     YEAR                                          TERM OF     NUMBER    YEARS
                                   ACQUIRED/      TOTAL         ANNUAL BASE        LEASE/        OF       PER
DESCRIPTION & LOCATION              FUNDED    INVESTMENT(1)   RENT/INTEREST(2)   MORTGAGE(3)   OPTIONS   OPTION
---------------------------------  --------   -------------   ----------------   -----------   -------   ------
                                                              (DOLLARS IN THOUSANDS)
Four Winds Psychiatric Hospital     1988         $27,600           $3,600            2002         2        10
  Katonah, New York(4)
Four Winds Psychiatric Hospital     1989          18,225            2,264            1999         2        10
  Saratoga Springs, New York(4)
Less: Mortgage note receivable      N/A           (7,950)             N/A             N/A       N/A       N/A
  impairment reserve
The Manors                          1990           6,523              600            2000         3        10
  Tarpon Springs, Florida
The Retreat                         1990          11,934            1,100            2000         3        10
  Sunrise, Florida
Rock Creek Center                   1989           6,505            1,000            1997         1         5
  Lemont, Illinois                                                                                2        10
                                                 -------           ------
     Total Psychiatric Hospitals                 $62,837           $8,564
                                                 =======           ======

---------------

(1) Reflects initial investments less write-downs.

(2) Reflects current contract rate of annual base rent or interest.

(3) Each lease and mortgage provides the lessee or borrower with renewal options to extend the term of the lease or mortgage beyond the primary term.

(4) Investments held in the form of mortgages rather than owned by the Psychiatric Group.

     Leases.

     All of the leases relating to the Psychiatric Hospitals (the "Psychiatric Group Leases") contain the same basic provisions described below. Each leased Psychiatric Hospital includes a fee interest in the land, buildings and improvements, related easements and rights and fixtures but not personal property (the "Psychiatric Group Leased Property"), and is leased by a subsidiary of the Company (the "Landlord" under the Psychiatric Group Lease) to a psychiatric health care provider (the "Tenant") under a Psychiatric Group Lease which will have a primary term (the "Fixed Term") and renewal options as set forth in the table above.

     Use of the Properties. Each Psychiatric Group Lease permits the Tenant to operate the Psychiatric Group Leased Property as a psychiatric and, in some instances, a substance abuse hospital with treatment and diagnostic facilities for inpatient or outpatient care and for such other uses as may be necessary or incidental to such use or otherwise reasonably approved by prior written consent of the Landlord.

     Amounts Payable Under the Psychiatric Group Leases; "Net"
Provisions. During the initial term and the renewal terms of the Psychiatric Group Leases (the "Fixed Rent Renewal Terms"), the Tenant pays a base rental in equal monthly installments ("Base Rent"). In addition, commencing in the second year of each Psychiatric Group Lease, additional rent ("Additional Rent") will be payable with respect to each calendar year during the initial term and the Fixed Rent Renewal Terms of the Psychiatric Group Lease for each Psychiatric Group Leased Property in an amount ranging from 2% to 6% (depending on the Psychiatric Group Lease) of the Gross Revenues (as hereinafter described) attributable to the Psychiatric Group Leased Property for that year, in excess of the Gross Revenues derived from such property during the first year of the lease term ("Excess Gross Revenues"). Additional Rent will be calculated and paid on a quarterly basis, subject to annual reconciliation.

     The term "Gross Revenues" is defined in the Psychiatric Group Leases to mean, with respect to any Psychiatric Group Leased Property, the sum of all revenues received or receivable from or by reason of the operation of the Psychiatric Group Leased Property, including all patient revenues received or receivable from all rooms, beds and other facilities provided, meals served, services performed, space or facilities subleased or goods sold; provided, however, that Gross Revenues does not include revenue from professional fees or charges by physicians or providers of ancillary services, non-operating revenues such as interest income or income from the sale of assets which are not sold in the ordinary course of business, and is reduced by contractual allowances or reserves for billings not paid from applicable governmental agencies, allowances for uncollectible accounts, including credit card accounts, uncompensated care or charity care, patient billing credits and adjustments, taxes added to patient billings, all rental income, concession fees and other payments received by the Tenant from any affiliate of the Tenant, and, except with respect to the Rock Creek Center lease, revenues attributable to off-site services provided by the Tenant.

     Each Psychiatric Group Lease is a "net" lease, and the Tenant is to pay thereunder Base Rent, Additional Rent and all additional charges, including every fine, penalty, interest or cost which may be added for nonpayment or late payment thereof, all taxes, assessments, levies, fees, water and sewer rents and charges, all governmental charges with respect to the Psychiatric Group Leased Property and all utility and other charges, including insurance premiums, incurred in the operation of the Psychiatric Group Leased Property. Each Psychiatric Group Lease also provides for certain rent reductions or abatement in the event of damage or destruction or a partial taking of the Psychiatric Group Leased Property as described below.

     Each Tenant is obligated, at its expense, to maintain its Psychiatric Group Leased Property in good order and repair, and to make all repairs and replacements thereto, whether interior or exterior, structural or nonstructural, foreseen or unforeseen, ordinary or extraordinary, patent or latent, that may be necessary and appropriate to keep such Psychiatric Group Leased Property in good order and repair. The Psychiatric Group Lease requires the Tenant not to take or omit to take any action that might materially impair the value or usefulness of the Psychiatric Group Leased Property as a health care related facility. The Tenant shall have the right to make certain non-capital improvements as it, in its reasonable discretion, may deem to be desirable for the Property's uses. The cost of such non-capital additions, modifications or improvements to the Psychiatric Group Leased Property shall be paid by the Tenant and shall, without payment by the Landlord at any time, be included under the terms of the Psychiatric Group Lease, and upon expiration or earlier termination of the Psychiatric Group Lease shall pass to and become the property of the Landlord.

     Indemnification. Under each Psychiatric Group Lease, the Tenant will indemnify the Landlord against liability caused by any hazardous substance, accident, injury or death of persons (including malpractice claims), damage to property, claims of misuse or mismanagement regarding any portion of the Psychiatric Group Leased Property, impositions on the Psychiatric Group Leased Property, failure of the Tenant to comply with the Psychiatric Group Lease or non-performance of any sublease. Also under each Psychiatric Group Lease, the Landlord indemnifies each Tenant against liability caused by gross negligence or willful misconduct of the Landlord.

     If no event of default on the part of the Tenant has occurred under the Psychiatric Group Lease, the Tenant has the right pursuant to the Psychiatric Group Lease to construct or install Capital Additions (as defined herein) on the Psychiatric Group Leased Property. The term "Capital Additions" is defined in the Psychiatric Group Lease to mean (i) any expansion of the facility, (ii) the construction of a new wing or new story on existing building, (iii) the renovation of existing Improvements on the Psychiatric Group Leased Property in order to provide services not previously offered by the Tenant in the facility or (iv) any expansion, construction, renovation or conversion of the Psychiatric Group Leased Property, the building or the facility that increases the bed or service capacity of the facility or changes the purpose for which the facility is utilized. Capital Additions may be constructed by the Tenant at the Tenant's option, provided that the Tenant gives notice to the Landlord. No Capital Addition may be made without the consent of the Landlord. Prior to commencing the construction of any Capital Addition, the Tenant may, and under the Rock Creek Center lease must, request that the Landlord provide or arrange financing for any Capital Addition which is reasonably expected to cost in excess of $50,000 with respect to the Psychiatric Group Leased Properties other than the Rock Creek Center property, with respect to which the threshold cost is $125,000. In the event the Tenant offers such opportunity to the Landlord and the Landlord proposes to pay for such Capital Addition, the Landlord shall notify the Tenant of the terms and conditions, including the terms of any amendment to the

Psychiatric Group Lease (including, without limitation, an increase in rent). If the Landlord declines to fund the cost of any Capital Addition, the Tenant may pay the cost of such Capital Addition itself. In such event, the Capital Addition will not result in any increase in the Base Rent payable under the Psychiatric Group Lease, and the Landlord will not be required to compensate the Tenant at the expiration or termination of the Psychiatric Group Lease. All Capital Additions will pass to the Landlord free and clear of all encumbrances.

     Assignment and Subletting. Under each of the Psychiatric Group Leases, other than the Rock Creek Center lease, an assignment or subletting of all or any portion of the Psychiatric Group Leased Property is not permitted unless the consent of the Landlord is first obtained, which the Landlord may withhold in its sole and absolute discretion; provided, however, that the Tenant may, with the prior written consent of the Landlord first had and obtained, which consent shall not unreasonably be withheld, sublet less than an aggregate of 25% of the net usable square footage of the Psychiatric Group Leased Property to concessionaires or other third party users or operators of portions of the Psychiatric Group Leased Property, provided that any subletting to any party shall not individually, or in the aggregate, materially diminish the actual or potential Additional Rent. Under the Rock Creek Center lease, the Tenant may not assign all or any portion of its interest in the Rock Creek Center property without the prior consent of the Landlord. The Landlord shall not unreasonably withhold its consent to any proposed assignment (as distinguished from a subletting). The Tenant is also prohibited from subletting the Rock Creek Center property or any portion thereof, except, with the prior consent of the Landlord, for up to (i) ten percent of the net usable square footage of the facility to any one concessionaire or other third party user or operator or (ii) 25% of such square footage to all such sublessees. The Landlord shall not unreasonably withhold its consent to any such proposed subletting (as distinguished from an assignment), provided that such subletting shall not materially diminish the actual or potential Additional Rent payable under the Rock Creek Center lease. The Tenant's ability to assign any Psychiatric Group Lease or sublet any of the Psychiatric Group Leased Properties (other than as expressly authorized in the Psychiatric Group Lease) is also subject to certain other conditions, including the conditions that the Tenant remain primarily liable for performance of the Psychiatric Group Lease and, in the case of an assignment, that the assignee assume the Psychiatric Group Lease in writing.

     Damage to, or Condemnation of, a Psychiatric Group Leased Property. In the event of damage to or destruction of any Psychiatric Group Leased Property which is caused by an insured or self-insured risk which renders the Psychiatric Group Leased Property unsuitable for the Tenant's then use and occupancy, the Tenant is obligated to do one of the following: (i) rebuild (to the extent possible) the Psychiatric Group Leased Property, or (ii) offer to acquire the Psychiatric Group Leased Property from the Landlord for a purchase price equal to the greater of the Fair Market Value (as defined under "Valuation" below) of the Psychiatric Group Leased Property or the Minimum Repurchase Price (as defined under "Valuation" below). In the event the Tenant restores the destroyed facility, the insurance proceeds shall be paid out by the Landlord to the Tenant from time to time as necessary to pay for the reasonable costs of such restoration. If the Tenant acquires the Psychiatric Group Leased Property, all applicable insurance proceeds will become the property of the Tenant upon the Landlord's receipt of the full purchase price for the Property.

     In the event of damage to or destruction of the Psychiatric Group Leased Property that is caused by an insured risk which does not render the Psychiatric Group Leased Property unsuitable for the Tenant's then use and occupancy, the Tenant will be obligated to restore the Psychiatric Group Leased Property to substantially the same condition as existed immediately before the damage or destruction: provided, however, that if the Tenant cannot, within a reasonable time, obtain the necessary regulatory permits to repair the Psychiatric Group Leased Property, the Tenant shall either (i) offer to purchase the Psychiatric Group Leased Property for a purchase price equal to the greater of the Minimum Repurchase Price or the Fair Market Value immediately prior to such damage or destruction, or (ii) continue with the Psychiatric Group Lease in which event the Landlord will be entitled to retain the insurance proceeds less the amount needed to restore the Psychiatric Group Leased Property (as defined under "Valuation" below). If the Landlord does not accept either of the Tenant's offers, the Tenant may withdraw such offer, in which case the Psychiatric Group Lease remains in full force and effect and the Tenant will proceed to restore the Psychiatric Group Leased Property and the Landlord will pay out insurance proceeds to pay for restoration.

     In the event of a partial taking of the Psychiatric Group Leased Property, which does not render the Psychiatric Group Leased Property unsuitable for the Tenant's then use and occupancy, the Tenant at its own cost shall with all reasonable diligence restore the untaken portion of the Psychiatric Group Leased Property so that the Psychiatric Group Leased Property constitutes a complete architectural unit of the same general character as existing immediately prior to the taking.

     In the event of a total taking with respect to any of the Psychiatric Group Leased Properties other than the Rock Creek Center property, the Psychiatric Group Lease shall cease and terminate as of the date of such taking. In the event of a partial taking of any Psychiatric Group Property other than the Rock Creek Center property, which nevertheless renders such Psychiatric Group Property unsuitable for its primary intended use, the Tenant and the Landlord each shall have the option by notice to the other, at any time prior to such taking, to terminate the Psychiatric Group Property Lease as of such date. In the event of a total or partial taking of the Rock Creek Center property, the validity of the Rock Creek Center lease will not be affected nor the Tenant's obligations to pay rent. However, if the entire property is taken or condemned, or if the portion of the property taken or condemned is rendered unsuitable for the Tenant's use, and the Landlord receives an award which is equal to or greater than the greater of the Minimum Repurchase Price or the Fair Market Value of the property, the Landlord shall terminate the Psychiatric Group Lease and the Tenant's obligation to pay rent will be abated.

     In the event of damage to or destruction of the Psychiatric Group Leased Property caused by an uninsured risk (including earthquake), whether or not such damage or destruction renders the Psychiatric Group Leased Property unsuitable for the Tenant's then use and occupancy, the Tenant will, within 90 days of such destruction (i) rebuild the Psychiatric Group Leased Property and the Psychiatric Group Lease will continue in full force or (ii) purchase the Psychiatric Group Leased Property from the Landlord for a purchase price equal to the greater of the Minimum Repurchase Price or the Fair Market Value prior to such damage or destruction.

     If during the last 12 months of the then applicable term of the Psychiatric Group Psychiatric Group Lease, as extended, there is material damage or destruction of the Psychiatric Group Leased Property that cannot be repaired or rebuilt within certain specified time periods or at costs below certain specified amounts as provided by each Psychiatric Group Lease, the Tenant may terminate the Psychiatric Group Lease by giving 30 days' written notice thereof and the Landlord will collect any insurance proceeds to which it is entitled, and the Tenant will assign to the Landlord the Tenant's rights to all insurance proceeds.

     Insurance. Each Tenant must keep the Psychiatric Group Leased Property and all property located in or on such Psychiatric Group Leased Property insured at all times. Required insurance includes insurance against casualty loss, business interruption, personal injury, medical malpractice risks, flood and construction insurance during a period of capital addition.

     Valuation. "Minimum Repurchase Price" means (i) the initial improvement costs (or, in the case of the Rock Creek Center lease, $10,000,000), plus any portion of a Capital Additions Cost (as such term is defined in the Psychiatric Group Lease) which the Landlord has actually paid less the net amount of any insurance proceeds or condemnation awards received by the Landlord and not applied to restore the Psychiatric Group Leased Property. "Fair Market Value" at any time means the price that a willing buyer not compelled to buy would pay to a willing seller not compelled to sell, assuming (a) that the Psychiatric Group Property Lease is not in effect, (b) that the Psychiatric Group Property had been exposed for sale on the market for a reasonable period of time, (c) that such seller must pay any closing costs and title insurance premiums with respect to such sale and (d) that the Psychiatric Group Leased Property is fully licensed by all governmental agencies having jurisdiction thereof, is and will continue to be operated for its primary intended use and is otherwise a going concern.

     Events of Default. Events of Default are defined in each Psychiatric Group Lease to include, among others, the following:

          (i) failure by the Tenant to pay rentals when due and payable;

          (ii) failure by the Tenant to observe or perform any other material term, covenant or condition of the Psychiatric Group Lease and such failure is not cured by the Tenant for a period of 30 days (10 business days with respect to the Rock Creek Center lease) after notice from the Landlord thereof, unless such failure cannot with due diligence be cured within said 30 days (or 10 business days with respect to the Rock Creek Center lease) and thereafter proceeds promptly, with due diligence, to correct such failure and diligently completes the curing thereof;

          (iii) default is made in the payment of any installment of interest on, or the principal of any working capital loan made by the Landlord, as the same becomes due (and, with respect to the Rock Creek Center lease, continuation of such failure for a period of five business days);

          (iv) certain events of bankruptcy with respect to the Tenant;

          (v) the Tenant is liquidated and dissolved;

          (vi) if the estate or interest of the Tenant in the Psychiatric Group Leased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not have been vacated or discharged within 60 days (with respect to the Rock Creek Center property only) after the commencement thereof, or, with respect to Psychiatric Group Leased Properties other than the Rock Creek Center property, the later of 60 days after commencement of such proceeding or 30 days after notice by the Landlord (unless the Tenant is contesting such lien or attachment in accordance with the Psychiatric Group Lease);

          (vii) if, except as a result of damage, destruction or partial, temporary, or complete condemnation, the Tenant voluntarily ceases operations on the Psychiatric Group Leased Property for a period in excess of 60 days;

          (viii) if any of the representations or warranties in the purchase agreement relating to the Psychiatric Group Leased Property proves to be untrue when made in any material respects which materially and adversely affects the Landlord; or

          (ix) the Tenant is in breach of any obligation owed by the Tenant under any loan agreement or security agreement with the Landlord.

     If an Event of Default shall have occurred and be continuing, the Landlord may terminate the Psychiatric Group Lease (some of the Psychiatric Group Leases provide for a ten day cure period). Upon termination, the Tenant's rights will cease and the Tenant will surrender possession of the Psychiatric Group Leased Property and the Landlord will be entitled to all damages incurred by the Tenant's default. After repossessing the Psychiatric Group Leased Property, the Landlord is obligated to use reasonable good faith efforts to relet the Psychiatric Group Leased Property or otherwise to mitigate the Landlord's damages. To the fullest extent provided by applicable law, neither the termination of the Psychiatric Group Lease nor the repossession of the Psychiatric Group Leased Property nor the reletting of (or failure to relet) the Psychiatric Group Leased Property will relieve the Tenant of its obligations under the Psychiatric Group Lease. In the event of the termination of the Psychiatric Group Lease, the Tenant is required to pay to the Landlord all rentals then due through the date of such termination and generally to make the Landlord whole as to any deficiency which the Landlord may suffer by reason of its reletting (or failure to relet) the Psychiatric Group Leased Property.

     Right to Renew Psychiatric Group Lease. Each Psychiatric Group Lease provides that, beginning on the expiration of the term the Tenant will have the option to renew which may be exercised by the Tenant by delivery of notice not less than 180 days nor more than 360 days prior to the date the Psychiatric Group Lease would terminate.

     Option to Purchase a Psychiatric Group Leased Property. Each Psychiatric Group Lease grants to the Tenant a right of first refusal, which must be exercised within 30 days after notice from the Landlord, to purchase the Psychiatric Group Leased Property at all times during the term of the Psychiatric Group Lease, at the same price and terms as the Landlord has offered the Psychiatric Group Leased Property for sale or as the Landlord intends to accept (or has accepted subject to The Tenant's right of first refusal).

     Option to Purchase a Psychiatric Group Leased Property. Each Psychiatric Group Lease grants to the Tenant the option to purchase the Psychiatric Group Leased Property upon the expiration of any term at the greater of the Fair Market Value of the Psychiatric Group Leased Property as of the expiration of said term or the Minimum Repurchase Price.

     Landlord Financing. Each of the Psychiatric Group Leases other than the Rock Creek Center lease provide that the Landlord may encumber the Psychiatric Group Leased Property whether to secure any borrowing or other means of financing provided that the principal amount of such borrowing does not exceed 80% of the then Fair Market Value of the Psychiatric Group Leased Property.

     Mortgages.

     Katonah Loan. In November 1988, the Psychiatric Group loaned $60,000,000 to Four Winds, Inc. secured by a first mortgage security interest in the real property of Four Winds Hospital--Katonah (the "Katonah Loan"). In October 1991, in connection with the restructuring of certain indebtedness of the hospital, the Katonah Loan was increased to $61,200,000. In May 1992, the Company provided Four Winds Hospital--Katonah with a revolving loan for working capital purposes pursuant to which it subsequently advanced $800,000. At June 30, 1992, the Company recorded a $33,600,000 write-down on the original $61,200,000 Katonah Note which reduced the Company's recorded investment in the Katonah Note to $27,600,000.

     At the end of 1992, a formal restructuring of the Katonah Note was completed, pursuant to which monthly payments amount to $3,400,000 in the first year, increase $100,000 annually in each of the succeeding six years and remain at $4,000,000 per year through maturity. The restructured Katonah Note has an initial term of ten years with two ten-year extension terms at the option of the borrower. The initial term maturity date is November 30, 2002. In connection with the restructuring, the Company converted the revolving working capital loan into a five-year amortizing term note.

     Pursuant to a Contingent Interest Agreement between the Psychiatric Group and Four Winds, Inc. (the "Katonah Contingent Interest Agreement"), Four Winds, Inc. has granted to the Company an interest equal to 1.75% of the excess net revenue in any year. Excess net revenue generally refers to the amounts by which operating revenue for the specified year exceeds operating revenue for 1992.

     The payment of principal of and interest on the Katonah Loan, along with Four Winds, Inc.'s other obligations under the Katonah Loan and the Katonah Contingent Interest Agreement, are secured by a first mortgage and security interest in the real property owned by Four Winds, Inc. (consisting of approximately 51 acres of land located in the Town of Lewisboro, Westchester County, New York) and the buildings and the fixtures comprising the Four Winds Hospital -- Katonah. Such obligations are also secured by a security interest in all items of personal property owned by Four Winds, Inc. and associated with operation of the Four Winds Hospital -- Katonah, including, but not limited to, accounts receivable due from patients and third-party payors, inventories and supplies, prepaid expenses and equipment, but excluding certain specified assets. The obligations of Four Winds, Inc. under or in connection with the Katonah Loan, the Katonah Note, the mortgage, the security agreements and the Katonah Contingent Interest Agreement are limited solely to recourse against the collateral provided for under the Katonah Loan and the security agreements.

     Four Winds, Inc. is a corporation organized solely to own the Katonah hospital.

     The Saratoga Loans. In June of 1989, February of 1991 and October of 1991, the Psychiatric Group made $16 million, $1.825 million and $400,000 mortgage loans, respectively (the "Saratoga Loans") to FW of Saratoga, Inc. The Saratoga Loans are evidenced by an $18,225,000 mortgage note receivable secured by a first mortgage security interest in the real property of Four Winds
Hospital -- Saratoga (the "Saratoga Note"). The Saratoga Note has an initial term of ten years with two ten-year extension terms at the option of the borrower. The initial term maturity date is June 30, 1999. The interest rate on the Saratoga Note is 12.42%. Interest is payable monthly for the first six years, and thereafter, principal and interest payments will be payable in level monthly installments based on a thirty-year amortization schedule. However, principal and accrued and unpaid interest are due and payable in full on the last day of the initial term (if the final maturity has not been extended beyond such date) or the last day of the first or second extension term, as the case may be, of the Saratoga Loans.

     The Saratoga Note is not prepayable during the initial term. The Saratoga
Note is prepayable in whole during any extension term. Any prepayment must be accompanied by payment of the greater of (a) a reconveyance fee in an amount specified from quarter to quarter and which approximates the net present value of the Company's anticipated remaining interest in excess net revenue of the Saratoga Hospital (as described in the following paragraph) or (b) the Company's interest in the appreciated value profit of the Saratoga Hospital and the other improvements (as described in the following paragraph).

     Pursuant to a Contingent Interest Agreement between the Psychiatric Group and FW of Saratoga, Inc. (the "Saratoga Contingent Interest Agreement"), FW of Saratoga, Inc. has granted to the Company, until the Saratoga Note is fully repaid, a 5% interest in the "excess net revenue" of the Saratoga Hospital, which is defined as the excess of operating revenue for a specified year over operating revenue for calendar year 1989 during the initial term of the loan and operating revenue for the period of 12 consecutive calendar months immediately preceding each of two extension terms during the first and second extension terms, respectively. In addition, at the end of the initial term and each extension term of the Saratoga Loans, or if during the term of the Saratoga Loans the Saratoga Hospital is sold or FW of Saratoga, Inc. prepays the Saratoga Loans, the Psychiatric Group will receive a payment equal to 30% of the difference between (i) the then fair market value of the Saratoga Hospital and
(ii) the sum of the original principal amount of the Saratoga Note and the cost of any capital additions. The amount of such payments to the Psychiatric Group will not, however, exceed a return of more than 2.5% per annum on the Saratoga Loans and any subsequent loans by the Psychiatric Group to FW of Saratoga, Inc.

     The payment of principal of and interest on the Saratoga Loans, along with the other obligations of FW of Saratoga, Inc. under the Saratoga Loans and the Saratoga Contingent Interest Agreement, are secured by a first mortgage and security interest in the real property owned by FW of Saratoga, Inc. (consisting of approximately 26 acres of land located in the City of Saratoga Springs, Saratoga County, New York) and the building and the fixtures comprising the Saratoga Hospital. Such obligations are also secured by a security interest in all items of personal property owned by FW of Saratoga, Inc. and associated with the operations of the Saratoga Hospital, including, but not limited to, accounts receivable due from patients and third-party payors, inventories and supplies, prepaid expenses, contract rights and equipment. The obligations of FW of Saratoga, Inc. under or in connection with Saratoga Loans, the Saratoga Note, the mortgage, the security agreements and the Saratoga Contingent Interest Agreement are limited solely to recourse against the collateral described in the security agreements.

     FW of Saratoga, Inc. is a privately-held corporation organized solely to own and operate the Saratoga Hospital.

     As discussed above, at June 30, 1994, in view of negative trends that caused declining cash flows at a number of the psychiatric hospitals, the Psychiatric Group recorded a $30,000,000 write-down of its investments in psychiatric hospitals. In connection with a review of Four Winds
Hospital -- Saratoga and Four Winds Hospital -- Katonah, as well as uncertainties surrounding possible changes in Medicaid reimbursement in the State of New York, $7,950,000 of the $30,000,000 write-down was recorded as a mortgage note impairment reserve. The Psychiatric Group will record interest on such mortgage notes as interest payments are received.

DEPRECIATION

     The Psychiatric Group accounts for its property leases as operating leases. The Psychiatric Group records properties at cost and allocates the cost between land and building and improvements based on independent appraisals. Depreciation of the Psychiatric Hospitals is recorded on a straight-line basis over the estimated useful lives of the buildings and improvements (20 to 25 years).

COMPETITION

     The operators of the Psychiatric Group Facilities compete on a local and regional basis with other operators of comparable facilities. They compete with independent operators as well as managers of multiple facilities, some of which are substantially larger and have greater resources than the operators of the Psychiatric Group Facilities. Some of these competing facilities are operated for profit while others are owned by governmental agencies or tax-exempt, not-for-profit organizations.

ENVIRONMENTAL MATTERS

     Under various federal, state and local laws and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with its ownership and operation of the Psychiatric Hospitals, the Company may be potentially liable for such costs.

     All of the Psychiatric Hospitals have been subject to Phase I environmental assessments, which are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed properties and surrounding properties. The Phase I assessments included a historical review, a public records review, a preliminary investigation of the site and surrounding properties, screening for the presence of asbestos, polychlorinated biphenyls and underground storage tanks and the preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. In each case where Phase I assessments resulted in specific recommendations for remedial actions, the Company's management has either taken the recommended action.

     The Phase I assessments have not revealed any environmental liability that the Company believes would have a material adverse effect on the Psychiatric Group's business, assets or results of operations, nor is the Company aware of any such liability. Nevertheless, it is possible that these assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Psychiatric Hospitals will not be affected by tenants and occupants of the Psychiatric Hospitals, by the condition of properties in the vicinity of the Psychiatric Hospitals (such as the presence of underground storage tanks) or by third parties unrelated to the Company.

     The Company believes that the Psychiatric Hospitals are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances. The Company has not been notified by any governmental authority, or is otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of its present or former properties.

LEGAL PROCEEDINGS

     The Psychiatric Group is not currently involved in any material litigation nor, to the Company's knowledge, is any litigation currently threatened against the Psychiatric Group or its properties, other than routine litigation arising in the ordinary course of business.

GOVERNMENT REGULATION AND PAYMENT ARRANGEMENTS

     Government Regulations. In addition to the licensing, certificate of need and Medicare/Medicaid rules and regulations, there are a number of specific federal and state laws affecting psychiatric hospitals, such as the regulation of civil commitments of patients, admitting procedures, and disclosure of information regarding patients being treated for chemical dependency. Many states have adopted a "patient's bill of rights" which sets forth standards governing the treatment of patients of psychiatric hospitals, such as using the least restrictive treatment method, allowing patient access to telephone and mail, allowing a patient to see a lawyer, and requiring the patient to be treated with dignity.

     Payment Arrangements. The lessees and mortgagees of the Psychiatric Group Facilities receive payments for patient care from federal Medicare programs for elderly and disabled patients, Medicaid and other state programs for medically indigent patients, private insurance carriers, employers, Blue Cross plans, health maintenance organizations, preferred provider organizations and directly from patients.

     Medicare payments for inpatient psychiatric services are made based on reasonable operating cost, subject to a per discharge limitation. If a facility operates below the cost per discharge limitation, it will qualify for a bonus payment. If a facility operates above the cost per discharge limitation, it will be reimbursed solely to the extent of the limitation. Defined capital costs and outpatient services related to Medicare beneficiaries are reimbursed based on reasonable cost. All Medicare inpatient and outpatient services are reimbursed at a tentative rate with final settlement determined after submission of annual cost reports and audits thereof by the Medicare fiscal intermediary. A psychiatric hospital's classification of patients under the Medicare program and the appropriateness of their admission to a psychiatric program is subject to an independent review and approval. In general, payments made by Medicare are less than established charges for such services. Additionally, Medicare payments may be delayed due to federal government regulations.

     Medicaid payments for psychiatric hospitals will vary between states. These payments may be based on a percentage of reasonable cost, a fixed rate per discharge, or other payment arrangements. If a state selects a cost based reimbursement methodology, psychiatric hospitals are reimbursed at a tentative rate with final settlement determined after submission of annual cost reports and audits thereof by Medicaid. In general, payments made by Medicaid are less than established charges for such services. Additionally, Medicaid payments may be delayed due to State budget deficits.

     Blue Cross payments in different states and areas are based on cost, a per diem, or other negotiated rate and may also be subject to payment delay. Payments from health maintenance organizations and preferred provider organizations generally are negotiated, either at a discount from charges or on a per diem basis. In general, insurance companies which contract with psychiatric facilities pay less than established charges for such services. In addition, the appropriateness of admission to a psychiatric hospital is generally subject to independent review and approval. These insurance companies also limit the total mental health benefits provided to a patient; thus, at times a patient, while initially covered by an insurance plan, may be required to pay for continuing treatment.

     The Retreat is required to provide a minimum level of charity care to indigent patients. The minimum level of care is set forth in the certificate of need, and is equal to 5% of gross inpatient service charges.

                        SELECTED COMBINED FINANCIAL DATA
                               PSYCHIATRIC GROUP

     The selected combined financial data below have been derived from the financial statements (and notes thereto) of the Psychiatric Group and should be read in conjunction with (a) those statements and management's discussion and analysis of financial condition and results of operations of the Psychiatric Group which are included in this Annex C and (b) the financial statements (and notes thereto) of the Company and the Core Group and management's discussion and analysis of financial condition and results of operations of the Company and the Core Group which are included in Annex A and Annex B.

                                   YEAR ENDED
                                  DECEMBER 31,                 YEARS ENDED DECEMBER 31,
                                      1994       ----------------------------------------------------
                                  PRO FORMA(1)     1994       1993       1992       1991       1990
                                  ------------   --------   --------   --------   --------   --------
                                                (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues.........................   $  9,525     $ 15,388   $ 15,317   $ 15,163   $ 19,434   $ 13,954
Net income (loss)(2).............    (12,778)     (22,855)     2,371    (42,511)     7,766      6,437
Net loss per Depositary
  Share(2).......................      (6.13)
Weighted average Depositary
  Shares outstanding.............      2,086
Funds From Operations(3).........   $  5,743     $  9,113   $  5,166   $  3,885   $  8,915   $  6,734
Cash flows from operating
  activities.....................      5,651        8,726      4,608      4,687      8,233      7,974
Cash flows from investing
  activities.....................       (230)       4,942     (3,189)    (2,163)   (19,136)   (45,081)
Cash flows from financing
  activities.....................     (5,421)     (13,668)    (1,419)    (2,524)    10,903     37,107
Dividends declared...............      8,679        8,679      6,688      4,811      8,308      6,652
Total assets.....................     64,860       80,245    116,820    116,188    161,032    142,885
Total attributed debt............     14,278       29,428     34,828     71,921     69,246     75,782
Total attributed equity..........     48,302       48,302     79,471     42,119     88,557     63,763

---------------

(1) Reflects the Distribution, the sales of one psychiatric property in October 1994 for $5.8 million and two psychiatric properties in February 1995 for $13.8 million and the repayment of debt out of the proceeds thereof, and the restructuring of two Florida psychiatric hospital investments in March 1995, as though such transactions had occurred immediately prior to January 1, 1994 (in the case of operating and cash flow data) or as of December 31, 1994 (in the case of balance sheet data). The sales were at net book value.

(2) Reflects write-downs of $30,000,000 in 1994 and $45,000,000 in 1992 relating to investments in psychiatric hospitals.

(3) Funds From Operations as currently defined by the National Association of Real Estate Investment Trusts and as used herein means net income (loss) computed in accordance with GAAP, excluding gains (losses) from sales of property, adjusted for write-downs of mortgage notes and investments in real estate and certain other non-cash items, primarily depreciation and amortization. Funds From Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Psychiatric Group's operating performance or an alternative to cash flow as a measure of liquidity. The Company has historically made certain adjustments to Funds From Operations to adjust for the impact of items which management does not consider to be routine costs of ongoing operations ("Funds From Operations As Adjusted"). These nonroutine items include: in 1994, targeted stock issuance costs of $1,450,000 and reversal of accrued relocation costs of $133,000; in 1993, litigation costs of $2,234,000 and accrued relocation costs of $160,000; and in 1992, litigation costs of $786,000. There were no adjustments for nonroutine items in 1991 and 1990. The following table presents the Psychiatric Group's Funds From Operations As Adjusted.

                                   YEAR ENDED
                                  DECEMBER 31,               YEARS ENDED DECEMBER 31,
                                      1994       ------------------------------------------------
                                  PRO FORMA(1)     1994      1993      1992      1991      1990
                                  ------------   --------   -------   -------   -------   -------
                                                          (IN THOUSANDS)
    Funds From Operations As
      Adjusted..................    $  7,060     $ 10,430   $ 7,560   $ 4,671   $ 8,915   $ 6,734

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                               PSYCHIATRIC GROUP

     Following is a discussion of the financial condition and results of operations of the Psychiatric Group which should be read in conjunction with (a) the Selected Combined Financial Data and combined financial statements (and notes thereto) of the Psychiatric Group included in this Annex C and (b) the Selected Consolidated Financial Data or Selected Combined Financial Data, as the case may be, management's discussion and analysis of financial condition and results of operations and financial statements (and notes thereto) of the Company and the Core Group included in Annex A and Annex B.

OPERATING RESULTS

1994 Compared to 1993

     In 1994, the Psychiatric Group reported a net loss of ($22,855,000) compared with net income of $2,371,000 in 1993.

     Net loss in 1994 and net income in 1993 were impacted by several significant items. Net loss in 1994 reflected a write-down of psychiatric hospital investments of $30,000,000 as a result of accelerating negative trends in the psychiatric industry. In 1994, $1,450,000 was accrued for the cost of the planned issuance of the Psychiatric Group Stock. Litigation costs were $2,234,000 in 1993 as a result of the defense and settlement of a shareholder class action lawsuit against the Company.

     Rental income was $7,977,000 in 1994, a decrease of $355,000 or 4% from $8,332,000 in 1993. This decrease is attributable to a reduction in rental income due to the sale of a property in October 1994. The property was sold at net book value.

     Additional rental and interest income was $598,000 in 1994, a decrease of $62,000 or 9% from $660,000 in 1993. This decrease is attributable to a decline in the psychiatric hospitals' revenues due to negative industry trends.

     Other interest income increased $388,000 to $1,026,000 in 1994 from $638,000 in 1993. This increase resulted from higher average balances of other notes receivable in 1994 compared with 1993.

     Depreciation and amortization decreased $871,000 to $1,801,000 in 1994 compared with 1993 primarily as a result of lower depreciation expense subsequent to the aforementioned write-down of psychiatric hospital investments.

     Interest expense on intercompany loans from the Core Group was $4,041,000 in 1994, a decrease of $2,789,000 or 41% from $6,830,000 in 1993. This decrease reflects a lower average balance outstanding on loans from the Core Group following the attribution of equity to the Psychiatric Group in connection with an equity offering by the Company in 1993.

     General and administrative expenses decreased to $951,000 in 1994 from $1,210,000 in 1993. This variation is attributable to a decrease in consolidated general and administrative expenses which are allocated between the Core Group and the Psychiatric Group primarily based on revenues. The Company's decrease in consolidated general and administrative expenses for 1994 was attributable to the reversal of $750,000 of a corporate relocation accrual recorded in the fourth quarter of 1993, after the Company decided to maintain its headquarters in Denver, Colorado. This was partially offset by higher expense from the Company's stock incentive plans and increased shareholder reporting and distribution costs in 1994.

1993 Compared to 1992

     In 1993, the Psychiatric Group reported net income of $2,371,000 compared with a net loss of ($42,511,000) in 1992.

     Net income in 1993 and net loss in 1992 were impacted by several significant items. Litigation costs were $2,234,000 in 1993 as a result of the defense and settlement of a shareholder class action lawsuit against the

Company. Litigation costs related to this lawsuit in 1992 were $786,000. Net loss in 1992 reflected a write-down of $45,000,000 related to the restructuring of two mortgage notes receivable.

     Rental income was $8,332,000 in 1993, an increase of $1,081,000 or 15% from $7,251,000 in 1992. Rental income in 1993 includes rental income from a capital addition coming under lease and rental income from a psychiatric property conveyed to the Psychiatric Group in late 1992 in satisfaction of a mortgage note receivable. The conveyance of this property together with the modification and restructuring of another mortgage note receivable in 1992 resulted in a decrease in mortgage interest income of $1,457,000 in 1993 compared with 1992.

     Additional rental and interest income was $660,000 in 1993, an increase of $431,000 or 188% from $229,000 in 1992. This increase is attributable to properties generating additional rent for the first time in 1993.

     Other interest income increased $99,000 to $638,000 in 1993 from $539,000 in 1992. This increase is attributable to increased interest from higher average balances of other notes receivable compared with 1993.

     Depreciation and amortization increased $1,351,000 to $2,672,000 in 1993 compared with 1992 primarily as a result of the Psychiatric Group's revision of the estimated remaining lives of its psychiatric real estate properties from an average of 38 years to 21 years effective as of January 1, 1993.

     Interest expense on intercompany loans from the Core Group was $6,830,000 in 1993, a decrease of $2,216,000 or 24% from $9,046,000 in 1992. This decrease reflects a lower average balance outstanding on loans from the Core Group following the attribution of equity to the Psychiatric Group in connection with an equity offering by the Company in 1993.

     General and administrative expenses decreased to $1,210,000 in 1993 from $1,521,000 in 1992. This variation is attributable to a decrease in consolidated general and administrative expenses which are allocated between the Core Group and the Psychiatric Group primarily based on revenues. In the fourth quarter of 1993, the Company recorded an accrual of $850,000 related to the planned relocation of its corporate offices to Southern California in the middle of 1994. General and administrative expenses of the Company in 1992 include severance costs of $1,500,000 related to personnel changes announced during 1992. Additionally, in 1992 the negotiation and restructuring of two psychiatric mortgage notes receivable, the review of a potential business combination and other matters resulting from a legal action against the Company, resulted in increases in consulting, professional and travel costs of the Company totaling $1.3 million.

Future Operating Results

     Fundamental changes in the psychiatric industry continue to negatively impact the facility-specific operating cash flow at the Company's psychiatric hospitals. Institutions responsible for providing insurance coverage to patients who use inpatient psychiatric treatment services have directed efforts toward decreasing their payments for such services, thereby reducing hospital operating revenues. Some cost-cutting measures used by such institutions include decreasing the inpatient length of stay, intensively reviewing utilization, directing patients from inpatient care to outpatient care and negotiating reduced reimbursement rates for services. In addition, such institutions have extended the length of time for making payment, resulting in increases in accounts receivable. The wider use of psychotropic drugs has also resulted in significant declines in the average length of stay. Although the operators of the psychiatric hospitals are responding by developing lower cost outpatient and daypatient programs, increasing case management and reducing operating costs, their efforts are generally not consistently mitigating the negative impact of these fundamental psychiatric industry changes. For example, as the inpatient length of stay has decreased, offset by an increased number of admissions in some cases, the costs of performing initial testing and other administrative procedures associated with each admission have increased. As a result, certain of the psychiatric hospital operators have had difficulty meeting their payment obligations to the Company on a timely basis and there can be no assurance that they will be able to meet their payment obligations in the future.

     The Psychiatric Group is currently providing working capital loans to the operators of four of its psychiatric hospitals. As of April 17, 1995, outstanding working capital loans totalled $5,100,000, and the

Psychiatric Group has committed to make an additional $1,200,000 of such working capital loans upon request, subject to certain conditions. These working capital loans, which are secured by accounts receivable and certain personal property and which contain events of default that would be triggered by defaults under the lease or mortgage loan relating to the relevant psychiatric hospital, are the primary source of financing for these operators' operating and capital needs. These psychiatric hospitals have, from time to time, been unable to generate sufficient cash flow for working capital and the development of new programs. In certain cases, these psychiatric hospitals have not been able to pay down the working capital loans provided by the Psychiatric Group or to secure replacement loans from third-party lenders. To the extent the psychiatric hospitals have increased working capital needs in the future, the Psychiatric Group may be the only source of such financing. In the event the Board determines that it is appropriate to provide additional working capital financing to a psychiatric hospital, it may cause the Core Group to make revolving intercompany loans to the Psychiatric Group to fund such financing (to the extent consistent with its then existing policies), although the Board is under no obligation to do so.

     The Company is currently discussing with the operator of the two Four Winds psychiatric hospitals in New York possible alternatives for creating additional available capital for the development and expansion of the hospitals' programs, including the release of certain collateral securing the Company's mortgage loan investments. The Company is currently reviewing the operator's plan for these new programs which are intended to address the potential negative consequences of the expected changes in Medicaid reimbursement and the increase in managed care penetration in the State of New York.

     In 1992, the Psychiatric Group recorded a $45,000,000 write-down of its investments in two psychiatric hospitals and restructured the payment obligations of these two facilities. In addition, at June 30, 1994, in view of negative trends that caused declining cash flow at a number of the psychiatric hospitals, the Psychiatric Group recorded a $30,000,000 write-down of its investments in the psychiatric hospitals. Although management believes that the recorded investments in the psychiatric hospitals are realizable, if the cash flow at the psychiatric hospitals continues to decline, the Psychiatric Group may be required to further restructure payment obligations or make additional write-downs of the value of its investments in the psychiatric hospitals. The Company is pursuing alternatives for the psychiatric portfolio including selected sales of hospitals to operators or other parties, restructuring of financial obligations or other approaches that might allow the effective separation of these assets from the Company's core portfolio of acute care and rehabilitation hospitals and a medical office building. As part of this initiative, the Psychiatric Group sold its psychiatric property in Torrance, California in October 1994 for $5,772,000 in cash (at net book value), sold two of its psychiatric properties in Massachusetts in February 1995 for $13,825,000 in cash (at net book value), restructured the leases and working capital loans of its two Florida psychiatric investments in March 1995 and is issuing the Psychiatric Group Stock.

     Additional rental income and interest income from the Psychiatric Group's existing investments will be affected by changes in the revenues of the underlying business operations upon which such income is based.

     Future operating results of the Psychiatric Group will be affected by the availability and terms of the Company's future equity and debt financing. The Company's financing strategy includes the objective to reduce its cost of capital over time and enhance its financial flexibility to facilitate future growth. Toward achievement of this objective, the Company raised $80.8 million of new equity in 1993. The proposed distribution of depositary shares representing Psychiatric Group Stock is also intended to facilitate this objective.

     The Company's unsecured revolving credit facility was increased to $100,000,000 in April 1994. In August 1994, the Company's BBB- implied senior debt rating was affirmed by Standard & Poor's but the outlook was revised to negative from stable. Duff & Phelps Credit Rating Co. assigned an initial implied senior debt rating of BBB- in November 1994.

LIQUIDITY AND CAPITAL RESOURCES

     As of April 17, 1995, the Psychiatric Group had aggregate unfunded commitments under revolving credit agreements provided to facility operators of $1,200,000.

     At December 31, 1994, the Psychiatric Group had $9,428,000 and $20,000,000 outstanding under its revolving intercompany loan from the Core Group and its fixed rate intercompany loan from the Core Group, respectively. The Psychiatric Group will use the net proceeds from the disposition of Psychiatric Group assets to pay down its outstanding revolving intercompany loan (to the extent of the psychiatric hospital operator working capital loans associated with the asset or assets sold) with any excess used to pay down the balance outstanding under the fixed rate intercompany loan. As a result of the sale of the Westwood and Pembroke, Massachusetts psychiatric hospitals in February 1995, and the paydowns received on working capital loans to the operator of the two Florida psychiatric hospitals in March 1995, the Psychiatric Group has reduced the combined balance of the revolving intercompany and fixed rate intercompany loans by $15,150,000. The Core Group may (under management policies currently in effect) provide the Psychiatric Group with revolving intercompany loans of up to $8,750,000 (subject to reduction of such limit commensurate with any permanent repayment in the future of working capital loans extended to Psychiatric Hospital operators, but in no event will such limit be reduced below $5,000,000). The Psychiatric Group has no third party sources of additional financing and, as a result, will be dependent on the Core Group for all such financing. Although the Core Group may make this financing available, there is no obligation of the Company's Board to cause the Core Group to provide funds to the Psychiatric Group if the Board determines that it is in the Company's best interests not to do so.

     The Psychiatric Group does not expect to make any additional acquisitions or capital investments except to the extent of existing unfunded commitments under revolving credit agreements provided to facility operators. Payment of dividends will be primarily dependent upon the performance of the Psychiatric Group. The Psychiatric Group expects to distribute a substantial portion of its Funds From Operations and net proceeds, after payment of intercompany loan obligations, to holders of Psychiatric Group Stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To American Health Properties, Inc.:

     We have audited the accompanying combined balance sheets of the Psychiatric Group (a business unit of American Health Properties, Inc.) as of December 31, 1994 and 1993 and the related combined statements of operations, total attributed equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the management of American Health Properties, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Psychiatric Group as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
March 6, 1995

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

              PSYCHIATRIC GROUP COMBINED STATEMENTS OF OPERATIONS

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1994        1993         1992
                                                              --------     -------     --------
                                                                       (IN THOUSANDS)
REVENUES
Rental income...............................................  $  7,977     $ 8,332     $  7,251
Mortgage interest income....................................     5,787       5,687        7,144
Additional rental and interest income.......................       598         660          229
Other interest income.......................................     1,026         638          539
                                                              --------     -------     --------
                                                                15,388      15,317       15,163
                                                              --------     -------     --------
EXPENSES
Depreciation and amortization...............................     1,801       2,672        1,321
Interest expense on intercompany loans from Core Group......     4,041       6,830        9,046
General and administrative..................................       951       1,210        1,521
Targeted stock issuance costs...............................     1,450          --           --
Litigation costs............................................        --       2,234          786
Write-down of real estate investments.......................    30,000          --       45,000
                                                              --------     -------     --------
                                                                38,243      12,946       57,674
                                                              --------     -------     --------
NET INCOME (LOSS)...........................................  $(22,855)    $ 2,371     $(42,511)
                                                              ========     =======     ========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES
                   PSYCHIATRIC GROUP COMBINED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                           1994         1993
                                                                          -------     --------
                                                                             (IN THOUSANDS)
ASSETS
Real estate properties
  Buildings and improvements............................................  $29,139     $ 55,298
  Accumulated depreciation..............................................   (5,575)      (5,310)
                                                                          -------     --------
                                                                           23,564       49,988
  Land..................................................................    8,565       11,765
                                                                          -------     --------
                                                                           32,129       61,753
Mortgage notes receivable, net..........................................   37,875       45,825
Other notes receivable..................................................    9,428        8,598
Receivables.............................................................      795          575
Other assets............................................................       18           69
                                                                          -------     --------
                                                                          $80,245     $116,820
                                                                          =======     ========
ATTRIBUTED LIABILITIES AND TOTAL ATTRIBUTED EQUITY
Revolving intercompany loan from Core Group.............................  $ 9,428     $  8,784
Fixed rate intercompany loan from Core Group............................   20,000       26,044
Accounts payable and accrued liabilities................................      188          228
Dividends payable.......................................................    1,877        1,768
Deferred income.........................................................      450          525
                                                                          -------     --------
                                                                           31,943       37,349
                                                                          -------     --------
Commitments and contingencies

Total Attributed Psychiatric Group Equity...............................   48,302       79,471
                                                                          -------     --------
                                                                          $80,245     $116,820
                                                                          =======     ========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

        PSYCHIATRIC GROUP COMBINED STATEMENTS OF TOTAL ATTRIBUTED EQUITY

                                                                1994        1993         1992
                                                              --------     -------     --------
                                                                       (IN THOUSANDS)
BALANCES AT BEGINNING OF YEAR...............................  $ 79,471     $42,119     $ 88,557
Public offering of additional shares........................        --      41,500           --
Conversion of subordinated convertible bonds................        --          --          507
Restricted stock grants, net................................        93          75           64
Exercise of stock options...................................       272          94          313
Net income (loss)...........................................   (22,855)      2,371      (42,511)
Dividends...................................................    (8,679)     (6,688)      (4,811)
                                                              --------     -------     --------
BALANCES AT END OF YEAR.....................................  $ 48,302     $79,471     $ 42,119
                                                              ========     =======     ========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

              PSYCHIATRIC GROUP COMBINED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1994         1993         1992
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)..........................................  $(22,855)    $  2,371     $(42,511)
Depreciation, amortization and other non-cash items........     1,866        2,747        1,385
Deferred income............................................       (75)        (100)         (75)
Write-down of real estate investments......................    30,000           --       45,000
Change in receivables and other assets.....................      (169)        (115)         603
Change in accounts payable and accrued liabilities.........       (41)        (295)         285
                                                             --------     --------     --------
                                                                8,726        4,608        4,687
                                                             --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition and construction of real estate properties.....        --         (641)        (656)
Proceeds from sale of properties...........................     5,772           --           --
Mortgage notes receivable..................................        --           --        1,105
Other notes receivable.....................................      (830)      (2,548)      (2,612)
                                                             --------     --------     --------
                                                                4,942       (3,189)      (2,163)
                                                             --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving intercompany loan from Core
  Group....................................................       672        4,501        3,494
Payments on fixed rate intercompany loan from Core Group...    (6,044)     (41,594)        (313)
Proceeds from sale of stock................................        --       41,500           --
Proceeds from exercise of stock options....................       272           94          313
Dividends paid.............................................    (8,568)      (5,920)      (6,018)
                                                             --------     --------     --------
                                                              (13,668)      (1,419)      (2,524)
                                                             --------     --------     --------
INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS.....        --           --           --
CASH AND SHORT-TERM INVESTMENTS, BEGINNING OF YEAR.........        --           --           --
                                                             --------     --------     --------
CASH AND SHORT-TERM INVESTMENTS, END OF YEAR...............  $     --     $     --     $     --
                                                             ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

            NOTES TO PSYCHIATRIC GROUP COMBINED FINANCIAL STATEMENTS

PROPOSED TRANSACTION AND BASIS OF PRESENTATION

     American Health Properties, Inc. (the Company, which term refers to the Company and its subsidiaries unless the context otherwise requires) is a self-administered real estate investment trust (REIT) that commenced operations in 1987. The Company has investments in health care facilities including 13 acute care hospitals, three rehabilitation hospitals and five psychiatric hospitals, all of which are operated by qualified third party health care providers, and a medical office building. On January 31, 1995, the Company's Board authorized management to pursue a transaction which is designed to separate the economic attributes of its investments in psychiatric hospitals (the Psychiatric Group) and its core investments in acute care hospitals, rehabilitation hospitals and a medical office building (the Core Group) into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The transaction would entail the distribution to holders of Common Stock of depositary shares representing a new series of preferred stock, par value $0.01 per share, to be designated Psychiatric Group Preferred Stock (the Psychiatric Group Stock). The Psychiatric Group Stock would be intended to reflect the separate performance of the Psychiatric Group. The Company's existing Common Stock would be intended to reflect the economic performance and attributes of the Core Group. In connection with the proposed transaction, the Company has specifically identified or allocated its assets, liabilities and stockholders' equity, and its revenues, expenses and cash flow items between the Core Group and Psychiatric Group, as more fully described below.

     The financial statements of the Psychiatric Group include the financial position, results of operations and cash flows of the Company's psychiatric hospital investments, an allocated portion of the Company's general and administrative expense, an attributed amount of intercompany debt payable to the Core Group and an attributed amount of the Company's stockholders' equity. The Psychiatric Group financial statements are prepared using the amounts included in the Company's consolidated financial statements.

     Although the financial statements of the Psychiatric Group and the Core Group separately report the assets, liabilities (including contingent liabilities), stockholders' equity and items of income, expense and cash flow of the Company attributed to each such Group, such attribution does not affect the respective legal title to assets or responsibility for liabilities of the Company or any of its subsidiaries. Nor will such attribution affect the rights of creditors of the Company or any subsidiary, including rights under financing covenants.

     Each holder of Psychiatric Group Stock or Common Stock would be a holder of an issue of capital stock of the entire Company and would be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. Financial effects arising from one Group that affect the Company's consolidated results of operations, financial condition or borrowing costs could affect the results of operations, financial condition or borrowing costs of the other Group. In addition, net losses of either Group, as well as dividends and distributions on, and repurchases of, Common Stock or Psychiatric Group Stock would reduce the funds of the Company legally available for dividends on both the Common Stock and Psychiatric Group Stock. Accordingly, the Psychiatric Group's financial statements and the financial statements of the Core Group should be read in connection with the Company's consolidated financial statements.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These financial statements include the accounts of the Psychiatric Group business. The Psychiatric Group and the Core Group financial statements, taken together, comprise all of the accounts included in the Company's consolidated financial statements.

     New Accounting Standards. The Financial Accounting Standards Board has issued Statements of Financial Accounting Standards No.'s 114 and 118, "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," respectively (SFAS 114 and 118). SFAS 114 and 118 are applicable to all creditors and to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS 114 and 118 require estimating the

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES value of impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

     SFAS 114 and 118 are effective in fiscal 1995. Management believes that adoption of SFAS 114 and 118 will not have a material impact on the accompanying combined financial statements.

     Real Estate Properties. The Psychiatric Group accounts for its property leases as operating leases. The Psychiatric Group records properties at cost and allocates the cost between land and buildings and improvements based on independent appraisals. The Psychiatric Group prospectively revised the estimated remaining lives of its real estate properties from an average of 38 years to 21 years effective as of January 1, 1993. This estimate revision increased depreciation expense and reduced net income by $1,165,000 for the year ended December 31, 1993.

     Deferred Income. Fees received, net of related direct costs, associated with the origination or amendment of leases and mortgages are deferred and amortized at a constant effective rate over the remaining initial term of the related leases and mortgage notes receivable.

     Federal Income Taxes. The Company intends at all times to operate so as to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code. As such, the Company will not be subject to federal income tax.

     Qualification as a real estate investment trust under Sections 856 to 860 of the Internal Revenue Code applies to the Company as a whole, rather than the Core or Psychiatric Group individually. Dividends paid by the Company on the Common Stock and the Psychiatric Group Stock must be sufficient in the aggregate for the Company to meet the minimum distribution requirements of the Internal Revenue Code. The Company's earnings and profits as a whole, without reference to the Core Group or the Psychiatric Group individually, is used to determine the taxable character of dividends paid to holders of the Common Stock and the Psychiatric Group Stock.

     Earnings and profits, which determine the taxability of dividends to stockholders, differ from net income for financial reporting purposes due primarily to timing differences in the recognition of fee income, real estate property write-downs, mortgage note impairment reserves and various accruals and differences between the estimated useful lives used to compute depreciation for financial statement purposes and a 40-year life used in determining earnings and profits. The cost basis of the Company's real estate properties is generally the same for financial reporting and earnings and profits purposes, except for properties written down for financial reporting purposes.

CORPORATE ACTIVITIES; INTERCOMPANY LOANS, THIRD PARTY DEBT AND EQUITY

     Financial Activities. As a matter of policy, the Company manages all financial activities on a centralized, consolidated basis. Such financial activities include the investment of surplus cash; the issuance and repayment of all short-term and long-term debt; and the issuance of common and preferred stock. These activities are then attributed to the Core Group and the Psychiatric Group in the manner described herein.

     Historical Debt and Equity Transactions. All third party debt ($245,663,000 at December 31, 1994, or $231,163,000 on the pro forma basis described herein) has been attributed to the Core Group in the financial statements set forth herein. However, the Psychiatric Group has been attributed
(a) fixed rate intercompany loans owing to the Core Group in an amount at December 31, 1994 determined by the Board to be appropriate in relation to the assets and expected cash flow of the Psychiatric Group and its cash requirements ($20,000,000 at December 31, 1994 or $9,175,000 on such pro forma basis) and (b) revolving intercompany loans owing to the Core Group in an amount at December 31, 1994 equal to the working capital notes receivable from certain Psychiatric Hospital operators owing to the Psychiatric Group at that date ($9,428,000 at December 31, 1994, or $5,103,000 on such pro forma basis). As a result of such attributed intercompany

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES loans, and in light of the carrying value of each Group's assets and its other liabilities at December 31, 1994, the equity attributed to the Core Group at that date was $259,199,000 and the equity attributed to the Psychiatric Group at that date was $48,302,000.

     Historically, the Psychiatric Group was attributed intercompany loans owing to the Core Group from the date of the first Psychiatric Group asset purchase in 1988 to December 31, 1994 in amounts equal to the Psychiatric Group's net cash requirements not otherwise covered by the proceeds of equity issuances attributed to the Psychiatric Group. All of such intercompany loans were initially designated as floating rate loans (with an interest rate equal to the prevailing prime rate plus 2%), but portions of such intercompany loans were re-designated as fixed rate loans in amounts that correspond to designated portions of third-party fixed rate senior debt issued by the Company from time to time (with an interest rate equal to that borne by third-party fixed rate senior debt plus 2%). Proceeds of equity issuances after 1988 were attributed to the Psychiatric Group in amounts determined to be appropriate in relation to the assets and expected cash flow of the Psychiatric Group, its cash requirements and its intercompany debt at the time of such issuances; proceeds attributed to the Psychiatric Group were deemed to correspondingly reduce intercompany debt. In general, dividends paid by the Company were attributed to the Core Group and the Psychiatric Group on the basis of their respective contributions to funds from operations, excluding expenses associated with litigation, relocation, issuance of Psychiatric Group Stock and purchase commitment termination which are not considered to be routine costs of ongoing operations.

     Third Party Debt. All of the Company's third party debt has been attributed to the Core Group; however, the Psychiatric Group, together with the Core Group, is subject to all of the terms, restrictions and covenants relating to such third party debt. These include limitations on secured borrowings, restrictions covering the use of proceeds from asset sales and payments of dividends and requirements relating to the maintenance of specified financial ratios, including those relating to minimum tangible net worth, fixed charge coverage and ratios of liabilities to minimum tangible net worth and asset values. The third party debt attributed to the Core Group at December 31, 1994 includes $225,000,000 of unsecured senior notes payable, $6,163,000 of subordinated convertible bonds payable and $14,500,000 outstanding under a $100,000,000 unsecured revolving credit agreement. The aggregate amount of annual maturities of the Company's third party debt for calendar years 1995 through 1999 and thereafter is $24,000,000, $49,000,000, $44,000,000,
$44,000,000, $44,000,000 and $27,455,000, respectively. In addition, the outstanding balance of $14,500,000 at December 31, 1994 under the Company's unsecured revolving credit agreement matures on December 31, 1996, although certain events, including sales of assets, may require the earlier paydown of the outstanding balance. See the "Debt" discussion in the Notes to Consolidated Financial Statements of the Company included in Annex A to the Information Statement for additional information.

     Intercompany Loans. Intercompany loans at December 31, 1994 were as described under "Historical Debt and Equity Transactions" above.

     The weighted average outstanding amount of revolving intercompany loans owed by the Psychiatric Group to the Core Group during 1994, 1993 and 1992 was $9,106,000, $6,533,000 and $2,535,000 at weighted average interest rates of 9.15%, 8.0% and 8.25%, respectively.

     The weighted average outstanding amount of fixed rate intercompany loans owed by the Psychiatric Group to the Core Group during 1994, 1993 and 1992 was $24,706,000, $48,570,000 and $68,048,000 at a weighted average interest rate of 13% for all three years. There were no new fixed rate loans made to the Psychiatric Group during these three years. Paydowns were funded with the proceeds of equity transactions attributed to the Psychiatric Group, and in 1994, the net proceeds from the sale of a Psychiatric Group real estate investment.

     Repayment of intercompany loans by the Psychiatric Group is dependent upon the amount and timing of sales of the Psychiatric Group's assets and paydowns of Psychiatric Group working capital loans. The

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

Psychiatric Group paid down $3,000,000 and $10,825,000 of the revolving intercompany loans and fixed rate intercompany loans, respectively, out of the cash proceeds of the February 1995 sale of the Westwood and Pembroke hospitals. Additionally, the Psychiatric Group paid down $1,325,000 of revolving intercompany loans in March 1995 with cash received from paydowns on two Psychiatric Group working capital loans.

     The Company's Board has established certain policies relating to the Core Group's intercompany loans to the Psychiatric Group. Under these policies, the aggregate revolving intercompany loans owed by the Psychiatric Group to the Core Group will be limited to a maximum of $8,750,000 at any one time outstanding, subject to reduction of such limit commensurate with any permanent repayment in the future of working capital loans extended to psychiatric hospital operators, but in no event will such limit be reduced below $5,000,000, and except for such revolving intercompany loans no additional fixed rate or other intercompany loans will be advanced by the Core Group to the Psychiatric Group.

     If the Psychiatric Group sells any assets out of the ordinary course, the net proceeds from such sales (after transaction costs and reserves for contingencies) will be applied, first, to repay revolving intercompany loans owed by the Psychiatric Group to the Core Group to the extent of the psychiatric hospital operator working capital loans associated with the asset or assets sold, second, to repay the outstanding fixed rate intercompany loan owed by the Psychiatric Group to the Core Group (until repaid in full), and third, to repay other revolving intercompany loans owed by the Psychiatric Group to the Core Group until repaid in full, before any remaining net proceeds from such sales may be used to make distributions to holders of Psychiatric Group Stock.

     Excess cash held by the Psychiatric Group (other than net proceeds from asset sales) will be applied to reduce revolving intercompany loans owed by the Psychiatric Group to the Core Group (until repaid in full), subject to the ability of the Psychiatric Group, at the option of the Board, to re-borrow cash from the Core Group up to the limitations mentioned previously to cover future cash needs of the Psychiatric Group (including, without limitation, to fund dividends in a manner consistent with the dividend policy then applicable to the Psychiatric Group Stock).

     Fixed rate intercompany loans owed by the Psychiatric Group to the Core Group bear interest at a fixed rate of approximately 13% per annum (which is equal to the current weighted average interest rate on the Company's fixed rate senior debt plus 2%) and are prepayable without premium at any time, at the option of the Board.

     Revolving intercompany loans owed by the Psychiatric Group to the Core Group bear interest at a floating rate equal to the prevailing prime rate plus 2% (10.5% at December 31, 1994) and are prepayable without premium at any time, at the option of the Board.

     Cash held by the Psychiatric Group in excess of required repayments of intercompany loans owed by the Psychiatric Group may, at the option of the Company's Board, be advanced to the Core Group as revolving intercompany loans (to the extent such cash can be used beneficially by the Core Group) or otherwise be invested on behalf of the Psychiatric Group. Revolving intercompany loans owed by the Core Group to the Psychiatric Group bear interest at a floating rate equal to the weighted average interest rate borne by the Company's revolving debt (or, for periods in which there is no such revolving debt outstanding, the interest rate at which the Company could borrow on a revolving basis), and are prepayable without premium at any time, at the option of the Board.

     Nothing in the foregoing policies obligates the Board to cause the Core Group to provide funds to the Psychiatric Group if the Board determines it is in the best interests of the Company not to do so.

     Future Equity Transactions. The proceeds of future Common Stock issuances as well as cash required to fund future Common Stock dividends or repurchases will be attributed to the Core Group. The proceeds of future Psychiatric Group Stock issuances (e.g., upon exercise of management stock options) as well as cash

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES required to fund future Psychiatric Group Stock dividends or repurchases will be attributed to the Psychiatric Group.

     General and administrative expenses. General and administrative expenses of the Company that cannot be directly attributed to either Group have been allocated to the Psychiatric Group and the Core Group on the basis of their respective contributions to revenues (excluding intercompany revenues and revenues from investment dispositions), provided that at no time will such expenses allocated to either Group be less than $250,000. All general and administrative expenses allocated to the Psychiatric Group are paid currently, regardless of when such expenses are paid to third parties by the Company. As such, the Psychiatric Group financial statements do not reflect any liabilities for such allocated general and administrative expenses. The Company's general and administrative expenses consist primarily of employment and related benefits, professional services, shareholder reporting, franchise taxes, travel and other related corporate activity.

PSYCHIATRIC BUSINESS

     Fundamental changes in the psychiatric industry continue to negatively impact the facility-specific operating cash flow at the Psychiatric Group hospitals. Institutions responsible for providing insurance coverage to patients who use inpatient psychiatric treatment services have directed efforts toward decreasing their payments for such services, thereby reducing hospital operating revenue. Some cost-cutting measures used by such institutions include decreasing the inpatient length of stay, intensively reviewing utilization, directing patients from inpatient care to outpatient care and negotiating reduced reimbursement rates for services. In addition, such institutions have extended the length of time for making payments, resulting in increases in accounts receivable. The wider use of psychotropic drugs has also resulted in significant declines in the average length of stay. Although the operators of the Psychiatric Group hospitals are responding by developing lower cost outpatient and daypatient programs, increasing case management and reducing operating costs, their efforts are generally not consistently mitigating the negative impact of these fundamental psychiatric industry changes. For example, as the inpatient length of stay has decreased, offset by an increased number of admissions in some cases, the costs of performing initial testing and other administrative procedures associated with each admission have increased. As a result, certain of the Psychiatric Group hospital operators have had difficulty meeting their payment obligations to the Psychiatric Group on a timely basis and there can be no assurance that Psychiatric Group operators will be able to meet their payment obligations in the future.

     The Psychiatric Group has provided working capital loans to the operators of four of the Psychiatric Group hospitals. As of December 31, 1994, outstanding working capital loans totalled $9.4 million ($5.1 million on the pro forma basis described herein). The Psychiatric Group has committed to make an additional $1.2 million of such working capital loans upon request, subject to certain conditions. These working capital loans, which are secured by accounts receivable and certain personal property and which contain events of default that would be triggered by defaults under the lease or mortgage loan relating to the relevant psychiatric hospital, are the primary source of financing for these operators' operating and capital needs. These psychiatric hospitals have, from time to time, been unable to generate sufficient cash flow for working capital and the development of new programs. In certain cases, these psychiatric hospitals have not been able to pay down the working capital loans provided by the Psychiatric Group or to secure replacement loans from third-party lenders. To the extent the psychiatric hospitals have increased working capital needs in the future, the Psychiatric Group may be the only source of such financing. In the event the Company's Board of Directors determines that it is appropriate to provide additional working capital financing to a psychiatric hospital, it may cause the Core Group to make revolving intercompany loans to the Psychiatric Group to fund such financing, although the Board is under no obligation to do so.

     As more fully discussed below, in 1992 the Psychiatric Group recorded a $45,000,000 write-down of its investments in two psychiatric hospitals and restructured the payment obligations of these two facilities. In addition, at June 30, 1994, in view of negative trends that caused declining cash flow at a number of the

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES psychiatric hospitals, the Psychiatric Group recorded a $30,000,000 write-down of investments in the psychiatric hospitals. Of the $30,000,000 write-down, $22,050,000 related to the Psychiatric Group's investments in psychiatric hospital properties and $7,950,000 was established as a mortgage note impairment reserve. Although management believes that the recorded investments in the psychiatric hospitals are realizable, if the cash flow at the psychiatric hospitals continues to decline the Psychiatric Group may be required to further restructure payment obligations or make additional write-downs of the value of its investments in the psychiatric hospitals. The Company does not intend to make further investments in the psychiatric sector. Over time, the total assets in the Psychiatric Group are expected to decrease, reflecting the Psychiatric Group's continuing program to sell, restructure or seek other means to reduce its investment in the psychiatric sector. The Psychiatric Group expects to use the net proceeds of any sales of Psychiatric Group investments (after transaction costs and reserves for contingencies) to repay then outstanding intercompany loans or other debt owed by the Psychiatric Group and to distribute all remaining net proceeds, if any, in cash or Common Stock to holders of Psychiatric Group Stock.

REAL ESTATE PROPERTIES

     The following table summarizes the Psychiatric Group's investment in psychiatric real estate properties as of December 31, 1994:

                                                           BUILDINGS AND     ACCUMULATED        NET
                                                 LAND      IMPROVEMENTS      DEPRECIATION    BOOK VALUE
                                                ------     -------------     -----------     ----------
                                                                    (IN THOUSANDS)
Psychiatric properties:
The Retreat
  Sunrise, Florida............................  $3,325       $   8,609         $ 1,886        $  10,048
The Manors
  Tarpon Springs, Florida.....................   1,457           5,066             596            5,927
Rock Creek Center
  Lemont, Illinois............................     440           5,372             718            5,094
Pembroke Hospital
  Pembroke, Massachusetts.....................   1,712           5,840           1,356            6,196
Westwood Lodge Hospital
  Westwood, Massachusetts.....................   1,631           4,252           1,019            4,864
                                                ------       ---------         -------        ---------
                                                $8,565       $  29,139         $ 5,575        $  32,129
                                                ======       =========         =======        =========

     The total revenues, including interest income from other notes receivable, from each of the above psychiatric hospitals, excluding The Manors, is in excess of 10% of total Psychiatric Group revenues in 1994.

     In February 1995, the Psychiatric Group sold its Westwood and Pembroke psychiatric hospitals to a third party. The $13,825,000 cash proceeds on the sale represented payment for the net book value of the psychiatric hospitals and repayment of the balance outstanding under its working capital loan.

     In March 1995, the Psychiatric Group restructured the terms of its two Florida psychiatric hospital investments. Pursuant to the restructuring, the annual minimum rental obligation of The Retreat psychiatric hospital in Sunrise, Florida was reduced from $2,359,000 to $1,100,000, and the annual minimum rental obligation of The Manors psychiatric hospital in Tarpon Springs, Florida was reduced from $855,000 to $600,000. The Company will have an enhanced participation in future revenue growth of both facilities. As part of the restructuring, The Retreat used an existing $1,000,000 lease reserve fund to pay down outstanding borrowings under a revolving credit agreement provided by the Company, and the maximum amount available for borrowing under the credit agreement was reduced from $2,250,000 to $1,000,000. The Manors used an existing $325,000 lease reserve fund to pay down outstanding borrowings under a $2,000,000 revolving credit agreement provided by the Company.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

     On October 17, 1994, the Psychiatric Group sold its Del Amo psychiatric hospital in Torrance, California to a third party for approximately $5.8 million in cash. The sale was at net book value and, in certain circumstances, provides the Psychiatric Group with the opportunity to share in the future appreciation, if any, of the property.

     See related pro forma information below.

     At June 30, 1992, the Psychiatric Group recorded an $11,400,000 write-down on a $21,400,000 mortgage note receivable (the "RCC Note") secured by a first mortgage and security interest in the real property of The Rock Creek Center ("RCC") in Lemont, Illinois. Subsequent recovery of cash in an interest reserve fund maintained by RCC reduced the Psychiatric Group's recorded investment in the RCC Note to $8,812,000. At the end of 1992, a formal restructuring of the RCC Note was completed, pursuant to which the RCC real property was conveyed to the Psychiatric Group in return for the Psychiatric Group's forgiveness of the RCC Note. The RCC real property was then leased to the existing operator for an initial term of five years at an annual rate of $1 million with monthly payments commencing January 1, 1993. Income received and recognized by the Psychiatric Group on its RCC investment in 1994, 1993 and 1992 was $1,000,000, $1,000,000 and $1,332,000, respectively. Income of $2,664,000 would have been recorded in 1994, 1993 and 1992, had the RCC Note performed in accordance with its original terms.

     The Psychiatric Group's properties are leased under "net" leases pursuant to which the lessees are responsible for all maintenance, repairs, taxes, and insurance of the leased properties. The leases provide for the payment of minimum base rent and additional rent during the fixed term and any renewal terms. Additional rent is based on the increase in annual gross revenues of the related hospital as specified in the lease agreements.

     The Psychiatric Group has the right to approve capital expenditures at all properties and the option to fund certain capital expenditures on terms comparable to the original investment. The base and additional rent provisions of the leases are amended when such capital expenditures are funded to reflect the Psychiatric Group's increased investment.

     Future minimum rentals under the Psychiatric Group's noncancellable operating leases, after consideration of the sale of the Westwood and Pembroke, Massachusetts properties and after the decreases in rentals resulting from the restructuring of The Retreat and The Manors leases, are approximately $2,700,000 annually in 1995 through 1997, $1,700,000 in 1998 and 1999 and $1,100,000 in
2000.

MORTGAGE NOTES RECEIVABLE

     Four Winds Hospital -- Saratoga $18,225,000. The Psychiatric Group has a mortgage note receivable secured by a first mortgage and security interest in the real property of Four Winds Hospital in Saratoga Springs, New York. The note has an initial term of ten years with two optional ten-year extension terms. The initial term maturity date is June 30, 1999. The interest rate on the note is 12.42%. Interest is payable monthly for the first six years, and thereafter, principal and interest payments will be payable in level monthly installments based on a thirty-year amortization schedule. Interest income received and recognized by the Psychiatric Group on this note represented approximately 15% of Psychiatric Group revenues for 1994, 1993 and 1992.

     Four Winds Hospital -- Katonah $27,600,000. The Psychiatric Group has a mortgage note receivable secured by a first mortgage and security interest in the real property of Four Winds Hospital in Katonah (Westchester County), New York (the "Four Winds Note"). At June 30, 1992, the Company recorded a $33,600,000 write-down on the original $61,200,000 Four Winds Note which reduced the Psychiatric Group's recorded investment in the Four Winds Note to $27,600,000.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

     At the end of 1992, a formal restructuring of the Four Winds Note was completed, pursuant to which monthly interest payments amount to $3,400,000 in the first year, increase $100,000 annually in each of the succeeding six years and remain at $4,000,000 per year through maturity. The restructured note has an initial term of ten years with two optional ten-year extension terms. The initial term maturity date is November 30, 2002. Interest income received and recognized by the Psychiatric Group on the Four Winds Note in 1994, 1993 and 1992 was $3,508,000, $3,408,000 and $3,524,000, respectively, which is approximately 23% of Psychiatric Group revenues for each of the three years. Interest income of $7,635,000 would have been recorded in 1994, 1993 and 1992 had the Four Winds Note performed in accordance with its original terms.

     Pursuant to the terms of the mortgage notes receivable, the Psychiatric Group may receive additional interest each year based on the increase in annual operating revenues of the related psychiatric facility. The Psychiatric Group may provide permanent financing for capital additions at the facilities.

     Mortgage Note Impairment Reserve. As discussed above, at June 30, 1994, in view of negative trends that caused declining cash flows at a number of the psychiatric hospitals, the Psychiatric Group recorded a $30,000,000 write-down of its investments in psychiatric hospitals. In connection with a review of Four Winds Hospital -- Saratoga and Four Winds Hospital -- Katonah, as well as uncertainties surrounding possible changes in Medicaid reimbursement in the State of New York, $7,950,000 of the $30,000,000 write-down was recorded as a mortgage note impairment reserve. The Psychiatric Group will record interest on such mortgage notes as interest payments are received.

OTHER NOTES RECEIVABLE

     The Psychiatric Group provides financing at variable rates to certain operators under revolving credit agreements. The aggregate commitment under these credit agreements was $9,950,000 as of December 31, 1994. The aggregate commitment was subsequently reduced to $5,700,000 as a result of the February 1995 sale of the Westwood and Pembroke, Massachusetts properties and the March 1995 restructuring of The Retreat and The Manors revolving credit agreements. Borrowings under the credit agreements are subject to compliance with various covenants and may not exceed a specified percentage of the operators' net accounts receivable. Borrowings under the credit agreements are secured by accounts receivable and other personal property of the operator. As of December 31, 1994, $8,800,000 was outstanding under these revolving credit agreements at a weighted average interest rate of 11.8%. The amount outstanding was subsequently reduced to $4,475,000 as a result of the February 1995 sale of the Westwood and Pembroke, Massachusetts properties and the March 1995 restructuring of The Retreat and The Manors revolving credit agreements. The weighted average amount of borrowings under these credit agreements outstanding during 1994 was $8,458,000 at a weighted average interest rate of 10.6% with a maximum of $8,800,000 outstanding during the year.

     In connection with the Four Winds Note restructuring, the $950,000 balance outstanding under a revolving credit agreement was converted to a five-year amortizing term note. The note bears interest at an annual rate of 10.5%, and requires monthly principal and interest payments of $21,000 through maturity on December 1, 1997. As of December 31, 1994, the outstanding balance of this note was $628,000.

PENSION PLANS

     The Company has a defined contribution pension plan covering all of its employees. Consolidated pension expense of the Company in 1994, 1993 and 1992 was $207,000, $202,000 and $229,000, respectively.

     The Company has an unfunded defined benefit pension plan covering non-employee members of its Board of Directors upon completion of sixty months of membership on the Board. The benefits, limited to ten years, are based on years of service and the annual base director fee in effect as of the date a director ceases to be a member of the Board. The consolidated accrued pension liability of the Company was $634,000 and $552,000 as of December 31, 1994 and 1993, respectively. Consolidated net periodic pension cost of the

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

Company in 1994, 1993 and 1992 was $149,000, $191,000 and $173,000,
respectively. The Notes to the Consolidated Financial Statements of the Company should be read for further details regarding this plan.

     The cost of the Company's pension plans has been allocated to the Psychiatric Group under the general and administrative expense allocation methodology described previously.

STOCK INCENTIVE PLANS

     The Company's stock incentive plans provide for the issuance of up to 2,600,000 shares of common stock for restricted stock awards and options to directors and key employees of the Company. There were 1,369,754 and 149,183 shares available to grant further restricted stock awards and options at December 31, 1994 and 1993, respectively. The Company's consolidated expense recorded in 1994, 1993 and 1992 related to restricted stock awards granted was $367,000, $399,000 and $344,000, respectively. The Company's consolidated expense recorded in 1994, 1993 and 1992 related to Dividend Equivalent Rights
(DERs) was $577,000, $255,000 and $60,000, respectively. The Notes to the Consolidated Financial Statements of the Company should be read for further details regarding the Company's stock incentive plans. The Company's consolidated cost of its stock incentive plans has been allocated to the Psychiatric Group under the general and administrative expense allocation methodology described previously. Under the terms of the Company's stock incentive plans in connection with the planned distribution of Psychiatric Group Stock, outstanding restricted stock awards, stock options, and DERs will be adjusted to reflect the issuance of Psychiatric Group Stock.

PREFERRED STOCK PURCHASE RIGHTS PLAN

     The Company has a preferred stock purchase rights plan which provides for the distribution of one preferred stock purchase right (each a Right) to shareholders for each outstanding share of Common Stock. Under certain conditions, each Right may be exercised to purchase one one-hundredth of a share of preferred stock, Series A, par value $.01 per share (the Series A Preferred Shares), of the Company at a price of $45. In connection with the planned distribution of Psychiatric Group Stock, the Psychiatric Group Stock will not include or entitle holders thereof to receive the Rights, which will be applicable only to the Common Stock. The Notes to the Consolidated Financial Statements of the Company should be read for further details regarding the Company's preferred stock purchase rights plan.

DIVIDENDS

     A quarterly dividend of approximately $11,989,000 in the aggregate was declared by the Board of Directors on January 31, 1995, payable on February 24, 1995 to the Company's common stockholders of record on February 10, 1995. The Psychiatric Group's attributed portion of this dividend of $1,877,000 has been reflected as dividends payable in the accompanying financial statements as of December 31, 1994.

     In general, dividends on the Company's capital stock are limited by the Company's unsecured revolving credit agreement to 95% of cash flow available for debt service, less interest expense, plus gains on asset dispositions and certain proceeds (PG Excess Proceeds) from the disposition of Psychiatric Group assets after the repayment of Psychiatric Group indebtedness. Dividends or other distributions paid out of PG Excess Proceeds will be available only for the Psychiatric Group Stock and will be limited to $30 million in the aggregate and $15 million in any calendar year.

LEGAL PROCEEDINGS

     In August 1992, a shareholder class action lawsuit was filed against the Company and certain directors and officers of the Company in the Federal District Court in Denver, Colorado, alleging that among other things, the defendants knowingly or recklessly disseminated false and misleading information regarding the performance and creditworthiness of two of the Psychiatric Group's mortgage loan investments. On May 28,

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

1993, the Company reached an agreement with the plaintiffs, the other defendants to the lawsuit and its insurance carrier regarding settlement and dismissal of the cases with prejudice. The Company contributed $2,615,000 to the settlement in 1993. The Company's total costs related to this matter were $3,020,000 including the Company's settlement contribution, legal fees and other expenses. Of this amount, $786,000 was accrued in the fourth quarter of 1992, and the remaining $2,234,000 was charged against income in 1993. The settlement became effective upon approval by the court in December 1993.

     As the legal proceedings and resulting settlement related primarily to the Psychiatric Group, all costs of the legal proceedings and settlement have been attributed to the Psychiatric Group.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

     Mortgage Notes Receivable. The carrying amount of mortgage notes receivable is a reasonable estimate of fair value, as the pricing and terms of the notes are indicative of current rates and credit risk.

     Other Notes Receivable. The Company's pricing and terms of variable-rate financing and commitments provided to certain operators and a term note are indicative of current rates and credit risk, and therefore, the carrying amount of these financial instruments is a reasonable estimate of fair value.

     Intercompany Loans From Core Group to Psychiatric Group. The carrying amounts of the intercompany loans from the Core Group to the Psychiatric Group are a reasonable estimate of fair value, as the pricing and terms of the loans are indicative of current rates and credit risk.

     The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1994 and 1993 are as follows:

                                            DECEMBER 31, 1994              DECEMBER 31, 1993
                                       ----------------------------   ----------------------------
                                          CARRYING          FAIR         CARRYING          FAIR
                                           AMOUNT          VALUE          AMOUNT          VALUE
                                       ---------------   ----------   ---------------   ----------
                                                             (IN THOUSANDS)
        FINANCIAL ASSETS
        Mortgage notes receivable....      $37,875        $ 37,875        $45,825        $ 45,825
        Other notes receivable.......        9,428           9,428          8,598           8,598
        FINANCIAL LIABILITIES
        Intercompany loans from Core
          Group......................       29,428          29,428         34,828          34,828

PRO FORMA INFORMATION

     The following pro forma information reflects the distribution of depositary shares representing Psychiatric Group Stock, the sales of one psychiatric property in October 1994 for $5.8 million and two psychiatric properties in January 1995 for $13.8 million and the repayment of debt out of the proceeds thereof, and the restructuring of two Florida psychiatric hospital investments in March 1995, as though such transactions had occurred immediately prior to January 1, 1994 (in the case of operating data) or as of December 31, 1994 (in the case of balance sheet data). The sales were at net book value. Revenues and net loss reflect pro forma adjustments primarily for decreases in revenues, depreciation expense and write-downs associated with these

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES properties, and decreases in attributed general and administrative expenses and interest expense on intercompany loans.

                                                                         YEAR ENDED
                                                                      DECEMBER 31, 1994
                                                                          PRO FORMA
                                                                      -----------------
                                                                        (IN THOUSANDS
                                                                      EXCEPT PER SHARE
                                                                          AMOUNTS)
        Revenues....................................................      $   9,525
        Net loss....................................................        (12,778)
        Net loss per Depositary Share...............................          (6.13)
        Weighted average Depositary Shares outstanding..............          2,086
        Total assets................................................      $  64,860
        Total attributed debt.......................................         14,278
        Total attributed equity.....................................         48,302

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                        FIRST       SECOND         THIRD      FOURTH
                                       QUARTER     QUARTER        QUARTER     QUARTER      TOTAL
                                       -------     --------       -------     -------     --------
                                                            (IN THOUSANDS)
1994
Revenues.............................  $ 3,836     $  3,974       $ 4,051     $ 3,527     $ 15,388
Net income (loss)....................    1,860      (27,894)(1)     2,476         703      (22,855)
1993
Revenues.............................  $ 3,736     $  3,754       $ 3,994     $ 3,833     $ 15,317
Net income (loss)....................      260       (1,430)        1,828       1,713        2,371

---------------

(1) Reflects a write-down of $30,000,000 relating to investments in psychiatric hospitals.

                                                                         ANNEX D

                        AMERICAN MEDICAL HOLDINGS, INC.
                      AMERICAN MEDICAL INTERNATIONAL, INC.

     SET FORTH ON THE FOLLOWING PAGES IS CERTAIN CONDENSED FINANCIAL DATA OF AMERICAN MEDICAL HOLDINGS, INC. ("HOLDINGS") AND AMERICAN MEDICAL INTERNATIONAL, INC. ("AMI" TOGETHER WITH HOLDINGS, "AMI/HOLDINGS") WHICH IS TAKEN FROM AMI/HOLDINGS' ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED AUGUST 31, 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT") AND THE AMI QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED NOVEMBER 30, 1994, AS FILED WITH THE COMMISSION.

     The information and condensed financial data contained herein concerning AMI/HOLDINGS was obtained from AMI/HOLDINGS' public filings under the Exchange Act. The AMI/HOLDINGS condensed financial data presented includes only the most recent interim and fiscal year end reporting periods. The Company can make no representation as to the accuracy and completeness of AMI/HOLDINGS' public filings but has no reason to doubt the accuracy and completeness of such filings. It should be noted that AMI/HOLDINGS has no duty, contractual or otherwise, to advise the Company of any events which might have occurred subsequent to the date of such publicly available information which could affect the significance or accuracy of such information.

     AMI/HOLDINGS is subject to the information filing requirements of the Exchange Act, and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such reports and other information concerning AMI/HOLDINGS can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, Room 1102, New York, New York 10005.

                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
             AMERICAN MEDICAL INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                                 AS OF AUGUST 31,
                                                ---------------------------------------------------
                                                         1994                        1993
                                                -----------------------     -----------------------
                                                 HOLDINGS       AMI          HOLDINGS       AMI
                                                ----------   ----------     ----------   ----------
Current Assets:
Cash and cash equivalents.....................  $   31,941   $   31,941     $   44,335   $   44,335
Accounts receivable, less reserves for
  uncollectible accounts of $98,622 in 1994
  and $98,143 in 1993.........................     147,415      147,415         90,596       90,596
Inventory of supplies.........................      63,444       63,444         59,516       59,516
Income taxes, net (including current portion
  of deferred income taxes)...................      30,876       30,876         24,641       24,641
Prepaid expenses..............................      15,133       15,133         11,617       11,617
                                                ----------   ----------     ----------   ----------
                                                   288,809      288,809        230,705      230,705
                                                ----------   ----------     ----------   ----------
Property and Equipment:
Land..........................................     117,841      117,841        104,723      104,723
Buildings and improvements....................   1,253,411    1,253,411      1,151,890    1,151,890
Equipment.....................................     577,687      577,687        507,505      507,505
Construction in progress......................      22,457       22,457         35,827       35,827
                                                ----------   ----------     ----------   ----------
                                                 1,971,396    1,971,396      1,799,945    1,799,945
Less -- Accumulated depreciation..............     507,653      507,653        395,736      395,736
                                                ----------   ----------     ----------   ----------
                                                 1,463,743    1,463,743      1,404,209    1,404,209
                                                ----------   ----------     ----------   ----------
Other Assets:
Notes receivable..............................      15,559       15,559         10,791       10,791
Investments...................................      24,523       24,523         27,982       27,982
Cost in excess of net assets acquired, net....   1,153,887    1,153,887      1,165,435    1,165,435
Deferred costs................................      30,026       30,026         29,248       29,248
                                                ----------   ----------     ----------   ----------
                                                 1,223,995    1,223,995      1,233,456    1,233,456
                                                ----------   ----------     ----------   ----------
                                                $2,976,547   $2,976,547     $2,868,370   $2,868,370
                                                ==========   ==========     ==========   ==========

                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
             AMERICAN MEDICAL INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                 AS OF AUGUST 31,
                                                ---------------------------------------------------
                                                         1994                        1993
                                                -----------------------     -----------------------
                                                 HOLDINGS       AMI          HOLDINGS       AMI
                                                ----------   ----------     ----------   ----------
Current Liabilities:
Current maturities of long-term debt..........  $  156,028   $  156,028     $   40,831   $   40,831
Accounts payable..............................      86,898       86,898         84,513       84,513
Accrued liabilities:
  Payroll and benefits........................     116,961      116,961        131,170      131,170
  Interest....................................      20,563       20,563         20,641       20,641
  Taxes, other than income....................      26,322       26,322         26,353       26,353
  Other.......................................      69,692       69,692         67,147       67,147
                                                ----------   ----------     ----------   ----------
                                                   476,464      476,464        370,655      370,655
                                                ----------   ----------     ----------   ----------
Long-Term Debt................................   1,130,967    1,130,967      1,283,665    1,283,665
                                                ----------   ----------     ----------   ----------
Convertible Subordinated Debt.................      10,707       10,707         10,487       10,487
                                                ----------   ----------     ----------   ----------
Deferred Credits and Other Liabilities:
Deferred income taxes.........................     218,651      218,651        211,451      211,451
Reserve for professional liability risks......     103,099      103,099        100,496      100,496
Other deferred credits and liabilities........     187,941      187,941        187,743      187,743
                                                ----------   ----------     ----------   ----------
                                                   509,691      509,691        499,690      499,690
                                                ----------   ----------     ----------   ----------
Commitments and Contingencies

Common Stock Subject to Repurchase
  Obligations.................................          --           --          6,046           --
                                                ----------   ----------     ----------   ----------
Shareholders' Equity:
AMI common stock, $0.01 par value -- 200,000
  shares authorized 72,481 shares issued and
  outstanding in 1994 and 1993................          --          725             --          725
Holdings preferred stock, $0.01 par
  value -- 5,000 shares authorized, no shares
  outstanding.................................          --           --             --           --
Holdings common stock, $0.01 par
  value -- 200,000 shares authorized 77,491
  shares issued and outstanding in 1994 and
  76,873 in 1993..............................         775           --            768           --
Additional paid-in capital....................     608,096      592,494        596,623      587,060
Retained earnings.............................     245,547      261,199        108,436      124,088
Adjustment for minimum pension liability......      (5,700)      (5,700)        (8,000)      (8,000)
                                                ----------   ----------     ----------   ----------
                                                   848,718      848,718        697,827      703,873
                                                ----------   ----------     ----------   ----------
                                                $2,976,547   $2,976,547     $2,868,370   $2,868,370
                                                ==========   ==========     ==========   ==========

                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
             AMERICAN MEDICAL INTERNATIONAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   FOR THE YEAR ENDED AUGUST 31,
                            ---------------------------------------------------------------------------
                                     1994                      1993                      1992
                            -----------------------   -----------------------   -----------------------
                             HOLDINGS       AMI        HOLDINGS       AMI        HOLDINGS       AMI
                            ----------   ----------   ----------   ----------   ----------   ----------
Net Revenues..............  $2,381,689   $2,381,689   $2,238,525   $2,238,525   $2,237,912   $2,237,912
Operating Costs and
  Expenses:
  Salaries and benefits...     869,020      869,020      815,323      815,323      838,727      838,727
  Supplies................     339,985      339,985      315,935      315,935      316,541      316,541
  Provisions for
     uncollectible
     accounts.............     165,539      165,539      148,135      148,135      163,824      163,824
  Depreciation and
     amortization.........     156,718      156,718      147,397      147,397      149,051      149,051
  Other operating costs...     524,221      524,221      505,614      505,614      496,180      496,180
                            ----------   ----------   ----------   ----------   ----------   ----------
     Total operating costs
       and expenses.......   2,055,483    2,055,483    1,932,404    1,932,404    1,964,323    1,964,323
                            ----------   ----------   ----------   ----------   ----------   ----------
Operating Income..........     326,206      326,206      306,121      306,121      273,589      273,589
  Gains on sales of
     securities...........      69,328       69,328           --           --      119,803      119,803
  Interest expense, net...    (154,507)    (154,507)    (166,582)    (166,582)    (204,556)    (204,556)
                            ----------   ----------   ----------   ----------   ----------   ----------
Income Before Taxes,
  Minority Equity Interest
  and Extraordinary
  Loss....................     241,027      241,027      139,539      139,539      188,836      188,836
  Provision for income
     taxes................     (98,300)     (98,300)     (68,800)     (68,800)     (77,900)     (77,900)
                            ----------   ----------   ----------   ----------   ----------   ----------
Net Income Before Minority
  Equity Interest and
  Extraordinary Loss......     142,727      142,727       70,739       70,739      110,936      110,936
  Minority equity
     interest.............      (3,707)      (3,707)      (3,770)      (3,770)      (1,318)      (1,318)
                            ----------   ----------   ----------   ----------   ----------   ----------
Net Income Before
  Extraordinary Loss......     139,020      139,020       66,969       66,969      109,618      109,618
  Extraordinary loss on
     early extinguishment
     of debt..............      (1,909)      (1,909)     (25,431)     (25,431)      (9,997)      (9,997)
                            ----------   ----------   ----------   ----------   ----------   ----------
Net Income................  $  137,111   $  137,111   $   41,538   $   41,538   $   99,621   $   99,621
                            ==========   ==========   ==========   ==========   ==========   ==========
Per Share Data:
  Net income before
     extraordinary loss...  $     1.80          N/A   $     0.87          N/A   $     1.43          N/A
  Extraordinary loss on
     early extinguishment
     of debt..............       (0.02)         N/A        (0.33)         N/A        (0.13)         N/A
                            ----------   ----------   ----------   ----------   ----------   ----------
Net Income Per Common and
  Common Equivalent
  Share...................  $     1.78          N/A   $     0.54          N/A   $     1.30          N/A
                            ==========   ==========   ==========   ==========   ==========   ==========
Shares Used for
  Computation of Net
  Income Per Share........      77,143          N/A       76,760          N/A       76,645          N/A

                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
             AMERICAN MEDICAL INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 FOR THE YEAR ENDED AUGUST 31,
                                             ---------------------------------------------------------------------
                                                     1994                    1993                    1992
                                             ---------------------   ---------------------   ---------------------
                                             HOLDINGS       AMI      HOLDINGS       AMI      HOLDINGS       AMI
                                             ---------   ---------   ---------   ---------   ---------   ---------
Cash Flows from Operating Activities:
  Income before extraordinary loss.........  $ 139,020   $ 139,020   $  66,969   $  66,969   $ 109,618   $ 109,618
  Adjustments to reconcile to net cash
     provided by operating activities:
     Depreciation and amortization.........    156,718     156,718     147,397     147,397     149,051     149,051
     Deferred income taxes.................     (8,100)     (8,100)        300         300      19,600      19,600
     Amortization of debt discount,
       deferred financing costs and
       non-cash interest...................     49,021      49,021      60,617      60,617      62,396      62,396
     Gains on sales of securities..........    (43,428)    (43,428)         --          --    (119,803)   (119,803)
     Financing fees paid...................     (1,630)     (1,630)     (5,515)     (5,515)     (3,297)     (3,297)
     Foreign exchange translation (income)
       loss................................        215         215        (613)       (613)      7,761       7,761
     Decrease (increase) in accounts
       receivable, net.....................    (18,745)    (18,745)     25,512      25,512      36,859      36,859
     Increase in inventory of supplies and
       prepaid expenses....................     (1,206)     (1,206)       (515)       (515)     (4,980)     (4,980)
     Decrease in accounts payable and
       accrued liabilities.................    (10,086)    (10,086)     (9,671)     (9,671)    (54,064)    (54,064)
     Decrease in accrued interest..........       (664)       (664)     (1,409)     (1,409)     (1,553)     (1,553)
     Income taxes, net.....................     18,283      18,283     (17,983)    (17,983)     81,687      81,687
     Decrease in other liabilities.........    (14,273)    (14,273)     (6,751)     (6,751)    (27,527)    (27,527)
     Other non-cash items, net.............      4,506       4,506      (1,058)     (1,058)       (301)       (301)
                                             ---------   ---------   ---------   ---------   ---------   ---------
Net Cash Provided by Operating
  Activities...............................    269,631     269,631     257,280     257,280     255,447     255,447
                                             ---------   ---------   ---------   ---------   ---------   ---------
Cash Flows from Financing Activities:
  Payments on debt.........................    (62,169)    (62,169)   (653,884)   (653,884)   (506,406)   (506,406)
  Reducing Revolving Credit Facility.......    (21,000)    (21,000)    287,000     287,000          --          --
  Borrowing Base Facility..................         --          --          --          --     (39,495)    (39,495)
  Borrowings...............................        890         890     152,047     152,047     185,794     185,794
  Contribution to AMI by Holdings..........         --       5,434          --       2,381          --       9,988
  Stock repurchases........................        (20)         --        (118)         --      (3,170)         --
  Issuance of Holdings common stock........      5,454          --       2,499          --      11,927          --
                                             ---------   ---------   ---------   ---------   ---------   ---------
Net Cash Used in Financing Activities......    (76,845)    (76,845)   (212,456)   (212,456)   (351,350)   (350,119)
                                             ---------   ---------   ---------   ---------   ---------   ---------
Cash Flows from Investing Activities:
  Property and equipment additions.........   (112,214)   (112,214)   (116,322)   (116,322)    (96,816)    (96,816)
  Acquisitions.............................   (111,606)   (111,606)         --          --          --          --
  Disposition of assets....................         --          --          --          --     100,089     100,089
  Sales of securities......................     46,537      46,537          --          --     153,371     153,371
  Decrease (increase) in deferred costs....     (7,279)     (7,279)     (3,956)     (3,956)      4,107       4,107
  Additions to notes receivable and
     investments...........................    (15,536)    (15,536)     (4,969)     (4,969)    (43,531)    (43,531)
  Decrease in notes receivable and
     investments...........................      7,270       7,270      63,758      63,758      33,204      33,204
  Other, net...............................    (12,352)    (12,352)     (9,536)     (9,536)    (14,848)    (14,848)
                                             ---------   ---------   ---------   ---------   ---------   ---------
Net Cash Provided by (used in) Investing
  Activities...............................   (205,180)   (205,180)    (71,025)    (71,025)    135,576     135,576
                                             ---------   ---------   ---------   ---------   ---------   ---------
Increase (Decrease) in Cash and Cash
  Equivalents..............................    (12,394)    (12,394)    (26,201)    (26,201)     39,673      40,904
  Cash and cash equivalents, beginning of
     period................................     44,335      44,335      70,536      70,536      30,863      29,632
                                             ---------   ---------   ---------   ---------   ---------   ---------
Cash and Cash Equivalents, End of Period...  $  31,941   $  31,941   $  44,335   $  44,335   $  70,536   $  70,536
                                             =========   =========   =========   =========   =========   =========

                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
             AMERICAN MEDICAL INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)
                   FOR THE THREE YEARS ENDED AUGUST 31, 1994

                                                                                             ADJUSTMENT
                                                                                                FOR
                                                                    ADDITIONAL   RETAINED     MINIMUM
                                                                     PAID-IN     EARNINGS     PENSION
                                                  SHARES   AMOUNT    CAPITAL     (DEFICIT)   LIABILITY
                                                  ------   ------   ----------   ---------   ----------
Holdings:
Balance, August 31, 1991........................  75,615    $756     $ 584,145   $ (32,723)   $     --
                                                  ------   ------   ----------   ---------   ----------
  Issuance of stock.............................   1,315      13        11,914          --          --
  Stock repurchases.............................    (290)     (3)       (3,167)         --          --
  Common Stock Subject to Repurchase
     Obligations................................      --      --         3,105          --          --
  Net income....................................      --      --            --      99,621          --
                                                  ------   ------   ----------   ---------   ----------
Balance, August 31, 1992........................  76,640     766       595,997      66,898          --
                                                  ------   ------   ----------   ---------   ----------
  Issuance of stock.............................     247       2         2,497          --          --
  Stock repurchases.............................     (14)     --          (118)         --          --
  Common Stock Subject to Repurchase
     Obligations................................      --      --        (1,753)         --          --
  Net income....................................      --      --            --      41,538          --
  Adjustment for minimum pension liability......      --      --            --          --      (8,000)
                                                  ------   ------   ----------   ---------   ----------
Balance, August 31, 1993........................  76,873     768       596,623     108,436      (8,000)
                                                  ------   ------   ----------   ---------   ----------
  Issuance of stock.............................     621       7         5,447          --          --
  Stock repurchases.............................      (3)     --           (20)         --          --
  Common Stock Subject to Repurchase
     Obligations................................      --      --         6,046          --          --
  Net income....................................      --      --            --     137,111          --
  Adjustment for minimum pension liability......      --      --            --          --       2,300
                                                  ------   ------   ----------   ---------   ----------
Balance, August 31, 1994........................  77,491    $775     $ 608,096   $ 245,547    $ (5,700)
                                                  ======   ======     ========    ========    ========
AMI:
Balance, August 31, 1991........................  72,481    $725     $ 567,444   $ (17,071)   $     --
                                                  ------   ------   ----------   ---------   ----------
  Contributions from Holdings...................      --      --        17,235          --          --
  Net income....................................      --      --            --      99,621          --
                                                  ------   ------   ----------   ---------   ----------
Balance, August 31, 1992........................  72,481     725       584,679      82,550          --
                                                  ------   ------   ----------   ---------   ----------
  Contributions from Holdings...................      --      --         2,381          --          --
  Net income....................................      --      --            --      41,538          --
  Adjustment for minimum pension liability......      --      --            --          --      (8,000)
                                                  ------   ------   ----------   ---------   ----------
Balance, August 31, 1993........................  72,481     725       587,060     124,088      (8,000)
                                                  ------   ------   ----------   ---------   ----------
  Contributions from Holdings...................      --      --         5,434          --          --
  Net income....................................      --      --            --     137,111          --
  Adjustment for minimum pension liability......      --      --            --          --       2,300
                                                  ------   ------   ----------   ---------   ----------
Balance, August 31, 1994........................  72,481    $725     $ 592,494   $ 261,199    $ (5,700)
                                                  ======   ======     ========    ========    ========

                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
             AMERICAN MEDICAL INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                   NOVEMBER 30, 1994            AUGUST 31, 1994
                                                -----------------------     -----------------------
                                                 HOLDINGS       AMI          HOLDINGS       AMI
                                                ----------   ----------     ----------   ----------
                                                     (UNAUDITED)
Current Assets:
  Cash and cash equivalents...................  $   21,377   $   21,377     $   31,941   $   31,941
  Accounts receivable, net....................     167,444      167,444        147,415      147,415
Income taxes, net (including current portion
  of deferred income taxes)...................      15,461       15,461         30,876       30,876
  Other current assets........................      83,411       83,411         78,577       78,577
                                                ----------   ----------     ----------   ----------
     Total current assets.....................     287,693      287,693        288,809      288,809
                                                ----------   ----------     ----------   ----------
Property and Equipment........................   2,022,574    2,022,574      1,971,396    1,971,396
  Less -- Accumulated depreciation............     540,338      540,338        507,653      507,653
                                                ----------   ----------     ----------   ----------
     Net property and equipment...............   1,482,236    1,482,236      1,463,743    1,463,743
                                                ----------   ----------     ----------   ----------
Notes Receivable and Investments..............      39,978       39,978         40,082       40,082
Cost in Excess of Net Assets Acquired, Net....   1,153,928    1,153,928      1,153,887    1,153,887
Other Assets..................................      60,983       60,983         30,026       30,026
                                                ----------   ----------     ----------   ----------
                                                $3,024,818   $3,024,818     $2,976,547   $2,976,547
                                                ==========   ==========     ==========   ==========

                               LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities...........................  $  479,393   $  479,393     $  476,464   $  476,464
Long-Term Debt................................   1,136,545    1,136,545      1,130,967    1,130,967
Convertible Subordinated Debt.................      10,383       10,383         10,707       10,707
Deferred Income Taxes.........................     218,651      218,651        218,651      218,651
Other Deferred Credits and Liabilities........     306,290      306,290        291,040      291,040
Commitments and Contingencies
Shareholders' Equity:
  Common stock................................         776          725            775          725
  Additional paid-in capital..................     609,887      594,286        608,096      592,494
  Retained earnings...........................     268,593      284,245        245,547      261,199
  Adjustment for minimum pension liability....      (5,700)      (5,700)        (5,700)      (5,700)
                                                ----------   ----------     ----------   ----------
     Total shareholders' equity...............     873,556      873,556        848,718      848,718
                                                ----------   ----------     ----------   ----------
                                                $3,024,818   $3,024,818     $2,976,547   $2,976,547
                                                ==========   ==========     ==========   ==========

                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
             AMERICAN MEDICAL INTERNATIONAL, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                             THREE MONTHS ENDED NOVEMBER 30,
                                                        -----------------------------------------
                                                               1994                  1993
                                                        -------------------   -------------------
                                                        HOLDINGS     AMI      HOLDINGS     AMI
                                                        --------   --------   --------   --------
Net Revenues..........................................  $632,211   $632,211   $558,217   $558,217
Operating Costs and Expenses:
  Salaries and benefits...............................   236,925    236,925    205,414    205,414
  Supplies............................................    91,791     91,791     79,482     79,482
  Provisions for uncollectible accounts...............    42,122     42,122     39,036     39,036
  Depreciation and amortization.......................    41,090     41,090     38,273     38,273
  Other operating costs...............................   140,200    140,200    126,654    126,654
                                                        --------   --------   --------   --------
          Total operating costs and expenses..........   552,128    552,128    488,859    488,859
                                                        --------   --------   --------   --------
Operating Income......................................    80,083     80,083     69,358     69,358
  Interest expense, net...............................   (39,275)   (39,275)   (38,848)   (38,848)
                                                        --------   --------   --------   --------
Income Before Taxes and Minority Equity Interest......    40,808     40,808     30,510     30,510
Provision for income taxes............................   (17,100)   (17,100)   (12,900)   (12,900)
                                                        --------   --------   --------   --------
Net Income Before Minority Equity Interest............    23,708     23,708     17,610     17,610
  Minority equity interest............................      (662)      (662)    (1,097)    (1,097)
                                                        --------   --------   --------   --------
Net Income............................................  $ 23,046   $ 23,046   $ 16,513   $ 16,513
                                                        ========   ========   ========   ========
Per Share Data:
Net income per common and common equivalent share.....  $   0.30        N/A   $   0.21        N/A
                                                        ========              ========
Shares used for computation of net income per share...    77,567        N/A     76,938        N/A
                                                        ========              ========

                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
             AMERICAN MEDICAL INTERNATIONAL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED NOVEMBER 30,
                                                            ---------------------------------------
                                                                   1994                 1993
                                                            ------------------   ------------------
                                                            HOLDINGS     AMI     HOLDINGS     AMI
                                                            --------   -------   --------   -------
Cash Flows from Operating Activities:
  Net income..............................................  $ 23,046   $23,046   $ 16,513   $16,513
  Adjustments to reconcile to net cash provided by
     operating activities:
     Depreciation and amortization........................    41,090    41,090     38,273    38,273
     Amortization of debt discount, deferred financing
       costs and non-cash interest........................    12,348    12,348     12,481    12,481
     Change in working capital............................   (21,843)  (21,843)   (11,925)  (11,925)
     Other................................................     1,090     1,090        129       129
                                                            --------   -------   --------   -------
Net Cash Provided by Operating Activities.................    55,731    55,731     55,471    55,471
                                                            --------   -------   --------   -------
Cash Flows from Financing Activities:
  Payments on debt........................................    (3,748)   (3,748)   (31,507)  (31,507)
  Revolving credit facility...............................    (4,000)   (4,000)   (28,000)  (28,000)
  Other...................................................     1,240     1,240      1,008     1,008
                                                            --------   -------   --------   -------
Net Cash Used in Financing Activities.....................    (6,508)   (6,508)   (58,499)  (58,499)
                                                            --------   -------   --------   -------
Cash Flows from Investing Activities:
  Property and equipment additions........................   (30,662)  (30,662)   (27,093)  (27,093)
  Acquisitions............................................   (18,209)  (18,209)        --        --
  Decrease (increase) in other assets.....................   (14,054)  (14,054)     1,251     1,251
  Additions in notes receivable and investments...........    (2,023)   (2,023)    (1,773)   (1,773)
  Decrease in notes receivable and investments............     4,524     4,524      1,453     1,453
  Other...................................................       637       637     (1,506)   (1,506)
                                                            --------   -------   --------   -------
Net Cash Used in Investing Activities.....................   (59,787)  (59,787)   (27,668)  (27,668)
                                                            --------   -------   --------   -------
Decrease in Cash and Cash Equivalents.....................   (10,564)  (10,564)   (30,696)  (30,696)
  Cash and cash equivalents, beginning of period..........    31,941    31,941     44,335    44,335
                                                            --------   -------   --------   -------
Cash and Cash Equivalents, End of Period..................  $ 21,377   $21,377   $ 13,639   $13,639
                                                            ========   =======   ========   =======

                AMERICAN MEDICAL HOLDINGS, INC. AND SUBSIDIARIES
             AMERICAN MEDICAL INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE

     Holdings was organized in July, 1989 to acquire AMI. As a result of this acquisition, Holdings is the owner of all of the outstanding shares of common stock of AMI. AMI's financial statements for periods subsequent to September 1, 1991 are the same as Holdings' financial statements for such periods, except for the components of shareholders' equity and the impact of common stock subject to repurchase obligations.

                                                                         ANNEX E

                  RECENT EVENTS AND FIRST QUARTER INFORMATION

                                                                                        PAGE
                                                                                        ----
Recent Events.........................................................................   E-2
Management's Discussion and Analysis of Financial Condition and Results of
  Operations -- The Company...........................................................   E-3
Consolidated Condensed Financial Statements (unaudited) -- The Company................   E-7
Management's Discussion and Analysis of Financial Condition and Results of
  Operations -- Core Group............................................................  E-12
Combined Condensed Financial Statements (unaudited) -- Core Group.....................  E-15
Management's Discussion and Analysis of Financial Condition and Results of
  Operations -- Psychiatric Group.....................................................  E-21
Combined Condensed Financial Statements (unaudited) -- Psychiatric Group..............  E-24

                                 RECENT EVENTS

     In June 1995, the Company completed an $8.9 million purchase of two skilled nursing facilities, containing a total of 264 beds, in Denver, Colorado. The Company has leased the facilities to affiliates of Signature Health Care Corporation of Denver, Colorado. In May 1995, the Company completed a $22.5 million purchase of two acute care hospitals in South Carolina. The Company has master leased the 66-bed and 60-bed hospitals to an affiliate of Dynamic Health, Inc., the operator of the Company's acute care hospital in Cleveland, Texas. Each acute care facility is the sole provider in its respective county and is part of a regional health care delivery system. In addition, in April 1995 the Company entered into an agreement to provide $4,000,000 of construction financing for a 96-bed Alzheimer's care facility to be constructed in Houston, Texas. Construction is scheduled to be completed in the first quarter of 1996. Upon completion, the Company will purchase the facility and enter into a 10-year operating lease with the developer. The facility will be operated by Servicemaster Diversified Health Services, an experienced operator of long-term care, Alzheimer's and assisted living facilities. These investments are all part of the Core Group portfolio. These investments are consistent with the Company's expansion of its investment strategy into other health care sectors, such as assisted living and skilled nursing facilities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                  THE COMPANY

     Following is a discussion of the consolidated financial condition and results of operations of the Company which should be read in conjunction with the consolidated condensed financial statements and accompanying notes set forth below.

     On June 29, 1995, the Company's Board of Directors authorized a transaction which is designed to separate the economic attributes of its investments in psychiatric hospitals (the "Psychiatric Group") and its core investments in acute care and rehabilitation hospitals, a medical office building and a long-term care facility (the "Core Group") into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The transaction entails the distribution to holders of Common Stock of depositary shares representing a new series of preferred stock, par value $0.01 per share, to be designated Psychiatric Group Preferred Stock (the "Psychiatric Group Stock"). The Psychiatric Group Stock will be intended to reflect the separate performance of the Psychiatric Group. The Company's existing Common Stock will be intended to reflect the separate performance of the Core Group. In connection with the transaction, the Company has specifically identified or allocated its assets, liabilities and stockholders' equity, and its revenues, expenses and cash flow items, between the Core Group and Psychiatric Group. However, each holder of Common Stock or Psychiatric Group Stock will be a holder of an issue of capital stock of the entire Company and will be subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities. For discussions of the financial condition and results of operations of the Core Group and the Psychiatric Group for the quarters ended March 31, 1995 and 1994, see the management's discussion and analysis of financial condition and results of operations of the Core Group and the Psychiatric Group which are included in this Annex E.

OPERATING RESULTS

  FIRST QUARTER 1995 COMPARED WITH 1994

     For the first quarter of 1995, the Company reported net income of $9,667,000 or $.46 per share compared with net income of $9,784,000 or $.47 per share for the first quarter of 1994.

     Rental income was $16,614,000 for the first quarter of 1995, an increase of $64,000 from $16,550,000 for the first quarter of 1994. This net increase was primarily attributable to rental income from new properties acquired and various capital additions subsequent to the first quarter of 1994 partially offset by a reduction in rental income due to the sale of three psychiatric properties and the lease restructurings of two psychiatric investments. These factors, combined with lower depreciation expense on psychiatric properties written down in June 1994, resulted in a net decrease in depreciation and amortization of $183,000 to $3,470,000 for the first quarter of 1995 compared with the first quarter of 1994.

     Additional rental and interest income was $2,636,000 for the first quarter of 1995, an increase of $345,000 or 15% from $2,291,000 for the first quarter of 1994. This increase was attributable to first-time additional rent from several properties and a net increase in additional rent from the Company's remaining portfolio of properties.

     Other interest income decreased $256,000 to $1,011,000 for the first quarter of 1995 from $1,267,000 for the first quarter of 1994. An increase in interest income resulting from a higher average construction loan balance during the first quarter of 1995 was partially offset by a decrease in interest income resulting from a lower average balance of short-term investments. In addition, the first three months of 1994 included the recognition of $520,000 of fee income related to the prepayment of a construction loan in February 1994.

     Interest expense was $6,828,000 for the first quarter of 1995, an increase of $300,000 or 5% from $6,528,000 for the first quarter of 1994. This increase was primarily attributable to higher average short-term borrowings during the first quarter of 1995 and a reduction in capitalized interest as a result of the Company having no construction in progress during the first quarter of 1995. The first quarter of 1994 included interest expense from mortgage notes payable until the balance of $14.4 million was prepaid in February 1994.

     General and administrative expenses increased to $1,661,000 for the first quarter of 1995 from $1,519,000 for the first quarter of 1994. The increase for the first quarter of 1995 was primarily attributable to higher expense from the Company's stock incentive plans and increased shareholder reporting costs associated with the proposed distribution of the Psychiatric Group Stock.

  FUTURE OPERATING RESULTS

     The nature of health care delivery in the United States is currently undergoing change and further review at both the national and state levels. Generally accepted goals of reform continue to include controlling costs and improving access to medical care. The Company's Board and management are monitoring potential changes closely. The Company believes that these potential changes may pose risks for certain institutions that are unwilling or unable to respond. However, the Company believes that this changing health care environment will provide the Core Group with new opportunities for investment in its current facilities as well as new facilities.

     The Company recognizes that the health care industry in the United States is undergoing significant evolution. The ongoing changes in the health care industry include trends toward shorter lengths of hospital stay, increased outpatient services, downward pressure on reimbursement rates from government, insurance company and managed care payors and an increasing trend toward capitation of health care delivery costs (delivery of services on a fixed price basis to a defined group of covered parties). Outpatient business is expected to increase as advances in medical technologies allow more procedures to be performed on an outpatient basis. Payors continue to direct more patients from inpatient care to outpatient care. The portion of providers' patient services reimbursed under Medicare and Medicaid continues to increase as the population ages and states expand Medicaid programs. States and insurance companies continue to negotiate actively the amounts they will pay for services. In addition, the entrance of insurance companies into managed care programs is accelerating the introduction of managed care in new localities. As a result, the revenues and margins may decrease at the Company's hospitals.

     Notwithstanding the potential for increasing government regulation, the Company believes that health care will continue to be delivered on a local basis and that well-managed, high-quality, cost-controlled facilities will continue to be an integral part of local health care delivery systems. The Company also believes that certain acute care hospitals will need to reconfigure or expand existing facilities or to affiliate themselves with other providers so as to become part of comprehensive and cost-effective health care systems. Such systems will likely include lower cost treatment settings, such as ambulatory care clinics, outpatient surgery centers, skilled nursing facilities and medical office buildings. In general, the Core Group facilities are part of local health care delivery systems or are in the process of becoming integrated into such systems.

     The Company's future operating results could be affected by the operating performance of the Company's lessees and borrowers. The rental and interest obligations of its facility operators are primarily supported by the facility-specific operating cash flow. Real estate investments in the Company's portfolio are further supported by one or more credit enhancements that take the form of cross-default provisions, letters of credit, corporate and personal guarantees, security interests in cash reserve funds, accounts receivable or other personal property and requirements to maintain specified financial ratios.

     Fundamental changes in the psychiatric industry continue to negatively impact the facility-specific operating cash flow at the Company's psychiatric properties. Institutions responsible for providing insurance coverage to patients who use inpatient psychiatric treatment services have directed efforts toward decreasing their payments for such services, thereby reducing hospital operating revenues. Some cost-cutting measures used by such institutions include decreasing the inpatient length of stay, intensively reviewing utilization, directing patients from inpatient care to outpatient care and negotiating reduced reimbursement rates for services. In addition, such institutions have extended the length of time for making payments, resulting in increases in accounts receivable. The wider use of psychotropic drugs has also resulted in significant declines in the average length of stay. Although the operators of the psychiatric hospitals are responding by developing lower cost outpatient and daypatient programs, increasing case management and reducing operating costs, their efforts are generally not consistently mitigating the negative impact of these fundamental psychiatric industry changes. For example, as the inpatient length of stay has decreased, offset by an increased number of admissions in some cases, the costs of performing initial testing and other administrative procedures associated with each admission have increased. As a result, certain of the psychiatric hospital operators have had difficulty meeting their payment obligations to the Company on a timely basis and their can be no assurance that they will be able to meet their payment obligations in the future.

     The Company is currently providing working capital loans to the operators of four of its psychiatric hospitals. As of May 23, 1995, outstanding working capital loans totaled $5,000,000, and the Company has committed to make an additional $1,200,000 of such working capital loans upon request, subject to certain conditions. These working capital loans, which are secured by accounts receivable and certain personal property and which contain events of default that would be triggered by defaults under the lease or mortgage loan relating to the relevant psychiatric hospital, are the primary source of financing for these operators' operating and capital needs. These psychiatric hospitals have, from time to time, been unable to generate sufficient cash flow for working capital and the development of new programs. In certain cases, these psychiatric hospitals have not been able to pay down the working capital loans provided by the Company or to secure replacement loans from third-party lenders. To the extent the psychiatric hospitals have increased working capital needs in the future, the Psychiatric Group may be the only source of such financing. In the event the Company's board of directors determines that it is appropriate to provide additional working capital financing to a psychiatric hospital, it may cause the Core Group to make revolving intercompany loans to the Psychiatric Group to fund such financing (to the extent consistent with its then existing policies), although the Company's board of directors is under no obligation to do so.

     The Company is currently discussing with the operator of the two Four Winds psychiatric hospitals in New York possible alternatives for creating additional available capital for the development and expansion of the hospitals' programs, including the release of certain collateral securing the Company's mortgage loan investments. The Company is currently reviewing the operator's plan for these new programs which are intended to address the potential negative consequences of the expected changes in Medicaid reimbursement and the increase in managed care penetration in the State of New York.

     In 1992, the Company recorded a $45,000,000 write-down of its investments in two psychiatric hospitals and restructured the payment obligations of these two facilities. In addition, at June 30, 1994, in view of negative trends that caused declining cash flow at a number of the psychiatric hospitals, the Company recorded a $30,000,000 write-down of its investments in the psychiatric hospitals. Although management believes that the recorded investments in psychiatric hospitals are realizable, if the cash flow at the psychiatric hospitals continues to decline, the Company may be required to further restructure payment obligations or make additional write-downs of the value of its investments in the psychiatric hospitals. The Company is pursuing alternatives for the psychiatric portfolio including selected sales of hospitals to operators or other parties, restructuring of financial obligations or other approaches that might allow the effective separation of these assets from the Company's core portfolio of acute care and rehabilitation hospitals, a medical office building and a long-term care facility. As part of this initiative, the Company sold its psychiatric property in Torrance, California in October 1994 for $5,772,000 in cash (at net book value), sold two of its psychiatric properties in Massachusetts in February 1995 for $13,825,000 in cash (at net book value), restructured the leases and working capital loans of its two Florida psychiatric investments in March 1995 and is issuing the Psychiatric Group Stock.

     Additional rental income and interest income from the Company's existing investments will be affected by changes in the revenues of the underlying business operations upon which such income is based. The Company's acute care investments accounted for 87% of net additional rental and interest income for the first quarter of 1995, while rehabilitation and psychiatric investments accounted for 5% and 8%, respectively. Over the years, a substantial portion of the Company's additional rental and interest income has been attributable to six of the Company's original acute care properties (the "Original Properties"). Also, with the significant revenue growth at a majority of the Original Properties in recent years, two properties had reached the additional rent transition point at the end of 1994 and it is anticipated that other properties may do so over the next few years. The Company's revenue participation rate for the six Original Properties declines from 5% to 1% when the additional rent transition point is reached. At December 31, 1994, the amount of potential additional rent at the 5% revenue participation rate for the six Original Properties was approximately $2.8 million per annum. As a result, the Company anticipates slower growth in additional rental and interest income in the near term from its current portfolio of properties.

     The future operating results of the Company will be affected by additional factors including the amount, timing and yield of additional real estate investments and the competition for such investments. Operating results will also be affected by the availability and terms of the Company's future equity and debt financing. The Company's financing strategy includes the objective to reduce its cost of capital over time and enhance its financial flexibility to facilitate future growth. The proposed distribution of depositary shares representing Psychiatric Group Stock is intended to facilitate this objective.

     In August 1994, the Company's BBB- implied senior debt rating was affirmed by Standard & Poor's but the outlook was revised to negative from stable. Duff & Phelps Credit Rating Co. assigned an initial implied senior debt rating of BBB-in November 1994.

LIQUIDITY AND CAPITAL RESOURCES

     As of May 23, 1995, the Company had commitments of $12.3 million to fund construction obligations and capital expenditures over approximately the next twelve months. Aggregate unfunded commitments under revolving credit agreements provided to facility operators totaled $1.2 million as of May 23, 1995. On May 31, 1995, a $24 million principal payment was made on the Company's $125 million 1989 senior notes issue.

     The Company has continued to increase its liquidity and enhance its financial flexibility. In April 1994, the Company increased its unsecured revolving credit facility to $100 million. This facility matures on December 31, 1996, and as of May 23, 1995, the Company had $27.5 million of borrowings. The Company has recently increased its total credit facility to $124 million to include a $24 million term loan facility for the sole purpose of funding the senior note maturity on May 31, 1995. The term loan facility matures on April 30, 1997. The Company currently believes it has sufficient capital to meet its commitments and that its cash flow and liquidity will continue to be sufficient to fund current operations and to provide for the payment of dividends to stockholders in compliance with the applicable sections of the Internal Revenue Code governing real estate investment trusts.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                      MARCH 31,      DECEMBER 31,
                                                                        1995             1994
                                                                     -----------     ------------
                                                                     (UNAUDITED)
ASSETS
Real estate investments
  Real property and mortgage notes.................................   $ 591,429       $  603,870
  Construction loan and projects...................................      24,633           21,383
  Accumulated depreciation.........................................     (71,624)         (70,617)
                                                                      ---------        ---------
                                                                        544,438          554,636
Notes receivable and financing leases..............................       8,692           13,244
Other assets.......................................................       9,204            9,785
Cash and short-term investments....................................         774            1,838
                                                                      ---------        ---------
                                                                      $ 563,108       $  579,503
                                                                      =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term loan payable............................................   $   4,000       $   14,500
Notes and bonds payable............................................     231,215          231,163
Accounts payable and accrued liabilities...........................      18,363           21,657
Deferred income....................................................       4,239            4,682
                                                                      ---------        ---------
                                                                        257,817          272,002
                                                                      ---------        ---------
Commitments and contingencies
Stockholders' equity
  Preferred stock $.01 par value; 1,000 shares authorized; none
     outstanding...................................................          --               --
  Common stock $.01 par value; 25,000 shares authorized; 20,866 and
     20,851 shares issued and outstanding..........................         209              209
  Additional paid-in capital.......................................     426,912          426,783
  Cumulative net income............................................     179,598          169,931
  Cumulative dividends.............................................    (301,428)        (289,422)
                                                                      ---------        ---------
                                                                        305,291          307,501
                                                                      ---------        ---------
                                                                      $ 563,108       $  579,503
                                                                      =========        =========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                         ---------------------
                                                                          1995          1994
                                                                         -------       -------
                                                                         (IN THOUSANDS EXCEPT
                                                                         PER SHARE AMOUNTS)
REVENUES
Rental income..........................................................  $16,614       $16,550
Mortgage interest income...............................................    1,470         1,445
Additional rental and interest income..................................    2,636         2,291
Other interest income..................................................    1,011         1,267
                                                                         -------       -------
                                                                          21,731        21,553
                                                                         -------       -------
EXPENSES
Depreciation and amortization..........................................    3,470         3,653
Interest expense.......................................................    6,828         6,528
General and administrative.............................................    1,661         1,519
                                                                         -------       -------
                                                                          11,959        11,700
                                                                         -------       -------
Minority interest......................................................      105            69
                                                                         -------       -------
NET INCOME.............................................................  $ 9,667       $ 9,784
                                                                         =======       =======
NET INCOME PER SHARE...................................................  $  0.46       $  0.47
                                                                         =======       =======
WEIGHTED AVERAGE SHARES OUTSTANDING....................................   20,899        20,815
                                                                         =======       =======
CASH DIVIDENDS PER SHARE...............................................  $ 0.575       $ 0.575
                                                                         =======       =======

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                       THREE MONTHS ENDED 31,
                                                                       -----------------------
                                                                         1995           1994
                                                                       --------       --------
                                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................................................  $  9,667       $  9,784
Depreciation, amortization and other non-cash items..................     4,056          4,152
Deferred income......................................................      (113)           189
Change in other assets...............................................       379           (524)
Change in accounts payable and accrued liabilities...................    (3,611)        (4,070)
                                                                       --------       --------
                                                                         10,378          9,531
                                                                       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition and construction of real estate properties...............      (995)       (14,376)
Proceeds from sale of property.......................................    10,825             --
Construction loan fundings...........................................    (3,250)       (12,642)
Construction loan paid...............................................        --         16,836
Other notes receivable...............................................     4,385           (559)
Direct financing leases..............................................       167         (1,534)
Administrative capital expenditures..................................       (27)            (1)
                                                                       --------       --------
                                                                         11,105        (12,276)
                                                                       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings (payments) on short-term loan payable.....................   (10,500)            --
Principal payments on mortgages......................................        --        (14,468)
Financing costs paid.................................................       (50)            (8)
Proceeds from exercise of stock options..............................        --          1,288
Dividends paid.......................................................   (11,997)       (11,867)
                                                                       --------       --------
                                                                        (22,547)       (25,055)
                                                                       --------       --------
INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS...............    (1,064)       (27,800)
CASH AND SHORT-TERM INVESTMENTS, BEGINNING OF PERIOD.................     1,838         35,670
                                                                       --------       --------
CASH AND SHORT-TERM INVESTMENTS, END OF PERIOD.......................  $    774       $  7,870
                                                                       ========       ========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

 1. GENERAL

     American Health Properties, Inc., a Delaware corporation (the Company, which term refers to the Company and its subsidiaries unless the context otherwise requires) is a self-administered real estate investment trust (REIT) that commenced operations in 1987. The Company has investments in health care facilities, including acute care, rehabilitation and psychiatric hospitals, a medical office building and a long-term care facility.

     Psychiatric Group Preferred Stock Distribution -- On January 31, 1995, the Company's Board of Directors authorized management to pursue a transaction which is designed to separate the economic attributes of its investments in psychiatric hospitals (the Psychiatric Group) and its investments in acute care and rehabilitation hospitals, a medical office building and a long-term care facility (the Core Group) into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The transaction would entail the distribution to holders of Common Stock of depositary shares representing a new series of preferred stock, par value $0.01 per share, to be designated Psychiatric Group Preferred Stock (the Psychiatric Group Stock). The Psychiatric Group Stock would be intended to reflect the separate performance of the Psychiatric Group. The Company's existing Common Stock would be intended to reflect the separate performance of the Core Group. In connection with the proposed transaction, the Company has specifically identified or allocated its assets, liabilities and stockholders' equity, and its revenues, expenses and cash flow items, between the Core Group and Psychiatric Group. However, each holder of Common Stock or Psychiatric Group Stock would be a holder of an issue of capital stock of the entire Company and would be subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities. The conversion rights of the Company's convertible subordinated bonds, and the Common Stock reserved for issuance upon conversion, will be appropriately adjusted in accordance with the terms of the indenture to reflect the planned distribution. In addition, appropriate adjustments will be made to the Company's stock incentive plans.

     Basis of Presentation -- The consolidated condensed financial statements of the Company included herein have been prepared by the Company without audit and include all normal, recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with those included in the Company's annual report on Form 10-K for the year ended December 31, 1994. The financial statements of the Core Group and the Psychiatric Group are included in this Annex E to the Information Statement relating to the transaction.

     Interest Paid -- Interest paid, net of interest capitalized, was $8,979,000 and $8,726,000 for the three months ended March 31, 1995 and 1994, respectively. The Company had no capitalized interest for the three months ended March 31, 1995 and had $258,000 of capitalized interest for the three months ended March 31, 1994.

 2. DEBT

     Term Loan Facility -- The Company has recently increased its $100 million unsecured credit facility to $124 million to include a $24 million term loan facility. The term loan facility was used solely for the purpose of funding a $24 million principal payment on the Company's $125 million 1989 senior note issue on May 31, 1995. The term loan facility bears interest at either LIBOR plus a margin of 150 to 175 basis points or the prime rate plus a margin of 25 basis points through December 31, 1995. Thereafter and until maturity on April 30, 1997, the term loan facility bears interest at either LIBOR plus a margin of 175 to 200 basis points or the prime rate plus a margin of 50 basis points. Currently, the Company is able to borrow at either LIBOR plus 150 basis points or the prime rate plus 25 basis points. The applicable margin on LIBOR is dependent upon the Company maintaining investment grade senior debt ratings.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

 3. STOCKHOLDERS' EQUITY

     Stock Incentive Plans -- During the three months ended March 31, 1995, options to purchase 183,537 shares of the Company's common stock at a weighted average exercise price of $20.86 per share and 14,859 restricted stock awards were issued pursuant to the Company's stock incentive plans.

 4. COMMITMENTS

     Other Notes Receivable -- The Company provides financing at variable rates to certain psychiatric hospital operators under revolving credit agreements secured by accounts receivable. The aggregate commitment under these credit agreements was $5.7 million at March 31, 1995 of which $1.2 million was unfunded.

     Construction Loan/Mortgage Notes Receivable -- As of March 31, 1995, the Company had funded $24.6 million of a $30 million commitment to participate in an $86 million construction and mortgage financing of a 670,000 square foot integrated hospital and medical office complex presently under construction in Austin, Texas.

     Real Estate Properties -- The Company has the right to approve capital expenditures at all of its properties, the option to fund certain capital expenditures and in certain situations, is obligated to fund approved capital expenditures on terms comparable to the original investment. At March 31, 1995, the Company had remaining commitments to fund approximately $4.7 million of capital expenditures pursuant to these rights and obligations. The base and additional rent provisions of the leases are amended when such capital expenditures are funded to reflect the Company's increased investment.

     The Company has provided a $4 million commitment to finance the construction of a 96-bed Alzheimer's care facility in Houston, Texas and will purchase the facility upon completion in early 1996 and enter into a long-term lease. The facility will be operated by Servicemaster Diversified Health Services, an experienced operator of long-term care facilities.

     In May 1995, the Company completed a $22.5 million investment in a 66-bed acute care hospital in Cheraw, South Carolina and a 60-bed acute care hospital in Bennettsville, South Carolina. Both properties are leased to a single operator pursuant to a long-term master lease.

 5. PROPERTY SALES AND RESTRUCTURINGS

     In February 1995, the Company sold its Westwood and Pembroke, Massachusetts psychiatric hospital investments. The cash proceeds of $13,825,000 represented payment for the $10,825,000 net book value of the real property and repayment of the $3,000,000 balance outstanding under a revolving credit agreement that had been provided to the operator. The Company's total revenues from these two investments were $412,000 and $722,000 for the three months ended March 31, 1995 and 1994, respectively, and $3,000,000 for the full year in 1994.

     In March 1995, the Company restructured the terms of its two Florida psychiatric hospital investments that were included in a $30 million write-down recorded by the Company in 1994 against its psychiatric portfolio. The level of restructured rent agreed to by the Company is consistent with the current carrying value of these properties. Pursuant to the restructuring effective January 1, 1995, the annual minimum rental obligation of The Retreat psychiatric hospital in Sunrise, Florida was reduced from $2,359,000 to $1,100,000, and the annual minimum rental obligation of The Manors psychiatric hospital in Tarpon Springs, Florida was reduced from $855,000 to $600,000. As part of the restructuring, The Retreat used an existing $1,000,000 lease reserve fund to pay down outstanding borrowings under a revolving credit agreement provided by the Company, and the maximum amount available for borrowing under the credit agreement was reduced from $2,250,000 to $1,000,000. The Manors used an existing $325,000 lease reserve fund to pay down outstanding borrowings under a $2,000,000 revolving credit agreement provided by the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   CORE GROUP

     Following is a discussion of the combined financial condition and results of operations of the Core Group which should be read in conjunction with (a) the combined condensed financial statements and accompanying notes of the Core Group included in this Annex E and (b) management's discussion and analysis of financial condition and results of operations and the condensed financial statements and accompanying notes of the Company and the Psychiatric Group for the quarters ended March 31, 1995 and 1994 included in this Annex E.

OPERATING RESULTS

  FIRST QUARTER 1995 COMPARED WITH 1994

     For the first quarter of 1995, the Core Group reported net income of $7,976,000 compared with net income of $7,924,000 for the first quarter of 1994.

     Rental income was $15,604,000 for the first quarter of 1995, an increase of $1,145,000 or 8% from $14,459,000 for the first quarter of 1994. This increase was primarily attributable to rental income from new properties acquired and various capital additions subsequent to the first quarter of 1994. These property additions also resulted in an increase in depreciation and amortization of $244,000 to $3,226,000 for the first quarter of 1995 compared with the first quarter of 1994.

     Additional rental income was $2,441,000 for the first quarter of 1995, an increase of $228,000 or 10% from $2,213,000 for the first quarter of 1994. This increase was attributable to first-time additional rent from several properties and a net increase in additional rent from the Core Group's remaining portfolio of properties.

     Other interest income decreased $250,000 to $795,000 for the first quarter of 1995 from $1,045,000 for the first quarter of 1994. An increase in interest income resulting from a higher average construction loan balance during the first quarter of 1995 was partially offset by a decrease in interest income resulting from a lower average balance of short-term investments. In addition, the first three months of 1994 included the recognition of $520,000 of fee income related to the prepayment of a construction loan in February 1994.

     Interest income on intercompany loans to the Psychiatric Group was $735,000 for the first quarter of 1995, a decrease of $300,000 or 29% from $1,035,000 for the first quarter of 1994. The decrease reflects a lower average balance outstanding on loans to the Psychiatric Group as a result of $15,150,000 of repayments by the Psychiatric Group from the proceeds of asset sales and working capital loan paydowns.

     Interest expense was $6,828,000 for the first quarter of 1995, an increase of $300,000 or 5% from $6,528,000 for the first quarter of 1994. This increase was primarily attributable to higher average short-term borrowings during the first quarter of 1995 and a reduction in capitalized interest as a result of the Core Group having no construction in progress during the first quarter of 1995. The first quarter of 1994 included interest expense from mortgage notes payable until the balance of $14.4 million was prepaid in February 1994.

     General and administrative expenses increased to $1,440,000 for the first quarter of 1995 from $1,249,000 for the first quarter of 1994. This variation was attributable to an increase in the Company's consolidated general and administrative expenses which are allocated between the Core Group and Psychiatric Group primarily based on revenues, and an increase in Core Group revenues relative to the Company's consolidated revenues. The increase in the Company's consolidated general and administrative expenses for the first quarter of 1995 was primarily attributable to higher expense from the Company's stock incentive plans and increased shareholder reporting costs associated with the proposed distribution of the Psychiatric Group Stock.

  FUTURE OPERATING RESULTS

     The nature of health care delivery in the United States is currently undergoing change and further review at both the national and state levels. Generally accepted goals of reform continue to include controlling costs and improving access to medical care. The Company's Board and management are monitoring potential changes closely. The Company believes that these potential changes may pose risks for certain institutions that are unwilling or unable to respond. However, the Company believes that this changing health care environment will provide the Core Group with new opportunities for investment in its current facilities as well as new facilities.

     The Company recognizes that the health care industry in the United States is undergoing significant evolution. The ongoing changes in the health care industry include trends toward shorter lengths of hospital stay, increased outpatient services, downward pressure on reimbursement rates from government, insurance company and managed care payors and an increasing trend toward capitation of health care delivery costs (delivery of services on a fixed price basis to a defined group of covered parties). Outpatient business is expected to increase as advances in medical technologies allow more procedures to be performed on an outpatient basis. Payors continue to direct more patients from inpatient care to outpatient care. The portion of providers' patient services reimbursed under Medicare and Medicaid continues to increase as the population ages and states expand Medicaid programs. States and insurance companies continue to negotiate actively the amounts they will pay for services. In addition, the entrance of insurance companies into managed care programs is accelerating the introduction of managed care in new localities. As a result, the revenues and margins may decrease at the Core Group's hospitals.

     Notwithstanding the potential for increasing government regulation, the Company believes that health care will continue to be delivered on a local basis and that well-managed, high-quality, cost-controlled facilities will continue to be an integral part of local health care delivery systems. The Company also believes that certain acute care hospitals will need to reconfigure or expand existing facilities or to affiliate themselves with other providers so as to become part of comprehensive and cost-effective health care systems. Such systems will likely include lower cost treatment settings, such as ambulatory care clinics, outpatient surgery centers, skilled nursing facilities and medical office buildings. In general, the Core Group facilities are part of local health care delivery systems or are in the process of becoming integrated into such systems.

     The Core Group's future operating results could be affected by the operating performance of the Core Group's lessees and borrowers. The rental and interest obligations of its facility operators are primarily supported by the facility-specific operating cash flow. Real estate investments in the Core Group's portfolio are further supported by one or more credit enhancements that take the form of cross-default provisions, letters of credit, corporate and personal guarantees, security interests in cash reserve funds, accounts receivable or other personal property and requirements to maintain specified financial ratios. In addition, financial effects arising from the Psychiatric Group that affect the Company's consolidated results of operations, financial condition or borrowing costs could affect the results of operations, financial condition or borrowing costs of the Core Group.

     Additional rental income from the Core Group's existing investments will be affected by changes in the revenues of the underlying business operations upon which such income is based. The Core Group's acute care investments accounted for 94% of net additional rental income for the first quarter of 1995, while rehabilitation investments accounted for 6%. Over the years, a substantial portion of the Core Group's additional rental income has been attributable to six of the Core Group's original acute care properties (the "Original Properties"). Also, with the significant revenue growth at a majority of the Original Properties in recent years, two properties had reached the additional rent transition point at the end of 1994 and it is anticipated that other properties may do so over the next few years. The Core Group's revenue participation rate for the six Original Properties declines from 5% to 1% when the additional rent transition point is reached. At December 31, 1994, the amount of potential additional rent at the 5% revenue participation rate for the six Original Properties was approximately $2.8 million per annum. As a result, the Core Group anticipates slower growth in additional rental and interest income in the near term from its current portfolio of properties.

     The future operating results of the Core Group will be affected by additional factors including the amount, timing and yield of additional real estate investments and the competition for such investments. Operating results will also be affected by the availability and terms of the Company's future equity and debt financing. The Company's financing strategy includes the objective to reduce its cost of capital over time and enhance its financial flexibility to facilitate future growth. The proposed distribution of depositary shares representing Psychiatric Group Stock is intended to facilitate this objective.

     In August 1994, the Company's BBB- implied senior debt rating was affirmed by Standard & Poor's but the outlook was revised to negative from stable. Duff & Phelps Credit Rating Co. assigned an initial implied senior debt rating of BBB-in November 1994.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 1995, the Core Group had $4,997,000 outstanding under its revolving intercompany loan to the Psychiatric Group. Under management policies currently in effect, the Core Group may provide the Psychiatric Group with revolving intercompany loans of up to $8,750,000. As of May 23, 1995, the Core Group had commitments of $12.3 million to fund construction obligations and capital expenditures over approximately the next twelve months. On May 31, 1995, a $24 million principal payment was made on the Company's $125 million 1989 senior notes issue.

     The Company has continued to increase its liquidity and enhance its financial flexibility. In April 1994, the Company increased its unsecured revolving credit facility to $100 million. This facility matures on December 31, 1996, and as of May 23, 1995, the Company had $27.5 million of borrowings. The Company has recently increased its total credit facility to $124 million to include a $24 million term loan facility for the sole purpose of funding the senior note maturity on May 31, 1995. The term loan facility matures on April 30, 1997. The Company currently believes it has sufficient capital to meet its commitments and that its cash flow and liquidity will continue to be sufficient to fund current operations and to provide for the payment of dividends to stockholders in compliance with the applicable sections of the Internal Revenue Code governing real estate investment trusts.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                  CORE GROUP COMBINED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                       MARCH 31,      DECEMBER 31,
                                                                         1995             1994
                                                                      -----------     ------------
                                                                      (UNAUDITED)
ASSETS
Real estate investments
  Real property and mortgage notes..................................   $ 528,592        $528,291
  Construction loan and projects....................................      24,633          21,383
  Accumulated depreciation..........................................     (68,238)        (65,042)
                                                                       ---------        --------
                                                                         484,987         484,632
Financing leases....................................................       3,649           3,816
Revolving intercompany loan to Psychiatric Group....................       4,997           9,428
Fixed rate intercompany loan to Psychiatric Group...................       9,175          20,000
Other assets........................................................       9,096           8,972
Cash and short-term investments.....................................         774           1,838
                                                                       ---------        --------
                                                                       $ 512,678        $528,686
                                                                       =========        ========

ATTRIBUTED LIABILITIES AND TOTAL ATTRIBUTED EQUITY
Short-term loan payable.............................................   $   4,000        $ 14,500
Notes and bonds payable.............................................     231,215         231,163
Accounts payable and accrued liabilities............................      16,506          19,592
Deferred income.....................................................       4,008           4,232
                                                                       ---------        --------
                                                                         255,729         269,487
                                                                       ---------        --------
Commitments and contingencies
Total Attributed Core Group Equity..................................     256,949         259,199
                                                                       ---------        --------
                                                                       $ 512,678        $528,686
                                                                       =========        ========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

             CORE GROUP COMBINED CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                            1995        1994
                                                                           -------     -------
                                                                             (IN THOUSANDS)
REVENUES
Rental income............................................................  $15,604     $14,459
Additional rental income.................................................    2,441       2,213
Other interest income....................................................      795       1,045
Interest income on intercompany loans to Psychiatric Group...............      735       1,035
                                                                           -------     -------
                                                                            19,575      18,752
                                                                           -------     -------

EXPENSES
Depreciation and amortization............................................    3,226       2,982
Interest expense.........................................................    6,828       6,528
General and administrative...............................................    1,440       1,249
                                                                           -------     -------
                                                                            11,494      10,759
                                                                           -------     -------
Minority interest........................................................      105          69
                                                                           -------     -------
NET INCOME...............................................................  $ 7,976     $ 7,924
                                                                           =======     =======

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

             CORE GROUP COMBINED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                       -----------------------
                                                                         1995           1994
                                                                       --------       --------
                                                                           (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................................................  $  7,976       $  7,924
Depreciation, amortization and other non-cash items..................     3,767          3,465
Deferred income......................................................      (124)           214
Change in other assets...............................................      (273)          (499)
Change in accounts payable and accrued liabilities...................    (3,611)        (4,054)
                                                                       --------       --------
                                                                          7,735          7,050
                                                                       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition and construction of real estate properties...............      (302)       (14,376)
Construction loan fundings...........................................    (3,250)       (12,642)
Construction loan paid...............................................        --         16,836
Direct financing leases..............................................       167         (1,534)
Paydowns on revolving intercompany loan to Psychiatric Group.........     4,457            147
Paydowns on fixed rate intercompany loan to Psychiatric Group........    10,825            194
Administrative capital expenditures..................................       (27)            (1)
                                                                       --------       --------
                                                                         11,870        (11,376)
                                                                       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings (payments) on short-term loan payable.....................   (10,500)            --
Principal payments on mortgages......................................        --        (14,468)
Financing costs paid.................................................       (50)            (8)
Proceeds from exercise of stock options..............................        --          1,094
Dividends paid.......................................................   (10,119)       (10,092)
                                                                       --------       --------
                                                                        (20,669)       (23,474)
                                                                       --------       --------
INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS...............    (1,064)       (27,800)
CASH AND SHORT-TERM INVESTMENTS, BEGINNING OF PERIOD.................     1,838         35,670
                                                                       --------       --------
CASH AND SHORT-TERM INVESTMENTS, END OF PERIOD.......................  $    774       $  7,870
                                                                       ========       ========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

          NOTES TO CORE GROUP COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

 1. GENERAL

     Proposed Transaction and Basis of Presentation -- American Health Properties, Inc., a Delaware corporation (the Company, which term refers to the Company and its subsidiaries unless the context otherwise requires) is a self-administered real estate investment trust (REIT) that commenced operations in 1987. The Company has investments in health care facilities, including acute care, rehabilitation and psychiatric hospitals, a medical office building and a long-term care facility. On January 31, 1995, the Company's Board of Directors authorized management to pursue a transaction which is designed to separate the economic attributes of its investments in psychiatric hospitals (the Psychiatric Group) and its investments in acute care and rehabilitation hospitals, a medical office building and a long-term care facility (the Core Group) into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The transaction would entail the distribution to holders of Common Stock of depositary shares representing a new series of preferred stock, par value $0.01 per share, to be designated Psychiatric Group Preferred Stock (the Psychiatric Group Stock). The Psychiatric Group Stock would be intended to reflect the separate performance of the Psychiatric Group. The Company's existing Common Stock would be intended to reflect the separate performance of the Core Group. In connection with the proposed transaction, the Company has specifically identified or allocated its assets, liabilities and stockholders' equity, and its revenues, expenses and cash flow items, between the Core Group and Psychiatric Group, as more fully described below.

     The combined condensed financial statements of the Core Group included herein have been prepared by the Company without audit and include all normal, recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with those included in the Company's annual report on Form 10-K for the year ended December 31, 1994.

     The financial statements of the Core Group include the financial position, results of operations and cash flows of the Company's core investments in acute care and rehabilitation hospitals, a medical office building and a long-term care facility, an allocated portion of the Company's general and administrative expense, all corporate assets and liabilities and related transactions associated with the ongoing operations of the Company which are not separately identified with either operating group, an attributed amount of intercompany loans receivable from the Psychiatric Group and an attributed amount of the Company's stockholders' equity. The Core Group financial statements are prepared using the amounts included in the Company's consolidated financial statements.

     Although the financial statements of the Core Group and the Psychiatric Group separately report the assets, liabilities (including contingent liabilities), stockholders' equity and items of income, expense and cash flow of the Company attributed to each such Group, such attribution does not affect the respective legal title to assets or responsibility for liabilities of the Company or any of its subsidiaries. Nor will such attribution affect the rights of creditors of the Company or any subsidiary, including rights under financing covenants.

     Each holder of Common Stock or Psychiatric Group Stock would be a holder of an issue of capital stock of the entire Company and would be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. Financial effects arising from one Group that affect the Company's consolidated results of operations, financial condition or borrowing costs could affect the results of operations, financial condition or borrowing costs of the other Group. In addition, net losses of either Group, as well as dividends and distributions on, and repurchases of, Common Stock or Psychiatric Group Stock would reduce the funds of the Company legally available for dividends on both the Common Stock and Psychiatric Group

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

Stock. Accordingly, the Core Group's financial statements and the financial statements of the Psychiatric Group should be read in connection with the Company's consolidated financial statements.

     Fundamental changes in the psychiatric industry continue to negatively impact the facility specific operating cash flow at the Psychiatric Group hospitals. For additional information, see the Psychiatric Business section in the notes to the combined financial statements of the Psychiatric Group contained in Annex C to the Information Statement relating to the issuance of Psychiatric Group Stock.

     These financial statements include the accounts of the Core Group business. The Core Group and the Psychiatric Group financial statements, taken together, comprise all of the accounts included in the Company's consolidated financial statements.

     Interest Paid -- Interest paid by the Core Group, net of interest capitalized, was $8,979,000 and $8,726,000 for the three months ended March 31, 1995 and 1994, respectively. The Core Group had no capitalized interest for the three months ended March 31, 1995 and had $258,000 of capitalized interest for the three months ended March 31, 1994.

 2. DEBT

     Term Loan Facility -- The Company has recently increased its $100 million unsecured credit facility to $124 million to include a $24 million term loan facility. The term loan facility was used solely for the purpose of funding a $24 million principal payment on the Company's $125 million 1989 senior note issue on May 31, 1995. The term loan facility bears interest at either LIBOR plus a margin of 150 to 175 basis points or the prime rate plus a margin of 25 basis points through December 31, 1995. Thereafter and until maturity on April 30, 1997, the term loan facility bears interest at either LIBOR plus a margin of 175 to 200 basis points or the prime rate plus a margin of 50 basis points. Currently, the Company is able to borrow at either LIBOR plus 150 basis points or the prime rate plus 25 basis points. The applicable margin on LIBOR is dependent upon the Company maintaining investment grade senior debt ratings.

 3. STOCKHOLDERS' EQUITY

     Stock Incentive Plans -- During the three months ended March 31, 1995, options to purchase 183,537 shares of the Company's common stock at a weighted average exercise price of $20.86 per share and 14,859 restricted stock awards were issued pursuant to the Company's stock incentive plans. Under the terms of the Company's stock incentive plans, in connection with the planned distribution of the Psychiatric Group Stock, outstanding restricted stock awards, stock options and DERs will be adjusted to reflect the issuance of Psychiatric Group Stock.

     Dividends -- A quarterly dividend of $.575 per share, or approximately $11,998,000 in the aggregate, was declared by the Company's board of directors on April 20, 1995, payable on May 19, 1995 to the Company's common stockholders of record on May 5, 1995. The Core Group's attributed portion of this dividend of $10,329,000 has been included in accrued liabilities in the accompanying financial statements as of March 31, 1995.

 4.  COMMITMENTS

     Intercompany Loans -- Repayment of intercompany loans by the Psychiatric Group is dependent upon the amount and timing of sales of the Psychiatric Group's assets and paydowns of Psychiatric Group working capital loans. In the first quarter of 1995, the Core Group received $15,150,000 in intercompany loan repayments from the Psychiatric Group as a result of such asset sales and working capital loan paydowns. The

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

Company's board of directors has established certain policies relating to the Core Group's intercompany loans to the Psychiatric Group. Under these policies, the aggregate revolving intercompany loans owed by the Psychiatric Group to the Core Group will be limited to a maximum of $8,750,000 at any one time outstanding, subject to reduction of such limit commensurate with any permanent repayment in the future of working capital loans extended to psychiatric hospital operators, but in no event will such limit be reduced below $5,000,000, and except for such revolving intercompany loans no additional fixed rate or other intercompany loans will be advanced by the Core Group to the Psychiatric Group.

     Construction Loan/Mortgage Notes Receivable -- As of March 31, 1995, the Core Group had funded $24.6 million of a $30 million commitment to participate in an $86 million construction and mortgage financing of a 670,000 square foot integrated hospital and medical office complex presently under construction in Austin, Texas.

     Real Estate Properties -- The Core Group has the right to approve capital expenditures at all of its properties, the option to fund certain capital expenditures and in certain situations, is obligated to fund approved capital expenditures on terms comparable to the original investment. At March 31, 1995, the Core Group had remaining commitments to fund approximately $4.7 million of capital expenditures pursuant to these rights and obligations. The base and additional rent provisions of the leases are amended when such capital expenditures are funded to reflect the Core Group's increased investment.

     The Core Group has provided a $4 million commitment to finance the construction of a 96-bed Alzheimer's care facility in Houston, Texas and will purchase the facility upon completion in early 1996 and enter into a long-term lease. The facility will be operated by Servicemaster Diversified Health Services, an experienced operator of long-term care, Alzheimer's and assisted living facilities.

     In May 1995, the Core Group completed a $22.5 million investment in a 66-bed acute care hospital in Cheraw, South Carolina and a 60-bed acute care hospital in Bennettsville, South Carolina. Both properties are leased to a single operator pursuant to a long-term master lease.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                               PSYCHIATRIC GROUP

     Following is a discussion of the combined financial condition and results of operations of the Psychiatric Group which should be read in conjunction with
(a) the combined condensed financial statements and accompanying notes of the Psychiatric Group included in this Annex E and (b) management's discussion and analysis of financial condition and results of operations and the condensed financial statements and accompanying notes of the Company and the Core Group for the quarters ended March 31, 1995 and 1994 included in this Annex E.

OPERATING RESULTS

  FIRST QUARTER 1995 COMPARED WITH 1994

     For the first quarter of 1995, the Psychiatric Group reported net income of $1,691,000 compared with net income of $1,860,000 for the first quarter of 1994.

     Rental income was $1,010,000 for the first quarter of 1995, a decrease of $1,081,000 or 52% from $2,091,000 for the first quarter of 1994. This decrease was primarily attributable to a reduction in rental income due to the sale of three psychiatric properties and the lease restructurings of two psychiatric investments. The property sales, together with lower depreciation expense on psychiatric properties written down in June 1994, resulted in a decrease in depreciation and amortization of $427,000 to $244,000 for the first quarter of 1995 compared with the first quarter of 1994.

     Additional rental and interest income was $195,000 for the first quarter of 1995, an increase of $117,000 from $78,000 for the first quarter of 1994. This increase was attributable to revenue increases upon which such additional rent and interest is based.

     Interest expense on intercompany loans from the Core Group was $735,000 for the first quarter of 1995, a decrease of $300,000 or 29% from $1,035,000 for the first quarter of 1994. The decrease reflects a lower average balance outstanding on loans from the Core Group as a result of $15,150,000 of repayments to the Core Group from the proceeds of the previously mentioned property sales and restructurings.

     General and administrative expenses decreased to $221,000 for the first quarter of 1995 from $270,000 for the first quarter of 1994. The Company's consolidated general and administrative expenses are allocated between the Psychiatric Group and Core Group primarily based on revenues. The decrease in Psychiatric Group general and administrative expenses was attributable to the decrease in Psychiatric Group revenues relative to the Company's consolidated revenues as a result of the previously mentioned property sales and restructurings.

  FUTURE OPERATING RESULTS

     Fundamental changes in the psychiatric industry continue to negatively impact the facility-specific operating cash flow at the Psychiatric Group's properties. Institutions responsible for providing insurance coverage to patients who use inpatient psychiatric treatment services have directed efforts toward decreasing their payments for such services, thereby reducing hospital operating revenues. Some cost-cutting measures used by such institutions include decreasing the inpatient length of stay, intensively reviewing utilization, directing patients from inpatient care to outpatient care and negotiating reduced reimbursement rates for services. In addition, such institutions have extended the length of time for making payments, resulting in increases in accounts receivable. The wider use of psychotropic drugs has also resulted in significant declines in the average length of stay. Although the operators of the psychiatric hospitals are responding by developing lower cost outpatient and daypatient programs, increasing case management and reducing operating costs, their efforts are generally not consistently mitigating the negative impact of these fundamental psychiatric industry changes. For example, as the inpatient length of stay has decreased, offset by an increased number of admissions in some cases, the costs of performing initial testing and other administrative procedures associated with each admission have increased. As a result, certain of the psychiatric hospital operators have had difficulty meeting their payment obligations to the Psychiatric Group on a timely basis and there can be no assurance that they will be able to meet their payment obligations in the future.

     The Psychiatric Group is currently providing working capital loans to the operators of four of its psychiatric hospitals. As of May 23, 1995, outstanding working capital loans totaled $5,000,000, and the Psychiatric Group has committed to make an additional $1,200,000 of such working capital loans upon request, subject to certain conditions. These working capital loans, which are secured by accounts receivable and certain personal property and which contain events of default that would be triggered by defaults under the lease or mortgage loan relating to the relevant psychiatric hospital, are the primary source of financing for these operators' operating and capital needs. These psychiatric hospitals have, from time to time, been unable to generate sufficient cash flow for working capital and the development of new programs. In certain cases, these psychiatric hospitals have not been able to pay down the working capital loans provided by the Psychiatric Group or to secure replacement loans from third-party lenders. To the extent the psychiatric hospitals have increased working capital needs in the future, the Psychiatric Group may be the only source of such financing. In the event the Company's board of directors determines that it is appropriate to provide additional working capital financing to a psychiatric hospital, it may cause the Core Group to make revolving intercompany loans to the Psychiatric Group to fund such financing (to the extent consistent with its then existing policies), although the Company's board of directors is under no obligation to do so.

     The Psychiatric Group is currently discussing with the operator of the two Four Winds psychiatric hospitals in New York possible alternatives for creating additional available capital for the development and expansion of the hospitals' programs, including the release of certain collateral securing the Psychiatric Group's mortgage loan investments. The Psychiatric Group is currently reviewing the operator's plan for these new programs which are intended to address the potential negative consequences of the expected changes in Medicaid reimbursement and the increase in managed care penetration in the State of New York.

     In 1992, the Psychiatric Group recorded a $45,000,000 write-down of its investments in two psychiatric hospitals and restructured the payment obligations of these two facilities. In addition, at June 30, 1994, in view of negative trends that caused declining cash flow at a number of the psychiatric hospitals, the Psychiatric Group recorded a $30,000,000 write-down of its investments in the psychiatric hospitals. Although management believes that the recorded investments in psychiatric hospitals are realizable, if the cash flow at the psychiatric hospitals continues to decline, the Psychiatric Group may be required to further restructure payment obligations or make additional write-downs of the value of its investments in the psychiatric hospitals. The Company is pursuing alternatives for the psychiatric portfolio including selected sales of hospitals to operators or other parties, restructuring of financial obligations or other approaches that might allow the effective separation of these assets from the Company's core portfolio of acute care and rehabilitation hospitals, a medical office building and a long-term care facility. As part of this initiative, the Psychiatric Group sold its psychiatric property in Torrance, California in October 1994 for $5,772,000 in cash (at net book value), sold two of its psychiatric properties in Massachusetts in February 1995 for $13,825,000 in cash (at net book value), restructured the leases and working capital loans of its two Florida psychiatric investments in March 1995 and is issuing the Psychiatric Group Stock.

     Additional rental income and interest income from the Psychiatric Group's existing investments will be affected by changes in the revenues of the underlying business operations upon which such income is based.

LIQUIDITY AND CAPITAL RESOURCES

     As of May 23, 1995, the Psychiatric Group had aggregate unfunded commitments under revolving credit agreements provided to facility operators of $1.2 million.

     At March 31, 1995, the Psychiatric Group had $4,997,000 and $9,175,000 outstanding under its revolving intercompany loan from the Core Group and its fixed rate intercompany loan from the Core Group, respectively. The Psychiatric Group is required to use the net proceeds from the disposition of Psychiatric Group assets to pay down its outstanding revolving intercompany loan (to the extent of the psychiatric hospital operator working capital loans associated with the asset or assets sold) with any excess used to pay down the balance outstanding under the fixed rate intercompany loan. The Psychiatric Group reduced the combined balance of the revolving intercompany and fixed rate intercompany loans by $15,150,000 in the first quarter of 1995 with proceeds from the sale of the Westwood and Pembroke psychiatric hospitals in February 1995 and the paydowns received on working capital loans to the operator of the two Florida psychiatric hospitals in March 1995. The Core Group may (under management policies currently in effect) provide the Psychiatric Group with revolving intercompany loans of up to $8,750,000 (subject to reduction of such limit commensurate with any permanent repayment in the future of working capital loans extended to Psychiatric Group hospital operators, but in no event will such limit be reduced below $5,000,000). The Psychiatric Group has no third party sources of additional financing and, as a result, will be dependent on the Core Group for all such financing. Although the Core Group may make this financing available, there is no obligation of the Company's board of directors to cause the Core Group to provide funds to the Psychiatric Group if the board of directors determines that it is in the Company's best interest not to do so.

     The Psychiatric Group does not expect to make any additional acquisitions or capital investments except to the extent of existing unfunded commitments under revolving credit agreements provided to facility operators. Payment of dividends will be primarily dependent upon the performance of the Psychiatric Group. The Psychiatric Group expects to distribute a substantial portion of its funds from operations and net proceeds from asset dispositions, after payments of intercompany loan obligations, to holders of Psychiatric Group Stock.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

              PSYCHIATRIC GROUP COMBINED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                       MARCH 31,      DECEMBER 31,
                                                                         1995             1994
                                                                      -----------     ------------
                                                                      (UNAUDITED)
ASSETS
Real estate investments
  Real property and mortgage notes..................................    $62,837         $ 75,579
  Accumulated depreciation..........................................     (3,386)          (5,575)
                                                                        -------          -------
                                                                         59,451           70,004
Other notes receivable..............................................      5,043            9,428
Other assets........................................................        108              813
                                                                        -------          -------
                                                                        $64,602         $ 80,245
                                                                        =======          =======
ATTRIBUTED LIABILITIES AND TOTAL ATTRIBUTED EQUITY

Revolving intercompany loan from Core Group.........................    $ 4,997         $  9,428
Fixed rate intercompany loan from Core Group........................      9,175           20,000
Accounts payable and accrued liabilities............................      1,857            2,065
Deferred income.....................................................        231              450
                                                                        -------          -------
                                                                         16,260           31,943
                                                                        -------          -------
Commitments and contingencies
Total Attributed Psychiatric Group Equity...........................     48,342           48,302
                                                                        -------          -------
                                                                        $64,602         $ 80,245
                                                                        =======          =======

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

         PSYCHIATRIC GROUP COMBINED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                   -------------------
                                                                    1995         1994
                                                                   ------       ------
                                                                     (IN THOUSANDS)
        REVENUES
        Rental income............................................  $1,010       $2,091
        Mortgage interest income.................................   1,470        1,445
        Additional rental and interest income....................     195           78
        Other interest income....................................     216          222
                                                                   ------       ------
                                                                    2,891        3,836
                                                                   ------       ------
        EXPENSES
        Depreciation and amortization............................     244          671
        Interest expense on intercompany loans from Core Group...     735        1,035
        General and administrative...............................     221          270
                                                                   ------       ------
                                                                    1,200        1,976
                                                                   ------       ------
        NET INCOME...............................................  $1,691       $1,860
                                                                   ======       ======

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

         PSYCHIATRIC GROUP COMBINED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                          THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                        ----------------------
                                                                          1995          1994
                                                                        --------       -------
                                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................................................  $  1,691       $ 1,860
Depreciation, amortization and other non-cash items...................       289           687
Deferred income.......................................................        11           (25)
Change in other assets................................................       652           (25)
Change in accounts payable and accrued liabilities....................        --           (16)
                                                                        --------       -------
                                                                           2,643         2,481
                                                                        --------       -------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition and construction of real estate properties................      (693)           --
Proceeds from sale of property........................................    10,825            --
Other notes receivable................................................     4,385          (559)
                                                                        --------       -------
                                                                          14,517          (559)
                                                                        --------       -------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on revolving intercompany loan from Core Group...............    (4,457)         (147)
Payments on fixed rate intercompany loan from Core Group..............   (10,825)         (194)
Proceeds from exercise of stock options...............................        --           194
Dividends paid........................................................    (1,878)       (1,775)
                                                                        --------       -------
                                                                         (17,160)       (1,922)
                                                                        --------       -------
INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS................        --            --
CASH AND SHORT-TERM INVESTMENTS, BEGINNING OF PERIOD..................        --            --
                                                                        --------       -------
CASH AND SHORT-TERM INVESTMENTS, END OF PERIOD........................  $     --       $    --
                                                                        ========       =======

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

       NOTES TO PSYCHIATRIC GROUP COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

 1. GENERAL

     Proposed Transaction and Basis of Presentation -- American Health Properties, Inc., a Delaware corporation (the Company, which term refers to the Company and its subsidiaries unless the context otherwise requires) is a self-administered real estate investment trust (REIT) that commenced operations in 1987. The Company has investments in health care facilities, including acute care, rehabilitation and psychiatric hospitals, a medical office building and a long-term care facility. On January 31, 1995, the Company's Board of Directors authorized management to pursue a transaction which is designed to separate the economic attributes of its investments in psychiatric hospitals (the Psychiatric Group) and its investments in acute care and rehabilitation hospitals, a medical office building and a long-term care facility (the Core Group) into two distinct portfolios, with two distinct classes of publicly traded shares intended to represent those portfolios. The transaction would entail the distribution to holders of Common Stock of depositary shares representing a new series of preferred stock, par value $0.01 per share, to be designated Psychiatric Group Preferred Stock (the Psychiatric Group Stock). The Psychiatric Group Stock would be intended to reflect the separate performance of the Psychiatric Group. The Company's existing Common Stock would be intended to reflect the separate performance of the Core Group. In connection with the proposed transaction, the Company has specifically identified or allocated its assets, liabilities and stockholders' equity, and its revenues, expenses and cash flow items, between the Psychiatric Group and Core Group, as more fully described below.

     The combined condensed financial statements of the Psychiatric Group included herein have been prepared by the Company without audit and include all normal, recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with those included in the Company's annual report on Form 10-K for the year ended December 31, 1994.

     The financial statements of the Psychiatric Group include the financial position, results of operations and cash flows of the Company's psychiatric hospital investments, an allocated portion of the Company's general and administrative expense, an attributed amount of intercompany debt payable to the Core Group and an attributed amount of the Company's stockholders' equity. The Psychiatric Group financial statements are prepared using the amounts included in the Company's consolidated financial statements.

     Although the financial statements of the Psychiatric Group and the Core Group separately report the assets, liabilities (including contingent liabilities), stockholders' equity and items of income, expense and cash flow of the Company attributed to each such Group, such attribution does not affect the respective legal title to assets or responsibility for liabilities of the Company or any of its subsidiaries. Nor will such attribution affect the rights of creditors of the Company or any subsidiary, including rights under financing covenants.

     Each holder of Psychiatric Group Stock or Common Stock would be a holder of an issue of capital stock of the entire Company and would be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. Financial effects arising from one Group that affect the Company's consolidated results of operations, financial condition or borrowing costs could affect the results of operations, financial condition or borrowing costs of the other Group. In addition, net losses of either Group, as well as dividends and distributions on, and repurchases of, Psychiatric Group Stock or Common Stock would reduce the funds of the Company legally available for dividends on both the Psychiatric Group Stock and Common Stock. Accordingly, the Psychiatric Group's financial statements and the financial statements of the Core Group should be read in connection with the Company's consolidated financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

            NOTES TO PSYCHIATRIC GROUP COMBINED CONDENSED FINANCIAL
                             STATEMENTS (CONTINUED)
                                  (UNAUDITED)

     These financial statements include the accounts of the Psychiatric Group business. The Psychiatric Group and the Core Group financial statements, taken together, comprise all of the accounts included in the Company's consolidated financial statements.

     Interest Paid -- Interest paid by the Psychiatric Group on intercompany loans from the Core Group was $735,000 and $1,035,000 for the three months ended March 31, 1995 and 1994, respectively.

 2. STOCKHOLDERS' EQUITY

     Stock Incentive Plans -- During the three months ended March 31, 1995, options to purchase 183,537 shares of the Company's common stock at a weighted average exercise price of $20.86 per share and 14,859 restricted stock awards were issued pursuant to the Company's stock incentive plans. Under the terms of the Company's stock incentive plans, in connection with the planned distribution of the Psychiatric Group Stock, outstanding restricted stock awards, stock options and DERs will be adjusted to reflect the issuance of Psychiatric Group Stock.

     Dividends -- A quarterly dividend of $.575 per share, or approximately $11,998,000 in the aggregate, was declared by the Company's board of directors on April 20, 1995, payable on May 19, 1995 to the Company's common stockholders of record on May 5, 1995. The Core Group's attributed portion of this dividend of $1,669,000 has been included in accrued liabilities in the accompanying financial statements as of March 31, 1995.

 3. COMMITMENTS

     Other Notes Receivable -- The Psychiatric Group provides financing at variable rates to certain psychiatric hospital operators under revolving credit agreements secured by accounts receivable. The aggregate commitment under these credit agreements was $5.7 million at March 31, 1995 of which $1.2 million was unfunded.

     Real Estate Properties -- The Psychiatric Group has the right to approve capital expenditures at all of its properties and the option to fund certain capital expenditures on terms comparable to the original investment. The base and additional rent provisions of the leases are amended when such capital expenditures are funded to reflect the Psychiatric Group's increased investment. The Psychiatric Group had no commitments to fund such capital expenditures at March 31, 1995.

 4. PROPERTY SALES AND RESTRUCTURINGS

     In February 1995, the Psychiatric Group sold its Westwood and Pembroke, Massachusetts psychiatric hospital investments. The cash proceeds of $13,825,000 represented payment for the $10,825,000 net book value of the real property and repayment of the $3,000,000 balance outstanding under a revolving credit agreement that had been provided to the operator. The Psychiatric Group applied $10,825,000 of the cash proceeds to pay down its fixed rate intercompany loan from the Core Group and applied $3,000,000 of the cash proceeds to pay down its revolving intercompany loan from the Core Group. The Psychiatric Group's total revenues from these two investments were $412,000 and $722,000 for the three months ended March 31, 1995 and 1994, respectively, and $3,000,000 for the full year in 1994.

     In March 1995, the Psychiatric Group restructured the terms of its two Florida psychiatric hospital investments that were included in a $30 million write-down recorded by the Psychiatric Group in 1994 against its psychiatric portfolio. The level of restructured rent agreed to by the Psychiatric Group is consistent with the current carrying value of these properties. Pursuant to the restructuring effective January 1, 1995, the annual

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

            NOTES TO PSYCHIATRIC GROUP COMBINED CONDENSED FINANCIAL
                             STATEMENTS (CONTINUED)
                                  (UNAUDITED)

minimum rental obligation of The Retreat psychiatric hospital in Sunrise, Florida was reduced from $2,359,000 to $1,100,000, and the annual minimum rental obligation of The Manors psychiatric hospital in Tarpon Springs, Florida was reduced from $855,000 to $600,000. As part of the restructuring, The Retreat used an existing $1,000,000 lease reserve fund to pay down outstanding borrowings under a revolving credit agreement provided by the Psychiatric Group, and the maximum amount available for borrowing under the credit agreement was reduced from $2,250,000 to $1,000,000. The Manors used an existing $325,000 lease reserve fund to pay down outstanding borrowings under a $2,000,000 revolving credit agreement provided by the Psychiatric Group. The payments received by the Psychiatric Group were used to pay down its revolving intercompany loan from the Core Group.